Form 10-K405, Exhibit 13
period 1996-12-31
CATHAY BANCORP INC
filed 1997-03-31
CIK 861842

                      selected consolidated financial data
                       cathay bancorp, inc. and subsidiary


                                                                Year ended December 31,
(Dollars in thousands except
 share, per share data)                      1996          1995          1994           1993        1992
-----------------------------------------------------------------------------------------------------------
Income Statement
Interest income                          $   86,098    $   76,223    $   61,631    $   55,573    $   57,712
Interest expense                             39,209        31,282        20,033        18,652        22,849
                                         ------------------------------------------------------------------
Net interest income before
  provision for loan losses                  46,889        44,941        41,598        36,921        34,863
Provision for loan losses                     3,600         7,300         7,755         5,332         3,348
                                         ------------------------------------------------------------------
Net interest income after
  provision for loan losses                  43,289        37,641        33,843        31,589        31,515
Securities gains                                 22           611            63           444         2,027
Other non-interest income                     5,837         5,610         5,781         5,508         4,902
Non-interest expense                         28,013        27,617        26,139        25,305        22,363
                                         ------------------------------------------------------------------
Income before income tax expense             21,135        16,245        13,548        12,236        16,081
Income tax expense                            7,819         5,624         4,034         4,448         5,965
                                         ------------------------------------------------------------------
Net income                               $   13,316    $   10,621    $    9,514    $    7,788    $   10,116
                                         ==================================================================
Net income per common share(3)           $     1.66    $     1.36    $     1.23    $     1.02    $     1.33
Cash dividends paid per share            $     0.60    $     0.60    $     0.60    $     0.60    $     0.55
Weighted average common shares(3)         8,017,398     7,805,339     7,724,752     7,670,454     7,580,112
                                         ------------------------------------------------------------------
Statement of Condition
Securities available-for-sale            $  383,391    $  243,252    $   75,074    $   45,870    $   29,986
Securities held-to-maturity                 210,129       174,377       180,082       144,352        82,022
Total net loans(1)                          744,384       542,995       569,363       579,646       605,204
Total assets                              1,504,329     1,087,400       941,051       877,540       832,710
Deposits                                  1,364,740       984,227       845,715       790,414       748,943
Other liabilities                            21,143         8,644         9,951         6,601         8,034
Stockholders' equity                        118,446        94,529        85,385        80,525        75,733
                                         ------------------------------------------------------------------
Common Stock Data
Shares of common stock outstanding(3)     8,878,144     7,867,164     7,798,550     7,714,603     7,616,824
Book value per share(2)                  $    13.34    $    12.02    $    10.95    $    10.44    $     9.94
                                         ------------------------------------------------------------------
Profitability Ratios
Return on average assets                       1.05%         1.05%         1.06%         0.91%         1.27%
Return on average stockholders' equity        13.06         11.68         11.43          9.82         13.86
Dividend payout ratio                         36.14         44.12         48.78         58.82         41.35
Equity to assets ratio                         7.87          8.69          9.07          9.18          9.09
                                         ------------------------------------------------------------------

(1) Total net loans represents total loans net of loan participations sold, unamortized deferred loan fees and the allowance for loan losses.

(2) Book value per share is calculated by dividing total stockholders' equity by the number of common shares outstanding, adjusted for the effects of the May 15, 1992 six-for-five stock split.

(3) Shares outstanding, weighted average shares and earnings per share have been retroactively adjusted for stock splits.


92-----------------$833
93-----------------$878
94-----------------$941
95-----------------$1.087
96=================$1,504
Total Assets (in millions)


92.................$49
=======================$65
93.................$49
=======================62
94.................$54
=======================$67
95.................$66
=======================$82
96.................$71
=======================$92

Income Before
Income Tax Expense (in millions)
------Operating Expense
======Operating Income
        management's discussion and analysis of financial condition and results of operations
                       cathay bancorp, inc. and subsidiary


The following discussion is intended to provide information to facilitate the understanding and assessment of the consolidated financial condition of Cathay Bancorp, Inc. ("Bancorp") and its subsidiary Cathay Bank ("the Bank" and together with Bancorp, "the Company") and their consolidated results of operations. It should be read in conjunction with the audited consolidated financial statements and footnotes appearing elsewhere in this report. This discussion includes statements regarding management's beliefs, projections and assumptions regarding future operations. These forward-looking statements are not projections of future results. Actual results for any period may vary from past results discussed herein for numerous reasons, some of which may be foreseen by management and some of which may not. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect future operations.


RESULTS OF OPERATIONS The Company reported net income of $13.3 million for 1996, compared with $10.6 million for 1995, and $9.5 million for 1994, representing an increase of $2.7 million or 25.4% for 1996 and $1.1 million or 11.6% for 1995. On a per share basis, net income was $1.66, $1.36, and $1.23 for 1996, 1995 and 1994, respectively. The 1996 pre-tax income amounted to $21.1 million, an increase of $4.9 million or 30.1% over $16.2 million for 1995 which represented an increase of $2.7 million or 19.9% over $13.5 million for 1994. The increase in 1996 pre-tax income was primarily due to a decrease of $3.7 million in the provision for loan losses and an increase of $1.9 million in net interest income, while the increase in 1995 pre-tax income mainly resulted from an increase of $3.3 million in net interest income offset by an increase of $1.5 million in non-interest expense. The return on average assets was 1.05% in 1996, compared with 1.05% in 1995 and 1.06% in 1994, while the return on average stockholders' equity advanced from 11.43% in 1994 to 11.68% in 1995 and to 13.06% in 1996.

NET INTEREST INCOME Net interest income before provision for loan losses amounted to $46.9 million in 1996, compared with $44.9 million in 1995, and $41.6 million in 1994. This represents an increase of $2.0 million or 4.3% in 1996 and $3.3 million or 8.0% in 1995. On a taxable equivalent basis, net interest income totaled $48.0 million, $46.2 million, and $42.9 million in 1996, 1995 and 1994, respectively, representing an increase of $1.8 million or 3.8% in 1996 and $3.3 million or 7.7% in 1995.

  The increase in the 1996 net interest income was primarily attributable to an increase of $210.3 million or 23.8% in average earning assets from $884.3 million to $1,094.6 million. A majority of the increase came from securities available-for-sale of $203.5 million offset by a decrease of $27.0 million in securities held-to-maturity, while average loans and Federal funds sold grew by $29.2 million and $4.5 million, respectively. The increase in average earning assets was funded mostly by interest bearing deposits, specifically time deposits which increased $181.4 million, and to a lesser extent, by non-interest bearing deposits. The volume increase provided additional $13.1 million to net interest income, which however, was partially offset by a decline of 80 basis points in the average taxable equivalent yield on earning assets from 8.76% to 7.96%. This was primarily a result of lower average reference rate on the Bank's loans from 9.08% in 1995 to 8.52% in 1996 reflecting the prevailing interest rate environment, and a relative change in the earning assets from loans to investment securities. Although the Company experienced a good loan growth starting in the third quarter of 1996, average loans decreased as a percentage of total average earning assets from 62.2% in 1995 to 52.9% in 1996, while the lower yielding investment securities (including securities available-for-sale and securities held-to-maturity) increased from 35.2% in 1995 to 44.5% in 1996. Cost of funds remained stable at 3.99% and 4.00% in 1996 and 1995, respectively. As a result of the above, the net interest margin, which is the taxable equivalent net interest income to average earning assets, decreased 85 basis points from 5.23% in 1995 to 4.38% in 1996.

  Comparing 1995 to 1994, the increase in the net interest income was largely due to an increase of $84.9 million in average earning assets from $799.4 million to $884.3 million, of which $66.4 million were from securities held-to-maturity, $37.3 million from securities available-for-sale, and $5.2 million from Federal funds sold offset by a $22.6 million decline in average loans. The increase in 1995 average earning assets was primarily funded by time deposits as well. Owing to the Federal Reserve Board's monetary policy, the Bank's average reference rate on loans was 170 basis points higher in 1995 than in 1994, which led to an increase of 159 basis points in average yield earned on loans from 8.75% in 1994 to 10.34% in 1995. Nevertheless, the increase in loan interest income due to rate was partially offset by the decrease of $22.5 million in average loan volume from $572.2 million to $549.7 million. In the mean time, the cost of funds went up 114 basis points from 2.86% in 1994 to 4.00% in 1995 while the yield earned on earning assets increased only 89 basis points from 7.87% in 1994 to 8.76% in 1995. This was due to the timing difference between repricing of loans and time deposits in a decreasing interest rate environment (starting July 1995). In addition, the 1995 net interest income was also negatively affected by the shift in the earning assets from loans to investment securities. Accordingly, net interest margin shrank 14 basis points from 5.37% in 1994 to 5.23% in 1995.

     management's discussion and analysis of financial condition and results of operations
                        cathay bancorp, inc. and subsidiary


CHANGES DUE TO RATE AND VOLUME(1)

                                             1996 - 1995                 1995 - 1994

                                               AMOUNT                                AMOUNT
                                       INCREASE (DECREASE) DUE TO:        INCREASE (DECREASE) DUE TO:
                                     CHANGES IN  CHANGES IN   TOTAL    CHANGES IN   CHANGES IN    TOTAL
(Dollars in thousands)                  RATE       VOLUME     CHANGE       RATE      VOLUME       CHANGE
--------------------------------------------------------------------------------------------------------
Increase (Decrease) in:
Interest Income
  Federal funds sold and securities
    purchased under agreement
    to resell                         $  (102)   $    214    $    112    $    320    $   260    $    580
  Securities available-for-sale
    (Taxable)                             161      11,657      11,818       1,157      1,433       2,590
  Securities available-for-sale
     (Nontaxable)(3)                        1          (7)         (6)          2        (59)        (57)
  Securities held-to-maturity
    (Taxable)                             665      (1,511)       (846)        752      3,920       4,672
  Securities held-to-maturity
     (Nontaxable)(3)                     (390)       (140)       (530)       (223)       321          98
  Auction preferred stock(3)             --          --          --          --          (59)        (59)
  Federal Home Loan Bank stock             75           8          83         (32)        36           4
  Loans(2)                             (3,900)      2,963        (937)      8,766     (2,036)      6,730
                                      ------------------------------------------------------------------
Total                                 $(3,490)   $ 13,184    $  9,694    $ 10,742    $ 3,816    $ 14,558
                                      ==================================================================
Interest Expense
  Savings deposits, NOW accounts
    and others                        $  (300)   $    425    $    125    $    244    $  (607)   $   (363)
  Time deposits                        (1,258)      9,006       7,748       6,835      4,735      11,570
  Securities sold under agreements
    to repurchase                          (4)         (9)        (13)         15        (11)          4
  Other borrowed funds                      2         (20)        (18)          1         20          21
  Mortgage indebtedness                    47          38          85          (2)        19          17
                                      ------------------------------------------------------------------
Total                                 $(1,513)   $  9,440    $  7,927    $  7,093    $ 4,156    $ 11,249
                                      ==================================================================
Increase in net interest income       $(1,977)   $  3,744    $  1,767    $  3,649    $  (340)   $  3,309
                                      ==================================================================

(1) Changes in interest income and interest expense attributable to changes in both rate and volume have been allocated proportionately to changes due to rate and changes due to volume.

(2) Amounts are net of unamortized deferred loan fees of $3,743,000, $2,122,000 and $2,467,000 in 1996, 1995 and 1994, respectively.

(3) The amount of interest earned on certain securities of states and political subdivisions and other securities held have been adjusted to a fully taxable equivalent basis, using effective Federal income tax rates of 35%, 35% and 35% for 1996, 1995 and 1994, respectively.


EARNING ASSET MIX

                                              AS OF DECEMBER 31, 1996    AS OF DECEMBER 31, 1995    AMOUNT         PERCENT
                                                                                                    CHANGED        CHANGED
                                                     PERCENT OF TOTAL            PERCENT OF TOTAL     FROM          FROM
(Dollars in thousands)                      AMOUNT    EARNING ASSETS     AMOUNT   EARNING ASSETS  1995 TO 1996   1995 TO 1996
-----------------------------------------------------------------------------------------------------------------------------
Types Of Earning Assets
Federal funds sold and securities
  purchased under agreement to resell     $   28,000        2.05%       $  1,200        0.12%      $ 26,800      2233.33%
Securities available-for-sale                383,391       28.07         243,252       25.29        140,139        57.61
Securities held-to-maturity                  210,129       15.38         174,377       18.13         35,752        20.50
Loans (net of unamortized deferred loan
  fees and allowance for loan losses)        744,384       54.50         542,995       56.46        201,389        37.09
                                          ==============================================================================
Total earning assets                      $1,365,904      100.00%       $961,824      100.00%      $404,080        42.01%
                                          ==============================================================================

The following table sets forth certain information concerning average interest earning assets, average interest bearing liabilities, and the yields on those assets and liabilities. Average outstanding amounts included in the table are daily averages.


INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

                                                                  YEAR ENDED DECEMBER 31,
(Dollars in thousands)                           1996         1995         1994       1993        1992
------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Federal Funds Sold and Securities Purchased
Under Agreement to Resell
Average outstanding                           $   28,150    $ 23,630    $ 18,416    $ 15,257    $  6,220
Average yield                                       5.27%       5.80%       4.30%       3.00%       3.30%
Amount of interest earned                     $    1,483    $  1,371    $    791    $    457    $    205
                                              ----------------------------------------------------------
Securities Available-for-Sale, Taxable
Average outstanding                           $  291,419    $ 88,623    $ 50,876    $ 39,967    $  7,131
Average yield                                       5.81%       5.75%       4.93%       4.23%       5.79%
Amount of interest earned                     $   16,917    $  5,099    $  2,509    $  1,689    $    413
                                              ----------------------------------------------------------
Securities Available-for-Sale, Nontaxable
Average outstanding                           $       85    $    155    $    767    $    322        --
Average yield(2)                                   10.59%       9.56%       9.39%      11.49%       --
Amount of interest earned                     $        9    $     15    $     72    $     37        --
                                              ----------------------------------------------------------
Securities Held-to-Maturity, Taxable
Average outstanding                           $  153,443    $178,875    $116,523    $ 66,396    $ 68,046
Average yield                                       6.07%       5.68%       4.71%       5.46%       7.00%
Amount of interest earned                     $    9,317    $ 10,163    $  5,491    $  3,628    $  4,764
                                              ----------------------------------------------------------
Securities Held-to-Maturity, Nontaxable
Average outstanding                           $   39,020    $ 40,527    $ 36,488    $ 32,084    $ 32,028
Average yield(2)                                    8.61%       9.60%      10.40%      11.15%      11.56%
Amount of interest earned                     $    3,361    $  3,891    $  3,793    $  3,578    $  3,703
                                              ----------------------------------------------------------
Auction Preferred Stock
Average outstanding                                 --          --      $  1,411    $  4,965    $  1,290
Average yield(2)                                    --          --          4.18%       3.75%       4.81%
Amount of interest earned                           --          --      $     59    $    186    $     62
                                              ----------------------------------------------------------
Federal Home Loan Bank Stock
Average outstanding                           $    3,636    $  2,851    $  2,654    $  1,945        --
Average yield                                       6.16%       4.95%       5.16%       3.75%       --
Amount of interest earned                     $      224    $    141    $    137    $     73        --
                                              ----------------------------------------------------------
Loans(1)
Average outstanding                           $  579,634    $549,660    $572,244    $591,726    $577,403
Average yield(5)                                    9.64%      10.34%       8.75%       7.98%       8.62%
Amount of interest earned(5)                  $   55,888    $ 56,825    $ 50,095    $ 47,198    $ 49,779
                                              ----------------------------------------------------------
Total Interest Earning Assets
Average outstanding                           $1,095,387    $884,321    $799,379    $752,662    $692,118
Average yield(5)                                    7.96%       8.76%       7.87%       7.55%       8.51%
Amount of interest earned(5)                  $   87,199    $ 77,505    $ 62,947    $ 56,846    $ 58,926
                                              ----------------------------------------------------------

   management's discussion and analysis of financial condition and results of operations
                       cathay bancorp, inc. and subsidiary



INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES (CONTINUED)

                                                                  YEAR ENDED DECEMBER 31,
(Dollars in thousands)                             1996        1995        1994       1993        1992
---------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Savings Deposits(3)
Average outstanding                              $348,941    $328,923    $357,293    $342,347    $295,520
Average rate paid                                    2.07%       2.16%       2.09%       2.25%       3.06%
Amount of interest paid or accrued               $  7,225    $  7,100    $  7,463    $  7,708    $  9,029
                                                 --------------------------------------------------------
Time Deposits
Average outstanding                              $632,211    $450,834    $342,037    $325,443    $322,138
Average rate paid                                    5.03%       5.34%       3.66%       3.30%       4.26%
Amount of interest paid or accrued               $ 31,826    $ 24,078    $ 12,506    $ 10,748    $ 13,718
                                                 --------------------------------------------------------
Securities Sold Under Agreements to Repurchase
Average outstanding                              $    502    $    695    $    960    $  2,180    $  3,192
Average rate paid                                    4.98%       5.47%       3.54%       2.61%       3.10%
Amount of interest paid or accrued               $     25    $     38    $     34    $     57    $     99
                                                 --------------------------------------------------------
Other Borrowed Funds
Average outstanding                              $    109    $    444    $    107        --          --
Average rate paid                                    6.42%       5.63%       5.61%       --          --
Amount of interest paid or accrued               $      7    $     25    $      6        --          --
                                                 --------------------------------------------------------
Mortgage Indebtedness
Average outstanding                              $    759    $    455    $    240    $    530    $     35
Average rate paid(6)                                16.60%       9.01%      10.00%      26.23%       8.57%
Amount of interest paid or accrued(6)            $    126    $     41    $     24    $    139    $      3
                                                 --------------------------------------------------------
Total Interest Bearing Liabilities
Average outstanding                              $982,522    $781,351    $700,637    $670,500    $620,885
Average rate paid                                    3.99%       4.00%       2.86%       2.78%       3.68%
Amount of interest paid or accrued               $ 39,209    $ 31,282    $ 20,033    $ 18,652    $ 22,849
                                                 --------------------------------------------------------
Net interest earnings                            $ 47,990    $ 46,223    $ 42,914    $ 38,194    $ 36,074
Net yield on interest earnings assets(4)             4.38%       5.23%       5.37%       5.07%       5.21%
Yield spread                                         3.97%       4.76%       5.01%       4.77%       4.83%
                                                 --------------------------------------------------------

(1)   Non-accrual loans are included in the average balances.

(2) The average yield has been adjusted to a fully taxable equivalent basis for certain securities of states and political subdivisions and other securities held using effective Federal income tax rates of 35%, 35%, 35%, 34% and 34% for 1996, 1995, 1994, 1993 and 1992, respectively.

(3)   Savings deposits include NOW accounts and money market accounts.

(4) Calculated by dividing Net Interest Earnings by Average Outstanding Interest Earning Assets.

(5) Yields and amounts of interest earned include loan fees. Amount of interest earned does not include interest accrued on non-accrual loans.

(6) Yield and amount of interest paid or accrued include interest paid on senior debts of other real estate owned, either to bring the loans current or to pay off the loans when the Company obtained title to the properties and thereafter.

NON-INTEREST INCOME Non-interest income totaled $5.9 million in 1996, compared with $6.2 million in 1995 and $5.8 million in 1994. This represents a decline of $362,000 or 5.8% in 1996 and an increase of $377,000 or 6.5% in 1995. The lower non-interest income in 1996 was due to a combination of the following: 1) a decrease of $589,000 in securities gains; 2) an increase of $235,000 in letter of credit commissions; 3) a decrease of $127,000 in service charges primarily attributable to escrow fee earnings in 1995; and 4) an increase of $119,000 in other operating income. Other operating income includes, among other things, documentation fees, wire transfer fees, credit card fees, foreign exchange income, safe deposit box income, deluxe check commissions, and miscellaneous income. The higher other operating income in 1996 mainly came from higher wire transfer fees.

  Comparing 1995 to 1994, the higher non-interest income in 1995 primarily resulted from a $548,000 increase in securities gains which was partially offset by a decrease of $105,000 in letter of credit commissions.

NON-INTEREST EXPENSE Non-interest expense amounted to $28.0 million for 1996, representing a moderate increase of $396,000 or 1.4% over $27.6 million for 1995, which was $1.5 million or 5.7% higher than $26.1 million for 1994. Comparing 1996 to 1995, the more notable items in the non-interest expense category were: 1) salaries and employee benefits expense which increased $1.1 million resulting largely from higher salaries expense partially due to added personnel from the acquisition of First Public Savings Bank ("FPSB") in November 1996 ("the acquisition") and higher cash bonus in December 1996; and 2) professional services expense which increased $637,000 attributable to legal fees, facility management fees, collection expense, accounting fees, appraisal report expense, and consulting fees. The F.D.I.C. assessment decreased $700,000 while expense related to operations of real estate investments ("REI") reduced by $594,000 due to a provision for REI losses of $721,000 in 1995.

  Comparing 1995 to 1994, the increase in non-interest expense was attributable to higher expenses totaling $2.3 million in salaries and employee benefits, occupancy, computer and equipment, marketing as well as other operating expense, a majority of which were related to branch expansion. Other operating expense consists of office supplies, communications, postage, travel, administrative, general insurance and miscellaneous expense. These increases were offset by decreases in the F.D.I.C. assessment of $660,000 and net other real estate owned ("OREO") expense of $268,000. The decrease in the 1995 OREO expense was primarily attributable to a reduction of $734,000 in the provision for OREO losses which was partially offset by increases of $328,000 in the operating expense, and $139,000 in losses on sale of OREO properties. The OREO operating expense generally contains trust fees, legal fees, rent, property taxes, repair and maintenance, utilities, interest and miscellaneous items. Property taxes amounted to $615,000 and accounted for 66.6% of the entire operating expense in 1995, compared with $148,000 or 24.9% in 1994.


FINANCIAL CONDITION As a result of the acquisition as well as the Bank's internal growth, total assets increased $416.9 million or 38.3% from $1,087.4 million at year-end 1995 to $1,504.3 million at year-end 1996. Deposits increased $380.5 million or 38.7% from $984.2 million to $1,364.7 million; loans, net of deferred loan fees, increased $202.2 million or 36.4% from $555.7 million to $757.9 million; securities available-for-sale increased $140.1 million or 57.6% from $243.3 million to $383.4 million while securities held-to-maturity increased $50.8 million or 31.8% from $159.4 million to $210.1 million; and stockholders' equity increased $23.9 million or 25.3% from $94.5 million to $118.4 million. As of December 31, 1996, FPSB contributed $237.8 million, $236.1 million, $144.4 million and $78.8 million, respectively to growth in total assets, deposits, loans and securities.

   management's discussion and analysis of financial condition and results of operations
                       cathay bancorp, inc. and subsidiary



SECURITIES The Company's investment policy states that those securities which could be sold in response to changes in interest rates, changes in prepayment risk, increases in loan demand, the need to increase regulatory capital, general liquidity needs, or other similar factors will be classified as securities available-for-sale, and carried at estimated fair value, with unrealized gains or losses, net of tax, reflected in stockholders' equity. Those securities that the Company has the positive intent and ability to hold until maturity will be classified as securities held-to-maturity, and carried at amortized cost. In addition, all securities holdings which through the passage of time become 90 days or less to maturity or call date, will automatically become classified as securities available-for-sale irrespective of the original classification at the time of their acquisition.

  The following table summarizes the carrying value of the Company's portfolio of securities for each of the past three years:


                                                       AS OF DECEMBER 31,
(Dollars in thousands)                           1996         1995        1994
------------------------------------------------------------------------------
Securities available-for-sale:
  U.S. Treasury securities                    $121,769     $110,386    $ 72,032
  U.S. government agencies                     228,377      129,847          --
  State and municipal securities                    50           95         313
  Mortgage-backed securities                    22,882           --          --
  Asset-backed securities                        4,998           --          --
  Federal Home Loan Bank stock                   5,315        2,924       2,729
                                              ---------------------------------
    Total                                     $383,391     $243,252    $ 75,074
                                              =================================
Securities held-to-maturity:
  U.S. Treasury securities                    $ 26,081     $ 50,062    $129,992
  U.S. government agencies                      66,900       69,428      10,000
  State and municipal securities                40,393       39,620      39,786
  Mortgage-backed securities                    63,109          266         304
  Asset-backed securities                        3,545           --          --
  Other securities                              10,101           --          --
                                              ---------------------------------
    Total                                     $210,129     $159,376    $180,082
                                              =================================


The average yield on taxable securities available-for-sale and held-to-maturity were 5.81% and 6.07%, respectively in 1996 compared to 5.75% and 5.68% in 1995, both showing slight improvements. The taxable equivalent yield on the non-taxable state and municipal securities held-to-maturity decreased 99 basis points from 9.60% in 1995 to 8.61% in 1996. These securities generally bear longer maturity terms, therefore maturities or calling of previous higher yielding securities were replaced by the lower yielding securities at effective prevailing rates.

The scheduled maturities and taxable equivalent yields by security type are presented in the following tables:


SECURITIES AVAILABLE-FOR-SALE PORTFOLIO MATURITY DISTRIBUTION AND YIELD
ANALYSIS:

                                                  AS OF DECEMBER 31, 1996
                                                   AFTER ONE     AFTER FIVE
                                     ONE YEAR       YEAR TO       YEARS TO       OVER TEN
(Dollars in thousands)                OR LESS      FIVE YEARS     TEN YEARS        YEARS         TOTAL
---------------------------------------------------------------------------------------------------------
Maturity Distribution:
  U.S. Treasury securities          $   63,083    $    58,686    $       --      $     --     $   121,769
  U.S. government agencies              30,008        176,393        21,976            --         228,377
  State and municipal securities            50             --            --            --              50
  Mortgage-backed securities(2)             --             --         4,950        17,932          22,882
  Asset-backed securities(2)                --          4,998            --            --           4,998
  Federal Home Loan Bank stock           5,315             --            --            --           5,315
                                    ---------------------------------------------------------------------
    Total                           $   98,456    $   240,077    $   26,926    $   17,932     $   383,391
                                    =====================================================================
Weighted Average Yield:
  U.S. Treasury securities                5.87%          5.54%           --%           --%           5.71%
  U.S. government agencies                5.72           6.37          7.16            --            6.36
  State and municipal securities(l)       8.14             --            --            --            8.14
  Mortgage-backed securities(2)             --             --          5.50          7.28            6.89
  Asset-backed securities(2)                --           5.75            --            --            5.75
  Federal Home Loan Bank stock            6.16             --            --            --            6.16
                                    ---------------------------------------------------------------------
    Total                                 5.84%          6.16%         6.86%         7.28%           6.19%
                                    =====================================================================


SECURITIES HELD-TO-MATURITY PORTFOLIO MATURITY DISTRIBUTION AND YIELD ANALYSIS:


                                                  AS OF DECEMBER 31, 1996
                                                 AFTER ONE    AFTER FIVE
                                  ONE YEAR        YEAR TO       YEARS TO     OVER TEN
(Dollars in thousands)            OR LESS        FIVE YEARS    TEN YEARS      YEARS         TOTAL
--------------------------------------------------------------------------------------------------
Maturity Distribution:
  U.S. Treasury securities        $    --         $26,081       $    --      $    --       $26,081
  U.S. government agencies             --          46,900        20,000           --        66,900
  State and municipal securities      630          10,322        15,209       14,232        40,393
  Mortgage-backed securities(2)        --          17,995         5,491       39,623        63,109
  Asset-backed securities(2)           --              --            --        3,545         3,545
  Other securities                 10,101              --            --           --        10,101
                                  ----------------------------------------------------------------
    Total                         $10,731        $101,298       $40,700      $57,400      $210,129
                                  ================================================================
Weighted Average Yield:
  U.S. Treasury securities            --%            6.42%           --%          --%         6.42%
  U.S. government agencies            --             6.39          7.18           --          6.62
  State and municipal securities(1) 8.36             8.70          8.72         8.31          8.31
  Mortgage-backed securities(2)       --             6.12          6.60         7.09          6.77
  Asset-backed securities(2)          --               --            --         6.09          6.09
  Other securities                  5.97               --            --           --          5.97
                                  ----------------------------------------------------------------
    Total                           6.32%            6.57%         7.67%        7.33%         6.97%
                                  ================================================================

(1)   Average yield has been adjusted to a fully-taxable equivalent basis.

(2)   Securities reflect stated maturities and not anticipated prepayments.

   management's discussion and analysis of financial condition and results of operations
                       cathay bancorp, inc. and subsidiary

LOANS Total gross loans amounted to $761.7 million at year-end 1996, compared with $557.9 million at year-end 1995, representing an increase of $202.2 million or 36.4%, $144.4 million or 71.4% of which were from FPSB. A bulk of the loans acquired from FPSB were real estate loans. Therefore, commercial real estate loans and residential real estate loans rose $94.2 million and $94.3 million, respectively from $191.2 million and $27.4 million at year-end 1995 to $285.3 million and $121.8 million at year-end 1996, respectively. Commercial real estate loans are secured primarily by first deeds of trust on retail shops and shopping centers, and secondarily by office buildings, multiple-unit apartments, hotels, motels, and warehouses. The Company's underwriting policy generally prescribes the loan to value ratio at the time of origination for commercial real estate loans to be 65% or lower of the appraised value. Construction loans increased considerably as well, from $13.6 million at year-end 1995 to $33.5 million at year-end 1996, an increase of $19.9 million or 146.3%. A portion of the new construction loan projects are located in the Las Vegas area. Installment loans, which consisted primarily of automobile financing, showed a slight increase of $3.8 million from $19.7 million to $23.6 million. Despite increases in other loan categories, commercial loans continued to drop from $292.6 million at year-end 1995 to $283.9 million at year-end 1996 due to pay-offs and pay-downs. Commercial loans are for general business purposes and include short-term loans to finance trust receipts. These loans are generally made based on the financial strength of the borrowers, and are typically secured by cash or cash equivalents, real estate, inventory or receivables. The Company emphasizes its commercial lending to small-to-medium businesses and professionals for their working capital needs.

  As a percentage of total net loans, commercial, commercial real estate, and residential real estate accounted for 38.1%, 38.3% and 16.4%, respectively at year-end 1996, compared with 53.9%, 35.2% and 5.1%, respectively at year-end 1995.

  The Company's Board of Directors establishes the basic lending policy for the Bank. Each loan is generally considered in terms of, among other things, character, repayment ability, financial condition of the borrower, secondary repayment source, collateral, capital, leverage capacity of the borrower, market conditions for the borrower's business or project, and prevailing economic trends and conditions. In addition, the Company's lending policy requires an independent appraisal on real estate property in accordance with Regulatory guidelines. Although a majority of the Company's loan portfolio, including commercial loans, is secured by real estate to some extent, management believes that the Company's underwriting guidelines, including collateral requirements, and underlying values of real estate in the Company's primary market area have provided the Company with protection against reasonably expected losses on non-performing loans.

The classification of loans by type as of December 31 for each of the past five years, as well as the changes in loan portfolio composition for the past two years and the contractual maturity of the loan portfolio as of December 31, 1996 are presented below:


LOAN TYPE AND MIX

                                             AMOUNT OUTSTANDING AS OF DECEMBER 31,
(Dollars in thousands)               1996       1995         1994        1993        1992
-----------------------------------------------------------------------------------------
Type of Loans:
Commercial loans                  $283,894    $292,612     $324,189    $336,438    $356,808
Real estate mortgage loans(1)      420,315     231,360      215,945     190,510     196,112
Real estate construction loans      33,510      13,606       14,090      31,505      31,658
Installment loans                   23,551      19,748       18,170      17,982      27,109
Other loans                            385         533       11,707      12,824       2,933
                                  ---------------------------------------------------------
Total loans                        761,655     557,859      584,101     589,259     614,620
                                  =========================================================
Unamortized deferred loan fees      (3,742)     (2,122)      (2,467)     (2,440)     (2,987)
Allowance for loan losses          (13,529)    (12,742)     (12,271)     (7,173)     (6,429)
                                  ---------------------------------------------------------
Total net loans                   $744,384    $542,995     $569,363    $579,646    $605,204
                                  =========================================================

(1) Cathay sells participations in certain residential real estate loans to buyers in the secondary market. These participations cover substantially all of the loan balances and are sold without recourse. No losses have been incurred on these sales. As of December 31, 1996, Cathay had $12,824,604 of these loans in its servicing portfolio. There are no loans held for sale as of December 31, 1996.


CHANGES IN LOAN PORTFOLIO COMPOSITION

                                AS OF DECEMBER 31, 1996   AS OF DECEMBER 31, 1995
                                             PERCENTAGE                PERCENTAGE PERCENTAGE
                                              OF TOTAL                  OF TOTAL   INCREASE
(Dollars in thousands)             AMOUNT      LOANS          AMOUNT     LOANS    (DECREASE)
---------------------------------------------------------------------------------------------
Type of Loans:
Commercial loans                  $283,894     38.14%       $292,612     53.89%     (2.98)%
Real estate mortgage loans         420,315     56.47         231,360     42.61      81.67
Real estate construction loans      33,510      4.50          13,606      2.50     146.29
Installment loans                   23,551      3.16          19,748      3.64      19.26
Other loans                            385      0.05             533      0.10     (27.77)
Unamortized deferred loan fees      (3,742)    (0.50)         (2,122)    (0.39)     76.34
Allowance for loan losses          (13,529)    (1.82)        (12,742)    (2.35)      6.18
                                  -------------------------------------------------------
Total net loans                   $744,384    100.00%       $542,995    100.00%     37.09%
                                  =======================================================



92................ $605
93................ $580
94................ $569
95................ $543
96................ $744

Net Loans (in millions)
   management's discussion and analysis of financial condition and results of operations
                       cathay bancorp, inc. and subsidiary



MATURITY OF LOANS: CONTRACTUAL MATURITY OF LOAN PORTFOLIO(1)

(Dollars in thousands)         WITHIN ONE YEAR   ONE TO FIVE YEARS     OVER FIVE YEARS         TOTAL
-----------------------------------------------------------------------------------------------------
Commercial Loans
Floating rate                     $161,871             $70,293              $ 4,875           $237,039
Fixed rate                          36,453               3,041                6,744             46,238
Real Estate Mortgage Loans
Floating rate                       44,078             105,020              126,428            275,526
Fixed rate                           3,249              11,116              127,588            141,953
Real Estate Construction Loans
Floating rate                          108                  --                   --                108
Fixed rate                          29,905               3,208                   --             33,113
Installment Loans
Floating rate                           39                  --                   --                 39
Fixed rate                           3,823              19,668                   21             23,512
Other Loans
Floating rate                          288                  --                   --                288
Fixed rate                              --                  --                   97                 97
                                  --------------------------------------------------------------------
Total loans(2)                    $279,814            $212,346             $265,753           $757,913
                                  ====================================================================
Floating rate                     $206,384            $175,313             $131,303           $513,000
Fixed rate                          73,430              37,033              134,450            244,913
                                  --------------------------------------------------------------------
Total loans(2)                    $279,814            $212,346             $265,753           $757,913
Allowance for loan losses                                                                      (13,529)
                                                                                              --------
Total net loans                                                                               $744,384
                                                                                              ========

(1) In the normal course of business, loans are renewed or extended from time to time; therefore, the above should not be viewed as an indication of future cash flows.

(2)   Total loans are net of unamortized deferred loan fees.


RISK ELEMENTS OF THE LOAN PORTFOLIO

NON-PERFORMING ASSETS Management reviews the loan portfolio regularly for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of the loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status, the need for an additional allowance for loan losses, and (if appropriate) partial or full charge-off. Management generally places loans on a non-accrual status if interest and principal or either interest or principal is past due 90 days or more, or in cases where management deems the full collection of principal and interest unlikely. After a loan is placed on non-accrual status, any interest previously accrued, but not yet collected, is generally reversed against current income. Depending on the circumstances management may elect to continue the accrual of interest on certain past-due loans if partial payment is received and/or the loan is well collateralized and in the process of collection. The loan is generally returned to accrual status when the borrower has brought the past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

  Non-performing assets include loans past due 90 days or more (including both loans that are still accruing interest, and those on a non-accrual status) and real estate acquired through foreclosure. The Company's non-performing assets increased slightly from $29.2 million at year-end 1995 to $30.2 million at year-end 1996. This was due to an increase of $5.0 million in OREO, and an increase of $706,000 in loans past due 90 days or more and still accruing interest, offset by a reduction of $4.7 million in non-accrual loans. The coverage ratio, which is the allowance for loan losses to total past due loans, jumped from 82.98% at year-end 1995 to 119.15% at year-end 1996. The substantial increase in the coverage ratio was mainly due to a decrease of $4.0 million in total past due loans coupled with a $787,000 increase in the allowance for loan losses.

  The following tables present the total non-performing assets and interest foregone for the past five years:


NON-PERFORMING ASSETS AND INTEREST FOREGONE

                                                                   DECEMBER 31,
(Dollars in thousands)                             1996    1995     1994      1993     1992
--------------------------------------------------------------------------------------------
Past due 90 days or more                        $ 2,050  $ 1,344   $ 4,104  $ 3,529   $4,573
Non-accrual                                       9,305   14,012    27,860   25,917   10,529
                                                --------------------------------------------
Total past due loans                             11,355   15,356    31,964   29,446   15,102
Real estate acquired in foreclosure
  or in-substance foreclosure                    18,854   13,879     6,798    6,212    8,363
                                                --------------------------------------------
Total non-performing assets                     $30,209  $29,235   $38,762  $35,658  $23,465
                                                ============================================
Accruing troubled debt restructurings             3,201    8,429     5,257    5,214      586
Non-performing assets as a percentage
  of total loans and other real estate
  owned outstanding at year-end                    3.87%   5.11%      6.56%    5.99%    3.77%
Allowance for loan losses as a percentage
  of non-performing loans                        119.15%  82.98%     38.39%   24.36%   42.57%
                                                ============================================


  The effect of non-accrual loans and troubled debt restructurings on interest income for the years 1996, 1995, 1994, 1993 and 1992 is presented below:



(Dollars in thousands)               1996     1995     1994      1993     1992
------------------------------------------------------------------------------
Non-Accrual Loans
Contractual interest due          $ 1,121  $ 1,503   $ 2,712  $ 1,902   $  838
Interest recognized                   268      200       560      735      555
                                  --------------------------------------------
Net interest foregone             $   853  $ 1,303   $ 2,152  $ 1,167   $  283
                                  ============================================

(Dollars in thousands)               1996     1995     1994      1993     1992
------------------------------------------------------------------------------
Troubled Debt Restructurings
Contractual interest due          $   339  $   467   $   351  $   495   $   59
Interest recognized                   311      352       319      346       --
                                  --------------------------------------------
Net interest foregone             $    28  $   115   $    32  $   149   $   59
                                  ============================================

   management's discussion and analysis of financial condition and results of operations
                       cathay bancorp, inc. and subsidiary


The reduction of $4.7 million in non-accrual loans since year-end 1995 was mainly due to foreclosures on a commercial real estate property and two marinas totaling $4.5 million, both of which were subsequently sold. At year-end 1996, the balance of $9.3 million in non-accrual loans were essentially made up of $6.0 million in commercial loans and $2.9 million in commercial real estate loans while the 1995 year-end balance of $14.0 million non-accrual loans comprised mainly $8.8 million in commercial loans and $4.5 million in commercial real estate loans. These loans are substantially secured by real estate. The type of properties securing the loans, and the type of businesses the borrowers engaged in are presented below in millions as of December 31, 1996 and 1995:


                                              1996                                1995
                                          LOAN BALANCE                        LOAN BALANCE
                                  COMMERCIAL                          COMMERCIAL
(DOLLARS IN MILLIONS)             REAL ESTATE       COMMERCIAL       REAL ESTATE         COMMERCIAL
---------------------------------------------------------------------------------------------------
Type of Property:
Residential                       $     0.6         $     1.7          $    --           $     2.9
Commercial                              0.2               3.3               --                 2.8
Motel                                   1.3               0.5              4.5                 0.6
Marina                                  0.8                --               --                 1.9
Others                                   --               0.4               --                 0.5
Unsecured                                --               0.1               --                 0.1
                                  ----------------------------------------------------------------
                                  $     2.9         $     6.0          $   4.5           $     8.8
                                  ================================================================
Type of Business:
Real Estate Development           $     1.0         $     0.6          $    --           $      --
Retail                                   --                --               --                 0.6
Wholesale                                --               0.8               --                 3.1
Import                                   --               0.3               --                 1.0
Motel                                   1.9               0.5              4.5                 0.9
Marina                                   --                --               --                 1.9
Others                                   --               3.8               --                 1.3
                                  ----------------------------------------------------------------
                                  $     2.9         $     6.0          $   4.5           $     8.8
                                  ================================================================


  The above schedule shows that the balance of the motel loans at year-end 1996 was reduced to $1.3 million compared with $4.5 million at year-end 1995 due to the foreclosure on one motel in the amount of $2.6 million which has been sold and partial charge-offs plus pay down on the other loan. The remaining balance of $1.3 million in the motel loan represents one loan secured by the first trust deed on the respective motel located in Southern California which is in foreclosure.

  In the non-accrual commercial loan category, the balance of $3.3 million secured by commercial properties comprise nine loans, a majority of which are collateralized by first trust deeds on various commercial properties.

  Troubled debt restructurings totaled $3.2 million at year-end 1996, compared with $8.4 million at year-end 1995. $2.0 million of the troubled debt restructurings were commercial loans while $1.2 million were commercial real estate loans. With the exception of one loan in the amount of $473,000 which was 11 days past due, all other restructured loans totaling $2.7 million were current under their revised terms as of December 31, 1996.

      As of December 31, 1996, the Company had identified impaired loans with a recorded investment of $17.2 million. An allowance of $3.0 million, representing the difference between the value of collateral supporting the loans and their outstanding balance is included in the allowance for loan losses. For the year 1996, the average balance of impaired loans was $27.8 million. During 1996, interest collected on impaired loans totaled $1.2 million.

There were no loan concentrations to multiple borrowers in similar activities, which exceeded 10% of total loans as of December 31, 1996. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the results discussed in this Section.


ALLOWANCE FOR LOAN LOSSES As of December 31, 1996, the allowance for loan losses amounted to $13.5 million or 1.8% of total loans. This compares with $12.7 million or 2.3% of total loans at year-end 1995. Management provided $3.6 million and $7.3 million to the provision for loan losses in 1996 and 1995, respectively. The Bank recorded net charge-offs of $4.4 million in 1996, compared with $6.8 million in 1995. Total charge-offs of $5.4 million in 1996 included $4.0 million in commercial loans, $1.2 million in real estate loans, and $201,000 in installment and other loans. The tables below present information relating to the allowance for loan losses, charge-offs, and recoveries by loan type for the past five years:


ALLOWANCE FOR LOAN LOSSES

                                                       AMOUNT OUTSTANDING AS OF DECEMBER 31,
(Dollars in thousands)                           1996       1995          1994        1993        1992
-------------------------------------------------------------------------------------------------------
Balance at beginning of year                   $12,742     $12,271      $ 7,173     $ 6,429      $5,500
Allowance from acquisition                       1,644          --           --          --          --
Provision for loan losses                        3,600       7,300        7,755       5,332       3,348
Loans charged-off                               (5,388)     (7,018)      (4,419)     (4,688)     (2,457)
Recoveries of charged-off loans                    931         189        1,762         100          38
                                              ---------------------------------------------------------
Balance at end of year                         $13,529     $12,742      $12,271     $ 7,173      $6,429
                                              =========================================================
Average loans outstanding during
  year ended                                  $579,634    $549,660     $572,244    $591,726    $577,403
Ratio of net charge-offs to average loans
  outstanding during the year                     0.77%       1.24%        0.46%       0.78%       0.42%
Provision for loan losses to average loans
  outstanding during the year                     0.62%       1.33%        1.36%       0.90%       0.58%
Allowance to non-performing
  loans at year-end                             119.15%      82.98%       38.39%      24.36%      42.57%
Allowance to total loans at year-end              1.78%       2.28%        2.10%       1.22%       1.05%
                                              =========================================================


LOANS CHARGED-OFF BY LOAN TYPE

                                                                       YEAR ENDED DECEMBER 31,
(Dollars in thousands)                                  1996        1995       1994        1993       1992
-----------------------------------------------------------------------------------------------------------
Commercial loan losses                                $ 4,010     $ 3,895     $ 2,300    $ 3,449     $1,661
Percentage of total commercial loans(1)                  1.33%       1.33%       0.71%      1.03%      0.47%
                                                      -----------------------------------------------------
Real estate loan losses                               $ 1,177     $ 2,885     $ 1,678    $   508     $  207
Percentage of total real estate loans(1)                 1.18%       1.18%       0.73%      0.23%      0.09%
                                                      -----------------------------------------------------
Installment and other loan losses                     $   201     $   238     $   441    $   731     $  589
Percentage of total installment and other loans(1)       1.17%       1.17%       1.48%      2.37%      1.96%
                                                      -----------------------------------------------------
Total loans charged-off                               $ 5,388     $ 7,018     $ 4,419    $ 4,688     $2,457
                                                      =====================================================

(1)   Percentages were calculated based on year-end balances.

     management's discussion and analysis of financial condition and results of operations
                        cathay bancorp, inc. and subsidiary


RECOVERIES BY LOAN TYPE

                                                  YEAR ENDED DECEMBER 31,
(Dollars in thousands)                 1996      1995      1994    1993      1992
----------------------------------------------------------------------------------
Commercial loan losses               $   640   $   110   $ 1,151  $    61   $   --
Real estate loan losses                  205        17       501        1       --
Installment and other loan losses         86        62       110       38       38
                                     ---------------------------------------------
Total                                $   931   $   189   $ 1,762  $   100   $   38
                                     =============================================


In determining the allowance for loan losses, management continues to assess the risks inherent in the loan portfolio, the possible impact of known and potential problem loans, and other factors such as collateral value, portfolio composition, loan concentration, financial strength of borrower, and trends in local economic conditions.

  In January 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting for Loan Impairment ("SFAS 114"), and Statement of Financial Accounting Standards No. 118 ("SFAS 118"), Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amended certain provisions of SFAS 114. The Company considers all loans classified and restructured in its evaluation of loan impairment. The classified loans are stratified by size, and loans less than the Company's defined selection criteria are treated as a homogenous portfolio. For loans meeting the defined criteria, the Company measures the impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, if the loan is not collateral dependent, and by using the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measurement of the impaired loan is less than the recorded amount of the loan, an impairment is recognized by creating a valuation allowance with a corresponding charge to the provision for loan losses, or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

  The Company's allowance for loan losses consists of a specific allowance and a general allowance. The specific allowance is further broken down to provide for those impaired loans and the remaining internally classified loans. For the remaining internally classified loans, management allocates a specific allowance to each loan based on the percentage assigned and the current financial condition of the borrowers and guarantors, the prevailing value of the underlying collateral and the general economic conditions. The general allowance is determined by an assessment of the overall quality of the unclassified portion of the loan portfolio as a whole, and by loan type. Management maintained the percentage assigned to the general allowance based on charge-off history and management's knowledge of the quality of the portfolio. The adoption of SFAS 114 did not have a material impact on the Company's results of operations or financial condition. The following table presents a breakdown of impaired loans and the SFAS 114 impairment allowance related to impaired loans:

                                                       AS OF DECEMBER 31, 1996   AS OF DECEMBER 31, 1995
                                                                     SFAS 114                   SFAS 114
                                                      RECORDED      IMPAIRMENT   RECORDED      IMPAIRMENT
(Dollars in thousands)                                INVESTMENT    ALLOWANCE    INVESTMENT     ALLOWANCE
---------------------------------------------------------------------------------------------------------
Impaired loans:
Loans with impairment allowance
  Commercial                                            $ 6,861       $1,398       $ 9,734       $1,560
  Commercial real estate                                 10,313        1,648        26,022        3,799
                                                        -----------------------------------------------
    Total impaired loans with impairment
      allowance                                          17,174        3,046        35,756        5,359
                                                        -----------------------------------------------
Loans without impairment allowance
  Commercial                                               --           --           5,634         --
  Commercial real estate                                   --           --           9,346         --
                                                        -----------------------------------------------
    Total impaired loans without
     impairment allowance                                  --           --          14,980         --
                                                        -----------------------------------------------
    Total impaired loans and impairment allowance       $17,174       $3,046       $50,736       $5,359
                                                        ===============================================


The Company allocates the allowance for loan losses to the major loan categories for purposes of this report as set forth in the following table. These allocations are estimates based on historical loss experience and management's judgment. The allocation of the allowance for loan losses is not necessarily an indication that the charge-offs will occur, or if they do occur, that they will be in the proportion indicated in the following table:


                                             AS DECEMBER 31, 1996       AS OF DECEMBER 31, 1995   AS OF DECEMBER 31, 1994
                                                  PERCENT OF                   PERCENT OF               PERCENT OF
                                                 LOANS IN EACH               LOANS IN EACH            LOANS IN EACH
                                                  CATEGORY TO                 CATEGORY TO               CATEGORY TO
(Dollars in thousands)                AMOUNT     TOTAL LOANS(1)  AMOUNT      OTAL LOANS(1)   AMOUNT    TOTAL LOANS(1)
-------------------------------------------------------------------------------------------------------------------------
Type of loans:
  Commercial loans                    $6,190           37.27%    $ 6,338          52.45%     $ 5,658        55.76%
  Real estate mortgage loans           6,942           55.19       6,084          41.47        5,754        36.68
  Real estate construction loans         294            4.40         136           2.44          225         2.41
  Installment loans                       72            3.09          81           3.54          336         3.13
  Other loans                             31            0.05         103           0.10          186         2.02
  Unallocated                             --             N/A          --            N/A          112          N/A
                                     ------------------------------------------------------------------------------------
  Total                              $13,529          100.00%    $12,742         100.00%     $12,271        100.0%
                                     ====================================================================================


                                             AS OF OF DECEMBER 31, 1993
                                                       PERCENT OF
                                                     LOANS IN EACH
                                                      CATEGORY TO
                                         AMOUNT      TOTAL LOANS(1)
-----------------------------------------------------------------------
Type of loans:
  Commercial loans                        $2,383       58.61%
  Real estate mortgage loans               3,891       31.68
  Real estate construction loans             276        5.47
  Installment loans                          137        3.67
  Other loans                                100        0.57
  Unallocated                                386         N/A
                                          -----------------------------
  Total                                   $7,173       100.0%
                                          =============================



(1) Total loans mean average loans outstanding during the year, before unamortized deferred loan fees and allowance for loan losses.


Based on the Company's evaluation process and the methodology to determine the level of the allowance for loan losses mentioned previously and the fact that a majority of the Company's non-performing loans are secured, management believes the allowance level to be adequate as of December 31, 1996 to absorb the estimated known and inherent risks identified through its analysis. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the results discussed in this Section.

     management's discussion and analysis of financial condition and results of operations
                        cathay bancorp, inc. and subsidiary


OTHER REAL ESTATE OWNED The Company's OREO properties, net of valuation allowance, were carried at $18.8 million at year-end 1996, compared with those carried at $13.9 million at year-end 1995. During 1996, the Company acquired 16 properties totaling $15.7 million through foreclosures and sold 17 properties totaling $9.2 million at a net gain of $85,000. Another property in the amount of $3.6 million was sold in January 1997. The existing OREO properties include different types of residential properties, commercial buildings, retail stores, land, and one motel. With the exception of one residential property which is in Texas, all of the other properties are located in Southern California. The Company maintains a valuation allowance for the OREO properties in order to record fair estimated value of these properties. Periodic evaluation is performed on each property and corresponding adjustments are made to the valuation allowance. Any decline in value is recognized as non-interest expense in the current period and any balance in the valuation allowance is reversed when the respective property is sold. Management provided $1.5 million to the provision for OREO losses which brought the valuation allowance to $1.6 million at year-end 1996, while $875,000 were provided to the provision for OREO losses in 1995 with a balance of $869,000 in the valuation allowance at year-end 1995. Although the California real estate market showed some improvements in 1996, some areas are still not fully recovered from the depressed condition, therefore additional provision for OREO losses may be made in the future and additional losses on sales of these properties may be incurred. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the results discussed in this Section.


The following table shows the OREO expense by type for years 1996, 1995 and 1994:

(Dollars in thousands)                           1996         1995        1994
------------------------------------------------------------------------------
Operating expense                             $   312      $   923     $   595
Provision for losses                            1,501          875       1,609
Net loss (gain) on disposal                       (85)          79         (60)
                                              --------------------------------
Total                                         $ 1,728      $ 1,877     $ 2,144
                                              ================================


INVESTMENTS IN REAL ESTATE The Company's investments in real estate consist of two strip-malls, a 49.5% interest in an apartment purchased in 1993, and a 99% interest in another apartment purchased in 1995. Both of the apartments qualify for Federal low income housing tax credits. The aggregate estimated fair value of the investments in real estate was $4.0 million and $4.3 million as of December 31, 1996 and 1995, respectively. The carrying value of the two strip-malls were written down $721,000 in 1995 due to continued high vacancy rate. The Company recognized a net loss of $106,000 from the operations of the strip-malls in 1996.


DEPOSITS The Company continued to experience significant deposit growth in 1996. Total deposits reached $1,364.7 million at year-end 1996, compared with $984.2 million at year-end 1995, representing an increase of $380.5 million or 38.7%, of which $236.1 million were contributed by the FPSB.

  During 1996, all categories of deposits increased considerably except money market accounts. From year-end 1995 to year-end 1996, time deposits over $100,000 ("Jumbo CD's") increased $104.1 million from $384.2 million to $488.3 million, $30.3 million of which were from FPSB; time deposits under $100,000 rose $146.1 million from $156.9 million to $303.0 million, $103.5 million of which were from FPSB; savings deposits grew by $90.4 million from 134.0 million to $224.4 million, $74.3 million of which were from FPSB; NOW accounts increased $29.6 million from $88.9 million to $118.5 million, $28.0 million of which were from FPSB; demand deposits advanced $17.3 million from $118.0 million to $135.3 million; while money market accounts decreased $7.0 million from $102.2 million to $95.2 million. Since a majority of the deposits from FPSB were core deposits
(defined as all deposits excluding Jumbo CD's and brokered deposits), the ratio of core deposits to total deposits improved from 60.96% at year-end 1995 to 64.22% at year-end 1996. The Company had no brokered deposits as of December 31, 1996.

  Jumbo CD's consisted of 39.04% of total deposits at year-end 1995, but decreased to 35.78% at year-end 1996. Management continues to monitor the Jumbo CD portfolio and maintains they are not considered generally volatile since 1) a majority of the Company's Jumbo CD's have been fairly consistent based on statistics which support that a considerable portion of the Jumbo CD's stayed with the Bank for more than two years; 2) the Jumbo CD portfolio continued to be diversified with 2,900 individual accounts owned by 2,083 individual depositors as of January 28, 1997; and 3) this phenomenon of having relatively higher percentage of Jumbo CD's exists in most of the financial institutions (Chinese American banks) in the Company's market area which is dictated by the fact that the customers in this market tend to have a higher savings rate. However, management has taken steps to discourage the continued growth in Jumbo CD's, such as to diversify the customer base by branch expansion and acquisition, to lower the interest rates paid on Jumbo CD's and to develop new products to attract depositors.


  The following tables display the deposit mix for the past three years, time deposits of $100,000 or more by maturity, and average deposits and rates.

DEPOSIT MIX

                                             YEAR ENDED DECEMBER 31,
                                    1996                   1995                   1994
(Dollars in thousands)        AMOUNT    PERCENT       AMOUNT   PERCENT      AMOUNT    PERCENT
---------------------------------------------------------------------------------------------
Demand                        $135,345     9.9%       $117,974  12.0%     $ 120,629     14.3%
NOW accounts                   118,498     8.7          88,917    9.0        81,727      9.6
Money market accounts           95,158     7.0         102,167   10.4       118,402     14.0
Savings deposits               224,443    16.4         134,045   13.6       148,166     17.5
Time deposits under $100,000   302,981    22.2         156,928   15.9       118,152     14.0
Time deposits over $100,000    488,315    35.8         384,196   39.1       258,639     30.6
                            ----------------------------------------------------------------
Total deposits              $1,364,740   100.0%       $984,227  100.0%     $845,715    100.0%
                            ================================================================


TIME DEPOSITS OF $100,000 OR MORE BY MATURITY

(Dollars in thousands)                            YEAR ENDED DECEMBER 31, 1996
------------------------------------------------------------------------------
Less than three months                                                 $232,980
Three to six months                                                     133,903
Six to twelve months                                                    115,446
Over one year                                                             5,986
                                                                       --------
Total                                                                  $488,315
                                                                       ========

MATURITIES OF TIME DEPOSITS WITH A REMAINING TERM OF MORE THAN ONE YEAR FOR EACH OF THE FIVE YEARS AFTER DECEMBER 31, 1996


(Dollars in thousands)                            YEAR ENDED DECEMBER 31, 1996
------------------------------------------------------------------------------
1998                                                               $    13,095
1999                                                                     3,783
2000                                                                       150
2001                                                                       164
2002                                                                         2
                                                                   -----------
Total                                                              $    17,194
                                                                   ===========

     management's discussion and analysis of financial condition and results of operations
                        cathay bancorp, inc. and subsidiary



AVERAGE DEPOSITS AND RATES

                                1996                   1995                   1994                1993                   1992
                        AVERAGE      AVERAGE    AVERAGE    AVERAGE     AVERAGE    AVERAGE  AVERAGE     AVERAGE   AVERAGE    AVERAGE
(Dollars in thousands)  DEPOSITS      RATE      DEPOSITS    RATE       DEPOSITS    RATE    DEPOSITS     RATE     DEPOSITS    RATE
----------------------------------------------------------------------------------------------------------------------------------
Demand                 $  121,952       --%     $114,435      --%      $108,528      --%   $  97,209      --%    $ 81,375      --%
NOW accounts               96,759      1.5        85,413     1.7         80,935     1.6       68,167     1.6       59,931     2.4
Money market
  accounts                100,898      2.3       106,760     2.4        130,664     2.3      135,769     2.4      119,135     3.3
Savings deposits          151,284      2.3       136,750     2.3        145,694     2.2      138,411     2.4      116,454     3.2
Time deposits             632,211      5.0       450,834     5.4        342,037     3.7      325,443     3.3      322,138     4.3
                       ----------------------------------------------------------------------------------------------------------
Total deposits         $1,103,104      3.5%     $894,192     3.5%      $807,858     2.5%    $764,999     2.4%    $699,033     3.3%
                       ==========================================================================================================


CAPITAL RESOURCES Management is committed to retain the Company's capital at a level sufficient to support future growth, to protect depositors, to absorb any unanticipated losses and to comply with various regulatory requirements.

  The Company has historically acquired its capital primarily from retained earnings and secondarily from the issuance of additional common stock through its Dividend Reinvestment Plan and the ESOP. On November 18, 1996, the Company acquired all the outstanding stock of FPSB for $31.6 million with $15.5 million in cash and $16.1 million in Bancorp's stock. As a result, 905,735 shares were issued in payment of the stock portion of the acquisition. As of December 31, 1996, total stockholders' equity amounted to $118.4 million or 7.87% of total assets, compared with $94.5 million or 8.69% of total assets at year-end 1995.

  The Company declared a cash dividend of $0.15 per share in January, April, July and October 1996, respectively. Total cash dividends paid in 1996 amounted to $4.7 million. In January 1997, the Company declared another cash dividend of $0.15 per share on 8,878,144 shares outstanding.

  As of December 31, 1996, the Company's Tier 1 risk-based capital ratio was 12.72% which exceeded the 4% minimum by 8.72%, and the total risk-based capital ratio was 13.97% which was 5.97% above the 8% minimum. The leverage ratio (defined as Tier 1 capital to the average assets of the most recent quarter) stood at 8.17% and exceeded the 4% minimum requirement by 4.17%.

  Additionally, each institution is assigned to one of the three capital groups, which are well capitalized; adequately capitalized; and undercapitalized under Risk Related Premium System. The Bank's Tier 1 risk-based capital ratio, total risk-based capital ratio and Tier 1 leverage capital ratio was 12.46%, 13.71% and 8.01%, respectively at year-end 1996. These capital ratios place the Bank in the "well capitalized" category which is defined as institutions with total risk-based ratio equal to or greater than 10.0%, and Tier 1 risk-based capital ratio equal to or greater than 6.0%, and Tier 1 leverage capital ratio equal to or greater than 5.0%.

LIQUIDITY AND INTEREST RATE SENSITIVITY Liquidity is the Company's ability to maintain sufficient cash flow to meet maturing financial obligations and customer credit needs. The Company's liquidity came primarily from various types of deposits and, to a minimal extent, from purchased funds. In addition, the Company obtains liquidity from assets as well, which include cash and cash equivalents, Federal funds sold, securities available-for-sale, and securities held-to-maturity, adjusted by the depreciation/appreciation of securities held-to-maturity, securities pledged, and purchased funds. Such net liquid assets totaled $634.0 million as of December 31, 1996. Due to the gradual shift in the earning assets from loans to securities and other investments, the Company's liquidity ratio (defined as net liquid assets to total deposits) has continued to improve from 43.64% at year-end 1995 to 46.46% at year-end 1996.

  To further enhance liquidity, the Company maintains contingency funding facilities including Federal funds lines, retail certificate of deposit credit lines and a line of credit with the Federal Home Loan Bank totaling approximately $253 million as of December 31, 1996. Management believes all of the sources discussed above will provide the Bank with adequate operating liquidity to meet its normal operating needs.

  Bancorp obtains funding for its activities through dividend income contributed by the Bank and proceeds from investments in the Dividend Reinvestment Plan. Dividends paid to Bancorp by the Bank are subject to regulatory limitations. Since the business activities of Bancorp consist primarily of the operations of the Bank, and no other operating business activities are proposed for Bancorp in the near future, management believes Bancorp's liquidity generated from its prevailing sources are sufficient to meet its operational needs.

  Interest sensitivity risk management attempts to minimize the risk to net interest income resulting from the changes in market interest rates. The Company's Investment Committee monitors interest sensitivity risk on an on-going basis by using, among other things, simulation model, gap analysis and certain key ratios. Gap analysis is a measure to identify the differences between rate sensitive assets and rate sensitive liabilities over certain periods of time. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities and a negative gap exists when rate sensitive liabilities exceed rate sensitive assets. Generally, a positive gap would enhance net interest margin during periods of increasing interest rates and vice versa, and a negative gap would impair net interest margin during periods of increasing interest rates and vice versa. Beginning in 1995, the Company's rate sensitive liabilities also included distribution of non-maturity deposit balances over certain periods of time based on the Bank's own assumptions and experiences. These non-maturity deposits, which contain money market accounts, NOW accounts and savings deposits, were included in the immediate repricing period prior to the third quarter of 1995. As of December 31, 1996, the Company's rate sensitive liabilities exceeded rate sensitive assets by $246.7 million with a cumulative gap ratio of a negative 16.4% within a one-year period. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the results discussed in this Section.

92...................  $749
93...................  $790
94...................  $846
95...................  $984
96...................$1,365
Deposits (in millions)

     management's discussion and analysis of financial condition and results of operations
                        cathay bancorp, inc. and subsidiary



  The following table indicates the Company's interest rate sensitivity position as of December 31, 1996, and may not be reflective of positions in subsequent periods. In addition, significant variations in interest rate sensitivity may exist within the repricing periods presented in which the Bank has interest rate positions.


INTEREST RATE SENSITIVITY

                                                                              DECEMBER 31, 1996
                                                                        INTEREST SENSITIVITY PERIOD
                                            0 TO 90       91 TO 365      1 YEAR TO           OVER       NON-INTEREST
(Dollars in thousands)                       DAYS           DAYS          5 YEARS           5 YEARS        BEARING          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Assets:
Cash and due from banks                   $     --        $      --      $      --           $   --      $  47,194     $   47,194
Federal funds sold and securities
  purchased under agreement
  to resell                                 28,000               --             --               --             --         28,000
Securities available-for-sale               61,345           37,111        240,077           44,858             --        383,391
Securities held-to-maturity                    100           10,631        101,297           98,101             --        210,129
Loans:
  Commercial loans                         249,631           18,978          3,046            6,800             --        278,455
  Real estate mortgage loans               274,000            2,634         11,184          128,688             --        416,506
  Real estate construction loans            26,843            6,667             --               --             --         33,510
  Installment loans                          1,169            2,693         19,631               21             --         23,514
  Other loans                                  365               --             --               --             --            365
                                          -----------------------------------------------------------------------------------------
Total loans(1)                             552,008           30,972         33,861          135,509             --        752,350
                                          -----------------------------------------------------------------------------------------
Non-earning assets                              --               --             --               --         83,265         83,265
                                          -----------------------------------------------------------------------------------------
Total assets                              $641,453        $  78,714      $ 375,235         $278,468      $ 130,459     $1,504,329
                                          =========================================================================================

Source of Funds for Assets:
Deposits:
  Demand                                  $     --        $      --      $      --         $     --      $ 135,345     $  135,345
  Money market                              74,285           31,024         72,303           36,044             --        213,656
  Savings                                   47,169           29,667         92,054           55,553             --        224,443
  TCD's under $100,000                     148,072          143,542         11,206              161             --        302,981
  TCD's $100,000 and over                  232,980          249,349          5,986               --             --        488,315
                                          -----------------------------------------------------------------------------------------
Total deposits                             502,506          453,582        181,549           91,758        135,345      1,364,740
                                          -----------------------------------------------------------------------------------------
Securities sold under agreements
  to repurchase                             10,000               --             --               --             --         10,000
Mortgage indebtedness                          773               --             --               --             --            773
Other liabilities                               --               --             --               --         10,370         10,370
Stockholders' equity                            --               --             --               --        118,446        118,446
                                          -----------------------------------------------------------------------------------------
Total liabilities &
  stockholders' equity                    $513,279        $ 453,582      $ 181,549         $ 91,758        264,161     $1,504,329
                                          =========================================================================================

Interest sensitivity gap                  $128,174        $(374,868)     $ 193,686         $186,710      $(133,702)    $       --
                                          -----------------------------------------------------------------------------------------
Cumulative interest sensitivity gap       $128,174        $(246,694)     $ (53,008)        $133,702      $      --     $       --
                                          -----------------------------------------------------------------------------------------
Gap ratio (% of total assets)                8.52%           (24.92)%        12.88%           12.41%         (8.89)%
                                          -------------------------------------------------------------------------
Cumulative gap ratio                         8.52%           (16.40)%        (3.52)%           8.89%            --
                                          -------------------------------------------------------------------------


(1) Loans are before unamortized deferred loan fees and allowance for loan losses. Non-accrual loans are included in non-earning assets.

FACTORS THAT MAY AFFECT FUTURE RESULTS Results for any period of less than twelve months are not necessarily indicative of the results that may be expected for the full year or for any other interim period.

  Management believes that the provision for loan losses is adequate to cover reasonably expected losses from the loan portfolio. Although management believes it uses the best information available to calculate the provision for loan losses and the level of the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Company's non-performing or performing loans. No assurance can be given that the Company will not sustain loan losses in excess of present or future levels of the allowance for possible loan losses. Material increases in the Company's allowance for loan losses would result in a decrease in the Company's net income and capital.

  A simple interest rate gap analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as fixed and adjustable rate mortgage loans, have features which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

  The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operation of the Company is reflected in increased operating costs. Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

  The Company's lending operations have been concentrated primarily in Southern and Northern California. Accordingly, real estate securing such lending activity has been principally located in such areas. The economic recession materially and adversely affected the ability of some borrowers to repay their loans out of cash flow. Consequently, the real estate collateral securing these commercial and industrial loans as a source of repayment has assumed greater importance. The value of such collateral is dependent upon conditions in the relevant real estate markets, including general or local economic conditions and neighborhood characteristics, real estate tax rates, the cost of operating the properties, govern-mental regulations and fiscal policies, acts of nature including earthquakes and floods (which may result in uninsured losses), and other factors which are beyond the control of the Company. Although economic indicators have improved, management cannot foresee when the current conditions adversely affecting the regional real estate market will end. Lengthy continuation or worsening of these conditions could increase the amount of the Company's non-performing assets, erode the value of loan collateral and have an adverse effect on the Company's efforts to collect its non-performing loans or otherwise liquidate its non-performing assets (including other real estate owned) on terms favorable to the Company.

  The risks of making construction loans include the possibility of failure by contractors to complete, or to complete on a timely basis, construction of such properties, substantial cost overruns in excess of original estimates and financing, market deterioration pending construction and the lack of permanent take-out financing, among other things. Loans secured by such properties may also involve additional risk because such properties have no operating history and because loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion of construction, and the operating cash flow to be generated by the project. There is no assurance that such properties will be sold or leased so as to generate the cash flow anticipated by the borrower. Such considerations can affect borrowers' ability to repay their obligations to the Company and the value of the Company's security interest in collateral.

  Although the Company, in considering whether to make a loan on or secured by real property, utilized appraisals, an appraisal is only an estimate of the value of the property at the time the appraisal is made. Accordingly, there can be no assurance that upon sale or foreclosure of the property the borrower or the Company will realize an amount equal the amounts secured thereby.

  The Company faces substantial competition for deposits and loans throughout its market area, where major banks dominate the commercial banking industry. Among the advantages which these banks may have over the Company are their ability to finance advertising campaigns and to allocate their investment assets, including loans, to regions of higher yield and demand. By virtue of their larger capital bases, such institutions have substantially greater lending limits than the Company and perform certain functions, including trust services, which are not presently offered by the Company. The Company also competes for loans and deposits with savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions. The Riegle-Neal Interstate Company and Branching Efficiency Act of 1994, among other things, made it easier for out-of-state banks to enter the California market and, thus, may have an adverse effect on the Company's competitive position.

  From time to time, legislation is proposed or enacted which has the effect of increasing the cost of doing business, limiting permissible activities or affecting the competitive balance between banks and other financial institutions. It is impossible to predict the competitive impact these and other changes in legislation will have on commercial banking in general or on the business of the Company in particular.

                      market for cathay bancorp, inc. stock
                       cathay bancorp, inc. and subsidiary


The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market(SM) under the symbol: "CATY". During 1996, total trading volume was approximately 1,026,100, and the prices ranged from a high of $20.00 to a low of $15.00. The approximate number of stockholders at year-end 1996 was 1,900. The Company paid an aggregate cash dividend of $0.60 in both 1996 and 1995. The following table summarizes the quarterly high, low, and closing prices, and the trading volume for the past two years:



BANCORP STOCK TRADING HISTORY(1)

                                                               END OF        TRADING
                                       HIGH         LOW        PERIOD         VOLUME
-------------------------------------------------------------------------------------
1996
First Quarter                        $ 18.000    $ 15.000     $ 17.125        236,717
Second Quarter                         17.250      15.875       16.250        189,939
Third Quarter                          16.750      15.125       16.375        206,660
Fourth Quarter                         20.000      15.875       19.625        392,644
                                     ------------------------------------------------
1995
First Quarter                        $ 14.250    $ 11.500     $ 13.000        178,731
Second Quarter                         14.000      11.250       11.250        212,019
Third Quarter                          13.500      11.250       13.500        201,844
Fourth Quarter                         17.000      15.000       15.500        192,274
                                     ------------------------------------------------

(1) The company does not represent that the outstanding shares may either be bought or sold at a certain price. The stock is traded on the Nasdaq.

            distribution of assets, liabilities and stockholders' equity cathay bancorp, inc. and subsidiary


The following table shows the average balances (based on quarterly averages) of the Company's assets, liabilities, and stockholders' equity accounts presented for the years indicated:



                                                                   YEAR ENDED DECEMBER 31,
                                  1996                 1995                 1994                  1993                1992
(Dollars in thousands)     AMOUNT     %(1)      AMOUNT      %(1)     AMOUNT      %(1)      AMOUNT       %(1)   AMOUNT      %(1)
--------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due
  from banks           $   39,407     3.11%  $   52,592      5.18%  $ 38,213      4.25%  $ 40,180       4.67%  $ 42,597     5.36%
Federal funds sold
  and securities
  purchased
  under agreement
  to resell                36,050     2.84       17,875      1.76     12,550      1.39     18,250       2.12      4,900     0.62
Securities available-
  for-sale, taxable       320,533    25.28      116,042     11.44     59,776      6.64     39,601       4.61     15,055     1.89
Securities available-
  for-sale, nontaxable         89     0.01          149      0.01        701      0.08        634       0.07       --     -
Securities held-to-
  maturity, taxable       151,534    11.95      171,287     16.88    123,147     13.69     76,821       8.94     60,122     7.57
Securities held-to-
  maturity,
  nontaxable               39,208     3.09       40,245      3.97     38,494      4.28     38,102       4.43     35,123     4.42
Total net loans(2)        605,000    47.71      547,948     54.01    570,040     63.35    591,686      68.82    586,115    73.74
Premises and
  equipment, net           26,059     2.06       26,854      2.65     26,430      2.94     25,838       3.01     25,977     3.27
Other assets               50,129     3.95       41,488      4.10     30,500      3.38     28,660       3.33     24,897     3.13
                       ---------------------------------------------------------------------------------------------------------
Total assets           $1,268,009   100.00%  $1,014,480    100.00%  $899,851    100.00%  $859,772     100.00%  $794,786   100.00%
                       =========================================================================================================
Liabilities
Demand deposits        $  124,051     9.78%  $  116,476     11.48%  $108,250     12.03%  $102,189      11.89%  $ 88,330    11.11%
Savings deposits(3)       363,410    28.66      328,473     32.38    354,159     39.36    344,382      40.05    301,627    37.95
Time deposits             665,725    52.51      470,222     46.35    347,437     38.61    325,254      37.83    319,875    40.25
                       ---------------------------------------------------------------------------------------------------------
Total deposits          1,153,186    90.95      915,171     90.21    809,846     90.00    771,825      89.77    709,832    89.31
                       =========================================================================================================
Other borrowings            2,700     0.21          800      0.08      1,400      0.15      1,750       0.20      4,525     0.57
Mortgage
  indebtedness                655     0.05         --          --        250      0.03         25       0.01         35     0.01
Other liabilities           9,515     0.75        7,537      0.74      5,097      0.57      6,882       0.80      7,415     0.93
                       ---------------------------------------------------------------------------------------------------------
Total liabilities       1,166,056    91.96      923,508     91.03    816,593     90.75    780,482      90.78    721,807    90.82
                       ---------------------------------------------------------------------------------------------------------

Stockholders' Equity
Common stock
  and additional
  paid-in-capital          47,194     3.72       41,767      4.12     40,896      4.54     39,658       4.61     38,102     4.79
Retained earnings          54,759     4.32       49,205      4.85     42,362      4.71     39,632       4.61     34,877     4.39
                       ---------------------------------------------------------------------------------------------------------
Total stockholders'
  equity                  101,953     8.04       90,972      8.97     83,258      9.25     79,290       9.22     72,979     9.18
                       ---------------------------------------------------------------------------------------------------------
Total liabilities
  and stockholders'
  equity               $1,268,009   100.00%  $1,014,480    100.00%  $899,851    100.00%  $859,772     100.00%  $794,786   100.00%
                       =========================================================================================================

1 Percentage of categories under Assets, Liabilities and Stockholders' Equity are shown as a percentage of average assets.

2 Total net loans means total loan net of loan participations sold, unamortized deferred loan fees and allowance for loan losses.

3        Savings deposits include NOW, money market and savings accounts.

                      consolidated statements of condition
                       cathay bancorp, inc. and subsidiary


                                                                       AS OF DECEMBER 31,
                                                                    1996               1995
------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                      $    47,193,911      $   55,125,510
Federal funds sold and securities
  purchased under agreement to resell                             28,000,000           1,200,000
                                                             -----------------------------------

  Cash and cash equivalents                                       75,193,911          56,325,510
Securities available-for-sale (with amortized
  costs of $385,228,392 in 1996 and
  $240,817,574 in 1995)                                          383,391,003         243,251,581
Securities held-to-maturity (with estimated
  fair values of $212,002,000 in 1996 and
  $179,259,000 in 1995)                                          210,128,511         174,377,018
Loans (net of allowance for loan losses of
  $13,528,568 in 1996 and $12,742,427 in 1995)                   744,383,939         542,995,041
Other real estate owned, net                                      18,854,186          13,878,957
Investments in real estate, net                                    3,987,224           4,304,355
Premises and equipment, net                                       25,771,302          26,586,345
Customers' liability on acceptance                                 6,653,156           3,675,161
Accrued interest receivable                                       15,007,454          11,714,979
Goodwill                                                           9,897,449                --
Other assets                                                      11,061,271          10,291,265
                                                             -----------------------------------

  Total assets                                               $ 1,504,329,406      $1,087,400,212
                                                             ===================================
Liabilities and Stockholders' Equity
Deposits
  Non-interest bearing demand deposits                       $   135,345,436      $  117,974,197
  Interest bearing accounts
   NOW accounts                                                  118,497,560          88,917,118
   Money market deposits                                          95,158,361         102,167,167
   Savings deposits                                              224,442,618         134,044,634
   Time deposits under $100,000                                  302,980,795         156,927,391
   Time deposits of $100,000 or more                             488,314,939         384,196,029
                                                             -----------------------------------

  Total deposits                                               1,364,739,709         984,226,536
                                                             -----------------------------------
Securities sold under agreements to repurchase                    10,000,000           1,500,000
Acceptances outstanding                                            6,653,156           3,675,161
Other liabilities                                                  4,490,536           3,469,702
                                                             -----------------------------------

  Total liabilities                                            1,385,883,401         992,871,399
                                                             -----------------------------------
Commitments and contingencies
Stockholders' equity
  Preferred stock, $.01 par value; $10,000,000
    shares authorized, none issued                                      --                  --
  Common stock, $.01 par value; 25,000,000 shares
    authorized, 8,878,144 and 7,867,164 shares
    issued and outstanding in 1996 and 1995, respectively             88,781              78,672
  Additional paid-in-capital                                      59,811,940          42,013,687
  Unrealized holding gain (loss) on securities
  available-for-sale, net of tax                                  (1,059,347)          1,403,327
  Retained earnings                                               59,604,631          51,033,127
                                                             -----------------------------------

  Total stockholders' equity                                     118,446,005          94,528,813
                                                             -----------------------------------

  Total liabilities and stockholders' equity                 $ 1,504,329,406      $1,087,400,212
                                                             ===================================



See accompanying notes to consolidated financial statements.

                         consolidated statements of income
                        cathay bancorp, inc. and subsidiary



                                                                    YEAR ENDED DECEMBER 31,
                                                              1996            1995            1994
------------------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                              $55,887,756     $56,825,101     $50,094,902
  Interest on securities available-for-sale                17,146,782       5,249,753       2,692,820
  Interest on securities held-to-maturity                  11,581,846      12,776,759       8,052,307
  Interest on Federal funds sold and securities
   purchased under agreement to resell                      1,482,592       1,371,334         790,779
                                                          -------------------------------------------

  Total interest income                                    86,098,976      76,222,947      61,630,808
                                                          ===========================================

Interest Expense
  Time deposits of $100,000 or more                        22,576,698      17,594,425       8,816,921
  Other deposits                                           16,474,889      13,582,511      11,152,096
  Other borrowed funds                                        157,829         104,379          64,387
                                                          -------------------------------------------

  Total interest expense                                   39,209,416      31,281,315      20,033,404
                                                          ===========================================
  Net interest income before provision for
    loan losses                                            46,889,560      44,941,632      41,597,404
  Provision for loan losses                                 3,600,000       7,300,402       7,754,594
                                                          -------------------------------------------

  Net interest income after provision for loan losses      43,289,560      37,641,230      33,842,810
                                                          -------------------------------------------
Non-Interest Income
  Securities gains                                             21,862         610,847          63,412
  Letter of credit commissions                              1,508,407       1,272,867       1,377,664
  Service charges                                           2,942,170       3,069,213       3,102,908
  Other operating income                                    1,386,589       1,267,949       1,299,865
                                                          -------------------------------------------

  Total non-interest income                                 5,859,028       6,220,876       5,843,849
                                                          ===========================================
Non-Interest Expense
  Salaries and employee benefits                           13,996,253      12,911,639      12,062,724
  Occupancy expense                                         2,320,718       2,272,137       1,884,469
  Computer and equipment expense                            2,001,985       2,139,756       1,916,770
  Professional services expense                             3,153,993       2,517,141       2,580,298
  FDIC and State assessments                                  454,850       1,154,808       1,815,022
  Marketing expense                                         1,163,455         982,232         789,458
  Net other real estate owned expense                       1,728,382       1,876,471       2,143,537
  Operations of investments in real estate                    286,568         881,238         744,985
  Other operating expense                                   2,907,051       2,881,936       2,201,871
                                                          -------------------------------------------

  Total non-interest expense                               28,013,255      27,617,358      26,139,134
                                                          ===========================================

Income before income tax expense                           21,135,333      16,244,748      13,547,525
                                                          ===========================================

Income tax expense                                          7,819,382       5,624,109       4,033,526
                                                          ===========================================

Net Income                                                $13,315,951     $10,620,639     $ 9,513,999
                                                          ===========================================

Net income per common share                               $      1.66     $      1.36     $      1.23

Weighted average common shares outstanding                  8,017,398       7,805,339       7,724,752
                                                          -------------------------------------------

See accompanying notes to consolidated financial statements.

             CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        cathay bancorp, inc. and subsidiary





                                                                                     Unrealized
                                                                                   Holding Gain
                                                                                      (Loss) on
                                    Common Stock        Additional     Unearned      Securities                            Total
For the year ended December 31,  Number                    Paid-in         ESOP  Available-for-       Retained      Stockholders'
1996, 1995 and 1994            of Shares     Amount        Capital       Shares            Sale       Earnings            Equity
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993   7,714,603    $ 77,146    $40,114,776      $ --       $    90,659    $ 40,242,185      $  80,524,766
                               ===================================================================================================
  Issuances of stock -
   Dividend
     Reinvestment Plan            83,947         840      1,044,149        --              --              --            1,044,989
  Cash dividends of
   $.60 per share                   --          --             --          --              --        (4,649,251)        (4,649,251)
  Unearned ESOP shares              --          --             --      (421,786)           --              --             (421,786)
  Dividend on unallocated
   ESOP shares                      --          --             --          --              --             9,623              9,623
  Change in unrealized
   holding gain(loss)
   on securities
   available-for-sale,
   net of tax                       --          --             --          --          (637,294)           --             (637,294)
  Net income for the year           --          --             --          --              --         9,513,999          9,513,999
                               ---------------------------------------------------------------------------------------------------
Balance at December 31, 1994   7,798,550      77,986     41,158,925    (421,786)       (546,635)     45,116,556         85,385,046
                               ===================================================================================================

  Issuances of stock -
   Dividend
     Reinvestment Plan            68,614         686        854,762        --              --              --              855,448
  Cash dividends of
   $.60 per share                   --          --             --          --              --        (4,694,445)        (4,694,445)
  Allocation of unearned
   ESOP shares                      --          --             --       421,786            --              --              421,786
  Dividend on ESOP shares           --          --             --          --              --            (9,623)            (9,623)
  Change in unrealized
   holding gain(loss)
   on securities
   available-for-sale,
   net of tax                       --          --             --          --         1,949,962            --            1,949,962
  Net income for the year           --          --             --          --              --        10,620,639         10,620,639
                               ---------------------------------------------------------------------------------------------------
Balance at December 31, 1995   7,867,164      78,672     42,013,687        --         1,403,327      51,033,127         94,528,813
                               ===================================================================================================
  Issuances of stock -
   Dividend
     Reinvestment Plan           105,245       1,052      1,693,718        --              --              --            1,694,770
  Issuance of stock for
   the acquisition of
   First Public Savings
   Bank, F.S.B                   905,735       9,057     16,104,535        --              --              --           16,113,592
  Cash dividends of
   $.60 per share                   --          --             --          --              --        (4,744,447)        (4,744,447)
  Change in unrealized
   holding gain(loss)
   on securities
   available-for-sale,
   net of tax                       --          --             --          --        (2,462,674)           --           (2,462,674)
  Net income for the year           --          --             --          --              --        13,315,951         13,315,951
                               ---------------------------------------------------------------------------------------------------
Balance at December 31, 1996   8,878,144    $ 88,781    $59,811,940      $ --      $ (1,059,347)  $  59,604,631      $ 118,446,005
                               ===================================================================================================

See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                        cathay bancorp, inc. and subsidiary


                                                                                Year ended December 31,
                                                                     1996                  1995           1994
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net Income                                                     $  13,315,951          $  10,620,639    $  9,513,999
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan losses                                       3,600,000              7,300,402       7,754,594
   Provision for losses on other
     real estate owned                                             1,501,268                874,759       1,608,557
   Provision for investments in real estate                             --                  720,902         615,000
   Depreciation                                                    1,336,363              1,356,916       1,192,541
   Net (gain) loss on sale of other real estate owned                (85,313)                78,553         (60,455)
   Premises and equipment disposal losses                              1,595                  1,203             252
   Net gain on sales and calls of securities                         (21,862)              (610,847)        (63,412)
   Amortization and accretion of investment
     security premiums, net                                          734,931                 97,026         (15,643)
   Increase (decrease) in deferred loan
     fees, net                                                       247,476               (345,719)         26,752
   Increase in accrued interest receivable, net                   (1,107,418)            (4,011,816)     (1,863,668)
   (Increase) decrease in other assets, net                       19,163,800               (277,459)     (3,726,342)
   Increase (decrease) in other liabilities, net                  (3,130,696)             1,177,459         388,595
                                                               ----------------------------------------------------
     Total adjustments                                            22,240,144              6,361,379       5,856,771
                                                               ----------------------------------------------------
     Net cash provided by operating activities                    35,556,095             16,982,018      15,370,770
                                                               ----------------------------------------------------
Cash Flows From Investing Activities
Purchase of securities available-for-sale                        (89,272,049)          (128,043,049)    (37,990,205)
Proceeds from sale, maturity and call of securities
  available-for-sale                                              58,609,947             98,880,805      43,945,614
 Purchase of securities held-to-maturity                         (24,796,858)          (149,158,643)    (90,625,502)
 Proceeds from maturity
  and call of securities held-to-maturity                         26,365,854             19,779,542      18,381,285
 Purchase of mortgage-backed securities
  available-for-sale                                              (9,006,116)                  --              --
 Proceeds from repayments and sale of mortgage-backed
  securities available-for-sale                                   14,345,691                   --              --
Purchase of mortgage-backed securities
  held-to-maturity                                               (65,925,846)                  --              --
Repayments from mortgage-backed securities
  held-to-maturity                                                 3,105,726                 37,896         269,987
Net change in loans                                              (68,372,708)             6,030,865      (1,500,211)
Purchase of premises and equipment                                  (530,193)            (1,065,696)     (1,958,547)
Proceeds from sale of equipment                                        7,278                  6,394         108,601
Proceeds from sale of other real estate owned                      5,283,597              5,347,860       1,868,176
(Increase) decrease in investments in real estate                    317,131               (438,308)         71,502
Payment for purchase of FPSB, net on cash acquired                (1,906,354)                  --              --
                                                               ----------------------------------------------------
     Net cash used in investing activities                      (151,774,900)          (148,622,334)    (67,429,300)
                                                               ----------------------------------------------------
Cash Flows From Financing Activities
Net increase (decrease) in demand deposits, NOW accounts,
  money market and savings deposits                               25,763,682            (25,820,764)      5,310,388
Net increase in time deposits                                    103,873,201            164,332,791      49,989,582
Increase (decrease) in securities sold
  under agreements to repurchase                                   8,500,000              1,500,000        (800,000)
Increase (decrease) of borrowing from Federal Home Loan Bank            --               (4,000,000)      4,000,000
Proceeds from direct loan to ESOP                                       --                     --           940,000
Payments to decrease direct loan to ESOP                                --                 (447,481)       (492,519)
(Increase) decrease in unearned ESOP shares                             --                  421,786        (421,786)
Cash dividends                                                    (4,744,447)            (4,704,068)     (4,639,628)
Proceeds from shares issued to Dividend Reinvestment Plan          1,694,770                855,448       1,044,989
                                                               ----------------------------------------------------
     Net cash provided by financing activities                   135,087,206            132,137,712      54,931,026
                                                               ----------------------------------------------------
Increase in cash and cash equivalents                             18,868,401                497,396       2,872,496
Cash and cash equivalents, beginning of the year                  56,325,510             55,828,114      52,955,618
                                                               ----------------------------------------------------
Cash and cash equivalents, end of the year                     $  75,193,911          $  56,325,510    $ 55,828,114
                                                               ====================================================
Supplemental disclosure of cash flow information
  Cash paid during the year for:
   Interest                                                    $  39,123,990          $  30,818,671    $ 19,633,351
   Income taxes                                                $   5,540,000          $   7,223,000    $  7,857,000
  Non-cash investing activities:
   Transfer to securities available-for-sale                   $  30,362,405          $ 135,236,133    $ 36,300,060
   Transfer to securities held-to-maturity                     $   3,733,023          $        --      $       --
   Net change in unrealized gain(loss) on securities
     available-for-sale, net of tax                            $  (2,462,674)         $   1,949,962    $   (637,294)
   Transfers to other real estate owned                        $  13,329,482          $  19,952,054    $  5,296,885
   Loans to facilitate the sale of other real estate owned     $   3,524,000          $   6,570,000    $  1,294,605
   The Company acquired all the outstanding stock of FPSB
     for $31.6 million ($15.5 million in cash and $16.1
     million in the Company's common stock). See Note 2.




See accompanying notes to consolidated financial statements.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        cathay bancorp, inc. and subsidiary

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of Cathay Bancorp, Inc. ("Bancorp"), a Delaware corporation, and its wholly-owned subsidiary, Cathay Bank ("Bank"), a California state-chartered bank (together, "the Company"). All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements of the Company are prepared in conformity with generally accepted accounting principles and general practices within the banking industry. The following are descriptions of the more significant of these policies.


ORGANIZATION AND BACKGROUND Effective December 10, 1990, Bancorp began operations as a bank holding company and shares of Bancorp were exchanged on a one-for-one basis for all of the outstanding common stock of Cathay Bank.

  The business activities of Bancorp consist solely of the operations of the Bank and its wholly-owned subsidiary, Cathay Investment Company ("CIC"). There are no operating business activities currently proposed for the Bancorp. The Bancorp may, from time to time, explore various acquisition possibilities. The Bancorp currently does not employ any persons other than its management, which includes the President and the Chief Financial Officer, and does not own or lease any real or personal property. The Bancorp uses the employees, premises, equipment and furniture of the Bank without the payment of any service or rental fees to the Bank. It is expected that for the near future the primary business of the Bancorp will be the ongoing business of the Bank.

  Cathay Bank is a commercial bank, servicing primarily the individuals, professionals and small to medium-sized businesses in the local markets in which its branches are located. Its operations include the acceptance of checking, savings, and time deposits, and the making of commercial, real estate and consumer loans. The Bank also offers trade financing, letter of credit, wire transfer, spot and forward contracts, and other customary banking services to its customers.

SECURITIES The Company accounts for securities under Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Securities are classified as held-to-maturity when management has the ability and intent to hold these securities until maturity. Securities are classified as available-for-sale when management intends to hold the securities for an indefinite period of time, or when the securities may be utilized for tactical asset/liability purposes, and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs. Securities purchased subsequent to the initial classification are designated as held-to-maturity or available-for-sale at the time of acquisition.

  Securities held-to-maturity are stated at cost, adjusted for the amortization of premiums and the accretion of discounts on a level-yield basis. The cost basis of an individual security is written down, if the decline in its fair value below the amortized cost basis is other than temporary. The write-down is accounted for as a realized loss, and is included in earnings. The new cost basis is not changed for subsequent recoveries in fair value.

  Securities available-for-sale are carried at fair value, and any unrealized holding gains or losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax, until realized. Realized gains or losses are determined on the specific identification method. Premiums and discounts are amortized or accreted as adjustment of yield on a level-yield basis.

  In November 1995, the Financial Accounting Standards Board issued its Guide to Implementation of SFAS 115 and allowed companies a single opportunity during the period from November 15, 1995 to December 31, 1995 to reevaluate notes to consolidated financial statements
                        cathay bancorp, inc. and subsidiary


and, if necessary, to reclassify securities between held-to-maturity and available-for-sale without tainting the classification of any securities. In November 1995, the Bank reclassified securities with a book value of approximately $130,000,000 from held-to-maturity to available-for-sale.

  Dividend and interest income, including amortization of the premium and discount arising at acquisition, for both categories of securities are included in earnings.


LOANS Loans are carried at amounts advanced, less principal payments collected and deferred loan fees. Interest is accrued and earned daily on an actual or 360-day basis.

  Interest accruals on business loans and non-residential real estate loans are generally discontinued whenever the payment of interest or principal is 90 days or more past due. Such loans are placed on non-accrual status, unless the loan is well secured, and there is a high probability of recovery in full, as determined by management. When loans are placed on a non-accrual status, previously accrued but unpaid interest is reversed and charged against current income, and interest is subsequently recognized only to the extent cash is received.

  Management believes the allowance for loan losses is being maintained at a level considered adequate to provide for known and probable impairment that might be reasonably anticipated. Additions to the allowance for loan losses are made monthly by charges to operating expense in the form of a provision for loan losses. All loans judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. Management monitors changing economic conditions, the loan mix by category, the industry segregation and geographic distribution of the portfolio and the type of borrowers in determining the adequacy of the allowance for loan losses. Management also closely reviews its past, present and expected overall net loan losses in comparison to the existing level of the allowance. In addition, the Bank's regulators, as an integral part of their examination process, periodically review the Bank's allowances for estimated losses. Such agencies may require the Bank to make additions to such allowances based on their judgements of the information available to them at the time of their examination.

  The Bank adopted the provisions of Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. Under SFAS 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or
(3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to provision for loan losses. In accordance with SFAS 118, the Bank stratifies its loan portfolio by size and treats smaller performing loans with an outstanding balance less than the Bank's defined criteria as a homogenous portfolio. For loans with balance in excess of the Bank's defined criteria, the Bank conducts a periodic review of each loan in order to test for impairment. The statement also applies to restructured loans and eliminates the requirement that a creditor account for certain loans as foreclosed assets until the creditor has taken possession of the collateral. The Bank recognizes interest income on impaired loans based on its existing method of recognizing interest income on nonaccrual loans.

  Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment.

LETTER OF CREDIT FEES Issuance and commitment fees received for the issuance of commercial or standby letters of credit are recognized over the term of the instruments.


PREMISES AND EQUIPMENT Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method based on the following estimated useful lives of the assets:

TYPE                                                      ESTIMATED USEFUL LIFE
--------------------------------------------------------------------------------
Buildings                                                         15 to 45 years
Building improvements                                              5 to 20 years
Furniture, fixtures and equipment                                  3 to 25 years
Leasehold improvements                                Over the life of the lease

Improvements are capitalized and amortized to occupancy expense over the shorter of the estimated useful life of the improvement or the term of the lease.


OTHER REAL ESTATE Owned Real estate acquired in the settlement of loans is carried at the lower of cost or estimated fair value, less estimated costs to sell. Specific valuation allowances on other real estate owned are recorded through charges to operations to recognize deterioration in fair value subsequent to transfer.


INVESTMENTS IN REAL ESTATE Real estate acquired for sale or development is stated at the lower of cost or estimated fair value. Costs directly related to the development or the improvement of real estate are capitalized. Gains on sales are recognized when certain criteria relating to the buyer's initial and continuing investment in the property are met.


GOODWILL Goodwill, which represents the excess of purchase price over fair value of net assets acquired and the related acquisition costs, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.


DERIVATIVES It is the policy of the Company not to speculate on the future direction of interest rates. However, the Company may enter into hedge transactions to protect its position against inherent interest rate risk in the balance sheet and against risk in specific transactions.

  As of December 31, 1996 and 1995, the Company had not entered into any types of hedging transactions or invested in, hold or issue derivative financial instruments such as futures, forwards, swaps, or option contracts, or other financial instruments with similar charcacteristics defined in Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-balance-sheet risk and Financial Instruments with Concentrations of Credit Risk", and Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments".

  To the extent the Company does engage in hedging or derivative transactions in the future, the transactions will be accounted for in consistent with the guidance in Statement of Financial Accounting Standards No. 80, "Accounting for Future Contracts".

INCOME TAXES The provision for income taxes is based on income reported for financial statement purposes and differs from the amount of taxes currently payable, since certain income and expense items are reported for financial statement purposes in different periods than those for tax reporting purposes.

  The Company accounts for income tax under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" as of January 1, 1993. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is established for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.


NET INCOME PER COMMON SHARE Net income per common share is computed on the basis of the weighted average number of shares outstanding during each year. Weighted average shares were 8,017,398, 7,805,339, and 7,724,752 for 1996, 1995 and 1994,
respectively. ESOP shares committed to be released in 1995 are considered in 1995 as outstanding for earnings per share (EPS) purposes.


STATEMENT OF CASH FLOWS Cash and cash equivalents include short-term, highly liquid investments that generally have an original maturity of three months or less.

USE OF ESTIMATES Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates. The most significant estimate subject to change relates to the allowance for loan losses.


RECLASSIFICATION Certain reclassifications have been made to the prior years' financial statements to conform with the 1996 presentation.


RECENT ACCOUNTING PRONOUNCEMENTS The Company adopted the provisions of the Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial condition or results of operations.

The Company adopted the provisions of the Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights", which amends Statement of Financial Accounting Standards No. 65 (SFAS 65), "Accounting for Certain Mortgage Banking Activities" on January 1, 1996. This statement requires mortgage servicing rights to be measured at cost by allocating the cost of the mortgage loans between the mortgage servicing rights and the mortgage loans based on their relative fair values. The adoption of this Statement did not have a material impact on the Company's financial condition or results of operations.

  In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, " Accounting for Stock-based Compensation" which supersedes Accounting Principles Board Opinions No. 25, "Accounting for Stock Issued to Employees" effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company has not adopted any stock-based compensation plan as of December 31, 1996, and therefore the new statement did not have any impact on its financial condition or results of operations of the Company.

  In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that secured borrowings. Management of the Company does not expect that adoption of SFAS 125 will have a material impact on the Company's financial condition and the results of operations.


2. ACQUISITION

Effective November 18, 1996, the Bank acquired all the outstanding stock of First Public Savings Bank, F.S.B. ("FPSB") for $31,600,000 ($15,500,000 in cash and $16,100,000 in Bancorp's stock) in a transaction that has been accounted for as a purchase. Immediately prior to the close, FPSB had total assets, loans, securities, cash, other assets and deposits of $276,000,000, $144,000,000, $94,000,000, $14,000,000, $24,000,000 and $251,000,000, respectively.
Immediately upon acquisition, FPSB was merged into the Bank. As a result of the adjustment of FPSB's assets and liabilities to fair value immediately prior to the closing of the merger, the Company recorded goodwill of approximately $10,000,000. Net income for 1996 includes the operation of FPSB only from November 18, 1996.

  The following table presents an unaudited pro forma combined summary of operations of the Company and FPSB for the years ended December 31, 1996 and 1995, respectively. The unaudited pro forma combined summary of operations is presented as if the merger had been effective January 1, 1996 and 1995, respectively. This information combines the historical results of the Company and FPSB after giving effect to amortization of purchase accounting adjustments. The unaudited pro forma combined summary of operations is based on the Company's historical results and those of FPSB. These pro forma statements are intended for informational purposes only and are not necessarily indicative of the future results of the Company or of the results of the Company that would have occurred had the acquisition been in effect for the full years presented.

                     notes to consolidated financial statements
                        cathay bancorp, inc. and subsidiary


                                                         YEAR ENDED DECEMBER 31,
                                                               (UNAUDITED)
(Dollars in thousands, except per share data)                1996      1995
------------------------------------------------------------------------------
Interest income                                         $  104,921   $  94,066
Interest expense                                            48,064      39,710
                                                        ----------------------
Net interest income before provision for loan losses        56,857      54,356
Provision for loan losses                                    3,789       7,601
                                                        ----------------------
Net interest income after provision for loan losses         53,068      46,755
Non-interest income                                          6,090       6,878
Non-interest expense                                        34,241      31,330
                                                        ----------------------
Income before income tax expense                            24,917      22,303
Income tax expense                                           9,986       8,385
                                                        ----------------------
Net income                                              $   14,931   $  13,918
                                                        ======================
Net income per common share                             $     1.67   $    1.60
                                                        ======================

  The unaudited pro forma combined net income per share were calculated based on the pro forma combined net income and the average common shares assumed to be outstanding during the years presented.


3. CASH AND DUE FROM BANKS

The Company is required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserve balances required for 1996 and 1995 were $11,159,000 and $10,313,000, respectively.


4. SECURITIES

SECURITIES AVAILABLE-FOR-SALE The following table reflects the amortized cost, gross unrealized gains, gross unrealized losses and fair values of securities available-for-sale as of December 31, 1996 and 1995 respectively:

                                                          GROSS           GROSS
                                    AMORTIZED          UNREALIZED      UNREALIZED           FAIR
1996                                     COST            GAINS           LOSSES            VALUE
----------------------------------------------------------------------------------------------------
U.S. Treasury securities             $122,115,946      $ 196,958       $  543,994       $121,768,910
U.S. government agencies              229,695,441        127,458        1,445,450        228,377,449
State and municipal securities             50,008             61               --             50,069
Mortgage-backed securities             23,053,173          7,216          178,264         22,882,125
Asset-backed securities                 4,999,024             --            1,374          4,997,650
Federal Home Loan Bank stock            5,314,800             --               --          5,314,800
                                     ---------------------------------------------------------------
Total                                $385,228,392      $ 331,693       $2,169,082       $383,391,003
                                     ===============================================================

                                                         GROSS              GROSS
                                        AMORTIZED      UNREALIZED        UNREALIZED          FAIR
1995                                      COST           GAINS             LOSSES           VALUE
----------------------------------------------------------------------------------------------------
U.S. Treasury securities             $110,049,430      $ 748,731        $  412,219      $110,385,942
U.S. government agencies              127,749,643      2,097,233                --       129,846,876
State and municipal securities             95,001            262                --            95,263
Federal Home Loan Bank stock            2,923,500             --                --         2,923,500
                                     ---------------------------------------------------------------
Total                                $240,817,574     $2,846,226         $ 412,219      $243,251,581
                                     ===============================================================

The Company restructured its securities portfolio upon completion of the acquisition of FPSB to improve its interest rate risk position. The classification on certain securities with an amortized cost basis of $30,007,377 and an unrealized loss of $172,485 was changed from held-to-maturity to available-for-sale.

  The amortized cost and fair value of securities available-for-sale except for mortgage-backed securities at December 31, 1996, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                         AMORTIZED          FAIR
                                                            COST           VALUE
-----------------------------------------------------------------------------------
Due in one year or less(1)                             $ 98,417,333    $ 98,455,515
Due after one year through five years                   241,792,491     240,077,063
Due after five years through ten years                   21,965,395      21,976,300
Mortgage-backed securities                               23,053,173      22,882,125
                                                       ----------------------------
Total                                                  $385,228,392    $383,391,003
                                                       ============================

1    Equity securities are reported in this category.

  Proceeds from sales of securities available-for-sale during 1996 and 1995 were $10,857,381 and $30,388,281, respectively. Proceeds from maturities and calls of securities available-for-sale during 1996 and 1995 were $57,400,000 and $68,492,524, respectively. Gross realized gains of $416,344 and $131,463 were realized for 1995 and 1994, respectively. Gross losses of $133,141 were realized for 1994. No gain was realized in 1996 and no losses were realized for 1996 and 1995.


SECURITIES HELD-TO-MATURITY The carrying value, gross unrealized gains, gross unrealized losses and estimated fair values of securities held-to-maturity are as follows at December 31, 1996 and 1995:

                                                  GROSS       GROSS       ESTIMATED
                                   CARRYING     UNREALIZED  UNREALIZED      FAIR
1996                                 VALUE        GAINS       LOSSES        VALUE
------------------------------------------------------------------------------------
U.S. Treasury securities        $ 26,080,797  $   91,181   $    8,978   $ 26,163,000
U.S. government agencies          66,899,762          --      105,762     66,794,000
State and municipal securities    40,392,876   1,512,807       30,683     41,875,000
Mortgage-backed securities        63,108,582     504,449      103,031     63,510,000
Asset-backed securities            3,545,044          --        1,044      3,544,000
Other securities                  10,101,450      14,550           --     10,116,000
                                ----------------------------------------------------
Total                           $210,128,511  $2,122,987   $  249,498   $212,002,000
                                ====================================================


                                                  GROSS       GROSS       ESTIMATED
                                   CARRYING     UNREALIZED  UNREALIZED      FAIR
1995                                 VALUE        GAINS       LOSSES        VALUE
------------------------------------------------------------------------------------
U.S. Treasury securities        $ 50,062,033   $  921,955     $ 95,988   $ 50,888,000
U.S. government agencies          69,427,920    1,693,080           --     71,121,000
State and municipal securities    39,620,301    2,274,089       24,390     41,870,000
Other securities                  15,000,720      113,280           --     15,114,000
Mortgage-backed securities           266,044           --           44        266,000
                                -----------------------------------------------------
Total                           $174,377,018   $5,002,404     $120,422   $179,259,000
                                =====================================================

The carrying value and estimated fair value of securities held-to-maturity except for mortgage-backed securities at December 31, 1996, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                       ESTIMATED
                                                         CARRYING        FAIR
                                                           VALUE         VALUE
---------------------------------------------------------------------------------
Due in one year or less                                $ 10,731,340  $ 10,753,000
Due after one year through five years                    83,302,355    83,597,000
Due after five years through ten years                   35,208,809    35,818,000
Due after ten years                                      17,777,425    18,324,000
Mortgage-backed securities                               63,108,582    63,510,000
                                                       --------------------------
Total                                                  $210,128,511  $212,002,000
                                                       ==========================

  Proceeds from the calls of securities held-to-maturity during 1996 and 1995 were $11,168,136 and $19,817,438, respectively. Gross realized gains of $21,862, $194,503 and $65,245 were realized for 1996, 1995 and 1994, respectively. Gross losses for $155 was realized in 1994. No losses were realized for 1996 and 1995.

  Securities having a carrying value of $30,577,856 and $47,464,563 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, treasury tax and loan, securities sold under agreements to repurchase, and borrowing from the Federal Home Loan Bank.


5. LOANS

The components of loans in the consolidated statements of condition as of December 31, 1996 and 1995 were as follows:


                                                                1996            1995
------------------------------------------------------------------------------------
Commercial loans                                        $283,893,881    $292,612,200
Real estate mortgage loans                               420,315,411     231,359,434
Real estate construction loans                            33,510,438      13,606,488
Installment loans                                         23,550,608      19,747,608
Other loans                                                  385,135         533,228
                                                        ----------------------------
                                                         761,655,473     557,858,958
                                                        ----------------------------
Less
Unamortized deferred loan fees                             3,742,966       2,121,490
Allowance for loan losses                                 13,528,568      12,742,427
                                                        ----------------------------
Total                                                   $744,383,939    $542,995,041
                                                        ============================

  The Company originates certain residential mortgage loans for the specific purpose of resale. Loans are sold without recourse. There were no loans held for sale as of December 31, 1996 and 1995. Approximately $4,260,000 and $4,741,000 of residential mortgage loans were pledged to secure a line of credit with the Federal Home Loan Bank as of December 31, 1996 and December 31, 1995, respectively.

An analysis of the activity in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                   1996           1995           1994
----------------------------------------------------------------------------------------
Balance, beginning of year                    $12,742,427     $12,270,918     $7,172,684
  Allowance acquired from merger                1,644,171              --             --
  Loans charged-off                            (5,388,389)     (7,017,666)    (4,419,095)
  Recoveries on loans previously charged-off      930,359         188,773      1,762,735
  Provision for loan losses                     3,600,000       7,300,402      7,754,594
                                              ------------------------------------------
Balance, end of year                          $13,528,568     $12,742,427    $12,270,918
                                              ==========================================

  At December 31, 1996 and 1995, the Company had identified impaired loans with a net recorded investment of $17,200,000 and $50,700,000, respectively. An allowance of $3,000,000 million and $5,400,000 million, representing the difference between the value of collateral supporting certain of the loans and their outstanding balances are included in the allowance for loan losses for 1996 and 1995, respectively. For the year 1996 and 1995, the average balances of impaired loans were $27,800,000 million and $41,500,000 million, and interest collected on impaired loans total $1,220,000 and $2,800,000, respectively. The following table is a breakdown of impaired loans and the SFAS 114 impairment allowance related to impaired loans:

                                            AS OF DECEMBER 31, 1996    AS OF DECEMBER 31, 1995
                                                            SFAS 114                 SFAS 114
                                            RECORDED        IMPAIRMENT  RECORDED    IMPAIRMENT
(Dollars in thousands)                     INVESTMENT       ALLOWANCE   INVESTMENT   ALLOWANCE
-----------------------------------------------------------------------------------------------
Impaired loans:
Loans with impairment allowance
  Commercial                                 $ 6,861        $ 1,398      $ 9,734       $ 1,560
  Commercial real estate                      10,313          1,648       26,022         3,799
    Total impaired loans with impairment
      allowance                               17,174          3,046        35,756        5,359
                                             -------------------------------------------------
Loans without impairment allowance
  Commercial                                      --             --         5,634           --
  Commercial real estate                          --             --         9,346           --
                                             -------------------------------------------------
    Total impaired loans without
      impairment allowance                        --             --        14,980           --
                                             =================================================
    Total impaired loans and impairment
      allowance                              $17,174        $ 3,046       $50,736       $5,359
                                             =================================================

  The Company has entered into transactions with its directors, significant stockholders and their affiliates ("Related Parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. All loans to Related Parties were current as of December 31, 1996. An analysis of the activity with respect to loans to Related Parties is as follows:

-------------------------------------------------------------------------------
December 31, 1994                                                   $2,057,620
Additional loans made                                                  206,964
Payments received                                                      (93,246)
                                                                    ----------
December 31, 1995                                                    2,171,338
Additional loans made                                                3,625,000
Payments received                                                   (3,850,694)
                                                                    ----------
December 31, 1996                                                   $1,945,644
                                                                    ==========

                   notes to consolidated financial statements
                       cathay bancorp, inc. and subsidiary

Most of the Company's business activity is with customers located in the predominantly Asian areas of Southern and Northern California. The Company has no specific industry concentration, and generally its loans are collateralized with real property or other pledged collateral of the borrowers. Loans are generally expected to be paid-off from the operating profits of the borrowers, refinancing by another lender or through sale by the borrowers of the secured collateral. The following real estate secured loans were outstanding as of December 31, 1996 and 1995:

                                                              1996        1995
------------------------------------------------------------------------------------
Mortgage commercial                                     $121,755,629    $191,192,517
Construction                                              33,510,438      13,606,488
Mortgage residential                                     284,681,699      27,437,876
Equity lines                                              13,878,083      12,729,041
                                                        ----------------------------
Total                                                   $453,825,849    $244,965,922
                                                        ============================

  The following is a summary of non-accrual loans and troubled debt restructurings as of December 31, 1996, 1995 and 1994 and the related net interest foregone for the years then ended:

                                               1996         1995        1994
--------------------------------------------------------------------------------
Non-accrual loans                           $9,304,994  $14,012,337  $27,859,875
                                            ====================================
Contractual interest due                    $1,121,136  $1,503,069   $ 2,711,747
Interest recognized                            268,050     200,385       559,532
                                            -----------------------------------
Net interest foregone                       $ 853,086   $1,302,684   $ 2,152,215
                                            ====================================


                                                 1996         1995        1994
--------------------------------------------------------------------------------
Troubled debt restructurings                $3,201,462   $8,429,265   $5,257,164
                                            ====================================

Contractual interest due                    $  338,382   $  467,496   $  351,062
Interest recognized                            310,783      352,412      318,844
                                            ------------------------------------
Net interest foregone                        $  27,599   $  115,084   $   32,218
                                            ====================================

  As of December 31, 1996, there was no commitment to lend additional funds to those borrowers whose loans have been restructured.


6. OTHER REAL ESTATE OWNED

The balance of other real estate owned at December 31, 1996 and 1995 was $18,854,186 and $13,878,957, respectively. The valuation allowance was $1,568,387 and $869,262 at December 31, 1996 and 1995, respectively. The following table presents the components of other real estate owned expense for the year-ended:

                                                 1996         1995        1994
-------------------------------------------------------------------------------
Operating expense                           $  312,427   $  923,159   $ 595,435
Provision for losses                         1,501,268      874,759   1,608,557
Net loss (gain) on disposal                    (85,313)      78,553     (60,455)
                                            -----------------------------------
Total other real estate owned expense       $1,728,382   $1,876,471  $2,143,537
                                            ===================================

                     notes to consolidated financial statements
                        cathay bancorp, inc. and subsidiary


An analysis of the activity in the allowance for other real estate losses for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                 1996         1995        1994
------------------------------------------------------------------------------
Balance, beginning of year                  $ 869,262   $1,592,238   $ 641,516
Provision for losses                        1,501,268      874,759   1,608,557
Charge-offs on disposal                      (802,143)  (1,597,735)   (657,835)
                                            ----------------------------------
Balance, end of year                       $1,568,387   $  869,262  $1,592,238
                                            ==================================


7. INVESTMENTS IN REAL ESTATE

The Company's investments in real estate consist of two strip-malls, and interests in two limited partnerships in low income housing projects which qualify for Federal low income housing tax credits. The following table presents the components of investments in real estate for the year ended:

                                                 1996         1995        1994
-------------------------------------------------------------------------------
Strip-malls                                 $2,837,829  $2,974,457   $3,807,031
Low income housing                           1,149,395   1,329,898      779,918
                                            -----------------------------------
                                            $3,987,224  $4,304,355   $4,586,949
                                            ===================================

  The value of the investments in the strip-malls is dependent upon real estate values, the local economies, and real estate sales activity. Management incorporates these factors in its evaluation of the fair value of the properties. The investments were written down $720,902 and $615,000 during the year ended December 31, 1995 and 1994, respectively. The Company recognized a net loss of $106,065 in 1996 from the operations of the strip-malls, and $753,833 and $683,742 in 1995 and 1994, respectively from the properties, resulting primarily from write downs.

  In 1993 and 1995, the Company purchased interests in limited partnerships at 49.5% and 99.0% respectively, formed for the purpose of investing in real estate projects which qualify for low income housing tax credits. The limited partnerships will generate tax credits over a weighted average remaining period of approximately ten years. See Note 8 of the notes to consolidated financial statements for income tax effects. The Company's 99.0% interest in the limited partnership purchased in 1995 was not consolidated into the Company's financial statement as of December 31, 1996 and 1995 because the amount of investment was not material to the Company's results of operations or financial condition as a whole. The Company recognized a net loss of approximately $180,503, $127,405 and $61,243 in 1996, 1995 and 1994 from the partnerships' operations.


8. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1996 and 1995:

                                                              1996        1995
--------------------------------------------------------------------------------
Land and land improvements                              $11,371,120  $11,367,385
Building and building improvements                       13,761,925   13,761,926
Furniture, fixtures and equipment                        12,189,995   10,595,231
Other                                                     2,540,823    1,693,242
Construction in process                                      11,320       67,813
                                                        ------------------------
                                                         39,875,183   37,485,597
Less: Accumulated depreciation                           14,103,881   10,899,252
                                                        ------------------------
Premises and equipment, net                             $25,771,302  $26,586,345
                                                        ========================

                     notes to consolidated financial statements
                        cathay bancorp, inc. and subsidiary


The amount of depreciation included in operating expense was $1,336,363, $1,356,916 and $1,192,541 in 1996, 1995 and 1994, respectively.


9. INCOME TAXES

For the years ended December 31, 1996, 1995 and 1994, the current and deferred amounts of the income tax expense are summarized as follows:

                                                 1996         1995        1994
--------------------------------------------------------------------------------
Current
  Federal                                    $6,080,034  $3,961,419  $5,928,213
  State                                       2,242,534   1,571,755   1,994,083
                                             ----------------------------------
                                              8,322,568   5,533,174   7,922,296
                                             ==================================
Deferred
  Federal                                      (460,651)    116,384  (2,633,659)
  State                                         (42,535)    106,004    (770,068)
                                             ----------------------------------
                                               (503,186)    222,388  (3,403,727)
                                             ----------------------------------
Change in valuation allowance                      --      (131,453)   (485,043)
                                             ----------------------------------
Total income tax expense                     $7,819,382  $5,624,109  $4,033,526
                                             ==================================

  Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities give rise to deferred taxes. Deferred tax assets and liabilities for the years ended December 31, 1996 and 1995 were as follows:

                                                                         1996             1995
-------------------------------------------------------------------------------------------------
Deferred tax assets
Difference between provisions for loan losses
  for tax and financial reporting purposes                           $5,553,964        $5,078,372
Difference between provisions for other real estate
  owned for tax and financial reporting purposes                      2,034,077         1,516,336
State income tax                                                        384,966           171,930
Unrealized holding loss on securities available-for-sale                918,498           174,554
                                                                     ----------------------------
Gross deferred tax assets                                             8,891,505         6,941,192
Valuation allowance                                                          --                --
                                                                     ----------------------------
Gross deferred tax assets, net of valuation allowance                 8,891,505         6,941,192
Deferred tax liabilities
Use of accelerated depreciation for tax purposes                     (1,136,452)       (1,046,397)
Deferred loan fees                                                     (543,830)          (33,880)
FHLB stock dividend                                                    (491,430)               --
Acquisition of FPSB                                                    (723,637)               --
Unrealized holding gain on securities available-for-sale               (140,456)       (1,205,234)
Other, net                                                                 (222)          (12,449)
                                                                     ----------------------------
Gross deferred tax liabilities                                       (3,036,027)       (2,297,960)
                                                                     ----------------------------
  Net tax assets                                                     $5,855,478        $4,643,232
                                                                     ============================

Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1995 are primarily the result of adjustments to conform to the tax returns as filed.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize all benefits related to these deductible temporary difference.

  Included in other assets in the statements of conditions, net deferred tax assets were $5,855,478 and $4,643,232 as of December 31, 1996 and 1995,
respectively. Other assets as of December 31, 1996 and 1995 include current net income taxes receivable of $603,184 and $2,194,524, respectively.

  Income tax expense results in effective tax rates that differ from the statutory Federal income tax rate for the years indicated as follows:

                                                       1996                          1995                          1994
-----------------------------------------------------------------------------------------------------------------------------
Tax provision at Federal statutory rate   $ 7,397,367        35.00%       $ 5,685,662       35.00%    $ 4,741,634       35.00%
State income taxes                          1,429,999         6.77          1,090,543        6.71         795,610        5.87
Interest on obligations of state and
  political subdivisions, which are
  exempt from Federal taxation               (709,350)       (3.35)          (832,437)      (5.12)       (844,152)      (6.23)
Low income housing tax credits               (319,183)       (1.51)          (223,833)      (1.38)       (174,171)      (1.29)
Valuation allowance                              --            --            (131,453)      (0.81)       (485,043)      (3.58)
Other, net                                     20,549         0.09             35,627        0.22            (352)         --
                                          -----------------------------------------------------------------------------------
Total income tax expense                  $ 7,819,382        37.00%       $ 5,624,109       34.62%     $ 4,033,526      29.77%
                                          ===================================================================================


10. STOCKHOLDERS' EQUITY

As a bank holding company, Bancorp's ability to pay dividends will depend upon the dividends it receives from the Bank and on the income which it may generate from any other activities in which Bancorp may engage, either directly or through other subsidiaries. Currently, since Bancorp does not have any other significant business activities outside the Bank's and CIC's operations, its ability to pay dividends will depend solely on dividends received from the Bank.

  Under California State banking law, the Bank may not pay a cash dividend which exceeds the lesser of the Bank's retained earnings or its net income for the last three fiscal years, less any cash distributions made during that period. The amount of retained earnings available for cash dividends as of December 31, 1996 is restricted to approximately $19,362,000 under this regulation.

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                     notes to consolidated financial statements
                        cathay bancorp, inc. and subsidiary


The Federal Deposit Insurance Corporation established five capital ratio categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically capitalized". A well capitalized institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5%. At December 31, 1996, the Bank was in compliance with the minimum capital requirements and is considered well capitalized.


  The Company and the Bank's capital and leverage ratios as of December 31, 1996 are presented in the tables below:

                                                 COMPANY                         BANK
                                            AS OF 12/31/1996              AS OF 12/31/1996
(Dollars in thousands)                    BALANCE    PERCENT          BALANCE         PERCENT
---------------------------------------------------------------------------------------------
Tier 1 Capital (to risk-weighted assets) $  109,608*     12.72%      $   107,387*         12.46%
Tier 1 Capital minimum requirement           34,485       4.00            34,485           4.00
                                         ------------------------------------------------------
  Excess                                 $   75,123       8.72%      $    72,902           8.46%
                                         ======================================================

total Capital (to risk-weighted assets)  $  120,417*     13.97%      $   118,196*         13.71%
Total Capital minimum requirement            68,969       8.00            68,969           8.00
                                         ------------------------------------------------------
  Excess                                 $   51,448       5.97%      $    49,227           5.71%
                                         ======================================================


Risk-weighted assets                     $  861,993                     $861,993
Tier 1 Capital (to average assets) -
   Leverage ratio                        $  109,608*      8.17%      $   107,386*          8.01%
Minimum leverage requirement                 53,657       4.00            53,657           4.00
                                         ------------------------------------------------------
  Excess                                 $   55,951       4.17%      $    53,729           4.01%
                                         ======================================================


Total average assets                     $1,341,415                  $ 1,341,414

* Excluding the unrealized holding losses on securities available-for-sale of $1,059,000, and goodwill of $9,897,000.


  The Board of Directors of Bancorp is authorized to issue preferred stock in one or more series and to fix the voting powers, designations, preferences or other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. Any preferred stock issued by Bancorp may rank prior to Bancorp common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into shares of Bancorp common stock. No preferred stock has been issued as of December 31, 1996.

11. COMMITMENTS AND CONTINGENCIES

The Company is involved in various litigation concerning transactions entered into during the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of such litigation will have a material effect upon its financial condition.

  In the normal course of business, the Company becomes a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments included commitments to extend credit in the form of loans or through commercial and standby letters of credit. Those instruments represent varying degrees of exposure to risk in excess of the amounts included in the accompanying consolidated statements of condition. The contractual or notional amount of these instruments indicates a level of activity associated with a particular class of financial instrument and is not a reflection of the level of expected losses, if any.

  The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.


  Financial instruments whose contract amounts represent the amount of credit risk include the following:

---------------------------------------------------------------------------------
Commitments to extend credit                                         $308,229,000
Standby letters of credit                                              12,675,000
Other letters of credit                                                19,823,000
                                                                     ------------
Total                                                                $340,727,000
                                                                     ============

  Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the commitment agreement. These commitments generally have fixed expiration dates and are expected to expire without being drawn upon. The total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the borrowers.

  As of December 31, 1996, the Company does not have fixed-rate or variable-rate commitments with characteristics similar to options, which provide the holder, for a premium paid at inception to the Company, the benefits of favorable movements in the price of an underlying asset or index with limited or no exposure to losses from unfavorable price movements.

  Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.

  As of December 31, 1996, the Company had available credit lines with other financial institutions in the amount of $255,000,000.

  The Company is obligated under a number of operating leases for premises and equipment with terms ranging from 1 to 55 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. Rental expense was $907,081, $1,433,861 and $1,271,201 for 1996, 1995 and 1994,
respectively. The following table shows future minimum payments under operating leases with terms in excess of one year as of December 31, 1996:

(Dollars in thousands)                                             COMMITMENTS
------------------------------------------------------------------------------
Year ended December 31,
1997                                                                $    1,015
1998                                                                       857
1999                                                                       835
2000                                                                       703
2001                                                                       617
Thereafter                                                               8,240
                                                                     ---------
Total minimum lease payments                                         $  12,267
                                                                     =========

  Rental income was $368,062, $482,037 and $544,323 for 1996, 1995 and 1994,
respectively. The following table shows future rental payments to be received under operating leases with terms in excess


(Dollars in thousands)                                            Commitments
------------------------------------------------------------------------------------
Year ended December 31,
1997                                                                 $ 254
1998                                                                    65
1999                                                                    43
2000                                                                    43
2001                                                                    25
Thereafter                                                              --
                                                                     -----
Total minimum lease payments to be received                          $ 430
                                                                     =====

                   notes to consolidated financial statements
                      cathay bancorp, inc. and subsidiary


12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND SHORT-TERM INSTRUMENTS For cash and short-term instruments, the carrying amount was assumed to be a reasonable estimate of fair value.

INVESTMENT SECURITIES For securities (which include securities available-for-sale and securities held-to-maturity), fair values were based on quoted market prices at the reporting date. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

LOANS Fair values were estimated for portfolios of loans with similar financial characteristics. Each loan category was further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

  The fair value of performing loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

  Fair value for non-performing real estate loans was based on recent external appraisals of the underlying collateral of the loan. If appraisals were not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates were judgementally determined using available market information and specific borrower information.

DEPOSIT LIABILITIES The fair value of demand deposits, savings accounts, and certain money market deposits was assumed to be the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit was estimated using the rates currently offered for deposits with similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN The fair value of commitments was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of guarantees and letters of credit was based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

  Fair value estimates were made at specific points in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates were based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates were subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

                                                    AS OF DECEMBER 31, 1996             AS OF DECEMBER 31, 1995
(Dollars in thousands)                         CARRYING AMOUNT       FAIR VALUE      CARRYING AMOUNT      FAIR VALUE
------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks                        $   47,194          $   47,194          $ 55,126          $ 55,126
  Federal funds sold and securities
    purchased under agreement to resell              28,000              28,000             1,200             1,200
  Securities available-for-sale                     383,391             383,391           243,252           243,252
  Securities held-to-maturity                       210,129             212,002           174,377           179,259
  Loans, net                                        744,384             753,601           542,995           555,408
                                                 ------------------------------------------------------------------
Financial Liabilities
  Deposits                                       $1,364,740          $1,367,217          $984,227          $987,833
  Other borrowings                                   10,000              10,000             1,500             1,500
  Mortgage indebtedness                                 773                 773               763               763
                                                 ==================================================================


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

                                            AS OF DECEMBER 31, 1996                       AS OF DECEMBER 31, 1995
(Dollars in thousands)        CONTRACT AMOUNT  CARRYING AMOUNT   FAIR VALUE  CONTRACT AMOUNT  CARRYING AMOUNT   FAIR VALUE
--------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit      $268,247           $ 147          (317)         $184,101         $ 68            $ (221)
Commercial letters of credit        19,824              --          (138)           23,127           --              (152)
Standby letters of credit           12,675              --           (60)           11,429           --               (33)
Bill of lading guarantee             6,653              --           (41)            3,675           --               (16)
                                  ---------------------------------------------------------------------------------------


13. EMPLOYEE STOCK OWNERSHIP PLAN

In January 1985, the Board of Directors approved an Employee Stock Ownership Plan (ESOP). Under the ESOP, the Company makes annual contributions to a trust in the form of either cash or common stock of the Company for the benefit of eligible employees. Employees are eligible to participate in the ESOP Plan after completing two years of service for salaried full-time employees or 1,000 hours for each of two consecutive years for salaried part-time employees. The amount of the annual contribution is discretionary except that it must be sufficient to enable the trust to meet its current obligations. The Company also pays for the administration of this plan and of the trust. During 1996, 1995 and 1994, the ESOP purchased 45,959, 0 and 109,452 shares, respectively, of the Company's stock at an aggregate cost of $754,269, $0 and $ 1,439,509, respectively. The shares purchased in 1996 included 31,224 shares of newly issued shares and 14,735 shares bought through the dividend reinvestment plan. The shares purchased in 1994 were bought through the dividend reinvestment plan and a private transaction. The Company contributed $515,850, $490,400 and $450,000 to the trust in 1996, 1995 and 1994, respectively, which were charged to salaries and related benefits in the accompanying consolidated statements of income. In 1996, distribution of benefits to participants totaled 12,087 shares. As of December 31, 1996, the ESOP owned 530,800 shares or 5.98% of the Company's outstanding common stock.

  In 1994, the plan acquired 100,000 shares of the Company's stock through a private transaction, and financed a portion (71,483 shares) of the purchase with a $940,000 direct loan at a market rate with another financial institution. The loan was guaranteed by the Company and was collateralized by the shares acquired. Repayment was in monthly installments, with final payment due on July 1, 1997. The loan was structured to be repaid with dividends paid by the Company on the ESOP shares and the annual contribution from the Company. The loan to the ESOP was paid in full in 1995.

                     notes to consolidated financial statements
                        cathay bancorp, inc. and subsidiary


  In 1994, the shares collateralizing the loan are treated as suspense shares, and are legally released as the debt is repaid. Leveraged ESOP shares are considered unearned initially. Shares are committed to be released to compensate employees directly, to settle the Company's liabilities for other employee benefits, and to replace dividends on allocated shares that are used for debt service. Unearned ESOP shares are credited as shares are committed to be released based on the cost of the shares to the ESOP. The difference between the fair value of shares committed to be released and the cost of those shares to the ESOP is charged or credited to additional paid-in-capital. The released shares are allocated to the participant accounts for services rendered in the current accounting period as of the end of the ESOP's fiscal year. Shares committed to be released, allocated, and in suspense were 39,408, 39,408 and 32,075, respectively as of December 31, 1994. The fair value of the unearned ESOP shares was $421,786 as of December 31, 1994. Unearned ESOP shares totalling 32,075 as of December 31, 1994 were allocated to the participant accounts for services rendered in the year ended December 31, 1995. Dividends on ESOP shares allocated to participants but used for debt service are allocated shares with a fair value no less than the amount of the dividends used for debt service. Only dividends on allocated shares are charged to retained earnings. Dividends on unallocated shares was $9,623 in 1994. These dividends were allocated during the year ended December 31, 1995.

  The Company considers shares committed to be released ratably during the current accounting period as the participants perform services, and, accordingly computed compensation cost using an average fair value of the shares. The compensation cost for 1995 and 1994 were $400,617 and $490,630, respectively, based on an average per share price of $13.09 and $12.75 for 1995 and 1994, respectively.

  ESOP shares committed to be released are considered outstanding for earnings per share (EPS) purposes.


14. CONDENSED FINANCIAL INFORMATION OF CATHAY BANCORP, INC.

The condensed financial information of Cathay Bancorp, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 were as follows:

STATEMENTS OF CONDITION

                                                                              December 31,
Assets                                                                1996                   1995
----------------------------------------------------------------------------------------------------
Cash                                                             $   2,272,875           $   566,948
Investment in subsidiary - Cathay Bank                             116,224,500            93,876,525
Organizational costs, net                                                 --                     786
Other                                                                        6               155,250
                                                                 -----------------------------------
  Total assets                                                   $ 118,497,381           $94,599,509
                                                                 ===================================

Liabilities
Accrued expenses                                                 $      51,376           $    70,696
                                                                 -----------------------------------
  Total liabilities                                                     51,376                70,696
                                                                 -----------------------------------
Stockholders' equity
Preferred stock, $.01 par value; 10,000,000 shares
  authorized, none issued                                                 --                    --
Common stock, $.01 par value; 25,000,000 shares
  authorized, 8,878,144 and 7,867,164 shares
  issued and outstanding in 1996 and 1995, respectively                 88,781                78,672
Additional paid-in-capital                                          59,811,940            42,013,687
Unrealized holding gain (loss) on securities
  available-for-sale, net of tax                                    (1,059,347)            1,403,327
Retained earnings                                                   59,604,631            51,033,127
                                                                 -----------------------------------
  Total stockholders' equity                                       118,446,005            94,528,813
                                                                 -----------------------------------
  Total liabilities and stockholders' equity                     $ 118,497,381           $94,599,509
                                                                 ===================================

STATEMENTS OF INCOME

                                                                            Year ended December 31,
                                                                  1996               1995              1994
--------------------------------------------------------------------------------------------------------------
Cash dividends from Cathay Bank                              $  4,744,447       $  4,694,445       $ 4,649,251
Amortization of organizational costs and other expenses          (217,766)          (300,794)         (400,629)
                                                             -------------------------------------------------
Income before income tax expense                                4,526,681          4,393,651         4,248,622
Income tax benefit                                                 92,213             86,445              --
                                                             -------------------------------------------------
Income before undistributed earnings of subsidiary              4,618,894          4,480,096         4,248,622
                                                             -------------------------------------------------
Equity in undistributed earnings of subsidiary                  8,697,057          6,140,543         5,265,377
                                                             =================================================
Net income                                                   $ 13,315,951       $ 10,620,639       $ 9,513,999
                                                             =================================================


STATEMENTS OF CASH FLOWS


                                                                            Year ended December 31,
                                                                   1996               1995               1994
----------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                    $ 13,315,951       $ 10,620,639       $ 9,513,999
Equity in undistributed earnings of subsidiary                  (8,697,057)        (6,140,543)       (5,265,377)
Amortization of organizational costs                                   786             91,755           117,252
Other, net                                                         135,924            252,113              (103)
                                                              =================================================
  Net cash provided by operating activities                      4,755,604          4,823,964         4,365,771
                                                              =================================================
Cash Flows From Investing Activities
Capital contribution to Cathay Bank                                   --             (580,000)         (950,000)
                                                              -------------------------------------------------
  Net cash used in investing activities                               --             (580,000)         (950,000)
                                                              -------------------------------------------------
Cash Flows From Financing Activities
Proceeds from direct loan to ESOP                                     --                 --             940,000
Payments to decrease direct loan to ESOP                              --             (447,481)         (492,519)
Proceeds from issuance of common stock                           1,694,770            855,448         1,044,989
Cash dividends                                                  (4,744,447)        (4,704,068)       (4,639,628)
Decrease (increase) in unearned ESOP shares                           --              421,786          (421,786)
                                                              -------------------------------------------------
  Net cash used in financing activities                         (3,049,677)        (3,874,315)       (3,568,944)
                                                              -------------------------------------------------
Increase (decrease) in cash and cash equivalents                 1,705,927            369,649          (153,173)
Cash and cash equivalents, beginning of year                       566,948            197,299           350,472
                                                              -------------------------------------------------
Cash and cash equivalents, end of year                        $  2,272,875       $    566,948       $   197,299
                                                              =================================================

Supplemental disclosure of cash flow information
  Cash paid during the year for:
    Income taxes                                              $    150,000       $    150,000       $   150,020
  Non-cash investing activities:
    Net change in unrealized holding gain (loss) on
      securities available-for-sale, net of tax               $ (2,462,674)      $  1,949,962       $  (637,294)
    Issuance of common stock for the acquisition of FPSB      $ 16,113,592       $      --          $     --

  Bancorp guaranteed a direct loan to the Employee Stock Ownership Plan for the purchase of the Company's shares in 1994. The loan was paid in full in 1995.

Bancorp was formed by exchanging all the outstanding shares of the Bank's common stock for newly issued shares of Bancorp's common stock. Bancorp has accounted for its interest in the Bank as a reorganization of an entity under common control and has reflected its equity in the net earnings of the Bank as if it had been reorganized as of January 1, 1990. There was no change in stockholders' equity as a result of this transaction.


15. DIVIDEND REINVESTMENT PLAN

The Company has a dividend reinvestment plan which allows for participants' reinvestment of cash dividends and certain additional optional investments in the Company's common stock. Shares issued under the plan and consideration received were 105,245, 68,614 and 83,947 and $1,694,770, $855,448 and $1,044,989
for 1996, 1995 and 1994, respectively.


16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


The following table sets forth selected unaudited quarterly financial data.

Summary of Operations

                                                      1996                                                1995
(Dollars in thousands except       FOURTH        THIRD       SECOND        FIRST      FOURTH       THIRD        SECOND       FIRST
 per share data)                  QUARTER      QUARTER      QUARTER      QUARTER     QUARTER     QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------------------
Interest income                   $24,109      $21,362      $20,791      $19,836      $20,536    $19,192      $18,590      $17,905
Interest expense                   10,966        9,622        9,513        9,108        8,985      8,224        7,496        6,577
                                  ------------------------------------------------------------------------------------------------
Net interest income                13,143       11,740       11,278       10,728       11,551     10,968       11,094       11,328
Provision for loan losses             900          900          900          900        2,650      1,650        1,350        1,650
                                  ------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses        12,243       10,840       10,378        9,828        8,901      9,318        9,744        9,678
Non-interest income                 1,658        1,535        1,339        1,328        1,876      1,320        1,413        1,612
Non-interest expense                8,472        5,957        7,023        6,562        7,449      6,383        7,011        6,774
                                  ------------------------------------------------------------------------------------------------
Income before income tax expense    5,429        6,418        4,694        4,594        3,328      4,255        4,146        4,516
Income tax expense                  1,827        2,688        1,598        1,706          721      1,593        1,538        1,772
Net income                        $ 3,602      $ 3,730      $ 3,096      $ 2,888      $ 2,607    $ 2,662      $ 2,608      $ 2,744
                                  ------------------------------------------------------------------------------------------------
Net income per share              $  0.43      $  0.47      $  0.39      $  0.37      $  0.33    $  0.34      $  0.34      $  0.35
                                  ================================================================================================


                            independent auditors' report
                        cathay bancorp, inc. and subsidiary


THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF CATHAY BANCORP, INC.:

We have audited the accompanying consolidated statements of condition of Cathay Bancorp, Inc. and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cathay Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                KPMG Peat Marwick LLP


Los Angeles, California
January 30, 1997
                    corporate, branch and overseas offices
                     cathay bancorp, inc. and subsidiary


Corporate Office:

777 North Broadway
Los Angeles, CA 90012
Tel:  (213) 625-4700
Fax:  (213) 625-1368

Branch and Overseas Offices:

LOS ANGELES
777 North Broadway
Los Angeles, CA 90012
Tel:  (213) 625-4700
Fax:  (213) 625-1368

MONTEREY PARK
250 South Atlantic Boulevard
Monterey Park, CA 91754
Tel:  (818) 281-8808
Fax:  (818) 281-2956
Frank Chen
Vice President and Manager

ALHAMBRA
601 North Atlantic Boulevard
Alhambra, CA 91801
Tel:  (818) 284-6556
Fax:  (818) 282-3496
Christina Tsui
Manager

HACIENDA HEIGHTS
16025 East Gale Avenue
City of Industry, CA 91745
Tel:  (818) 333-8533
Fax:  (818) 336-4227
Jack Sun
Assistant Vice President and Manager

WESTMINSTER
9121 Bolsa Avenue
Westminster, CA 92683
Tel:  (714) 890-7118
Fax:  (714) 898-9267
Kenneth Chan
Assistant Vice President and Manager

SAN JOSE
2010 Tully Road
San Jose, CA 95122
Tel:  (408) 238-8880
Fax:  (408) 238-2302
Edward Wong
Vice President and Manager

SAN GABRIEL
825 East Valley Boulevard
San Gabriel, CA 91776
Tel:  (818) 573-1000
Fax:  (818) 573-0983
Daniel Liu
Vice President and Manager

TORRANCE
23228 Hawthorne Boulevard
Torrance, CA 90505
Tel:  (310) 791-8700
Fax:  (310) 791-1862
Phoebe Yu
Assistant Vice President and Manager

OAKLAND
710 Webster Street
Oakland, CA 94607
Tel:  (510) 208-3700
Fax:  (510) 208-3727
Grace Yuen
Vice President and Manager

CERRITOS
11355 South Street
Cerritos, CA 90701
Tel:  (310) 860-7300
Fax:  (310) 860-2296
Kenneth Chan
Assistant Vice President and Manager

CITY OF INDUSTRY
1250 South Fullerton Road
City of Industry, CA 91748
Tel:  (818) 810-1088
Fax:  (818) 810-2188
Shu Lee
Vice President and Manager

CUPERTINO
10480 South De Anza Boulevard
Cupertino, CA 95014
Tel:  (408) 255-8300
Fax:  (408) 255-8373
Robert Yuen
Vice President and Manager

FREMONT
47998 Warm Springs Boulevard
Fremont, CA 94539
Tel:  (510) 770-5151
Fax:  (510) 770-5150
Edward Wong
Vice President and Manager

IRVINE
15323 Culver Drive
Irvine, CA 92714
Tel:  (714) 559-7500
Fax:  (714) 559-7508
Linda Kuo
Assistant Vice President and Manager

MILLBRAE
Millbrae Plaza
1095 El Camino Real
Millbrae, CA 94030
Tel:  (415) 652-0188
Fax:  (415) 652-0180
Stanley Wong
Vice President and Manager


HILL-ALPINE
800 North Hill Street
Los Angeles, CA 90012
Tel:  (213) 680-3596
Fax:  (213) 628-1019
My Lu
Vice President and Manager

VALLEY-STONEMAN
43 East Valley Boulevard
Alhambra, CA 91801
Tel:  (818) 576-7600
Fax:  (818) 576-5831
Mimy Luc
Manager

VALLEY-PROSPECT
420 West Valley Boulevard
San Gabriel, CA 91776
Tel:  (818) 300-0668
Fax:  (818) 300-0117
Jennifer Mak
Assistant Vice President and Manager

ROWLAND HEIGHTS
18320 Colima Road
Rowland Heights, CA 91748
Tel:  (818) 810-8866
Fax:  (818) 810-0297
Shu Lee
Vice President and Manager

HONG KONG
Tak Shing House #103
20 Des Voeux Road Central
Hong Kong
Tel:  (852) 2522-0071
Fax:  (852) 2810-1652
Paul Y. Li
Representative

CATHAY INVESTMENT COMPANY
777 North Broadway
Los Angeles, CA 90012
Tel:  (213) 625-4700
Fax:  (213) 625-1368
George T.M. Ching
President

TAIWAN C.I.C.
Fourth Floor
136 Sung Chiang Road
Taipei, Taiwan, R.O.C.
Tel:  (886) (2) 537-5057
Fax:  (886) (2) 537-5059
Li Sung
Representative and Manager

Additional Information:

Market Makers
The following firms make a market
in Cathay Bancorp, Inc. stock:

Herzog, Heine, Geduld, Inc.
Wedbush Morgan Securities Inc.
Hoefer & Arnett, Inc.

Registrar and Transfer Agent
American Stock Transfer and Trust Company
40 Wall Street
New York, NY 10005
Tel:  (800) 937-5449

Cathay Service Hotline
(800) 9 CATHAY / 922-8429
Service available 24 hours throughout California.

                                       68