Form 10-K, Exhibit 13
period 1997-12-31
CATHAY BANCORP INC
filed 1998-03-30
CIK 861842

                                                                     EXHIBIT ___

CATHAY BANCORP, INC. AND SUBSIDIARY
1997 ANNUAL REPORT


SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                      Year ended December 31,
(dollars in thousands except share, per share data)               1997           1996           1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------------
Income Statement(4)
Interest income                                             $  111,978     $   86,098     $   76,223     $   61,631     $   55,573
Interest expense                                                50,874         39,209         31,282         20,033         18,652
                                                            ----------------------------------------------------------------------

Net interest income before
  provision for loan losses                                     61,104         46,889         44,941         41,598         36,921
Provision for loan losses                                        3,600          3,600          7,300          7,755          5,332
                                                            ----------------------------------------------------------------------

Net interest income after
  provision for loan losses                                     57,504         43,289         37,641         33,843         31,589
Securities gains                                                    41             22            611             63            444
Other non-interest income                                        6,734          5,837          5,610          5,781          5,508
Non-interest expense                                            30,928         28,013         27,617         26,139         25,305
                                                            ----------------------------------------------------------------------

Income before income tax expense                                33,351         21,135         16,245         13,548         12,236
Income tax expense                                              13,243          7,819          5,624          4,034          4,448
                                                            ----------------------------------------------------------------------

Net income                                                  $   20,108     $   13,316     $   10,621     $    9,514     $    7,788
                                                            ======================================================================

Basic net income per common share(3)                        $     2.26     $     1.66     $     1.36     $     1.23     $     1.02
Cash dividends paid per share                               $    0.625     $     0.60     $     0.60     $     0.60     $     0.60
Weighted average common shares(3)                            8,915,936      8,017,398      7,805,339      7,724,752      7,670,454
                                                            ----------------------------------------------------------------------

Statement of Condition
Securities available-for-sale                               $  216,158     $  383,391     $  243,252     $   75,074     $   45,870
Securities held-to-maturity                                    350,336        210,129        174,377        180,082        144,352
Total net loans(1)                                             846,151        744,384        542,995        569,363        579,646
Total assets                                                 1,622,462      1,504,329      1,087,400        941,051        877,540
Deposits                                                     1,449,121      1,364,740        984,227        845,715        790,414
Other liabilities                                               37,464         21,143          8,644          9,951          6,601
Stockholders' equity                                           135,877        118,446         94,529         85,385         80,525
                                                            ----------------------------------------------------------------------

Common Stock Data
Shares of common stock outstanding(3)                        8,941,743      8,878,144      7,867,164      7,798,550      7,714,603
Book value per share(2)                                     $    15.20     $    13.34     $    12.02     $    10.95     $    10.44
                                                            ----------------------------------------------------------------------

Profitability Ratios
Return on average assets                                          1.29%          1.05%          1.05%          1.06%          0.91%
Return on average stockholders' equity                           15.63          13.06          11.68          11.43           9.82
Dividend payout ratio                                            27.65          36.14          44.12          48.78          58.82
Average equity to average assets ratio                            8.25           8.04           8.97           9.25           9.22
                                                            ----------------------------------------------------------------------

(1) Total net loans represents total loans net of loan participations sold, unamortized deferred loan fees and the allowance for loan losses.

(2) Book value per share is calculated by dividing total stockholders' equity by the number of common shares outstanding.

(3) Shares outstanding, weighted average shares and earnings per share have been retroactively adjusted for stock splits.

(4) Includes the operating results of FPSB subsequent to the November 18, 1996, acquisition date.


                          [LINE GRAPH OF TOTAL ASSETS]

Total Assets (in million)

1993................  $  878
1994................  $  941
1995................  $1,087
1996................  $1,504
1997................  $1,622

                [LINE GRAPH OF INCOME BEFORE INCOME TAX EXPENSE]

Income Before Income Tax Expense (in million)

1993................  $12,236
1994................  $13,548
1995................  $16,245
1996................  $21,135
1997................  $33,351

                                      13.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to provide information to facilitate the understanding and assessment of the consolidated financial condition of Cathay Bancorp, Inc. and its subsidiary Cathay Bank ("the Bank" and together "the Company") and their consolidated results of operations. It should be read in conjunction with the audited consolidated financial statements and footnotes appearing elsewhere in this report. The 1997 results of operations include the results of the former First Public Savings Bank, F.S.B. ("FPSB") for the entire year. In 1996, FPSB's results are included from the acquisition date of November 18, 1996. This discussion includes statements regarding management's beliefs, projections and assumptions regarding future operations. These forward-looking statements are not projections of future results. Actual results for any period may vary from past results discussed herein for numerous reasons, some of which may be foreseen by management and some of which may not. See "FACTORS THAT MAY AFFECT FUTURE RESULTS" below for a discussion of some of the factors that may affect future operations.

RESULTS OF OPERATIONS The Company reported net income of $20.1 million or $2.26 per common share for year 1997 compared with $13.3 million or $1.66 per common share for year 1996 and $10.6 million or $1.36 per common share for year 1995, representing an increase of $6.8 million or 51.0% for 1997 and $2.7 million or 25.4% for 1996. In addition to the FPSB acquisition discussed above, the increase in 1997 net income was primarily due to an increase of $14.2 million or 32.8% in net interest income after provision for loan losses. The efficiency ratio, defined as non-interest expense divided by net interest income before provision for loan losses plus non-interest income, improved from 53.1% to 45.6%. The increase in 1996 net income was primarily due to a decrease of $3.7 million in the provision for loan losses and an increase of $1.9 million in net interest income. The return on average assets was 1.29% for 1997, compared with 1.05% for both 1996 and 1995, while the return on average stockholders' equity advanced from 11.68% in 1995 to 13.06% in 1996 and to 15.63% in 1997.

NET INTEREST INCOME Net interest income before provision for loan losses reached $61.1 million in 1997, compared with $46.9 million in 1996 and $44.9 million in 1995. This represents an increase of $14.2 million or 30.3% in 1997 and $2.0 million or 4.5% in 1996. On a taxable equivalent basis, net interest income totaled $62.2 million, $48.0 million and $46.2 million in 1997, 1996 and 1995, respectively, representing an increase of $14.2 million or 29.6% in 1997 and $1.8 million or 3.9% in 1996.

    Comparing 1997 with 1996, the increase in net interest income was substantially attributable to a $313.5 million growth in average earning assets, of which, average loans accounted for $212.5 million, average securities (including available-for-sale and held-to-maturity) accounted for $86.6 million, and Federal funds sold and deposits with other banks accounted for $14.4 million. The increase in average earning assets was primarily funded by time deposits and, secondarily by other interest-bearing deposits and demand deposits. The increase in volume provided an additional $27.0 million to interest income, which was slightly offset by a decrease of $1.1 million due to changes in rate. The significant increase in average loans contributed $19.9 million to interest income, however, $1.8 million of which was offset due to a 30 basis point drop in yield. The average yield on loans was 9.34% for 1997, compared with 9.64% for 1996 despite a 15 basis point increase in the Bank's average reference rate. This was primarily due to substantial increases in average real estate mortgage loans from the acquisition of FPSB in November 1996 ("the acquisition"), and to a lesser extent, the keen competition in the Company's marketplace. Average real estate mortgage loans comprised approximately 16.6% of total loans in 1997 as compared with 7.5% in 1996. The average taxable equivalent yield on securities and Federal funds sold improved 26 basis points and 45 basis points from 6.12% and 5.27% to 6.38% and 5.72%, respectively, while cost of funds advanced five basis points from 3.99% in 1996 to 4.04% in 1997. As a result of the above, net interest margin, defined as taxable equivalent net interest income to average earning assets, increased 4 basis points from 4.38% in 1996 to 4.42% in 1997.


                                      14.

Comparing 1996 with 1995, the increase in net interest income was primarily attributable to an increase of $211.1 million or 23.9% in average earning assets from $884.3 million to $1,095.4 million. A majority of the increase came from securities available-for-sale of $202.7 million offset by a decrease of $26.4 million in securities held-to-maturity, while average loans and Federal funds sold grew by $30.0 million and $4.5 million, respectively. The increase in average earning assets was funded mostly by interest bearing deposits, specifically time deposits which increased $181.4 million, and on a smaller scale, by non-interest bearing deposits. The volume increase provided additional $13.2 million to net interest income, which however, was partially offset by a decline of $3.5 million due to changes in rate. The average taxable equivalent yield on earning assets decreased 80 basis points from 8.76% in 1995 to 7.96% in 1996. This was primarily a result of lower average reference rate on the Bank's loans from 9.08% in 1995 to 8.52% in 1996 reflecting the prevailing interest rate environment, and a relative change in the earning assets from loans to investment securities. Average loans decreased as a percentage of total average earning assets from 62.2% in 1995 to 52.9% in 1996, while the lower yielding investment securities (including available-for-sale and held-to-maturity) increased from 35.1% in 1995 to 44.5% in 1996. Cost of funds remained stable at 3.99% and 4.00% in 1996 and 1995, respectively. Consequently, the net interest margin dropped 85 basis points from 5.23% in 1995 to 4.38% in 1996.


                                      15.

CHANGES DUE TO RATE AND VOLUME(1)


                                               1997 - 1996                                 1996 - 1995
                                   Amount Increase (Decrease) Due to:            Amount Increase (Decrease) Due to:
                                       Changes in     Changes in          Total      Changes in    Changes in          Total
(dollars in thousands)                       Rate         Volume         Change            Rate        Volume         Change
----------------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in:
Interest Income
  Federal funds sold and securities      $    136       $    796       $    932       $   (102)      $    214       $    112
    purchased under agreement
    to resell
  Securities available-for-sale
    (Taxable)                                 256            170            426            161         11,657         11,818
  Securities available-for-sale
    (Nontaxable)(3)                            (1)            11             10              1             (7)            (6)
  Securities held-to-maturity
    (Taxable)                                 385          5,821          6,206            665         (1,514)          (849)
  Securities held-to-maturity
    (Nontaxable)(3)                           (91)           142             51           (390)          (140)          (530)
  Deposits with other banks                  --               13             13           --                3              3
  Federal Home Loan Bank stock                  8            112            120             75              8             83
  Loans(2)                                 (1,789)        19,916         18,127         (3,900)         2,963           (937)
                                         -----------------------------------------------------------------------------------

Total                                    $ (1,096)      $ 26,981       $ 25,885       $ (3,490)      $ 13,184       $  9,694
                                         ===================================================================================

Interest Expense
  Savings deposits, NOW accounts
    and others                           $   (213)      $  1,625       $  1,412       $   (300)      $    425       $    125
  Time deposits                               382          9,528          9,910         (1,258)         9,006          7,748
  Securities sold under agreements
    to repurchase                               2            456            458             (4)            (9)           (13)
  Other borrowed funds                         (1)            (2)            (3)             2            (20)           (18)
  Mortgage indebtedness                       (48)           (64)          (112)            47             38             85
                                         -----------------------------------------------------------------------------------

Total                                    $    122       $ 11,543       $ 11,665       $ (1,513)      $  9,440       $  7,927
                                         ===================================================================================

Increase in net interest income          $ (1,218)      $ 15,438       $ 14,220       $ (1,977)      $  3,744       $  1,767
                                         ===================================================================================


(1) Changes in interest income and interest expense attributable to changes in both rate and volume have been allocated proportionately to changes due to rate and changes due to volume.

(2) Amounts are net of unamortized deferred loan fees of $3,786,000, $3,743,000 and $2,122,000 in 1997, 1996, and 1995, respectively.

(3) The amount of interest earned on certain securities of states and political subdivisions and other securities held have been adjusted to a fully taxable equivalent basis, using an effective Federal income tax rate of 35%.


EARNING ASSET MIX


                                         As of December 31, 1997          As of December 31, 1996           Amount         Percent
                                                                                                           Changed         Changed
                                                Percent of Total                 Percent of Total             from            from
(dollars in thousands)                  Amount    Earning Assets         Amount    Earning Assets     1996 to 1997    1996 to 1997
-----------------------------------------------------------------------------------------------------------------------------------
Types Of Earning Assets
Federal funds sold and securities   $   67,000             4.53%     $   28,000             2.05%      $   39,000           139.29%
  purchased under agreement
  to resell
Securities available-for-sale          216,158            14.61         383,391            28.07         (167,233)          (43.62)
Securities held-to-maturity            350,336            23.68         210,129            15.38          140,207            66.72
Loans (net of unamortized
  deferred loan fees and
  allowance for loan losses)           846,151            57.18         744,384            54.50          101,767            13.67
                                    -----------------------------------------------------------------------------------------------
Total earning assets                $1,479,645           100.00%     $1,365,904           100.00%      $  113,741             8.33%
                                    ===============================================================================================

The following table sets forth information concerning average interest earning assets, average interest bearing liabilities and the yields on those assets and liabilities. Average outstanding amounts included in the table are daily averages.

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES


                                                                                Year ended December 31,
(dollars in thousands)                                 1997             1996             1995             1994             1993
--------------------------------------------------------------------------------------------------------------------------------

Interest Earning Assets:
Federal Funds Sold and Securities Purchased
Under Agreement to Resell
Average outstanding                              $   42,260       $   28,150       $   23,630       $   18,416       $   15,257
Average yield                                          5.72%            5.27%            5.80%            4.30%            3.00%
Amount of interest earned                        $    2,415       $    1,483       $    1,371       $      791       $      457
                                                 ------------------------------------------------------------------------------

Securities Available-for-Sale, Taxable
Average outstanding                              $  289,715       $  291,419       $   88,623       $   50,876       $   39,967
Average yield                                          5.99%            5.81%            5.75%            4.93%            4.23%
Amount of interest earned                        $   17,343       $   16,917       $    5,099       $    2,509       $    1,689
                                                 ------------------------------------------------------------------------------

Securities Available-for-Sale, Nontaxable
Average outstanding                              $      169       $       85       $      155       $      767       $      322
Average yield(2)                                      11.24%           10.59%            9.68%            9.39%           11.49%
Amount of interest earned                        $       19       $        9       $       15       $       72       $       37
                                                 ------------------------------------------------------------------------------

Securities Held-to-Maturity, Taxable
Average outstanding                              $  237,881       $  153,393       $  178,300       $  116,523       $   66,396
Average yield                                          6.52%            6.07%            5.68%            4.71%            5.46%
Amount of interest earned                        $   15,520       $    9,314       $   10,127       $    5,491       $    3,628
                                                 ------------------------------------------------------------------------------

Securities Held-to-Maturity, Nontaxable
Average outstanding                              $   40,930       $   39,020       $   40,527       $   36,488       $   32,084
Average yield(2)                                       8.34%            8.61%            9.60%           10.40%           11.15%
Amount of interest earned                        $    3,412       $    3,361       $    3,891       $    3,793       $    3,578
                                                 ------------------------------------------------------------------------------

Auction Preferred Stock
Average outstanding                                    --               --               --         $    1,411       $    4,965
Average yield(2)                                       --               --               --               4.18%            3.75%
Amount of interest earned                              --               --               --         $       59       $      186
                                                 ------------------------------------------------------------------------------

Federal Home Loan Bank Stock
Average outstanding                              $    5,506       $    3,636       $    2,851       $    2,654       $    1,945
Average yield                                          6.24%            6.16%            4.95%            5.16%            3.75%
Amount of interest earned                        $      344       $      224       $      141       $      137       $       73
                                                 ------------------------------------------------------------------------------

Deposits with Other Banks
Average outstanding                              $      243       $       50       $      575             --               --
Average yield                                          6.58%            6.00%            6.26%            --               --
Amount of interest earned                        $       16       $        3       $       36             --               --
                                                 ------------------------------------------------------------------------------

Loans(1)
Average outstanding                              $  792,176       $  579,634       $  549,660       $  572,244       $  591,726
Average yield(5)                                       9.34%            9.64%           10.34%            8.75%            7.98%
Amount of interest earned(5)                     $   74,015       $   55,888       $   56,825       $   50,095       $   47,198
                                                 ------------------------------------------------------------------------------

Total Interest Earning Assets
Average outstanding                              $1,408,880       $1,095,387       $  884,321       $  799,379       $  752,662
Average yield(5)                                       8.03%            7.96%            8.76%            7.87%            7.55%
Amount of interest earned(5)                     $  113,084       $   87,199       $   77,505       $   62,947       $   56,846
                                                 ------------------------------------------------------------------------------


                                      17.

                                                                                Year ended December 31,
(dollars in thousands)                                 1997             1996             1995             1994             1993
--------------------------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Savings Deposits(3)
Average outstanding                              $  428,763       $  348,941       $  328,923       $  357,293       $  342,347
Average rate paid                                      2.01%            2.07%            2.16%            2.09%            2.25%
Amount of interest paid or accrued               $    8,637       $    7,225       $    7,100       $    7,463       $    7,708
                                                 ------------------------------------------------------------------------------

Time Deposits
Average outstanding                              $  820,310       $  632,211       $  450,834       $  342,037       $  325,443
Average rate paid                                      5.09%            5.03%            5.34%            3.66             3.30%
Amount of interest paid or accrued               $   41,736       $   31,826       $   24,078       $   12,506       $   10,748
                                                 ------------------------------------------------------------------------------

Securities Sold Under
Agreements to Repurchase
Average outstanding                              $    8,779       $      502       $      695       $      960       $    2,180
Average rate paid                                      5.51%            4.98%            5.47%            3.54%            2.61%
Amount of interest paid or accrued               $      483       $       25       $       38       $       34       $       57
                                                 ------------------------------------------------------------------------------

Other Borrowed Funds
Average outstanding                              $       82       $      109       $      444       $      107             --
Average rate paid                                      4.88%            6.42%            5.63%            5.61%            --
Amount of interest paid or accrued               $        4       $        7       $       25       $        6             --
                                                 ------------------------------------------------------------------------------

Mortgage Indebtedness
Average outstanding                              $      190       $      759       $      455       $      240       $      530
Average rate paid(6)                                   7.37%           16.60%            9.01%           10.00%           26.23%
Amount of interest paid or accrued(6)            $       14       $      126       $       41       $       24       $      139
                                                 ------------------------------------------------------------------------------

Total Interest Bearing Liabilities
Average outstanding                              $1,258,124       $  982,522       $  781,351       $  700,637       $  670,500
Average rate paid                                      4.04%            3.99%            4.00%            2.86%            2.78%
Amount of interest paid or accrued               $   50,874       $   39,209       $   31,282       $   20,033       $   18,652
                                                 ------------------------------------------------------------------------------

Net interest earnings(7)                         $   62,210       $   47,990       $   46,223       $   42,914       $   38,194
Net yield on interest earnings assets(4),(7)           4.42%            4.38%            5.23%            5.37%            5.07%
Yield spread(7)                                        3.99%            3.97%            4.76%            5.01%            4.77%
                                                 ------------------------------------------------------------------------------


(1) Non-accrual loans are included in the average balances.

(2) The average yield has been adjusted to a fully taxable equivalent basis for certain securities of states and political subdivisions and other securities held using an effective Federal income tax rate of 35%.

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

(7) Net interest earnings, net yield on earnings assets and yield spread have been adjusted to a fully taxable equivalent basis using an effective Federal income tax rate of 35%.


                                      18.

NON-INTEREST INCOME Non-interest income totaled $6.8 million in 1997, compared with $5.9 million in 1996 and $6.2 million in 1995. This represents an increase of $916,000 or 15.6% in 1997 and a decline of $362,000 or 5.8% in 1996. The increase in the 1997 non-interest income was due to 1) higher service charges of $549,000 resulting primarily from the addition of FPSB's transaction accounts through the acquisition; 2) an increase of $159,000 in other miscellaneous income largely relating to income earned in outsourcing the issuing and processing of money orders; 3) higher income of $122,000 for wire transfer fees; and 4) increases in other operating income, such as documentation fees, other fees and charges on loans and safe deposit box income.

    Comparing 1996 with 1995, the lower non-interest income in 1996 was mainly due to decreases of $589,000 in securities gains and $127,000 in service charges, which were offset by increases of $236,000 in letter of credit commissions and $119,000 in other operating income.

NON-INTEREST EXPENSE Non-interest expense amounted to $30.9 million in 1997, representing an increase of $2.9 million or 10.4% over the $28.0 million in 1996, which was $396,000 or 1.4% over the $27.6 million in 1995. The higher non-interest expense in 1997 was primarily attributed to a $3.0 million increase in salaries and employee benefits mainly due to added personnel from the acquisition as well as higher cash bonuses in December 1997. In addition, there was a total increase of $1.3 million in the occupancy, equipment and other operating expenses, all of which were directly associated with the acquisition as well. However, net other real estate owned ("OREO") expense declined $1.2 million as the California real estate market recovered gradually while FDIC assessment and professional services expense were both reduced moderately. The efficiency ratio improved from 53.11% in 1996 to 45.56% in 1997.

    Comparing 1996 with 1995, the slightly higher non-interest expense was a result of increased salaries and employee benefits expense of $1.1 million partially due to added personnel from the acquisition plus higher cash bonuses in December 1996, and higher professional services expense of $637,000 primarily attributable to legal fees, facility management fees and fees related to the collection of loans. An offset to the above increases in 1996 non-interest expense was a decrease of $700,000 in the F.D.I.C. assessment and a reduction of $594,000 in expense related to the operations of real estate investments ("REI") due to a provision for REI losses of $721,000 in 1995. The efficiency ratio for 1996 was 53.11% compared slightly favorably with 53.98% for 1995.

FINANCIAL CONDITION The Company maintained a healthy growth in 1997. Total assets increased $118.1 million or 7.9% from $1,504.3 million at year-end 1996 to $1,622.4 million at year-end 1997; loans, net of deferred loan fees, increased $103.6 million or 13.7% from $757.9 million to $861.5 million; securities (including available-for-sale and held-to-maturity) declined $27.0 million or 4.5% from $593.5 million to $566.5 million; Federal funds sold was up $39.0 million or 139.3% from $28.0 million to $67.0 million; deposits grew $84.4 million or 6.2% from $1,364.7 million to $1,449.1 million; and stockholders' equity advanced $17.5 million or 14.8% from $118.4 million to $135.9 million.

SECURITIES The Company's investment policy states that those securities which could be sold in response to changes in interest rates, changes in prepayment risk, increases in loan demand, the need to increase regulatory capital, general liquidity needs, or other similar factors will be classified as securities available-for-sale, and carried at fair value, with unrealized gains or losses, net of tax, reflected in stockholders' equity. Those securities that the Company has the positive intent and ability to hold until maturity will be classified as securities held-to-maturity, and carried at amortized cost. In addition, to further improve the Bank's liquidity, it is the policy to transfer securities held-to-maturity to the available-for-sale category when securities have 90 days or less to maturity.


                                      19.

The Company experienced a gradual shift in its earning assets from securities to loans in 1997 due to stronger loan demand. Loans, net of deferred loan fees, composed 57.63% of earning assets at year-end 1997, compared with 54.94% at year-end 1996 while securities accounted for 37.89% of earning assets at year-end 1997, compared with 43.03% at year-end 1996. This shift in earning assets is generally favorable to the net interest margin since loans usually yield a higher rate.

    The following table summarizes the carrying value of the Company's portfolio of securities for each of the past three years:

                                                      As of December 31,
(dollars in thousands)                         1997          1996          1995
-------------------------------------------------------------------------------
Securities available-for-sale:
  U.S. Treasury securities                 $ 37,971      $121,769      $110,386
  U.S. government agencies                  113,306       228,377       129,847
  State and municipal securities               --              50            95
  Mortgage-backed securities                 22,982        17,932          --
  Collateralized mortgage obligations         6,386         4,950          --
  Asset-backed securities                    19,889         4,998          --
  Federal Home Loan Bank stock                5,653         5,315         2,924
  Commercial paper                            9,971          --            --
                                           ------------------------------------
    Total                                  $216,158      $383,391      $243,252
                                           ====================================

Securities held-to-maturity:
  U.S. Treasury securities                 $ 26,054      $ 26,081      $ 50,062
  U.S. government agencies                   39,374        66,900        69,428
  State and municipal securities             44,497        40,393        39,620
  Mortgage-backed securities                140,338        63,109           266
  Collateralized mortgage obligations        90,234          --            --
  Asset-backed securities                       923         3,545          --
  Other securities                            8,916        10,101        15,001
                                           ------------------------------------
    Total                                  $350,336      $210,129      $174,377
                                           ====================================


    The average yield on taxable securities available-for-sale and held-to-maturity were 5.99% and 6.52%, respectively, in 1997, which compared favorably with the 5.81% and 6.07%, respectively, in 1996. The taxable equivalent yield on the non-taxable state and municipal securities held-to-maturity decreased 27 basis points from 8.61% in 1996 to 8.34% in 1997. This is mainly due to the yields of securities acquired at the prevailing market rate in 1997 are lower than the yields of those state and municipal securities that matured or were called during the year.


                                      20.

The scheduled maturities and taxable equivalent yields by security type are presented in the following tables:

SECURITIES AVAILABLE-FOR-SALE PORTFOLIO MATURITY DISTRIBUTION AND YIELD
ANALYSIS:


                                                                          As of December 31, 1997
                                                               After One        After Five
                                               One Year          Year to          Years to        Over Ten
(dollars in thousands)                          or Less       Five Years         Ten Years           Years            Total
---------------------------------------------------------------------------------------------------------------------------

Maturity Distribution:
  U.S. Treasury securities                  $    35,953      $     2,018       $      --       $      --        $    37,971
  U.S. government agencies                       20,046           93,260              --              --            113,306
  Mortgage-backed securities(2)                    --              5,064             1,519          16,399           22,982
  Collateralized mortgage obligations(2)           --              2,733             1,103           2,550            6,386
  Asset-backed securities(2)                       --             19,889              --              --             19,889
  Federal Home Loan Bank stock                    5,653             --                --              --              5,653
  Commercial paper                                9,971             --                --              --              9,971
                                            -------------------------------------------------------------------------------
    Total                                   $    71,623      $   122,964       $     2,622     $    18,949      $   216,158
                                            ===============================================================================

Weighted Average Yield:
  U.S. Treasury securities                         5.53%            6.38%              --%             --%             5.58%
  U.S. government agencies                         6.09             6.82              --              --               6.69
  Mortgage-backed securities(2)                    --               6.00              6.00            7.26             6.91
  Collateralized mortgage obligations(2)           --               6.50              5.50            6.00             6.13
  Asset-backed securities(2)                       --               6.14              --              --               6.14
  Federal Home Loan Bank stock                     6.24             --                --              --               6.24
  Commercial paper                                 6.60             --                --              --               6.60
                                            -------------------------------------------------------------------------------
    Total                                          5.89%            6.66%             5.79%           7.08%            6.43%
                                            ===============================================================================


SECURITIES HELD-TO-MATURITY PORTFOLIO MATURITY DISTRIBUTION AND YIELD ANALYSIS:

                                                                          As of December 31, 1997
                                                               After One        After Five
                                               One Year          Year to          Years to        Over Ten
(dollars in thousands)                          or Less       Five Years         Ten Years           Years            Total
---------------------------------------------------------------------------------------------------------------------------
Maturity Distribution:
  U.S. Treasury securities                  $      --       $    26,054       $      --        $      --         $    26,054
  U.S. government agencies                         --            39,374              --               --              39,374
  State and municipal securities                  1,341           9,179            18,060           15,917            44,497
  Mortgage-backed securities(2)                    --            15,174            23,465          101,699           140,338
  Collateralized mortgage obligations(2)           --             3,911            25,624           60,699            90,234
  Asset-backed securities(2)                       --              --                --                923               923
  Corporate bond                                   --             8,916              --               --               8,916
                                            --------------------------------------------------------------------------------
    Total                                   $     1,341     $   102,608       $    67,149      $   179,238       $   350,336
                                            ================================================================================

Weighted Average Yield:
  U.S. Treasury securities                          --%            6.42%              --%              --%              6.42%
  U.S. government agencies                         --              6.41              --               --                6.41
  State and municipal securities(1)               10.05            8.08              8.54             7.93              8.27
  Mortgage-backed securities(2)                    --              6.14              6.50             6.77              6.65
  Collateralized mortgage obligations(2)           --              6.50              7.08             6.85              6.90
  Asset-backed securities(2)                       --              --                --               6.09              6.09
  Corporate bond                                   --              6.72              --               --                6.72
                                            --------------------------------------------------------------------------------
    Total                                         10.05%           6.55%             7.27%            6.90%             6.88%
                                            ================================================================================


(1) Average yield has been adjusted to a fully-taxable equivalent basis.

(2) Securities reflect stated maturities and not anticipated prepayments.


                                      21.

LOANS Total gross loans amounted to $865.3 million at year-end 1997, compared with $761.7 million at year-end 1996, representing an increase of $103.6 million or 13.6%. Commercial loans, reversing their decreasing trend in 1996, increased $54.4 million or 19.2% to $338.3 million during 1997. Commercial loans are for general business purposes and include short-term loans to finance trust receipts. These loans are generally made based on the financial strength of the borrowers, and are typically secured by cash or cash equivalents, real estate, inventory or receivables. The Company emphasizes its commercial lending to small-to-medium businesses and professionals for their working capital needs. Commercial real estate loans, residential real estate loans and equity lines rose $18.4 million, $15.2 million and $4.5 million, respectively to $303.7 million, $137.0 million and $17.7 million, respectively at year-end 1997. Commercial real estate loans are secured by first deeds of trust primarily on retail shops and shopping centers, and secondarily on office buildings, multiple-unit apartments, hotels, motels, and warehouses. The Company's underwriting policy generally prescribes the loan to value ratio at the time of origination for commercial real estate loans to be 65% or lower of the appraised value. Construction loans increased notably as well, from $33.5 million at year-end 1996 to $41.7 million at year-end 1997, an increase of $8.2 million or 24.5%. Installment loans, which consisted primarily of automobile financing, showed a moderate increase of $3.0 million from $23.6 million to $26.6 million.

    The Company's Board of Directors establishes the basic lending policy for the Bank. Each loan is generally considered in terms of, among other things, character, repayment ability, financial condition of the borrower, secondary repayment source, collateral, capital, leverage capacity of the borrower, market conditions for the borrower's business or project, and prevailing economic trends and conditions. In addition, the Company's lending policy requires an independent appraisal on real estate property in accordance with Regulatory guidelines. Although a majority of the Company's loan portfolio, including commercial loans, is secured by real estate to some extent, management believes that the Company's underwriting guidelines, including collateral requirements, and underlying values of real estate in the Company's primary marketplace have provided the Company with adequate protection against reasonably expected losses on non-performing loans.

    The classification of loans by type as of December 31 for each of the past five years, as well as the changes in loan portfolio composition for the past two years and the contractual maturity of the loan portfolio as of December 31, 1997 are presented below (see also Note 5 of the Notes to the Consolidated Financial Statements):


LOAN TYPE AND MIX

                                                         Amount Outstanding as of December 31,
(dollars in thousands)                   1997            1996            1995            1994            1993
-------------------------------------------------------------------------------------------------------------
Type of Loans:
Commercial loans                    $ 338,285       $ 283,894       $ 292,612       $ 324,189       $ 336,438
Real estate mortgage loans            458,417         420,315         231,360         215,945         190,510
Real estate construction loans         41,736          33,510          13,606          14,090          31,505
Installment loans                      26,611          23,551          19,748          18,170          17,982
Other loans                               267             385             533          11,707          12,824
                                    -------------------------------------------------------------------------
Total loans                           865,316         761,655         557,859         584,101         589,259
                                    -------------------------------------------------------------------------

Less
Unamortized deferred loan fees         (3,786)         (3,742)         (2,122)         (2,467)         (2,440)
Allowance for loan losses             (15,379)        (13,529)        (12,742)        (12,271)         (7,173)
                                    -------------------------------------------------------------------------
Total net loans                     $ 846,151       $ 744,384       $ 542,995       $ 569,363       $ 579,646
                                    -------------------------------------------------------------------------


                                      22.

CHANGES IN LOAN PORTFOLIO COMPOSITION


                                       As of December 31, 1997      As of December 31, 1996
                                                    Percentage                   Percentage    Percentage
                                                      of Total                     of Total      Increase
(dollars in thousands)                 Amount            Loans       Amount           Loans    (Decrease)
---------------------------------------------------------------------------------------------------------

Type of Loans:
Commercial loans                    $ 338,285           39.98%    $ 283,894           38.14%       19.16%
Real estate mortgage loans            458,417           54.18       420,315           56.47         9.07
Real estate construction loans         41,736            4.93        33,510            4.50        24.55
Installment loans                      26,611            3.15        23,551            3.16        12.99
Other loans                               267            0.03           385            0.05       (30.65)
Unamortized deferred loan fees         (3,786)          (0.45)       (3,742)          (0.50)        1.18
Allowance for loan losses             (15,379)          (1.82)      (13,529)          (1.82)       13.67
                                    --------------------------------------------------------------------
Total net loans                     $ 846,151          100.00%    $ 744,384          100.00%       13.67%
                                    --------------------------------------------------------------------


MATURITY OF LOANS: CONTRACTUAL MATURITY OF LOAN PORTFOLIO(1)


(dollars in thousands)        Within One Year   One to Five Years    Over Five Years          Total
---------------------------------------------------------------------------------------------------
Commercial Loans
Floating rate                       $ 213,765           $  48,208          $   8,264      $ 270,237
Fixed rate                             53,561               6,006              7,911         67,478
Real Estate Mortgage Loans
Floating rate                          28,013             111,817            141,526        281,356
Fixed rate                              5,234              12,848            156,169        174,251
Real Estate Construction Loans
Floating rate                          23,277               3,973               --           27,250
Fixed rate                             14,080                --                 --           14,080
Installment Loans
Floating rate                            --                  --                   37             37
Fixed rate                              4,667              21,907               --           26,574
Other Loans
Floating rate                             227                --                 --              227
Fixed rate                               --                  --                   40             40
                                    ---------------------------------------------------------------
Total loans(2)                      $ 342,824           $ 204,759          $ 313,947      $ 861,530
                                    ===============================================================
Floating rate                       $ 265,282           $ 163,998          $ 149,827      $ 579,107
Fixed rate                             77,542              40,761            164,120        282,423
                                    ---------------------------------------------------------------
Total loans(2)                      $ 342,824           $ 204,759          $ 313,947      $ 861,530
Allowance for loan losses                                                                   (15,379)
                                                                                          ---------
Total net loans                                                                           $ 846,151
                                                                                          =========

(1) In the normal course of business, loans are renewed or extended from time to time; therefore, the above should not be viewed as an indication of future cash flows.

(2) Total loans are net of unamortized deferred loan fees.


RISK ELEMENTS OF THE LOAN PORTFOLIO

NON-PERFORMING ASSETS Management reviews the loan portfolio regularly for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of the loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on non-accrual status, the need for an additional allowance for loan losses, and (if appropriate) partial or full charge-off. Management generally places loans on a non-accrual status if interest and principal or


                                      23.

either interest or principal is past due 90 days or more, or in cases where management deems the full collection of principal and interest unlikely. After a loan is placed on non-accrual status, any interest previously accrued, but not yet collected, is generally reversed against current income. Depending on the circumstances management may elect to continue the accrual of interest on certain past-due loans if partial payment is received and/or the loan is well collateralized and in the process of collection. The loan is generally returned to accrual status when the borrower has brought the past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled. Non-performing assets include loans past due 90 days or more and still accruing interest, non-accrual loans, and OREO. Non-performing assets totaled $32.5 million at year-end 1997 compared with $30.2 million at year-end 1996. The increase of $2.3 million in non-performing assets was primarily due to an increase of $7.6 million in non-accrual loans offset by a reduction of $5.6 million in OREO. The non-performing loan coverage ratio, which is the allowance for loan losses to non-performing loans, was 79.85% at year-end, 1997 compared with 119.15% at year-end 1996. The decrease in the non-accrual coverage ratio was primarily attributable to an increase of $7.9 million in non-performing loans which include non-accrual loans and loans past due 90 days or more and still accruing interest combined with a $1.9 million increase in the allowance for loan losses. Although the coverage ratio declined considerably, management does not expect substantial losses from the non-performing loans since most of these loans are well collateralized. The increase in non-accrual loans was primarily due to two commercial real estate loans and one commercial loan totaling $6.9 million, all of which are secured by the first trust deeds on the respective properties. Nevertheless, non-performing assets decreased as a percentage of total loans plus OREO from 3.87% at year-end 1996 to 3.70% at year-end 1997.

    The following tables present the total non-performing assets and interest foregone for the past five years:


NON-PERFORMING ASSETS AND INTEREST FOREGONE

                                                                         December 31,
(dollars in thousands)                            1997          1996          1995          1994          1993
--------------------------------------------------------------------------------------------------------------
Past due 90 days or more                       $ 2,373       $ 2,050       $ 1,344       $ 4,104       $ 3,529
Non-accrual                                     16,886         9,305        14,012        27,860        25,917
                                               ---------------------------------------------------------------
Total non-performing loans                      19,259        11,355        15,356        31,964        29,446
                                               ===============================================================
Real estate acquired in foreclosure
  or in-substance foreclosure                   13,269        18,854        13,879         6,798         6,212
                                               ---------------------------------------------------------------
Total non-performing assets                    $32,528       $30,209       $29,235       $38,762       $35,658
                                               ===============================================================
Accruing troubled debt restructurings          $ 4,874       $ 3,201       $ 8,429       $ 5,257       $ 5,214
Non-performing assets as a percentage
  of total loans and other real estate
  owned at year-end                               3.70%         3.87%         5.11%         6.56%         5.99%
Allowance for loan losses as a percentage
  of non-performing loans                        79.85%       119.15%        82.98%        38.39%        24.36%
                                               ===============================================================


                                      24.

The effect of non-accrual loans and troubled debt restructurings on interest income for the years 1997, 1996, 1995, 1994, and 1993 is presented below:


(dollars in thousands)              1997        1996        1995        1994       1993
-----------------------------------------------------------------------------------------

Non-Accrual Loans
Contractual interest due          $1,845      $1,121      $1,503      $2,712      $1,902
Interest recognized                  471         268         200         560         735
                                  -------------------------------------------------------
Net interest foregone             $1,374      $  853      $1,303      $2,152      $1,167
                                  =======================================================

(dollars in thousands)              1997        1996        1995        1994        1993
-----------------------------------------------------------------------------------------

Troubled Debt Restructurings
Contractual interest due          $  406      $  339      $  467      $  351      $  495
Interest recognized                  387         311         352         319         346
                                  -------------------------------------------------------
Net interest foregone             $   19      $   28      $  115      $   32      $  149
                                  =======================================================


    The balance of $16.9 million in non-accrual loans at year-end 1997 consisted mainly of $10.6 million in commercial real estate loans and $5.5 million in commercial loans. The following tables present the type of properties securing the loans and the type of businesses the borrowers engaged in under commercial real estate and commercial non-accrual loan categories as of the dates indicated:

                                                     1997                            1996
                                                 Loan Balance                    Loan Balance
                                         Commercial                        Commercial
(dollars in thousands)                  Real Estate       Commercial      Real Estate       Commercial
------------------------------------------------------------------------------------------------------

Type of Property:
Single/multi-family residence          $        593     $        311     $        583     $      1,707
Commercial                                    8,471            5,095              226            3,302
Motel                                         1,350             --              1,350              511
Marina                                         --               --                769             --
Others                                          214               73             --                399
Unsecured                                      --                 37             --                 84
                                       ---------------------------------------------------------------
                                       $     10,628     $      5,516     $      2,928     $      6,003
                                       ===============================================================
Type of Business:
Real estate development                $       --       $        134     $        995     $        562
Real estate management                        6,303               36             --               --
Wholesale                                       430            2,994             --                780
Food/Restaurant                                --              1,190             --              1,327
Import                                          752                4             --                305
Motel                                         1,350             --              1,933              511
Investments                                   1,194             --               --               --
Industrial                                      214              263             --                  6
Clothing                                        385              441             --              1,139
Others                                         --                454             --              1,373
                                       ---------------------------------------------------------------
                                       $     10,628     $      5,516     $      2,928     $      6,003
                                       ===============================================================


    The $8.5 million balance in non-accrual commercial real estate loans at year-end 1997 includes seven credits, six of which (totaling $8.2 million) were secured by the first trust deeds on the respective commercial properties. The $1.4 million motel loan represents one credit secured by the first trust deed on the respective motel located in Southern California.


                                      25.

Under the non-accrual commercial loan category as of year-end 1997, the $5.1 million balance consisted of 13 credits with a majority of the loan amounts less than $300,000. The collateral on these credits include primarily first trust deeds and secondarily second and third trust deeds on commercial buildings and warehouses. Although the non-performing coverage ratio declined considerably, management does not expect substantial losses from the non-accrual loans since a majority of these loans are adequately secured.

    Troubled debt restructurings totaled $4.9 million at year-end 1997, compared with $3.2 million at year-end 1996. $2.5 million of the troubled debt restructurings were commercial real estate loans while $2.4 million were commercial loans. With the exception of two commercial loans in the amount of $1.8 million, which were 11 and 16 days past due, respectively, all other restructured loans totaling $3.1 million were current under their revised terms as of December 31, 1997.

    As of December 31, 1997, the Company had identified impaired loans with a recorded investment of $21.9 million. An allowance of $4.0 million, representing the difference between the value of collateral supporting the loans and their outstanding balance, is included in the allowance for loan losses. For the year 1997, the average balance of impaired loans was $23.2 million. During 1997, interest collected on impaired loans totaled $1.6 million.

    There were no loan concentrations to multiple borrowers in similar activities, which exceeded 10% of total loans as of December 31, 1997. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses amounted to $15.4 million at year-end 1997, representing an increase of $1.9 million or 14.1% over the $13.5 million at year-end 1996. Management provided $3.6 million to the provision for loan losses in 1997 and 1996, respectively. The Bank recorded net charge-offs of $1.7 million in 1997, compared with $4.4 million in 1996. Total charge-offs of $2.1 million in 1997 included $1.4 million in commercial loans, $574,000 in real estate loans, and $178,000 in installment and other loans. The tables below present information relating to the allowance for loan losses, charge-offs, and recoveries by loan type for the past five years:


ALLOWANCE FOR LOAN LOSSES

                                                                         Amount Outstanding as of December 31,
(dollars in thousands)                                  1997             1996             1995             1994             1993
--------------------------------------------------------------------------------------------------------------------------------

Balance at beginning of year                       $  13,529        $  12,742        $  12,271        $   7,173        $   6,429
Allowance from acquisition                              --              1,644             --               --               --
Provision for loan losses                              3,600            3,600            7,300            7,755            5,332
Loans charged-off                                     (2,139)          (5,388)          (7,018)          (4,419)          (4,688)
Recoveries of charged-off loans                          389              931              189            1,762              100
                                                   -----------------------------------------------------------------------------
Balance at end of year                             $  15,379        $  13,529        $  12,742        $  12,271        $   7,173
                                                   =============================================================================
Average loans outstanding during year ended        $ 792,176        $ 579,634        $ 549,660        $ 572,244        $ 591,726
Ratio of net charge-offs to average loans
  outstanding during the year                           0.22%            0.77%            1.24%            0.46%            0.78%
Provision for loan losses to average loans
  outstanding during the year                           0.45%            0.62%            1.33%            1.36%            0.90%
Allowance to non-performing loans at year-end          79.85%          119.15%           82.98%           38.39%           24.36%
Allowance to total loans at year-end                    1.78%            1.78%            2.28%            2.10%            1.22%
                                                   =============================================================================


                                      26.

LOANS CHARGED-OFF BY LOAN TYPE


                                                                         Year ended December 31,
(dollars in thousands)                                  1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------------------
Commercial loan                                       $1,387       $4,010       $3,895       $2,300       $3,449
Percentage of total commercial loans(1)                 0.41%        1.33%        1.33%        0.71%        1.03%
                                                      ----------------------------------------------------------
Real estate loan                                      $  574       $1,177       $2,885       $1,678       $  508
Percentage of total real estate loans(1)                0.11%        1.18%        1.18%        0.73%        0.23%
                                                      ----------------------------------------------------------
Installment and other loan                            $  178       $  201       $  238       $  441       $  731
Percentage of total installment and other loans(1)      0.66%        1.17%        1.17%        1.48%        2.37%
                                                      ----------------------------------------------------------
Total loans charged-off                               $2,139       $5,388       $7,018       $4,419       $4,688
                                                      ==========================================================

(1) Percentages were calculated based on year-end balances.


RECOVERIES BY LOAN TYPE

                                                     Year ended December 31,
(dollars in thousands)                   1997       1996       1995       1994       1993
-----------------------------------------------------------------------------------------

Commercial loan                      $    218   $    640   $    110   $  1,151  $      61
Real estate loan                          111        205         17        501          1
Installment and other loan                 60         86         62        110         38
                                     ----------------------------------------------------
Total                                $    389   $    931   $    189   $  1,762  $     100
                                     ====================================================


In determining the allowance for loan losses, management continues to assess the risks inherent in the loan portfolio, the possible impact of known and potential problem loans, and other factors such as collateral value, portfolio composition, loan concentration, financial strength of borrower, and trends in local economic conditions.

    In applying Statements of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114) and No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (SFAS 118), the Company considers all loans classified and restructured in its evaluation of loan impairment. The classified loans are stratified by size, and loans less than the Company's defined selection criteria are treated as a homogenous portfolio. For loans meeting the defined criteria, the Company measures the impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, if the loan is not collateral dependent, and by using the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measurement of the impaired loan is less than the recorded amount of the loan, an impairment is recognized by creating a valuation allowance with a corresponding charge to the provision for loan losses, or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

    The Company's allowance for loan losses consists of a specific allowance and a general allowance. The specific allowance is further broken down to provide for those impaired loans and the remaining internally classified loans. For the remaining internally classified loans, management allocates a specific allowance to each loan based on the percentage assigned and the current financial condition of the borrowers and guarantors, the prevailing value of the underlying collateral and the general economic conditions. The general allowance is determined by an assessment of the overall quality of the unclassified portion of the loan portfolio as a whole, and by loan type. Management maintained the percentage assigned to the general allowance based on charge-off history and


                                      27.

management's knowledge of the quality of the portfolio. The following table presents a breakdown of impaired loans and the SFAS 114 impairment allowance related to impaired loans as of the dates indicated:


                                          As of December 31, 1997       As of December 31, 1996
                                                     SFAS No. 114                  SFAS No. 114
                                        Recorded       Impairment      Recorded      Impairment
(dollars in thousands)                Investment        Allowance    Investment       Allowance
-----------------------------------------------------------------------------------------------
Impaired Loans
Loans with impairment allowance
  Commercial                         $     7,784      $     1,499  $      6,861     $     1,398
  Commercial real estate                  14,027            2,396        10,313           1,648
  Others                                      95               95            --              --
                                     ----------------------------------------------------------
    Total impaired loans with
      impairment allowance           $    21,906      $     3,990  $     17,174     $     3,046
                                     ----------------------------------------------------------

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


                                                                                                    As of December 31,
                                               1997                          1996                          1995
                                         Percent of                    Percent of                    Percent of
                                      loans in each                 loans in each                 loans in each
                                        category to                   category to                   category to
                           Amount    total loans(1)     Amount     total loans(1)        Amount  total loans(1)
----------------------------------------------------------------------------------------------------------------------
Type of loans:
  Commercial loans        $ 7,480            39.20%    $ 6,190             37.27%       $ 6,338          52.45%
  Real estate
    mortgage loans          6,988            52.88       6,942             55.19          6,084          41.47
  Real estate
    construction loans        401             4.80         294              4.40            136           2.44
  Installment loans           356             3.09          72              3.09             81           3.54
  Other loans                 154             0.03          31              0.05            103           0.10
  Unallocated                --                N/A        --                 N/A           --              N/A
                          --------------------------------------------------------------------------------------------
  Total                   $15,379           100.00%    $13,529            100.00%       $12,742         100.00%
                          ============================================================================================



                                                1994                             1993
                                          Percent of                       Percent of
                                       loans in each                   loans  in each
                                         category to                      category to
                           Amount     total loans(1)         Amount    total loans(1)
-------------------------------------------------------------------------------------
Type of loans:
  Commercial loans        $ 5,658             55.76%        $ 2,383            58.61%
  Real estate
    mortgage loans          5,754             36.68           3,891            31.68
  Real estate
    construction loans        225              2.41             276             5.47
  Installment loans           336              3.13             137             3.67
  Other loans                 186              2.02             100             0.57
  Unallocated                 112               N/A             386              N/A
                          ----------------------------------------------------------
  Total                   $12,271            100.00%        $ 7,173           100.00%
                          ==========================================================


(1) Total loans means average loans outstanding during the year, before unamortized deferred loan fees and allowance for loan losses.


    Based on the Company's evaluation process and the methodology to determine the level of the allowance for loan losses mentioned previously and the fact that a majority of the Company's non-performing loans are secured, management believes the allowance level to be adequate as of December 31, 1997 to absorb the estimated known and inherent risks identified through its analysis. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

OTHER REAL ESTATE OWNED The Company's OREO properties, net of valuation allowance, were carried at $13.3 million at year-end 1997, compared with those carried at $18.9 million at year-end 1996. During 1997, the Company acquired 12 properties totaling $6.1 million through foreclosures and disposed 17 properties totaling $11.7 million at a net gain of $174,000. The Company's OREO properties at year-end 1997 include different types of residential properties, commercial buildings, warehouses and land. All properties are located in Southern California.

    The Bank continues to maintain a valuation allowance for the OREO properties in order to record estimated fair value of the properties. Periodic evaluation is performed on each property and corresponding adjustment is made to the valuation allowance. Any decline in value is recognized as non-interest expense in the current


                                      28.

period. During 1997, management provided approximately $476,000 to the provision for OREO losses based on new listing prices or new appraisals received bringing the valuation allowance to $1.1 million at year-end 1997, while $1.5 million were provided to the provision for OREO losses in 1996 with a balance of $1.6 million in the valuation allowance at year-end 1996. Although the California real estate market continued to show improvements in 1997, the future performance of the market is unpredictable, therefore, additional provision for OREO losses may be made and additional losses on sales of these properties may be incurred in the future. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

    The following table shows the OREO expense by type for years 1997, 1996 and 1995:


(dollars in thousands)                               1997       1996       1995
-------------------------------------------------------------------------------

Operating expense                               $     201  $     312  $     923
Provision for losses                                  476      1,501        875
Net (gain) loss on disposal                          (174)       (85)        79
                                                -------------------------------
Total                                           $     503  $   1,728  $   1,877
                                                ===============================


INVESTMENTS IN REAL ESTATE At year-end 1997, the Company's investments in real estate consisted of one strip-mall, a 49.5% interest in an apartment purchased in 1993, and a 99% interest in another apartment purchased in 1995. Both of the apartments qualify for Federal low income housing tax credits. The aggregate estimated fair value of the investments in real estate was $1.7 million and $4.0 million as of December 31, 1997 and 1996, respectively. The Company sold one strip-mall at a gain of $222,000 and realized a net gain of $170,000 from the operations of the strip-malls in 1997.

DEPOSITS Total deposits reached $1,449.1 million at year-end 1997, compared with $1,364.7 million at year-end 1996, representing an increase of $84.4 million or 6.2%.

    With the interest rate spread widening between time deposits and other interest-bearing deposits, the Company experienced some shift of deposits from savings (including NOW accounts and money market accounts) to time deposits, especially time deposits over $100,000 ("Jumbo CD's") during 1997. Time deposits increased $65.3 million or 8.3% from $791.3 million to $856.6 million at year-end 1997, $60.8 million of which were from Jumbo CD's. Savings deposits decreased $21.4 million or 4.9% from $438.1 million to $416.7 million at year-end 1997. However, demand deposits grew quite significantly from $135.4 million to $175.9 million at year-end 1997, an increase of $40.5 million or 29.9%. The higher demand deposits helped the Bank's service charge income in 1997. There were no brokered deposits at year-end 1997. As a result of the above, the ratio of core deposits (defined as all deposits excluding Jumbo CD's and brokered deposits) to total deposits declined slightly from 64.22% at year-end 1996 to 62.11% at year-end 1997.

    Management continues to monitor the Jumbo CD portfolio to identify any changes in the deposit behavior in the market and of the patrons the Bank is servicing. The Bank's Jumbo CD's are considered generally less volatile since 1) a majority of the Bank's Jumbo CD's have been fairly consistent based on statistics which support that a considerable portion of the Jumbo CD's stayed with the Bank for more than two years; 2) the Jumbo CD portfolio continued to be diversified with 3,434 individual accounts owned by 2,409 individual depositors as of February 23, 1998 (the balance of the accounts averaged approximately $164,000); and 3) this phenomenon of having relatively higher percentage of Jumbo CD's exists in most of the Asian American banks in the Company's market which is dictated by the fact that the customers in this market tend to have a higher savings rate. However, management has constantly made efforts to discourage the continued growth in Jumbo CD's, such as to diversify the customer base by branch expansion and acquisition, to offer non-competitive interest rates paid on Jumbo CD's and to develop new transaction-based products to attract depositors.


                                      29.

    The following tables display the deposit mix for the past three years, time deposits of $100,000 or more by maturity, and average deposits and rates.


DEPOSIT MIX

                                                                       Year ended December 31,
                                                 1997                            1996                            1995
(dollars in thousands)                  Amount         Percent          Amount         Percent          Amount         Percent
------------------------------------------------------------------------------------------------------------------------------

Demand                              $  175,875           12.1%      $  135,345            9.9%      $  117,974           12.0%
NOW accounts                           111,653            7.7          118,498            8.7           88,917            9.0
Money market accounts                   94,708            6.6           95,158            7.0          102,167           10.4
Savings deposits                       210,291           14.5          224,443           16.4          134,045           13.6
Time deposits under $100,000           307,504           21.2          302,981           22.2          156,928           15.9
Time deposits over $100,000            549,090           37.9          488,315           35.8          384,196           39.1
                                    -----------------------------------------------------------------------------------------
Total deposits                      $1,449,121          100.0%      $1,364,740          100.0%      $  984,227          100.0%
                                    =========================================================================================


TIME DEPOSITS OF $100,000 OR MORE BY MATURITY


(dollars in thousands)                          Year ended December 31, 1997
----------------------------------------------------------------------------

Less than three months                                           $   241,027
Three to six months                                                  141,169
Six to twelve months                                                 155,561
Over one year                                                         11,333
                                                                 -----------
Total                                                            $   549,090
                                                                 ===========


MATURITIES OF TIME DEPOSITS WITH A REMAINING TERM OF MORE THAN ONE YEAR FOR EACH OF THE FIVE YEARS AFTER DECEMBER 31, 1998


(dollars in thousands)                          Year ended December 31, 1997
----------------------------------------------------------------------------

1999                                                             $    22,168
2000                                                                   4,647
2001                                                                     267
2002                                                                     228
2003                                                                      35
                                                                 -----------
Total                                                            $    27,345
                                                                 ===========


AVERAGE DEPOSITS & RATES


                                    1997                1996                1995                1994                 1993
(dollars in thousands)        Amount   Rate        Amount   Rate       Amount   Rate       Amount   Rate        Amount   Rate
-----------------------------------------------------------------------------------------------------------------------------
Demand                    $  148,907    --%    $  121,952    --%   $  114,435    --%   $  108,528    --%    $   97,209    --%
NOW accounts                 114,453    1.5        96,759    1.5       85,413    1.7       80,935    1.6        68,167    1.6
Money market accounts         97,470    2.3       100,898    2.3      106,760    2.4      130,664    2.3       135,769    2.4
Savings deposits             216,840    2.2       151,284    2.3      136,750    2.3      145,694    2.2       138,411    2.4
Time deposits                820,310    5.1       632,211    5.0      450,834    5.4      342,037    3.7       325,443    3.3
                          ---------------------------------------------------------------------------------------------------
Total deposits            $1,397,980    3.6%   $1,103,104    3.5%  $  894,192    3.5%  $  807,858    2.5%   $  764,999    2.4%
                          ===================================================================================================


                                      30.

CAPITAL RESOURCES The Company's primary capital source has historically been retained earnings and to a lesser extent, the issuance of additional common stock through its Dividend Reinvestment Plan and the ESOP. Total stockholders' equity amounted to $135.9 million or 8.37% of total assets at year-end 1997, compared with $118.4 million or 7.87% of total assets at year-end 1996. The increase of $17.5 million or 14.8% was due to net income of $20.1 million plus $1.5 million from issuance of additional common shares through Dividend Reinvestment Plan and a positive net change in the securities valuation allowance, net of tax, of $1.4 million, offset by dividends paid in the amount of $5.6 million.

    The Company declared a cash dividend of $0.15 per share in January, April and July, 1997, on 8,878,144, 8,895,878 and 8,914,260 shares outstanding, respectively. In October 1997, the Company increased its cash dividend by $.025 or 16.7% to $.175 per common share on 8,929,508 shares outstanding bringing total cash dividends paid in 1997 to $5.6 million.

    Management is committed to retain the Company's capital at a level sufficient to support future growth, to protect depositors and stockholders, and to comply with various regulatory requirements. The primary measure of capital adequacy is based on the ratio of risk-based capital to risk weighted assets. The risk-based capital ratio is strongly impacted by the management of the securities portfolio since the U.S. Treasury securities are assigned a zero risk weighting, and other instruments in which the company has often placed a significant amount of funds which include U.S. Agency securities, State and Municipal securities, Federal funds sold, and bankers' acceptances, have a 20% risk weighting. Loans are generally risk-weighted at 100% with the exceptions of loans secured by time certificates of deposits which are 20% risk-weighted and loans secured by 1-4 family and multi-family residential properties which are 50% risk-weighted. Management is constantly trying to maximize the yields on earning assets and as a result of a substantial growth in loans and a decrease in U.S. Treasury securities, the Company's risk-based capital ratio decreased from 13.97% at year-end 1996 to 12.98% at year-end 1997.

    A table illustrating the Company and the Bank's capital and leverage ratios at year-end 1997 is included in Note 11 to consolidated financial statements. Those ratios not only exceeded the regulatory minimum requirements but also placed the Bank in the "well capitalized" category which is defined as institutions with total risk-based ratio equal to or greater than 10.0%, and Tier 1 risk-based capital ratio equal to or greater than 6.0%, and Tier 1 leverage capital ratio equal to or greater than 5.0%.

MARKET RISK Market risks are the risks that apply to the Company by nature of its activities and the economic environment. The principal market risk to the Company is the interest rate risk inherent in its lending, investing and deposit taking activities, due to the fact that interest earning assets and interest bearing liabilities of the Company do not change at the same speed, to the same extent, or on the same basis. The Company actively monitors the impact of the fluctuations in interest rates on its net interest income using risk management tools. Because of the limitation inherent in any individual risk management tool, the Company uses both interest rate sensitivity analysis and a simulation model to measure and quantify the impact to the Company's profitability or the market value of its assets and liabilities.

    The Company's Interest Rate Sensitivity Analysis (as described in "Liquidity and Interest Rate Sensitivity") measures the Company's exposure to differential changes in interest rates between assets and liabilities. However, an interest rate sensitivity analysis can only show the mismatches in the maturities and repricing opportunities of assets and liabilities and has limited usefulness in measuring or managing interest rate risks related to timing differences in the repricing of assets and liabilities or the basis risk which is the differences in the behavior of the lending and funding rates. To quantify the extent of these risks, the Company uses a simulation model to take basis risk into account and project future earnings or market values under alternative interest rate scenarios. The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling interest rate scenarios in 100 basis point increments. Net portfolio value is defined as net present value of assets and liabilities. The Company establishes a tolerance level in its policy to define and limit interest income


                                      31.

volatility to a change of plus or minus 30% when the hypothetical rate change is plus or minus 200 basis points. When the tolerance level is met or exceeded, the Company then seeks corrective action after considering among other things market conditions, customer reaction and the estimated impact on profitability. The following table presents the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1997:

Changes in Interest Rates                          Percentage Change in:
(in basis points)                Net Interest Income(1)        Net Portfolio Value(2)
-------------------------------------------------------------------------------------
+200                                            15.33%                       (12.28)%
+100                                             8.56%                        (5.52)%
- 100                                           (5.20)%                        3.16%
- 200                                          (11.86)%                        6.95%

(1) The percentage change represents net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

(2) The percentage change represents net portfolio value of the Company in a stable interest rate environment versus the net portfolio value in various rate scenarios.

The Company seeks to manage and control its interest rate risk to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability composition to obtain the maximum spread. The Company is concentrating its efforts in increasing its yield-cost spread through growth opportunities and competitive pricing. The Company can but is not utilizing hedging instruments currently to maintain and/or augment its spread as management believes that it is not cost-effective at this time.

    The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997. For assets, expected maturities are based on contractual maturity. For liabilities, the Company uses its historical experience and decay factors to estimate the deposit runoffs of its interest bearing transactional deposits. The Company uses certain assumptions to estimate fair values and expected maturities. The results presented may vary if different assumptions are used or if actual experience differs from the assumptions used.


                                Average                     Expected Maturity Date at December 31, 1997
                               Interest
(dollars in thousands)             Rate     1998        1999        2000        2001        2002  Thereafter       Total  Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Interest-Sensitive Assets:
Federal funds sold and
  securities purchased
  under agreement to resell       7.06% $ 67,000    $   --      $   --      $   --      $   --      $   --      $ 67,000    $ 67,000
Mortgage-backed securities        6.75%     --          --        14,312      11,974         124     232,852     259,262     262,668
Investment securities             6.29%   67,344      47,376     108,988      18,133      24,147      34,899     300,887     304,024
Federal Home
  Loan Bank stock                 6.03%    5,653        --          --          --          --          --         5,653       5,653
Loans
  Commercial                      9.12%  259,641      19,261      15,041       9,778      10,033      16,167     329,921     336,821
  Real estate mortgage            8.91%   26,269      27,250      24,767      22,787      50,311     297,355     448,739     454,925
  Real estate construction        9.00%   36,956          35       3,938        --          --          --        40,929      41,438
  Installment & others            8.63%    4,579       3,078       6,921       7,618       4,289          77      26,562      26,927
Interest-Sensitive
Liabilities:
  Other interest bearing
    deposits                      2.04%   75,956      69,748      46,498      48,373      32,249     143,828     416,652     416,738
  Time deposits                   5.20%  829,111      22,168       4,647         267          79         322     856,594     860,173
  Securities sold under
    agreement to repurchase       7.03%   23,419        --          --          --          --          --        23,419      23,419


                                      32.

LIQUIDITY AND INTEREST RATE SENSITIVITY Liquidity is the Company's ability to maintain sufficient cash flow to meet maturing financial obligations and customer credit needs, and to take advantage of investment opportunities as they are presented in the marketplace. The Company's principal sources of liquidity have been growth in deposits, proceeds from the maturity or sale of securities and other financial instruments, and repayments from securities and loans. The Company's liquidity ratio, defined as net cash, short-term and marketable securities to net deposits and short-term liabilities, stood at 45.59% at year-end 1997, compared to 46.46% at year-end 1996.

    The Bank maintains, to supplement its primary sources of liquidity, a total credit line of $45 million for Federal funds with three correspondent banks, a repo line of $30 million with a brokerage firm and a total retail certificate of deposit (CD) line of approximately $212 million with three other brokerage firms. Moreover, the Bank is a shareholder of Federal Home Loan Bank (FHLB) which enables the Bank to have access to lower cost FHLB financing when and if necessary.

    The Company had, at year-end 1997, a significant portion of its time deposit portfolio maturing in one year or less. Management anticipates that there may be some outflow of these deposits upon maturity, due to the current competitive rate environment. However, based on its historical runoff experience, the Company expects these outflows will be minimal and can be replenished through its normal growth in deposits.

    Management believes all the sources discussed above will provide adequate liquidity for the Company to meet its normal operating needs.

    Bancorp, on the other hand, obtains funding for its activities only through dividend income contributed by the Bank and proceeds from investments in the Dividend Reinvestment Plan. Dividends paid to Bancorp by the Bank are subject to regulatory limitations. Since the business activities of Bancorp consist primarily of the operations of the Bank, and no other operating business activities are proposed for Bancorp in the near future, management believes Bancorp's liquidity generated from its prevailing sources are sufficient to meet its operational needs.

    The Company actively monitors the impact of changes in interest rates on its net interest income due to mismatching of its interst earning assets and interest bearing liabilities. The Company estimates the impact of the mismatch by examining the extent of the sensitivity of such assets and liabilities and by monitoring the level of the Company's interest rate sensitivity gap.

    An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that time period. A positive gap exists when rate sensitive assets which reprice over a given time period exceed rate sensitive liablilities and may enhance net interest margin during periods of increasing interest rates, while a negative gap exists when rate sensitive liabilities which reprice over a given time period exceed rate sensitive assets and may impair net interest margin during periods of increasing interest rates.


                                      33.

The following table sets forth the maturity and rate sensitivity of the Company's interest earning assets and interest bearing liabilities as of December 31, 1997. The Company's exposure as reflected in the table, represents the estimated difference between the amount of interest earning assets and interest bearing liabilities repricing during future periods based on certain assumptions. The interest rate sensitivity of the Company assets and liabilities presented in the table may vary if different assumptions were used or if actual experience differs from the assumptions used. As of December 31, 1997, the Company was asset sensitive with a cumulative gap ratio of a positive 17.28% within three months, and liability sensitive with a cumulative gap ratio of a negative 10.49% within a 1-year period.


INTEREST RATE SENSITIVITY


                                                                                      December 31, 1997
                                                                                Interest Sensitivity Period
                                               0 to 90      91 to 365       1 Year to           Over    Non-interest
(dollars in thousands)                            Days           Days         5 Years        5 Years         Bearing           Total
------------------------------------------------------------------------------------------------------------------------------------

Earning Assets:
Cash and due from banks                     $     --       $     --        $     --        $     --       $   57,728      $   57,728
Federal funds sold and securities
  purchased under agreement to resell           67,000           --              --              --             --            67,000
Securities available-for-sale                   32,627         38,995         122,965          21,571           --           216,158
Securities held-to-maturity                       --            1,340         102,609         246,387           --           350,336
Loans:
  Commercial loans                             291,174         27,601           6,037           7,955           --           332,767
  Real estate mortgage loans                   276,278            967          12,949         156,975           --           447,169
  Real estate construction loans                41,736           --              --              --             --            41,736
  Installment loans                              2,305          2,395          21,798            --             --            26,498
  Other loans                                      222           --              --                40           --               262
                                            ----------------------------------------------------------------------------------------
Total loans(1)                                 611,715         30,963          40,784         164,970           --           848,432
                                            ========================================================================================
Non-earning assets                                --             --              --              --           82,808          82,808
                                            ----------------------------------------------------------------------------------------
Total assets                                $  711,342     $   71,298      $  266,358      $  432,928     $  140,536      $1,622,462
                                            ========================================================================================
Source of Funds for Assets:
Deposits:
  Demand                                    $     --       $     --        $     --        $     --       $  175,875      $  175,875
  Money market and NOW(2)                        9,064         33,018         102,452          61,827           --           206,361
  Savings(2)                                    14,581         43,565         101,530          50,615           --           210,291
  TCD's under $100,000                         142,931        148,423          16,115              35           --           307,504
  TCD's $100,000 and over                      241,027        296,730          11,333            --             --           549,090
                                            ----------------------------------------------------------------------------------------
Total deposits                                 407,603        521,736         231,430         112,477        175,875       1,449,121
                                            ========================================================================================
Securities sold under
  agreements to repurchase                      23,419           --              --              --             --            23,419
Other liabilities                                 --             --              --              --           14,045          14,045
Stockholders' equity                              --             --              --              --          135,877         135,877
                                            ----------------------------------------------------------------------------------------
Total liabilities & stockholders' equity    $  431,022     $  521,736      $  231,430      $  112,477     $  325,797      $1,622,462
                                            ========================================================================================
Interest sensitivity gap                    $  280,320     $ (450,438)     $   34,928      $  320,451     $ (185,261)     $     --
                                            ----------------------------------------------------------------------------------------
Cumulative interest sensitivity gap         $  280,320     $ (170,118)     $ (135,190)     $  185,261     $     --        $     --
                                            ----------------------------------------------------------------------------------------
Gap ratio (% of total assets)                    17.28%        (27.76)%          2.15%          19.75%        (11.42)%          --
                                            ----------------------------------------------------------------------------------------
Cumulative gap ratio                             17.28%        (10.49)%         (8.33)%         11.42%          --              --
                                            ----------------------------------------------------------------------------------------

(1) Loans are before unamortized deferred loan fees and allowance for loan losses. Non-accrual loans are included in non-earning assets. Adjustable loans are included in the "0 to 90 days" category, as they are subject to an interest adjustment depending upon terms of the loans.

(2) The Company's own historical experience and decay factors are used to estimate the money market and NOW, and savings deposit runoff.


                                      34.

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

    A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as fixed and adjustable rate mortgage loans, have features which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

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

    The Company's lending operations have been concentrated primarily in Southern and Northern California. Accordingly, real estate securing such lending activity has been principally located in such areas. The value of such collateral is dependent upon conditions in the relevant real estate markets, including general or local economic conditions and neighborhood characteristics, real estate tax rates, the cost of operating the properties, governmental regulations and fiscal policies, acts of nature including earthquakes and floods (which may result in uninsured losses), and other factors which are beyond the control of the Company. Although California economic indicators continued to show improvements in 1997, management cannot foresee the future performance of the regional real estate market. Worsening of the regional economic conditions could increase the amount of the Company's non-performing assets, erode the value of loan collateral and have an adverse effect on the Company's efforts to collect its non-performing loans or otherwise liquidate its non-performing assets (including other real estate owned) on terms favorable to the Company.

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


                                      35.

Although the Company, in considering whether to make a loan on or secured by real property, utilized appraisals, an appraisal is only an estimate of the value of the property at the time the appraisal is made. Accordingly, there can be no assurance that upon sale or foreclosure of the property the borrower or the Company will realize an amount equal the amounts secured thereby.

    The Company faces substantial competition for deposits and loans throughout its market area, where major banks dominate the commercial banking industry. Among the advantages which these banks may have over the Company are their ability to finance advertising campaigns and to allocate their investment assets, including loans, to regions of higher yield and demand. By virtue of their larger capital bases, such institutions have substantially greater lending limits than the Company and perform certain functions, including trust services, which are not presently offered by the Company. The Company also competes for loans and deposits with savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions. The Riegle-Neal Interstate Company and Branching Efficiency Act of 1994 may have an effect on the Company's competitive position.

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

    During 1997 and presently there are adverse economic conditions in the Asia Pacific region. The impact of these adverse economic conditions may increase the Company's exposure to economic and transfer risk. Transfer risk may increase because of an entity's incapacity to obtain the foreign exchange needed to meet its obligations or to provide liquidity. This may impact the recoverability of investments with or loans to entities unable to obtain the necessary foreign exchange. In addition, these adverse economic conditions may continue to negatively impact asset values and the profitability and liquidity of companies operating in this region. It is the opinion of management that the Company will not be adversely impacted by these factors. Management does not consider its loan portfolio to have direct exposure to transfer risk.

    The circumstances in Asia may also have an impact on the deposit customers of the Company, resulting in outflows of deposits. Management of the Company does not expect such potential outflows to significantly impact the financial condition or operating results of the Company based on its current customers' profiles. However, no assurance can be given as to the level of deposit outflows if the economic conditions in Asia continue or worsen, then there may be an adverse effect on the deposit amounts.

YEAR 2000 The "Year 2000" problem is the result of computer programs being written using two digits to identify a year in the date field, rather than four digits to define the applicable year. Consequently, any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. That inability, if not addressed, could cause systems to fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations worldwide.

    This century date change problem creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on financial transactions. Such failures of the Company's and/or third parties' computer systems could have a material impact on the Company's ability to conduct its business, to process customer transactions or provide customer services.

    The Company established a task force to address the Year 2000 issues relating to its business, its operations (including operating sytems) and its relationships with customers, suppliers, and other constituents. First, management initiated a company-wide program to identify and prioritize all the mission critical systems that may be affected by the "Year 2000" issue. Next, the task force developed a remediation program to modify or replace these systems. During the year, the Company obtained assurance from its vendor that the software operating its core computer system is Year 2000 ready, and that this capability will be tested by a third party in 1998. The Company is also coordinating with other entities, including suppliers, customers, creditors, borrowers, and financial service organizations, to ensure that their systems will also be Year 2000 ready.


                                      36.

    The Company reviews the costs and the progress of its remediation program to ensure that unforeseen problems and uncertainties associated with Year 2000 consequences are resolved in a timely manner. The Company estimates the costs to modify or convert its remaining systems, including costs incurred in 1997, range approximately between $500,000 to $1,000,000. No assurance can be given that the ultimate costs to prepare the Company to be Year 2000 ready will not exceed the Company's current estimate. There can also be no assurance that the systems of other companies on which the Company's systems rely also will be timely converted or that any such failure to convert by another company would not have an adverse effect on the Company's operations. The Company is expanding its contingency plan to address the failure of third party systems to be Year 2000 ready. See also Note 1 of the Notes to Consolidated Financial Statements.

MARKET FOR CATHAY BANCORP, INC. STOCK

The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock MarketSM under the symbol: "CATY". During 1997, total trading volume was approximately 1,211,000, and the prices ranged from a high of $37.375 to a low of $19.25. The approximate number of stockholders at year-end 1997 was 1,800. The Company paid an aggregate per share cash dividend of $0.625 in 1997 and $0.60 in 1996. The following table summarizes the quarterly high, low and closing prices, and the trading volume for the past two years:


BANCORP STOCK TRADING HISTORY(1)


                                                                      End of      Trading
                                            High           Low        Period       Volume
-----------------------------------------------------------------------------------------

1997
First Quarter                        $    21.750   $    19.250  $     21.500      258,334
Second Quarter                            25.000        20.750        24.750      236,313
Third Quarter                             33.000        24.000        31.750      373,211
Fourth Quarter                            37.375        30.500        36.500      343,347
                                     ----------------------------------------------------

1996
First Quarter                        $    18.000   $    15.000  $     17.125      236,717
Second Quarter                            17.250        15.875        16.250      189,939
Third Quarter                             16.750        15.125        16.375      206,660
Fourth Quarter                            20.000        15.875        19.625      392,644
                                     ----------------------------------------------------

(1) The company does not represent that the outstanding shares may either be bought or sold at a certain price. The stock is traded on the Nasdaq.


                                      37.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY


The following table shows the average balances (based on quarterly averages) of the Company's assets, liabilities, and stockholders' equity accounts presented for the years indicated.


                                            Year ended December 31,
                                        1997                          1996                       1995
(dollars in thousands)        Amount              %1        Amount             %1      Amount               %1
-------------------------------------------------------------------------------------------------------------------

Assets
Cash and due
  from banks                $   59,297           3.80%   $   39,407           3.11%   $   52,592           5.18%
Federal funds sold
  and securities
  purchased under
  agreement to resell           35,000           2.25        36,050           2.84        17,875           1.76
Securities
  available-for-sale,
  taxable                      281,938          18.08       320,533          25.28       116,042          11.44
Securities
  available-for-sale,
  nontaxable                       158           0.01            89           0.01           149           0.01
Securities held-to-
  maturity, taxable            256,310          16.44       151,534          11.95       171,287          16.88
Securities held-to-
  maturity, nontaxable          41,831           2.68        39,208           3.09        40,245           3.97
Total net loans(2)             802,577          51.48       605,000          47.71       547,948          54.01
Premises and
  equipment, net                25,380           1.63        26,059           2.06        26,854           2.65
Other assets                    56,582           3.63        50,129           3.95        41,488           4.10
                            ---------------------------------------------------------------------------------------
Total assets                $1,559,073         100.00%   $1,268,009         100.00%   $1,014,480         100.00%
                            =======================================================================================
Liabilities
Demand deposits             $  156,072          10.01%   $  124,051           9.78%   $  116,476          11.48%
Savings deposits(3)            426,244          27.34       363,410          28.66       328,473          32.38
Time deposits                  826,520          53.01       665,725          52.51       470,222          46.35
                            ---------------------------------------------------------------------------------------
Total deposits               1,408,836          90.36     1,153,186          90.95       915,171          90.21
                            =======================================================================================
Other borrowings                 7,916           0.51         2,700           0.21           800           0.08
Mortgage
  indebtedness                     190           0.01           655           0.05           540           0.05
Other liabilities               13,469           0.87         9,515           0.75         6,997           0.69
                            ---------------------------------------------------------------------------------------
Total liabilities            1,430,411          91.75     1,166,056          91.96       923,508          91.03
                            =======================================================================================
Stockholders'
Equity
Common stock
  and additional
  paid-in-capital               60,795           3.90        47,194           3.72        41,767           4.12
Retained earnings               67,867           4.35        54,759           4.32        49,205           4.85
                            ---------------------------------------------------------------------------------------
Total
  stockholders' equity         128,662           8.25       101,953           8.04        90,972           8.97
                            =======================================================================================
Total liabilities and
  stockholders' equity      $1,559,073         100.00%   $1,268,009         100.00%   $1,014,480         100.00%
                            =======================================================================================


                                         1994                         1993
(dollars in thousands)         Amount             %1        Amount             %1
-----------------------------------------------------------------------------------

Assets
Cash and due
  from banks                $   38,213           4.25%   $   40,180           4.67%
Federal funds sold
  and securities
  purchased under
  agreement to resell           12,550           1.39        18,250           2.12
Securities
  available-for-sale,
  taxable                       59,776           6.64        39,601           4.61
Securities
  available-for-sale,
  nontaxable                       701           0.08           634           0.07
Securities held-to-
  maturity, taxable            123,147          13.69        76,821           8.94
Securities held-to-
  maturity, nontaxable          38,494           4.28        38,102           4.43
Total net loans(2)             570,040          63.35       591,686          68.82
Premises and
  equipment, net                26,430           2.94        25,838           3.01
Other assets                    30,500           3.38        28,660           3.33
                            ------------------------------------------------------
Total assets                $  899,851         100.00%   $  859,772         100.00%
                            ======================================================
Liabilities
Demand deposits             $  108,250          12.03%   $  102,189          11.89%
Savings deposits(3)            354,159          39.36       344,382          40.05
Time deposits                  347,437          38.61       325,254          37.83
                            ------------------------------------------------------
Total deposits                 809,846          90.00       771,825          89.77
                            ======================================================
Other borrowings                 1,400           0.15         1,750           0.20
Mortgage
  indebtedness                     250           0.03            25           0.01
Other liabilities                5,097           0.57         6,882           0.80
                            ------------------------------------------------------
Total liabilities              816,593          90.75       780,482          90.78
                            ======================================================
Stockholders'
Equity
Common stock
  and additional
  paid-in-capital               40,896           4.54        39,658           4.61
Retained earnings               42,362           4.71        39,632           4.61
                            ------------------------------------------------------
Total
  stockholders' equity          83,258           9.25        79,290           9.22
                            ======================================================
Total liabilities and
  stockholders' equity      $  899,851         100.00%   $  859,772         100.00%
                            ======================================================



(1) Percentage of categories under Assets, Liabilities and Stockholders' Equity are shown as a percentage of average assets.

(2) Total net loans means total loans net of loan participations sold, unamortized deferred loan fees and allowance for loan losses.

(3) Savings deposits include NOW, money market and savings accounts.


                                      38.

CONSOLIDATED STATEMENTS OF CONDITION


                                                                                            As of December 31,
                                                                                        1997                 1996
-----------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                            $    57,727,974      $    47,193,911
Federal funds sold and securities purchased under agreement to resell                   67,000,000           28,000,000
                                                                                   ------------------------------------
  Cash and cash equivalents                                                            124,727,974           75,193,911
Securities available-for-sale (with amortized costs of
  $215,465,568 in 1997 and $385,228,392 in 1996)                                       216,157,845          383,391,003
Securities held-to-maturity (with estimated fair values of
  $356,187,000 in 1997 and $212,002,000 in 1996)                                       350,336,415          210,128,511
Loans (net of allowance for loan losses of
  $15,379,408 in 1997 and $13,528,568 in 1996)                                         846,151,425          744,383,939
Other real estate owned, net                                                            13,269,382           18,854,186
Investments in real estate, net                                                          1,653,722            3,987,224
Premises and equipment, net                                                             25,201,883           25,771,302
Customers' liability on acceptance                                                      10,295,812            6,653,156
Accrued interest receivable                                                             12,246,270           15,007,454
Goodwill                                                                                 9,529,827            9,897,449
Other assets                                                                            12,891,013           11,061,271
                                                                                   ------------------------------------
  Total assets                                                                     $ 1,622,461,568      $ 1,504,329,406
                                                                                   ====================================
Liabilities and Stockholders' Equity
Deposits
  Non-interest bearing demand deposits                                             $   175,875,463      $   135,345,436
  Interest bearing accounts
    NOW accounts                                                                       111,652,490          118,497,560
    Money market deposits                                                               94,708,279           95,158,361
    Savings deposits                                                                   210,290,931          224,442,618
    Time deposits under $100,000                                                       307,503,579          302,980,795
    Time deposits of $100,000 or more                                                  549,090,061          488,314,939
                                                                                   ------------------------------------
  Total deposits                                                                     1,449,120,803        1,364,739,709
                                                                                   ------------------------------------
Securities sold under agreements to repurchase                                          23,418,942           10,000,000
Acceptances outstanding                                                                 10,295,812            6,653,156
Other liabilities                                                                        3,749,470            4,490,536
                                                                                   ------------------------------------
  Total liabilities                                                                  1,486,585,027        1,385,883,401
                                                                                   ------------------------------------
Commitments and contingencies
Stockholders' equity
  Preferred stock, $.01 par value; $10,000,000 shares authorized, none issued                 --                   --
  Common stock, $.01 par value; 25,000,000 shares
    authorized, 8,941,743 and 8,878,144 shares
    issued and outstanding in 1997 and 1996, respectively                                   89,417               88,781
  Additional paid-in-capital                                                            61,270,739           59,811,940
  Unrealized holding gain (loss) on securities
    available-for-sale, net of tax                                                         369,922           (1,059,347)
  Retained earnings                                                                     74,146,463           59,604,631
                                                                                   ------------------------------------
  Total stockholders' equity                                                           135,876,541          118,446,005
                                                                                   ------------------------------------
  Total liabilities and stockholders' equity                                       $ 1,622,461,568      $ 1,504,329,406
                                                                                   ====================================

          See accompanying notes to consolidated financial statements.

                                      39.

CONSOLIDATED STATEMENTS OF INCOME


                                                                    For the Year ended December 31
                                                                    1997              1996              1995
------------------------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                                $ 74,015,063      $ 55,887,756      $ 56,825,101
  Interest on securities available-for-sale                   17,700,422        17,146,782         5,249,753
  Interest on securities held-to-maturity                     17,831,320        11,578,557        12,740,884
  Interest on Federal funds sold and securities
    purchased under agreement to resell                        2,415,226         1,482,592         1,371,334
  Interest on deposits with banks                                 16,402             3,289            35,875
                                                            ------------------------------------------------
  Total interest income                                      111,978,433        86,098,976        76,222,947
                                                            ------------------------------------------------
Interest Expense
  Time deposits of $100,000 or more                           26,633,484        22,576,698        17,594,425
  Other deposits                                              23,738,144        16,474,889        13,582,511
  Other borrowed funds                                           502,413           157,829           104,379
                                                            ------------------------------------------------
  Total interest expense                                      50,874,041        39,209,416        31,281,315
                                                            ------------------------------------------------
  Net interest income before provision for loan losses        61,104,392        46,889,560        44,941,632
  Provision for loan losses                                    3,600,000         3,600,000         7,300,402
                                                            ------------------------------------------------
  Net interest income after provision for loan losses         57,504,392        43,289,560        37,641,230
                                                            ------------------------------------------------
Non-Interest Income
  Securities gains                                                40,913            21,862           610,847
  Letter of credit commissions                                 1,502,961         1,508,407         1,272,867
  Service charges                                              3,490,801         2,942,170         3,069,213
  Other operating income                                       1,739,847         1,386,589         1,267,949
                                                            ------------------------------------------------
  Total non-interest income                                    6,774,522         5,859,028         6,220,876
                                                            ------------------------------------------------
Non-Interest Expense
  Salaries and employee benefits                              17,008,737        13,996,253        12,911,639
  Occupancy expense                                            2,931,290         2,320,718         2,272,137
  Computer and equipment expense                               2,364,675         2,001,985         2,139,756
  Professional services expense                                3,059,906         3,153,993         2,517,141
  FDIC and State assessments                                     356,537           454,850         1,154,808
  Marketing expense                                            1,200,198         1,163,455           982,232
  Net other real estate owned expense                            503,104         1,728,382         1,876,471
  Other operating expense                                      3,503,788         3,193,619         3,763,174
                                                            ------------------------------------------------
  Total non-interest expense                                  30,928,235        28,013,255        27,617,358
                                                            ------------------------------------------------
Income before income tax expense                              33,350,679        21,135,333        16,244,748
                                                            ------------------------------------------------
Income tax expense                                            13,242,941         7,819,382         5,624,109
                                                            ------------------------------------------------
Net Income                                                  $ 20,107,738      $ 13,315,951      $ 10,620,639
                                                            ================================================
Basic net income per common share                           $       2.26      $       1.66      $       1.36
                                                            ------------------------------------------------
Weighted average common shares outstanding                     8,915,936         8,017,398         7,805,339
                                                            ------------------------------------------------


See accompanying notes to consolidated financial statements.


                                      40.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY





                                                     Common Stock                Additional           Unearned
For the year ended December 31,                Number                              Paid-in-               ESOP
1997, 1996 and 1995                         of Shares             Amount            Capital             Shares
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                7,798,550      $      77,986      $  41,158,925      $    (421,786)
                                          =====================================================================
  Issuances of common stock -
    Dividend
      Reinvestment Plan                        68,614                686            854,762               --
  Cash dividends of
    $.60 per share                               --                 --                 --                 --
  Allocation of unearned
    ESOP shares                                  --                 --                 --              421,786
  Dividend on unallocated
    ESOP shares                                  --                 --                 --                 --
  Change in unrealized
    holding gain (loss) on
    securities available-for-sale,
    net of tax                                   --                 --                 --                 --
  Net income for the year                        --                 --                 --                 --
                                          ---------------------------------------------------------------------
Balance at December 31, 1995                7,867,164             78,672         42,013,687               --
                                          =====================================================================
  Issuances of common stock -
    Dividend
      Reinvestment Plan                       105,245              1,052          1,693,718               --
  Issuance of stock for
    the acquisition of
      First Public Savings
      Bank, F.S.B                             905,735              9,057         16,104,535               --
  Cash dividends of
    $.60 per share                               --                 --                 --                 --
  Change in unrealized
    holding gain (loss) on
    securities available-for-sale,
    net of tax                                   --                 --                 --                 --
  Net income for the year                        --                 --                 --                 --
                                          ---------------------------------------------------------------------
Balance at December 31, 1996                8,878,144             88,781         59,811,940               --
                                          =====================================================================
  Issuances of common stock -
    Dividend
      Reinvestment Plan                        63,599                636          1,458,799               --
  Cash dividends of
    $.625 per share                              --                 --                 --                 --
  Change in unrealized
    holding gain (loss) on
    securities available-for-sale,
    net of tax                                   --                 --                 --                 --
  Net income for the year                        --                 --                 --                 --
                                          ---------------------------------------------------------------------
Balance at December 31, 1997                8,941,743      $      89,417      $  61,270,739      $        --
                                          =====================================================================


                                             Unrealized
                                           Holding Gain
                                              (Loss) on
                                             Securities                                   Total
For the year ended December 31,              Available-            Retained       Stockholders'
1997, 1996 and 1995                            for-Sale            Earnings              Equity
-----------------------------------------------------------------------------------------------
Balance at December 31, 1994              $    (546,635)      $  45,116,556       $  85,385,046
                                          =====================================================
  Issuances of common stock -
    Dividend
      Reinvestment Plan                            --                  --               855,448
  Cash dividends of
    $.60 per share                                 --            (4,694,445)         (4,694,445)
  Allocation of unearned
    ESOP shares                                    --                  --               421,786
  Dividend on unallocated
    ESOP shares                                    --                (9,623)             (9,623)
  Change in unrealized
    holding gain (loss) on
    securities available-for-sale,
    net of tax                                1,949,962                --             1,949,962
  Net income for the year                          --            10,620,639          10,620,639
                                          -----------------------------------------------------
Balance at December 31, 1995                  1,403,327          51,033,127          94,528,813
                                          =====================================================
  Issuances of common stock -
    Dividend
      Reinvestment Plan                            --                  --             1,694,770
  Issuance of stock for
    the acquisition of
      First Public Savings
      Bank, F.S.B                                  --                  --            16,113,592
  Cash dividends of
    $.60 per share                                 --            (4,744,447)         (4,744,447)
  Change in unrealized
    holding gain (loss) on
    securities available-for-sale,
    net of tax                               (2,462,674)               --            (2,462,674)
  Net income for the year                          --            13,315,951          13,315,951
                                          -----------------------------------------------------
Balance at December 31, 1996                 (1,059,347)         59,604,631         118,446,005
                                          =====================================================
  Issuances of common stock -
    Dividend
      Reinvestment Plan                            --                  --             1,459,435
  Cash dividends of
    $.625 per share                                --            (5,565,906)         (5,565,906)
  Change in unrealized
    holding gain (loss) on
    securities available-for-sale,
    net of tax                                1,429,269                --             1,429,269
  Net income for the year                          --            20,107,738          20,107,738
                                          -----------------------------------------------------
Balance at December 31, 1997              $     369,922       $  74,146,463       $ 135,876,541
                                          =====================================================


See accompanying notes to consolidated financial statements.


                                      41.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           Year ended December 31,
                                                                                    1997                1996                1995
--------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net Income                                                                 $  20,107,738       $  13,315,951       $  10,620,639
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan losses                                                  3,600,000           3,600,000           7,300,402
    Provision for losses on other real estate owned                              475,796           1,501,268             874,759
    Provision for losses on investments in real estate                              --                  --               720,902
    Provision (benefit) for deferred taxes                                      (493,366)           (503,186)            222,388
    Depreciation                                                               1,335,400           1,336,363           1,356,916
    Net (gain) loss on sale of other real estate owned                          (173,961)            (85,313)             78,553
    Gain on sale of investments in real estate                                  (222,310)               --                  --
    Premises and equipment disposal (gain) loss                                   (1,650)              1,595               1,203
    Net gain on sales and calls of securities                                    (40,913)            (21,862)           (610,847)
    Amortization and accretion of investment security premiums, net               63,310             734,931              97,026
    Amortization of goodwill                                                     684,579              83,172                --
    Increase (decrease) in deferred loan fees, net                                43,208             247,476            (345,719)
    (Increase) decrease in accrued interest receivable, net                    2,761,184          (1,107,418)         (4,011,816)
    (Increase) decrease in other assets, net                                  (2,436,773)         19,583,814            (499,847)
    Increase (decrease) in other liabilities, net                               (741,066)         (3,130,696)          1,177,459
                                                                           -----------------------------------------------------
      Total adjustments                                                        4,853,438          22,240,144           6,361,379
                                                                           -----------------------------------------------------
      Net cash provided by operating activities                               24,961,176          35,556,095          16,982,018
                                                                           -----------------------------------------------------
Cash Flows From Investing Activities
Purchase of securities available-for-sale                                   (217,418,506)        (90,261,346)       (128,043,049)
Proceeds from maturity and call of securities available-for-sale             300,394,371          58,609,947          68,492,524
Proceeds from sale of securities available-for-sale                           92,705,983             989,297          30,388,281
Purchase of mortgage-backed securities available-for-sale                    (12,442,974)        (18,874,200)               --
Proceeds from repayments and sale of mortgage-backed
  securities available-for-sale                                                6,799,700          24,213,775                --
Purchase of securities held-to-maturity                                      (15,345,814)        (24,796,858)       (149,158,643)
Proceeds from maturity and call of securities held-to-maturity                41,931,722          26,365,854          19,779,542
Purchase of mortgage-backed securities held-to-maturity                     (186,620,681)        (65,925,846)               --
Repayments from mortgage-backed securities held-to-maturity                   19,211,765           3,105,726              37,896
Proceeds from sale of loans                                                    4,827,657                --                  --
Purchase of loans                                                               (975,045)               --                  --
Net (increase) decrease in loans                                            (108,326,821)        (68,372,708)          6,030,865
Purchase of premises and equipment                                              (765,981)           (530,193)         (1,065,696)
Proceeds from sale of equipment                                                    1,650               7,278               6,394
Proceeds from sale of other real estate owned                                  4,346,484           5,283,597           5,347,860
Proceeds from sale of investments in real estate                               2,292,468                --                  --
Net (increase) decrease in investments in real estate                            263,344             317,131            (438,308)
Payment for purchase of FPSB, net of cash acquired                                  --            (1,906,354)               --
                                                                           -----------------------------------------------------
      Net cash used in investing activities                                  (69,120,678)       (151,774,900)       (148,622,334)
                                                                           -----------------------------------------------------
Cash Flows From Financing Activities
Net increase (decrease) in demand deposits, NOW accounts,
  money market and savings deposits                                           19,083,188          25,763,682         (25,820,764)
Net increase in time deposits                                                 65,297,906         103,873,201         164,332,791
Increase in securities sold under agreements to repurchase                    13,418,942           8,500,000           1,500,000
Decrease in borrowing from Federal Home Loan Bank                                   --                  --            (4,000,000)
Payments to decrease direct loan to ESOP                                            --                  --              (447,481)
Cash dividends                                                                (5,565,906)         (4,744,447)         (4,704,068)
Decrease in unearned ESOP shares                                                    --                  --               421,786
Proceeds from shares issued to Dividend Reinvestment Plan                      1,459,435           1,694,770             855,448
                                                                           -----------------------------------------------------
      Net cash provided by financing activities                               93,693,565         135,087,206         132,137,712
                                                                           -----------------------------------------------------
Increase in cash and cash equivalents                                         49,534,063          18,868,401             497,396
                                                                           -----------------------------------------------------
Cash and cash equivalents, beginning of the year                              75,193,911          56,325,510          55,828,114
                                                                           -----------------------------------------------------
Cash and cash equivalents, end of the year                                 $ 124,727,974       $  75,193,911       $  56,325,510
                                                                           -----------------------------------------------------
Supplemental disclosure of cash flow information
  Cash paid during the year for:
    Interest                                                               $  50,183,513       $  39,123,990       $  30,818,671
    Income taxes                                                           $  13,736,000       $   5,540,000       $   7,223,000
  Non-cash investing activities:
    Transfer to securities available-for-sale                              $     629,894       $  30,362,405       $ 135,236,133
    Transfer to securities held-to-maturity                                $        --         $   3,733,023       $        --
    Net change in unrealized gain (loss) on securities
      available-for-sale, net of tax                                       $   1,429,269       $  (2,462,674)      $   1,949,962
    Transfers to other real estate owned                                   $   6,012,016       $  13,329,482       $  19,952,054
    Loans to facilitate the sale of other real estate owned                $   6,948,500       $   3,524,000       $   6,570,000
    The Company acquired all the outstanding stock of FPSB for
    $31.6 million in 1996 ($15.5 million in cash and $16.1
    million in the Company's common stock). See Note 2.
                                                                           -----------------------------------------------------


See accompanying notes to consolidated financial statements.


                                      42.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant
    Accounting Policies

The accompanying consolidated financial statements include the accounts of Cathay Bancorp, Inc. ("Bancorp"), a Delaware corporation and its wholly-owned subsidiary, Cathay Bank ("Bank"), a California state-chartered bank (together, "the Company"). All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements of the Company are prepared in conformity with generally accepted accounting principles and general practices within the banking industry. The following are descriptions of the more significant of these policies.

ORGANIZATION AND BACKGROUND Effective December 10, 1990, Bancorp began operations as a bank holding company and shares of Bancorp were exchanged on a one-for-one basis for all of the outstanding common stock of the Bank.

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

SECURITIES The Company applies Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Securities are classified as held-to-maturity when management has the ability and intent to hold these securities until maturity. Securities are classified as available-for-sale when management intends to hold the securities for an indefinite period of time, or when the securities may be utilized for tactical asset/liability purposes, and may be sold from time to time to effectively manage interest rate exposure and resultant prepayment risk and liquidity needs. Securities purchased subsequent to the initial classification are designated as held-to-maturity or available-for-sale at the time of acquisition.

    Securities held-to-maturity are stated at cost, adjusted for the amortization of premiums and the accretion of discounts on a level-yield basis. Securities available-for-sale are carried at fair value, and any unrealized holding gains or losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax, until realized. Realized gains or losses are determined on the specific identification method. Premium and discounts are amortized or accreted as adjustment of yield on a level-yield basis.

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


                                      43.

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

    The Bank applies the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under SFAS No. 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e. both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment in the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to provision for loan losses. In accordance with SFAS No. 118, the Bank stratifies its loan portfolio by size and treats smaller performing loans with an outstanding balance less than the Bank's defined criteria as a homogenous portfolio. For loans with a balance in excess of $750,000, the Bank conducts a periodic review of each loan in order to test for impairment. The statement also applies to restructured loans and eliminates the requirement that a creditor account for certain loans as foreclosed assets until the creditor has taken possession of the collateral. The Bank recognizes interest income on impaired loans based on its existing method of recognizing interest income on nonaccrual loans.

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

Type                                                                              Estimated Useful Life
-------------------------------------------------------------------------------------------------------

Buildings                                                                                15 to 45 years
Building improvements                                                                     5 to 20 years
Furniture, fixtures and equipment                                                         3 to 25 years
Leasehold improvements                       Over the shorter of useful lives or the terms of the lease

    Improvements are capitalized and amortized to occupancy expense over the shorter of the estimated useful life of the improvement or the term of the lease.


                                      44.

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

GOODWILL Goodwill, which represents the excess of purchase price over fair value of net assets acquired and the related acquisition costs are amortized on a straight-line basis over the expected periods to be benefited generally 15 years. The Company applies the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Live Assets to be Disposed Of." The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

DERIVATIVES It is the policy of the Company not to speculate on the future direction of interest rates. However, the Company may enter into hedge transactions to protect its position against inherent interest rate risk in the balance sheet and against risk in specific transactions.

    As of December 31, 1997 and 1996, the Company had not entered into any types of hedging transactions, or invested in, or issued any derivative financial instruments such as futures, forwards, swaps, or option contracts, or other financial instruments with similar characteristics defined in Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-balance-sheet risk and Financial Instruments with Concentrations of Credit Risk," and Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

    To the extent the Company does engage in hedging or derivative transactions in the future, the transactions will be accounted for in consistent with the guidance in Statement of Financial Accounting Standards No. 80, "Accounting for Future Contracts."

INCOME TAXES The provision for income taxes is based on income reported for financial statement purposes and differs from the amount of taxes currently payable, since certain income and expense items are reported for financial statement purposes in different periods than those for tax reporting purposes.

    The Company applies Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is established for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is established, when necessary, to reduce the deferred tax assets to the amount that is more likely than not to be realized.

NET INCOME PER COMMON SHARE The Company applies the provisions of the Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" issued by the Financial Accounting Standards Board (FASB) as of December 31, 1997. Earnings per share (EPS) are computed on a basic and diluted basis. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the Company.


                                      45.

    The Company presents only the basic EPS on its statement of income since the Company does not have any securities or contracts to issue common stock which if exercised or converted into common stock or resulted in the issuance of common stock for each of the years in the three-year period ending December 31, 1997. The weighted-average shares were 8,915,936, 8,017,398 and 7,805,339 for 1997, 1996 and 1995, respectively. ESOP shares committed to be released in 1995 are considered as outstanding for EPS purposes.

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

RECLASSIFICATION Certain reclassifications have been made to the prior years' financial statements to conform with the 1997 presentation.

YEAR 2000 The "Year 2000" problem is the result of computer programs being written using two digits to identify a year in the date field, rather than four digits to define the applicable year. Consequently, any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. In 1997, the Company established a program to address the Year 2000 issues. The Company is funding these costs through operating cash flows and is expensing the costs as incurred. The amount expensed in 1997 was immaterial to the Company's results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The impact on the Company of adopting SFAS No. 130 is not expected to be material to the Company's existing disclosure.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards to report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statement for periods beginning after December 15, 1997, with comparative information for earlier years to be restated. The Company has concluded it is in one segment-banking. Accordingly, the adoption of SFAS No. 131 will have no material effect on the consolidated financial statements or disclosures.

    In February 1998, the FASB issued SFAS No. 132, "Employers Disclosure About Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirement for pension and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate analysis; and eliminates certain disclosure required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension" which are no longer useful. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997, with comparative information for earlier years to be restated. The impact on the Company of adopting SFAS No. 132 is not expected to be material.


                                      46.

2.  Acquisition


On November 18, 1996, the Bank acquired all the outstanding stock of First Public Savings Bank, F.S.B. ("FPSB") for $31.6 million ($15.5 million in cash and $16.1 million in Bancorp's stock) in a transaction that has been accounted for as a purchase. Immediately prior to the close, FPSB had total assets, loans, securities, cash, other assets and deposits of $276 million, $144 million, $94 million, $14 million, $24 million, and $251 million respectively. Immediately upon acquisition FPSB was merged into the Bank. As a result of the adjustment of FPSB's assets and liabilities to fair value immediately prior to the closing of the merger, the Company recorded goodwill of approximately $10 million.

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

                                                           Year ended December 31,
(dollars in thousands, except per share data)                 1996          1995
--------------------------------------------------------------------------------
Interest income                                           $104,921      $ 94,066
Interest expense                                            48,064        39,710
                                                          ----------------------
Net interest income before provision for loan losses        56,857        54,356
Provision for loan losses                                    3,789         7,601
                                                          ----------------------
Net interest income after provision for loan losses         53,068        46,755
Non-interest income                                          6,090         6,878
Non-interest expense                                        34,241        31,330
                                                          ----------------------
Income before income tax expense                            24,917        22,303
Income tax expense                                           9,986         8,385
                                                          ----------------------
Net income                                                $ 14,931      $ 13,918
                                                          ======================
Basic net income per common share                         $   1.67      $   1.60
                                                          ======================

    The unaudited pro forma combined basic net income per common share were calculated based on the pro forma combined net income and the actual average common shares assumed to be outstanding during the years presented.


3.  Cash and Due from Banks

The Company is required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserve balances required for 1997 and 1996 were $14,060,000 and $11,159,000, respectively.


                                      47.

4.  Securities


SECURITIES AVAILABLE-FOR-SALE The following table reflects the amortized cost, gross unrealized gains, gross unrealized losses and fair values of securities available-for-sale as of December 31, 1997 and 1996 respectively:

                                                          Gross        Gross
                                         Amortized   Unrealized   Unrealized           Fair
1997                                          Cost        Gains       Losses          Value
-------------------------------------------------------------------------------------------

U.S. Treasury securities             $  38,020,254  $    11,152 $     60,146   $ 37,971,260
U.S. government agencies               113,254,847       97,099       46,386    113,305,560
Mortgage-backed securities              22,304,922      680,211        3,129     22,982,004
Collaterized mortgage obligations        6,383,688        4,782        2,542      6,385,928
Asset-backed securities                 19,878,290       11,303           --     19,889,593
Federal Home Loan Bank stock             5,652,900           --           --      5,652,900
Commercial paper                         9,970,667           --           67      9,970,600
                                     ------------------------------------------------------
Total                                $ 215,465,568  $   804,547 $    112,270   $216,157,845
                                     ======================================================


                                                          Gross        Gross
                                         Amortized   Unrealized   Unrealized           Fair
1996                                          Cost        Gains       Losses          Value
-------------------------------------------------------------------------------------------
U.S. Treasury securities             $ 122,115,946  $   196,958 $    543,994   $121,768,910
U.S. government agencies               229,695,441      127,458    1,445,450    228,377,449
State and municipal securities              50,008           61           --         50,069
Mortgage-backed securities              18,108,640        1,504      178,264     17,931,880
Collateralized mortgage obligations      4,944,533        5,712           --      4,950,245
Asset-backed securities                  4,999,024           --        1,374      4,997,650
Federal Home Loan Bank stock             5,314,800           --           --      5,314,800
                                     ------------------------------------------------------
Total                                $ 385,228,392  $   331,693 $  2,169,082   $383,391,003
                                     ======================================================

    The Company restructured its securities portfolio upon completion of the acquisition of FPSB to improve its interest rate risk position. The classification on certain securities with an amortized cost basis of $30,007,377 and an unrealized loss of $172,485 was changed from held-to-maturity to available-for-sale.

    The amortized cost and fair value of securities available-for-sale except for mortgage-backed securities at December 31, 1997, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                Amortized            Fair
                                                                     Cost           Value
-----------------------------------------------------------------------------------------
Due in one year or less(1)                                   $ 71,655,718    $ 71,622,840
Due after one year through five years                         115,121,240     115,167,073
Mortgage-backed securities                                     28,688,610      29,367,932
                                                             ----------------------------
Total                                                        $215,465,568    $216,157,845
                                                             ============================

(1)   Equity securities are reported in this category.

    Proceeds from sales and repayments of securities available-for-sale during 1997 and 1996 were $99,505,683 and $25,203,072, respectively. Proceeds from maturities and calls of securities available-for-sale during 1997 and 1996 were $300,394,371 and $58,609,947, respectively. Gross realized gains of $303,504 and $416,344 were realized for 1997 and 1995, respectively. No gain was realized in 1996. Gross realized losses of $268,255 were realized for 1997. No losses were realized for 1996 and 1995.


                                      48.

SECURITIES HELD-TO-MATURITY The carrying value, gross unrealized gains, gross unrealized losses and estimated fair values of securities held-to-maturity are as follows at December 31, 1997 and 1996:

                                                           Gross        Gross      Estimated
                                          Carrying    Unrealized   Unrealized           Fair
1997                                         Value         Gains       Losses          Value
--------------------------------------------------------------------------------------------
U.S. Treasury securities             $  26,054,385   $   353,615   $       --   $ 26,408,000
U.S. government agencies                39,373,671       291,329           --     39,665,000
State and municipal securities          44,496,557     2,264,443           --     46,761,000
Mortgage-backed securities             140,338,342     1,539,166       28,508    141,849,000
Collateralized mortgage obligations     90,234,450     1,223,161        6,611     91,451,000
Asset-backed securities                    922,754            --        6,754        916,000
Corporate bond                           8,916,256       220,744           --      9,137,000
                                     -------------------------------------------------------
Total                                $ 350,336,415   $ 5,892,458 $     41,873   $356,187,000
                                     =======================================================


                                                           Gross           Gross       Estimated
                                          Carrying    Unrealized      Unrealized            Fair
1996                                         Value         Gains          Losses           Value
------------------------------------------------------------------------------------------------
U.S. Treasury securities             $  26,080,797   $    91,181    $      8,978    $ 26,163,000
U.S. government agencies                66,899,762            --         105,762      66,794,000
State and municipal securities          40,392,876     1,512,807          30,683      41,875,000
Mortgage-backed securities              63,108,582       504,449         103,031      63,510,000
Asset-backed securities                  3,545,044            --           1,044       3,544,000
Other securities                        10,101,450        14,550              --      10,116,000
                                     -----------------------------------------------------------
Total                                $ 210,128,511   $ 2,122,987    $    249,498    $212,002,000
                                     ===========================================================

    The carrying value and estimated fair value of securities held-to-maturity, except for mortgage-backed securities, at December 31, 1997, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                                Estimated
                                                                 Carrying            Fair
                                                                    Value           Value
-----------------------------------------------------------------------------------------
Due in one year or less                                      $  1,340,546    $  1,367,000
Due after one year through five years                          83,523,619      84,696,000
Due after five years through ten years                         18,059,943      19,119,000
Due after ten years                                            16,839,514      17,704,000
Mortgage-backed securities                                    230,572,793     233,301,000
                                                             ----------------------------
Total                                                        $350,336,415    $356,187,000
                                                             ============================


    Proceeds from the maturity and call of securities held-to-maturity during 1997 and 1996 were $41,931,722 and $26,365,854, respectively. Gross realized gains of $5,664, $21,862 and $194,503 were realized for 1997, 1996 and 1995, respectively. No losses were realized for 1997, 1996 and 1995.

    Securities having a carrying value of $24,606,816 and $30,577,856 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits, treasury tax and loan, and securities sold under agreements to repurchase.


                                      49.

5.  Loans

The components of loans in the consolidated statements of condition as of December 31, 1997 and 1996 were as follows:

                                                                     1997            1996
-----------------------------------------------------------------------------------------

Commercial loans                                             $338,285,520    $283,893,881
Real estate mortgage loans                                    458,417,697     420,315,411
Real estate construction loans                                 41,735,722      33,510,438
Installment loans                                              26,610,915      23,550,608
Other loans                                                       267,153         385,135
                                                             ----------------------------
                                                              865,317,007     761,655,473
                                                             ----------------------------
Less
Unamortized deferred loan fees                                  3,786,174       3,742,966
Allowance for loan losses                                      15,379,408      13,528,568
                                                             ----------------------------
Total                                                        $846,151,425    $744,383,939
                                                             ============================


    The Company sells participations in certain residential mortgage loans to buyers in the secondary market. These participations cover substantially all of the loan balances and are sold without recourse. As of December 31, 1997, the Company had $15,105,374 of these loans in its servicing portfolio. There were no loans held for sale as of December 31, 1997 and 1996. Approximately $3,425,000 and $4,260,000 of residential mortgage loans were pledged to secure a line of credit with the Federal Home Loan Bank as of December 31, 1997 and December 31, 1996, respectively.

    An analysis of the activity in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                     1997            1996            1995
------------------------------------------------------------------------------------------
Balance, beginning of year                    $13,528,568     $12,742,427     $12,270,918
Allowance acquired from merger                         --       1,644,171              --
Loans charged-off                              (2,138,803)     (5,388,389)     (7,017,666)
Recoveries on loans previously charged-off        389,643         930,359         188,773
Provision for loan losses                       3,600,000       3,600,000       7,300,402
                                              --------------------------------------------
Balance, end of year                          $15,379,408     $13,528,568     $12,742,427
                                              ============================================


    At December 31, 1997 and 1996, the Company had identified impaired loans with a net recorded investment of $21,905,856 and $17,173,964, respectively. An allowance of $3,991,224 and $3,046,106, representing the difference between the value of collateral supporting certain of the loans and their outstanding balances are included in the allowance for loan losses for 1997 and 1996, respectively. For the years 1997 and 1996, the average balances of impaired loans were $23,171,000 and $27,782,000, and interest collected on impaired loans totaled $1,564,000 and $1,220,000, respectively. The following table is a breakdown of impaired loans and the SFAS No. 114 impairment allowance related to impaired loans:

                                         As of December 31, 1997      As of December 31, 1996
                                                     SFAS No. 114                 SFAS No. 114
                                          Recorded     Impairment       Recorded    Impairment
                                        Investment      Allowance     Investment     Allowance
----------------------------------------------------------------------------------------------
Impaired loans:
Loans with impairment allowance
  Commercial                         $   7,783,610    $ 1,499,320   $  6,861,285   $ 1,397,619
  Commercial real estate                14,027,194      2,395,852     10,312,679     1,648,487
  Other                                     95,052         95,052             --            --
                                     ---------------------------------------------------------
    Total impaired loans with
      impairment allowance           $  21,905,856    $ 3,990,224   $ 17,173,964   $ 3,046,106
                                     =========================================================


                                      50.

    The Company has entered into transactions with its directors, significant stockholders and their affiliates ("Related Parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. All loans to Related Parties were current as of December 31, 1997. An analysis of the activity with respect to loans to Related Parties is as follows:


-----------------------------------------------------------------------------
December 31, 1995                                                $ 2,171,338
Additional loans made                                              3,625,000
Payments received                                                 (3,850,694)
                                                                 -----------

December 31, 1996                                                  1,945,644
Additional loans made                                              5,523,396
Payments received                                                   (160,721)
                                                                 -----------

December 31, 1997                                                $ 7,308,319
                                                                 ===========


    Most of the Company's business activity is with customers located in the predominantly Asian areas of Southern and Northern California. The Company has no specific industry concentration, and generally its loans are collateralized with real property or other pledged collateral of the borrowers. Loans are generally expected to be paid-off from the operating profits of the borrowers, refinancing by another lender or through sale by the borrowers of the secured collateral. The following real estate secured loans were outstanding as of December 31, 1997 and 1996:

                                                                     1997            1996
-----------------------------------------------------------------------------------------
Mortgage commercial                                          $137,003,972    $121,755,629
Construction                                                   41,735,722      33,510,438
Mortgage residential                                          303,725,974     284,681,699
Equity lines                                                   17,687,751      13,878,083
                                                             ----------------------------
Total                                                        $500,153,419    $453,825,849
                                                             ============================


    The following is a summary of non-accrual loans and troubled debt restructurings as of December 31, 1997, 1996 and 1995 and the related net interest foregone for the years then ended:

                                                     1997            1996            1995
-----------------------------------------------------------------------------------------
Non-accrual loans                             $16,886,460     $ 9,304,994     $14,012,337
                                              ===========================================
Contractual interest due                      $ 1,845,513     $ 1,121,136     $ 1,503,069
Interest recognized                               471,398         268,050         200,385
                                              -------------------------------------------
Net interest foregone                         $ 1,374,115     $   853,086     $ 1,302,684
                                              ===========================================


                                                     1997            1996            1995
-----------------------------------------------------------------------------------------
Troubled debt restructurings                  $ 4,874,277     $ 3,201,462     $ 8,429,265
                                              ===========================================
Contractual interest due                      $   406,015     $   338,382     $   467,496
Interest recognized                               387,420         310,783         352,412
                                              -------------------------------------------
Net interest foregone                         $    18,595     $    27,599     $   115,084
                                              ===========================================


    As of December 31, 1997, there was no commitment to lend additional funds to those borrowers whose loans have been restructured.


                                      51.

6.  Other Real Estate Owned

The balance of other real estate owned at December 31, 1997 and 1996 was $13,269,382 and $18,854,186, respectively. The valuation allowance was $1,081,370 and $1,568,387 at December 31, 1997 and 1996, respectively. The following table presents the components of other real estate owned expense for the year-ended:

                                                     1997            1996            1995
-----------------------------------------------------------------------------------------
Operating expense                             $   201,269     $   312,427     $   923,159
Provision for losses                              475,796       1,501,268         874,759
Net (gain) loss on disposal                      (173,961)        (85,313)         78,553
                                              -------------------------------------------
Total other real estate owned expense         $   503,104     $ 1,728,382     $ 1,876,471
                                              ===========================================


    An analysis of the activity in the allowance for other real estate losses for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                                     1997            1996            1995
------------------------------------------------------------------------------------------
Balance, beginning of year                    $ 1,568,387     $   869,262     $ 1,592,238
Provision for losses                              475,796       1,501,268         874,759
Charge-offs on disposal                          (962,813)       (802,143)     (1,597,735)
                                              -------------------------------------------
Balance, end of year                          $ 1,081,370     $ 1,568,387     $   869,262
                                              ===========================================


7.  Investments in Real Estate

The Company's investments in real estate consist of a strip-mall, and interests in two limited partnerships in low income housing projects which qualify for Federal low income housing tax credits. The following table presents the components of investments in real estate for the year ended:

                                                         1997            1996
-----------------------------------------------------------------------------
Strip-mall                                        $   680,091     $ 2,837,829
Low income housing                                    973,631       1,149,395
                                                  ---------------------------
                                                  $ 1,653,722     $ 3,987,224
                                                  ===========================


    The value of the investments in the strip-malls is dependent upon real estate values, the local economies, and real estate sales activity. Management incorporates these factors in its evaluation of the fair value of the properties. The investment was written down $720,902 during the year ended December 31, 1995. The Company sold one of the strip malls in 1997, recognizing a gain of $222,310. For the year 1997, the Company recognized a net gain of $170,021 from the operations, and a net loss of $106,065 and $753,833 in 1996 and 1995, respectively from the properties, resulting primarily from write downs.

    The Company has interests in two limited partnerships at 49.5% and 99.0% respectively, formed for the purpose of investing in real estate projects which qualify for low income housing tax credits. The limited partnerships will generate tax credits over a weighted average remaining period of approximately ten years. See Note 9 of the notes to consolidated financial statements for income tax effects. The Company's 99.0% interest in the limited partnership was not consolidated as of December 31, 1997 and 1996 because the amount of investment was not material to the Company's results of operations or financial condition. The Company recognized a net loss of approximately $144,000, $181,000 and $127,000 in 1997, 1996 and 1995 from the partnerships' operations.


                                      52.

         8.  Premises and Equipment

Premises and equipment consisted of the following at December 31, 1997 and 1996:

                                                                     1997            1996
-----------------------------------------------------------------------------------------
Land and land improvements                                    $11,371,120     $11,371,120
Building and building improvements                             13,775,815      13,761,925
Furniture, fixtures and equipment                              11,037,154      12,189,995
Other                                                           1,808,329       2,540,823
Construction in process                                           480,485          11,320
                                                              ---------------------------
                                                               38,472,903      39,875,183
Less: Accumulated depreciation                                 13,271,020      14,103,881
                                                              ---------------------------
Premises and equipment, net                                   $25,201,883     $25,771,302
                                                              ===========================


    The amount of depreciation included in non-interest expense was $1,335,400, $1,336,363 and $1,356,916 in 1997, 1996 and 1995, respectively.

9.  Securities Sold under Agreements
    to Repurchase

The underlying collateral pledged for the repurchase agreements consists of U.S. Treasury securities. These borrowings generally mature in less than 30 days. The table below provides comparative data for securities sold under agreements to repurchase.

                                                                 December 31,
                                                     1997            1996            1995
-----------------------------------------------------------------------------------------
Average amount outstanding1                   $ 8,861,458     $   611,749     $ 1,138,630
Highest month-end balances2                    23,418,942      10,000,000       3,500,000
Year-end balance                               23,418,942      10,000,000       1,500,000
Rate at year-end                                    7.03%           6.83%           5.13%

1   Average balances were computed using daily averages.

2 Highest month-end balances were at December 1997, December 1996, and August 1995.



10. Income Taxes

For the years ended December 31, 1997, 1996 and 1995, the current and deferred amounts of the income tax expense are summarized as follows:

                                           1997               1996               1995
-------------------------------------------------------------------------------------
Current
  Federal                          $ 10,280,310       $  6,080,034       $  3,961,419
  State                               3,455,997          2,242,534          1,571,755
                                   --------------------------------------------------
                                     13,736,307          8,322,568          5,533,174
                                   ==================================================
Deferred
  Federal                              (478,483)          (460,651)           116,384
  State                                 (14,883)           (42,535)           106,004
                                   --------------------------------------------------
                                       (493,366)          (503,186)           222,388
                                   ==================================================
Change in valuation allowance              --                 --             (131,453)
                                   --------------------------------------------------
Total income tax expense           $ 13,242,941       $  7,819,382       $  5,624,109
                                   ==================================================


                                      53.

    Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities give rise to deferred taxes. Deferred tax assets and liabilities for the years ended December 31, 1997 and 1996 were as fololows:


                                                                          1997              1996
---------------------------------------------------------------------------------------------------
Deferred tax assets
Difference between provisions for loan losses for tax and
  financial reporting purposes                                        $ 6,419,983        $ 5,350,461
Difference between provisions for other real estate owned
  for tax and financial reporting purposes                              1,058,223          2,169,603
State income tax                                                          891,637            384,966
Unrealized holding losses on securities available for sale, net              --              778,042
Other, net                                                                107,920             17,018
                                                                      ------------------------------
Gross deferred tax assets                                               8,477,763          8,700,090
                                                                      ------------------------------

Deferred tax liabilities
Use of accelerated depreciation for tax purposes                       (1,154,886)        (1,104,765)
Deferred loan fees                                                       (400,025)          (406,012)
FHLB stock dividend                                                      (649,018)          (491,430)
Acquisition of FPSB                                                      (584,264)          (723,637)
Unrealized holding gain on securities available for sale, net            (322,355)              --
                                                                      ------------------------------
Gross deferred tax liabilities                                         (3,110,548)        (2,725,844)
                                                                      ------------------------------
  Net tax assets                                                      $ 5,367,215        $ 5,974,246
                                                                      ------------------------------


    Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1996 are primarily the result of adjustments to conform to the tax returns as filed.

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

    Included in other assets in the statements of condition, at December 31, 1997 and 1996 were net deferred tax assets of $5,367,215 and $5,974,246, respectively. Other assets as of December 31, 1996 include current net income tax receivable of $340,419. Other liabilities as of December 31, 1997 include current income tax payable of $190,767.

    Income tax expense results in effective tax rates that differ from the statutory Federal income tax rate for the years indicated as follows:


                                                         1997                        1996                       1995
--------------------------------------------------------------------------------------------------------------------------
Tax provision at Federal statutory rate     $ 11,672,737     35.00%     $  7,397,367     35.00%     $  5,685,662     35.00%
State income taxes                             2,236,724      6.71         1,429,999      6.77         1,090,543      6.71
Interest on obligations of state
  and political subdivisions,
  which are exempt from Federal taxation        (722,348)    (2.17)         (709,350)    (3.35)         (832,437)    (5.12)
Low income housing tax credits                  (319,183)    (0.96)         (319,183)    (1.51)         (223,833)    (1.38)
Non-deductible expense-
  Amortization of goodwill                       239,603      0.72            28,760      0.14                --        --
Valuation allowance                                   --        --                --        --          (131,453)    (0.81)
Other, net                                       135,408      0.41            (8,211)    (0.05)           35,627      0.22
                                            ------------     -----      ------------     -----      ------------     -----

Total income tax expense                    $ 13,242,941     39.71%     $  7,819,382     37.00%     $  5,624,109     34.62%
                                            ------------     -----      ------------     -----      ------------     -----

                            11. Stockholders' Equity

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

    Under California State banking law, the Bank may not pay a cash dividend which exceeds the lesser of the Bank's retained earnings or its net income for the last three fiscal years, less any cash distributions made during that period. The amount of retained earnings available for cash dividends as of December 31, 1997 is restricted to approximately $29,040,000 under this regulation.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    The Federal Deposit Insurance Corporation established five capital ratio categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized." A well capitalized institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5%. At December 31, 1997, the Bank was in compliance with the minimum capital requirements and is considered well capitalized.

    The Company and the Bank's capital and leverage ratios as of December 31, 1997 and 1996 are presented in the tables below:


                                     Company                                Bank
                             As of December 31, 1997             As of December 31, 1997
                            Balance            Percent          Balance             Percent
                        --------------          -----        --------------          -----
Tier I Capital
  (to risk-
  weighted
  assets)               $  125,976,792(1)       11.73%       $  122,431,400(1)       11.40%
Tier I Capital
  minimum
  requirement               42,956,701           4.00            42,956,587           4.00
                        --------------          -----        --------------          -----
Excess                  $   83,020,091           7.73%       $   79,474,813           7.40%
                        --------------          -----        --------------          -----
Total Capital (to
  risk-weighted
  assets)               $  139,424,917(1)       12.98%       $  135,879,487(1)       12.65%
Total Capital
  minimum
  requirement               85,913,402           8.00            85,913,174           8.00
                        --------------          -----        --------------          -----
Excess                  $   53,511,515           4.98%       $   49,966,313           4.65%
                        --------------          -----        --------------          -----
Risk-weighted
  assets                $1,073,917,525                       $1,073,914,670
Tier I Capital
  (to average
  assets) -
  Leverage ratio        $  125,976,792(1)        7.94%       $  122,431,400(1)        7.71%
Minimum
  leverage
  requirement               63,483,951           4.00            63,483,844           4.00
                        --------------          -----        --------------          -----

Excess                  $   62,492,841           3.94%       $   58,947,556           3.71%
                        --------------          -----        --------------          -----
Total average
  assets                $1,587,098,783(3)                    $1,587,096,105(3)

                                  Company                                Bank
                          As of December 31, 1996              As of December 31, 1996
                         Balance            Percent          Balance             Percent
                     --------------          -----        --------------          -----
Tier I Capital
  (to risk-
  weighted
  assets)            $  109,607,902(2)       12.72%       $  107,386,397(2)       12.46%
Tier I Capital
  minimum
  requirement            34,479,798           4.00            34,479,798           4.00
                     --------------          -----        --------------          -----
Excess               $   75,128,104           8.72%       $   72,906,599           8.46%
                     --------------          -----        --------------          -----
Total Capital (to
  risk-weighted
  assets)            $  120,416,815(2)       13.97%       $  118,195,309(2)       13.71%
Total Capital
  minimum
  requirement            68,959,596           8.00            68,959,596           8.00
                     --------------          -----        --------------          -----
Excess               $   51,457,219           5.97%       $   49,235,713           5.71%
                     --------------          -----        --------------          -----
Risk-weighted
  assets             $  861,994,951                       $  861,994,945
Tier I Capital
  (to average
  assets) -
  Leverage ratio     $  109,607,902(2)        8.17%       $  107,386,397(2)        8.01%
Minimum
  leverage
  requirement            53,656,584           4.00            53,656,560           4.00
                     --------------          -----        --------------          -----

Excess               $   55,951,318           4.17%       $   53,729,837           4.01%
                     --------------          -----        --------------          -----
Total average
  assets             $1,341,414,610(3)                    $1,341,413,989(3)


(1) Excluding the unrealized holding gains on securities available-for-sale of $369,922 and goodwill of $9,529,827.

(2) Excluding the unrealized holding losses on securities available-for-sale of $1,059,347 and goodwill of $9,897,449.

(3) Average assets represent average balance for the fourth quarter of 1997 and 1996, respectively.

    The Board of Directors of Bancorp is authorized to issue preferred stock in one or more series and to fix the voting powers, designations, preferences or other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. Any preferred stock issued by Bancorp may rank prior to Bancorp common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into shares of Bancorp common stock. No preferred stock has been issued as of December 31, 1997.

                        12. Commitments and Contingencies

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

    Financial instruments whose contract amounts represent the amount of credit risk include the following:


-----------------------------------------------------------------------------------------
Commitments to extend credit                                                $ 344,798,000
Standby letters of credit                                                      11,498,000
Other letters of credit                                                        30,612,000
Bill of lading guarantee                                                       10,402,000
                                                                            -------------
Total                                                                       $ 397,310,000
                                                                            =============


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

    As of December 31, 1997, the Company does not have fixed-rate or variable-rate commitments with characteristics similar to options, which provide the holder, for a premium paid at inception to the Company, the benefits of favorable movements in the price of an underlying asset or index with limited or no exposure to losses from unfavorable price movements.

    Letters of credit and bill of lading guarantee are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.

    As of December 31, 1997, the Company had available credit lines with other financial institutions in the amount of $287,000,000.

   The Company is obligated under a number of operating leases for premises and equipment with terms ranging from 1 to 55 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. Rental expense was $1,792,633, $1,328,502 and $1,433,861 for 1997, 1996 and
1995, respectively. The following table shows future minimum payments under operating leases with terms in excess of one year as of December 31, 1997:


(dollars in thousands)                                                        Commitments
-----------------------------------------------------------------------------------------
Year ended December 31,
1998                                                                          $     1,660
1999                                                                                1,488
2000                                                                                1,332
2001                                                                                  581
2002                                                                                  507
Thereafter                                                                          8,299
                                                                              -----------
Total minimum lease payments                                                  $    13,867
                                                                              ===========


    Rental income was $436,892, $504,689 and $482,037 for 1997, 1996 and 1995,
respectively. The following table shows future rental payments to be received under operating leases with terms in excess of one year as of December 31, 1997:


(dollars in thousands)                                                        Commitments
-----------------------------------------------------------------------------------------
Year ended December 31,
1998                                                                          $       386
1999                                                                                  148
2000                                                                                   98
2001                                                                                   75
2002                                                                                   15
                                                                              -----------
Total minimum lease payments to be received                                   $       722
                                                                              ===========


    During 1997 and presently there are adverse economic conditions in the Asia Pacific region. The impact of these adverse economic conditions may increase the Company's exposure to economic and transfer risk. Transfer risk may increase because of an entity's incapacity to obtain the foreign exchange needed to meet its obligations or to provide liquidity. This may impact the recoverability of investments with or loans to entities unable to obtain the necessary foreign exchange. In addition, these adverse economic conditions may continue to negatively impact asset values and the profitability and liquidity of companies operating in this region. It is the opinion of management that the Company will not be adversely impacted by these factors. Management does not consider its loan portfolio to have direct exposure to transfer risk.

    The circumstances in Asia may also have an impact on the deposit customers of the Company, resulting in outflows of deposits. Management of the Company does not expect such potential outflows to significantly impact the financial condition or operating results of the Company based on its current customers' profiles.

        13.  Fair Value of Financial Instruments

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

OTHER BORROWINGS This category includes Federal funds purhased and securities sold under repurchase agreements, and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

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

    Fair value estimates were made at specific points in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates were based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates were subjective in nature and involved uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS


                                               As of December 31, 1997           As of December 31, 1996
(dollars in thousands)                      Carrying Amount    Fair Value     Carrying Amount    Fair Value
-----------------------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks                     $   57,728       $   57,728       $   47,194       $   47,194
  Federal funds sold and securities
    purchased under agreement to resell           67,000           67,000           28,000           28,000
  Securities available-for-sale                  216,158          216,158          383,391          383,391
  Securities held-to-maturity                    350,336          356,187          210,129          212,002
  Loans, net                                     846,151          860,111          744,384          753,601
                                              -------------------------------------------------------------
Financial Liabilities
  Deposits                                    $1,449,121       $1,452,787       $1,364,740       $1,367,217
  Securities sold under agreements
    to repurchase                                 23,419           23,419           10,000           10,000
  Mortgage indebtedness                               --               --              773              773
                                              -------------------------------------------------------------


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS


                                  As of December 31, 1997       As of December 31, 1996
(dollars in thousands)         Contract Amount   Fair Value   Contract Amount   Fair Value
-----------------------------------------------------------------------------------------
Commitments to extend credit       $344,798       $   (417)       $268,247       $   (317)
Commercial letters of credit         30,612           (202)         19,824           (138)
Standby letters of credit            11,498            (69)         12,675            (60)
Bill of lading guarantee             10,402            (25)          6,653            (41)
                                   ------------------------------------------------------


                           14. Employee Benefit Plans

EMPLOYEE STOCK OWNERSHIP PLAN In January 1985, the Board of Directors approved an Employee Stock Ownership Plan (ESOP). Under the ESOP, the Company makes annual contributions to a trust in the form of either cash or common stock of the Company for the benefit of eligible employees. Employees are eligible to participate in the ESOP Plan after completing two years of service for salaried full-time employees or 1,000 hours for each of two consecutive years for salaried part-time employees. The amount of the annual contribution is discretionary except that it must be sufficient to enable the trust to meet its current obligations. The Company also pays for the administration of this plan and of the trust. During 1997, 1996 and 1995, the ESOP purchased 38,491, 45,959, and 0 shares, respectively, of the Company's stock at an aggregate cost of $878,620, $754,269 and $0, respectively. The shares purchased in 1997 included 21,200 shares bought on the open market and 17,291 shares bought through the Dividend Reinvestment Plan. The shares purchased in 1996 included 31,224 shares of newly issued shares and 14,735 shares bought through the Dividend Reinvestment Plan. The Company contributed $453,000, $515,850 and $490,400 to the trust in 1997, 1996 and 1995, respectively, which was charged to salaries and related benefits in the accompanying consolidated statements of income. In 1997, distribution of benefits to participants totaled 14,410 shares. As of December 31, 1997, the ESOP owned 554,881 shares or 6.21% of the Company's outstanding common stock.

    Dividends on ESOP shares allocated to participants but used for debt service are allocated shares with a fair value no less than the amount of the dividends used for debt service. Only dividends on allocated shares are charged to retained earnings. Dividends on unallocated shares was $9,623 in 1994. These dividends were allocated during the year ended December 31, 1995.

    ESOP shares committed to be released are considered outstanding for basic earnings per common share (EPS) purposes.

CATHAY BANCORP, INC. 401(K) PLAN In 1997, the Board approved the Cathay Bancorp, Inc. 401(k) Profit Sharing Plan, which began on March 1, 1997. Salaried employees who have completed one year of service and have attained the age of 21 are eligible to participate. Enrollment dates are on January 1st and July 1st of each year.

    Participants may contribute up to 15% of their compensation for the year but not to exceed the dollar limit set by the Internal Revenue Service (IRS). Participants may change their contribution election on the enrollment dates. The Company matches 50% of the participants' contribution up to 4% of their compensation. The vesting schedule for matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% vested after five years of service. In 1997, the Company's contribution amounted to $138,000.

    The Plan allows participants to withdraw all or part of their vested amount in the plan due to certain financial hardship as designated by the IRS. Participants may also borrow up to 50% of the vested amount, up to a maximum of $50,000. The minimum loan amount is $1,000.


           15. Condensed Financial Information of Cathay Bancorp, Inc.

The condensed financial information of Cathay Bancorp, Inc. as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 were as follows:

STATEMENTS OF CONDITION


                                                                                       Year ended December 31,
                                                                                      1997                1996
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                              $   3,613,233       $   2,272,875
Investment in subsidiary - Cathay Bank                                              132,331,149         116,224,500
Other                                                                                     2,855                   6
                                                                                  ---------------------------------
  Total assets                                                                    $ 135,947,237       $ 118,497,381
                                                                                  =================================

LIABILITIES
Accrued expenses                                                                  $      70,696       $      51,376
                                                                                  ---------------------------------
  Total liabilities                                                                      70,696              51,376
                                                                                  =================================

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 10,000,000 shares authorized, none issued                   --                  --
Common stock, $.01 par value; 25,000,000 shares authorized, 8,941,738 and
  8,878,144 shares issued and outstanding in 1997 and 1996, respectively                 89,417              88,781
Additional paid-in-capital                                                           61,270,739          59,811,940
Unrealized holding gain (loss) on securities available-for-sale, net of tax             369,922          (1,059,347)
Retained earnings                                                                    74,146,463          59,604,631
                                                                                  ---------------------------------
  Total stockholders' equity                                                        135,876,541         118,446,005
                                                                                  =================================
  Total liabilities and stockholders' equity                                      $ 135,947,237       $ 118,497,381
                                                                                  =================================

STATEMENTS OF INCOME


                                                                           Year ended December 31,
                                                                  1997                1996                 1995
------------------------------------------------------------------------------------------------------------------
Cash dividends from Cathay Bank                               $  5,565,906        $  4,744,447        $  4,694,445
Amortization of organizational costs and other expenses           (233,385)           (217,766)           (300,794)
                                                              ----------------------------------------------------
Income before income tax expense                                 5,332,521           4,526,681           4,393,651
Income tax benefit                                                  97,837              92,213              86,445
                                                              ----------------------------------------------------

Income before undistributed earnings of subsidiary               5,430,358           4,618,894           4,480,096
                                                              ----------------------------------------------------
Equity in undistributed earnings of subsidiary                  14,677,380           8,697,057           6,140,543
                                                              ----------------------------------------------------
Net income                                                    $ 20,107,738        $ 13,315,951        $ 10,620,639
                                                              ----------------------------------------------------


STATEMENTS OF CASH FLOWS


                                                                        Year ended December 31,
                                                              1997                1996                1995
--------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                $ 20,107,738        $ 13,315,951        $ 10,620,639
Equity in undistributed earnings of subsidiary             (14,677,380)         (8,697,057)         (6,140,543)
Amortization of organizational costs                                --                 786              91,755
Other, net                                                      16,471             135,924             252,113
                                                          ----------------------------------------------------
  Net cash provided by operating activities                  5,446,829           4,755,604           4,823,964
                                                          ----------------------------------------------------

Cash Flows From Investing Activities
Capital contribution to Cathay Bank                                 --                  --            (580,000)
                                                          ----------------------------------------------------

  Net cash used in investing activities                             --                  --            (580,000)
                                                          ----------------------------------------------------

Cash Flows From Financing Activities
Payments to decrease direct loan to ESOP                            --                  --            (447,481)
Proceeds from issuance of common stock                       1,459,435           1,694,770             855,448
Cash dividends                                              (5,565,906)         (4,744,447)         (4,704,068)
Decrease in unearned ESOP shares                                    --                  --             421,786
                                                          ----------------------------------------------------

  Net cash used in financing activities                     (4,106,471)         (3,049,677)         (3,874,315)
                                                          ----------------------------------------------------

Increase in cash and cash equivalents                        1,340,358           1,705,927             369,649
Cash and cash equivalents, beginning of year                 2,272,875             566,948             197,299
                                                          ----------------------------------------------------

Cash and cash equivalents, end of year                    $  3,613,233        $  2,272,875        $    566,948
                                                          ----------------------------------------------------

Supplemental disclosure of cash flow information
     Cash paid during the year for:
    Income taxes                                          $    150,471        $    150,000        $    150,000
  Non-cash investing activities:
    Net change in unrealized holding gain (loss) on
      securities available-for-sale, net of tax           $  1,429,269        $ (2,462,674)       $  1,949,962
    Issuance of common stock for the
      acquisition of FPSB                                 $         --        $ 16,113,592        $         --

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

                         16. Dividend Reinvestment Plan

The Company has a dividend reinvestment plan which allows for participants' reinvestment of cash dividends and certain additional optional investments in the Company's common stock. Shares issued under the plan and consideration received were 63,599, 105,245 and 68,614 and $1,459,435, $1,694,770 and $855,448
for 1997, 1996 and 1995, respectively.


                 17. Quarterly Results of Operations (Unaudited)

The following table sets forth selected unaudited quarterly financial data.

Summary of Operations


                                                      1997                                        1996
(dollars in thousands               Fourth      Third     Second      First     Fourth      Third     Second     First
except per share data)              Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
------------------------------------------------------------------------------------------------------------------------
Interest income                     $29,217    $28,445    $27,600    $26,716    $24,109    $21,362    $20,791    $19,836
Interest expense                     13,466     13,058     12,345     12,005     10,966      9,622      9,513      9,108
                                    ------------------------------------------------------------------------------------
Net interest income                  15,751     15,387     15,255     14,711     13,143     11,740     11,278     10,728
Provision for loan losses               900        900        900        900        900        900        900        900
                                    ------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses          14,851     14,487     14,355     13,811     12,243     10,840     10,378      9,828
Non-interest income                   1,860      1,895      1,630      1,390      1,658      1,535      1,339      1,328
Non-interest expense                  8,146      7,253      7,901      7,628      8,472      5,957      7,023      6,562
                                    ------------------------------------------------------------------------------------
Income before income tax expense      8,565      9,129      8,084      7,573      5,429      6,418      4,694      4,594
Income tax expense                    3,251      3,733      3,205      3,054      1,827      2,688      1,598      1,706
                                    ------------------------------------------------------------------------------------
Net income                          $ 5,314    $ 5,396    $ 4,879    $ 4,519    $ 3,602    $ 3,730    $ 3,096    $ 2,888
                                    ------------------------------------------------------------------------------------
Basic net income per
  common share                      $  0.59    $  0.60    $  0.55    $  0.51    $  0.43    $  0.47    $  0.39    $  0.37
                                    ------------------------------------------------------------------------------------

Independent Auditors' Report

The Stockholders and the Board of Directors of Cathay Bancorp, Inc.:

We have audited the accompanying consolidated statements of condition of Cathay Bancorp, Inc. and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cathay Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                             KPMG PEAT MARWICK LLP


Los Angeles, California
January 16, 1998

Corporate, Branch and Overseas Offices

Corporate Office:
777 North Broadway
Los Angeles, CA 90012
Tel:    (213) 625-4700
Fax:    (213) 625-1368


Branch and Overseas Offices:
Los Angeles
777 North Broadway
Los Angeles, CA 90012
Tel:    (213) 625-4700
Fax:    (213) 625-1368
Claudia My Lu
Vice President and Manager

MONTEREY PARK
250 South Atlantic Boulevard
Monterey Park, CA 91754
Tel:    (626) 281-8808
Fax:    (626) 281-2956
Frank Chen
Regional Vice President and Manager

ALHAMBRA
601 North Atlantic Boulevard
Alhambra, CA 91801
Tel:    (626) 284-6556
Fax:    (626) 282-3496
Christina Tsui
Assistant Vice President and Manager

HACIENDA HEIGHTS
16025 East Gale Avenue
City of Industry, CA 91745
Tel:    (626) 333-8533
Fax:    (626) 336-4227
Jack Sun
Assistant Vice President and Manager

WESTMINSTER
9121 Bolsa Avenue
Westminster, CA 92683
Tel:    (714) 890-7118
Fax:    (714) 898-9267
Kenneth Chan
Assistant Vice President and Manager

SAN JOSE
2010 Tully Road
San Jose, CA 95122
Tel:    (408) 238-8880
Fax:    (408) 238-2302
Edward Wong
Vice President and Manager

SAN GABRIEL
825 East Valley Boulevard
San Gabriel, CA 91776
Tel:    (626) 573-1000
Fax:    (626) 573-0983
Daniel Liu
Vice President and Manager

TORRANCE
23228 Hawthorne Boulevard
Torrance, CA 90505
Tel:    (310) 791-8700
Fax:    (310) 791-1862
Phoebe Yu
Assistant Vice President and Manager



OAKLAND
710 Webster Street
Oakland, CA 94607
Tel:    (510) 208-3700
Fax:    (510) 208-3727
Edward Wong
Vice President and Manager

CERRITOS
11355 South Street
Cerritos, CA 90701
Tel:    (562) 860-7300
Fax:    (562) 860-2296
Henry Yoh
Manager

CITY OF INDUSTRY
1250 South Fullerton Road
City of Industry, CA 91748
Tel:    (626) 810-1088
Fax:    (626) 810-2188
Shu Lee
Regional Vice President and Manager

CUPERTINO
10480 South De Anza Boulevard
Cupertino, CA 95014
Tel:    (408) 255-8300
Fax:    (408) 255-8373
David Lin
Assistant Vice President and Manager

FREMONT
47998 Warm Springs Boulevard
Fremont, CA 94539
Tel:    (510) 770-5151
Fax:    (510) 770-5150
Tony Wen
Vice President and Manager

IRVINE
15323 Culver Drive
Irvine, CA 92714
Tel:    (714) 559-7500
Fax:    (714) 559-7508
Linda Kuo
Assistant Vice President and Manager

MILLBRAE
Millbrae Plaza
1095 El Camino Real
Millbrae, CA 94030
Tel:    (650) 652-0188
Fax:    (650) 652-0180
Stanley Wong
Vice President and Manager

HILL-ALPINE
800 North Hill Street
Los Angeles, CA 90012
Tel:    (213) 346-3700
Fax:    (213) 346-3746
Claudia My Lu
Vice President and Manager

VALLEY-STONEMAN
43 East Valley Boulevard
Alhambra, CA 91801
Tel:    (626) 576-7600
Fax:    (626) 576-5831
Mimy Luc
Manager


VALLEY-PROSPECT
420 West Valley Boulevard
San Gabriel, CA 91776
Tel:    (626) 300-0668
Fax:    (626) 300-0117
Jennifer Mak
Assistant Vice President and Manager

BERKELEY-RICHMOND OFFICE
3254 Pierce Street
Richmond, CA 94804
Tel:    (510) 526-8898
Fax:    (510) 526-0639
Pansy Lock
Assistant Manager

HONG KONG
Tak Shing House #103
20 Des Voeux Road Central
Hong Kong
Tel:    (852) 2522-0071
Fax:    (852) 2810-1652
Paul Y. Li
Representative

CATHAY INVESTMENT COMPANY
777 North Broadway
Los Angeles, CA 90012
Tel:    (213) 625-4700
Fax:    (213) 625-1368
George T.M. Ching
President

TAIWAN C.I.C.
Sixth Floor, Suite 3
146 Sung Chiang Road
Taipei, Taiwan, R.O.C.
Tel:    (886) (2) 2537-5057
Fax:    (886) (2) 2537-5059
Li Sung
Representative and Manager


Additional Information:

MARKET MAKERS
The following firms make a market
in Cathay Bancorp, Inc. stock:

Herzog, Heine, Geduld, Inc.
Wedbush Morgan Securities Inc.
Hoefer & Arnett, Inc.
Sutro & Co., Inc.

REGISTRAR AND TRANSFER AGENT
American Stock Transfer and Trust Company
40 Wall Street
New York, NY 10005
Tel:    (800) 937-5449

CATHAY SERVICE HOTLINE
(800) 9 CATHAY / 922-8429
Service available 24 hours throughout California.

Cathay Bank Web site
www.cathaybank.com


                                      68.