Form 10-K405, Exhibit 13
period 1998-12-31
CATHAY BANCORP INC
filed 1999-03-30
CIK 861842

                                                                EXHIBIT 13.1
FINANCIAL HIGHLIGHTS


Year ended December 31, 1998 and 1997                                                    Increase
(dollars in thousands, except per share data)        1998            1997           Amount     Percentage
---------------------------------------------  ----------      ----------      -----------     ----------
FOR THE YEAR

Net income                                     $   24,579      $   20,108      $     4,471          22.23%
Basic net income per common share                    2.74            2.26             0.48          21.24
Cash dividends paid per common share                0.700           0.625            0.075          12.00
                                               ----------      ----------      -----------     ----------
AT YEAR-END

Securities                                     $  658,084      $  566,494      $    91,590          16.17%
Loans, net                                        961,876         846,151          115,725          13.68
Assets                                          1,780,898       1,622,462          158,436           9.77
Deposits                                        1,560,402       1,449,121          111,281           7.68
Stockholders' equity                              156,652         135,877           20,775          15.29
Book value per common share                         17.43           15.20             2.23          14.67%
                                               ----------      ----------      -----------     ----------
PROFITABILITY RATIOS
Return on average assets                             1.44%           1.29%
Return on average stockholders' equity              17.00%          15.63%
                                               ----------      ----------      -----------     ----------
CAPITAL RATIOS

Tier 1 capital ratio                                11.44%          11.73%
Total capital ratio (1)                             12.68%          12.98%
Leverage ratio                                       8.45%           7.94%
                                               ----------      ----------      -----------     ----------

(1) TOTAL CAPITAL RATIO REPRESENTS STOCKHOLDERS' EQUITY PLUS THE ALLOWANCE FOR LOAN LOSSES ALLOWABLE AS A PERCENTAGE OF RISK-WEIGHTED ASSETS.

MARKET FOR CATHAY BANCORP, INC. STOCK

The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market(SM) under the symbol: "CATY". During 1998, total trading volume was approximately 1,793,000, and the prices ranged from a high of $48.00 to a low of $27.00. The approximate number of stockholders at year-end 1998 was 1,800. The Company paid an aggregate per share cash dividend of $0.70 in 1998 and $0.625 in 1997. The following table summarizes the quarterly high, low and closing prices, and the trading volume for the past two years:

BANCORP STOCK TRADING HISTORY(1)

                                                                                    End of        Trading
                                                     High             Low           Period         Volume
                                                ---------       ---------         --------        -------
1998
First Quarter                                   $  39.125       $  32.000         $ 35.750        338,373
Second Quarter                                     48.000          35.500           46.500        527,920
Third Quarter                                      46.500          27.375           36.500        601,905
Fourth Quarter                                     41.563          27.000           41.000        325,019
                                                ---------       ---------         --------        -------
1997
First Quarter                                   $  21.750       $  19.250         $ 21.500        258,334
Second Quarter                                     25.000          20.750           24.750        236,313
Third Quarter                                      33.000          24.000           31.750        373,211
Fourth Quarter                                     37.375          30.500           36.500        343,347
                                                ---------       ---------         --------        -------

(1) THE COMPANY DOES NOT REPRESENT THAT THE OUTSTANDING SHARES MAY EITHER BE BOUGHT OR SOLD AT A CERTAIN PRICE. THE STOCK IS TRADED ON THE NASDAQ.


1  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                    Year ended December 31,
(dollars in thousands, except share and per share data)          1998          1997          1996         1995            1994
                                                          -----------  ------------    ----------    ---------     -----------
INCOME STATEMENT(1)

Interest income                                           $   123,309  $    111,978    $   86,098    $  76,223     $    61,631
Interest expense                                               57,225        50,874        39,209       31,282          20,033
Net interest income before                                -----------  ------------    ----------    ---------     -----------
  provision for loan losses                                    66,084        61,104        46,889       44,941          41,598
Provision for loan losses                                       3,600         3,600         3,600        7,300           7,755
                                                          -----------  ------------    ----------    ---------     -----------
Net interest income after
  provision for loan losses                                    62,484        57,504        43,289       37,641          33,843
Securities gains                                                   43            41            22          611              63
Other non-interest income                                       8,093         6,734         5,837        5,610           5,781
Non-interest expense                                           30,065        30,928        28,013       27,617          26,139
                                                          -----------  ------------    ----------    ---------     -----------
Income before income
  tax expense                                                  40,555        33,351        21,135       16,245          13,548
Income tax expense                                             15,976        13,243         7,819        5,624           4,034
                                                          -----------  ------------    ----------    ---------     -----------
Net income                                                $    24,579  $     20,108    $   13,316    $  10,621     $     9,514
                                                          -----------  ------------    ----------    ---------     -----------
                                                          -----------  ------------    ----------    ---------     -----------
Net income per common share
  Basic                                                   $      2.74  $       2.26    $     1.66    $    1.36     $      1.23
  Diluted                                                 $      2.74  $       2.26    $     1.66    $    1.36     $      1.23
Cash dividends paid per                                   $     0.700  $      0.625    $    0.600    $   0.600     $     0.600
  common share
WEIGHTED AVERAGE COMMON SHARES                              8,967,188     8,915,936     8,017,398    7,805,339       7,724,752
                                                          -----------  ------------    ----------    ---------     -----------
STATEMENT OF CONDITION

Securities available-for-sale                             $   239,928  $    216,158    $  383,391    $  243,252    $     75,074
Securities held-to-maturity                                   418,156       350,336       210,129       174,377         180,082
Net loans (2)                                                 961,876       846,151       744,384       542,995         569,363
Total assets                                                1,780,898     1,622,462     1,504,329     1,087,400         941,051
Deposits                                                    1,560,402     1,449,121     1,364,740       984,227         845,715
Securities sold under agreements to
  repurchase                                                   16,436        23,419        10,000         1,500             449
Advances from Federal Home Loan Bank                           30,000            --            --            --           4,000
Other liabilities                                               6,561         3,749         4,490         3,490           2,290
Stockholders' equity                                          156,652       135,877       118,446        94,529          85,385
                                                          -----------  ------------    ----------     ---------     -----------
COMMON STOCK DATA

Shares of common stock outstanding                          8,988,760     8,941,743     8,878,144     7,867,164       7,798,550
Book value per share                                      $     17.43  $      15.20    $    13.34    $    12.02     $     10.95
                                                          -----------  ------------    ----------     ---------     -----------
PROFITABILITY RATIOS

Return on average assets                                         1.44%         1.29%         1.05%         1.05%           1.06%
Return on average
  stockholders' equity                                          17.00         15.63         13.06         11.68           11.43
Dividend payout ratio                                           25.55         27.65         36.14         44.12           48.78
Average equity to average assets ratio                           8.47          8.25          8.04          8.97            9.25
Efficiency ratio                                                40.51         45.20         53.11         53.98           55.10
                                                          -----------  ------------    ----------     ---------     -----------

(1) INCLUDES THE OPERATING RESULTS OF FIRST PUBLIC SAVINGS BANK, F.S.B. SUBSEQUENT TO THE NOVEMBER 18, 1996, ACQUISITION DATE.
(2) NET LOANS REPRESENTS GROSS LOANS NET OF LOAN PARTICIPATIONS SOLD, UNAMORTIZED DEFERRED LOAN FEES AND THE ALLOWANCE FOR LOAN LOSSES.


13  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to provide information to facilitate the understanding and assessment of the consolidated financial condition of Cathay Bancorp, Inc. (the "Bancorp") and its subsidiary Cathay Bank ("the Bank" and together "the Company") and their consolidated results of operations. It should be read in conjunction with the audited consolidated financial statements and footnotes appearing elsewhere in this report. In 1996, the former First Public Savings Bank, F.S.B.'s ("FPSB") results are included from the acquisition date of November 18, 1996.

     The following discussion, and other sections of this report, include forward-looking statements regarding management's beliefs, projections and assumptions concerning future results and events. These forward-looking statements may, but do not necessarily, also include words such as "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, fluctuations in interest rates, demographic changes, increases in competition, deterioration in asset or credit quality, changes in the availability of capital, adverse regulatory developments, changes in business strategy or development plans, general economic or business conditions and the other factors discussed in "Factors that May Affect Future Results" below. Actual results in any future period may also vary from the past results discussed herein. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date hereof. The Company has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

RESULTS OF OPERATIONS The Company reported net income of $24.6 million or $2.74 per basic common share for 1998, compared with $20.1 million or $2.26 per basic common share for 1997 and $13.3 million or $1.66 per basic common share for 1996.

     1998 net income represents an increase of $4.5 million or 22% over 1997 attributable primarily to increases of $5.0 million in net interest income and $1.4 million in non-interest income. Efficiency ratio, defined as non-interest expense divided by net interest income before provision for loan losses plus non-interest income, improved from 45.16% in 1997 to 40.51% in 1998. The return on average assets was 1.44% for 1998 and 1.29% for 1997 and the return on average stockholders' equity was 17.00% for 1998 and 15.63% for 1997.

     The increase of $6.8 million or 51% in 1997 net income over 1996 was primarily a result of the growth and related efficiencies from the acquisition of FPSB in November 1996, which was evidenced by a 33% increase in net interest income after provision for loan losses and a decrease in the efficiency ratio from 53.11% to 45.16%. The return on average assets was 1.29% for 1997 and 1.05% for 1996 and the return on average stockholders' equity was 15.63% for 1997 and 13.06% for 1996.

NET INTEREST INCOME Net interest income before provision for loan losses totaled $66.1 million in 1998, compared with $61.1 million in 1997 and $46.9 million in 1996. On a taxable equivalent basis, net interest income totaled $67.3 million in 1998, $62.2 million in 1997 and $48.0 million in 1996.

     Comparing 1998 with 1997, net interest income increased $5.0 million or 8% primarily due to an increase of $159.5 million in average interest-earning assets, from $1,408.9 million to $1,568.4 million. Of the $159.5 million increase, loans (net of deferred loan fees and the allowance for loan losses) accounted for $115.5 million, Federal funds sold and securities purchased under agreements to resell accounted for $27.6 million, investment securities (including available-for-sale and held-to-maturity) and Federal Home Loan Bank
(FHLB) stock accounted for $15.7 million and deposits with other banks accounted for $0.7 million. The increase in average interest earning assets was funded by:
1) an increase in average deposits of $86.2 million, of which $68.5 million were interest bearing and $17.7 million were non-interest bearing; 2) borrowed funds (including securities sold under agreements to repurchase, advances from FHLB and others) of $51.6 million, of which $44.4 million were short-term and $7.2 million were long-term; and 3) cash and other sources of $26.6 million.


14  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

     The increase in average loans contributed to an additional $8.9 million in net interest income, which was partially offset by a decrease of 21 basis points in the average yield from 9.34% to 9.13%. The Federal Reserve Board made three consecutive cuts in the Federal funds rate of 25 basis points each in the last two quarters of 1998. As a result, the Company's average reference lending rate decreased nine basis points to 8.60% in 1998. In addition, the Company's average yield on loans decreased due to competitiveness in the marketplace and an increase in the residential mortgages as a percentage to the Company's total loan portfolio. Meanwhile, yields on all other categories of interest-earning assets decreased due to the prevailing interest rate environment, causing a nine basis point decrease in the average yield on overall interest-earning assets from 8.03% in 1997 to 7.94% in 1998.

     Conversely, cost of funds increased 11 basis points from 4.04% in 1997 to 4.15% in1998. This was primarily due to the repricing of time deposits in response to the market rate changes. Average time deposits increased $80.1 million to $900.4 million in 1998 while average other interest-bearing deposits decreased $11.7 million. Consequently, net interest margin (defined as taxable equivalent net interest income to average interest earning assets) was reduced by 12 basis points from 4.42% in 1997 to 4.30% in 1998.

     Comparing 1997 with 1996, the increase in net interest income was substantially attributable to a $313.5 million growth in average earning assets, of which loans accounted for $212.5 million, securities (including available-for-sale and held-to-maturity) and FHLB stock accounted for $86.6 million, and Federal funds sold and securities purchased under agreements to resell accounted for $14.1 million. The increase in average earning assets was primarily funded by time deposits and, secondarily by other interest bearing deposits and demand deposits.

     The increase in volume provided an additional $27.0 million to interest income in 1997 compared to 1996, which was slightly offset by a decrease of $1.1 million due to changes in rates. The significant increase in average loans contributed $19.9 million to interest income, however, $1.8 million of which was offset due to a 30 basis point drop in yield. The average yield on loans was 9.34% for 1997, compared with 9.64% for 1996 despite a 15 basis point increase in the Bank's average reference rate. This was primarily due to substantial increases in average residential real estate loans from the acquisition of FPSB in November 1996 ("the acquisition"), and to a lesser extent, the competition in the Company's marketplace. Average residential real estate loans comprised approximately 16.6% of total loans in 1997 as compared with 7.5% in 1996. The average taxable equivalent yield on securities and Federal funds sold improved 26 basis points and 45 basis points from 6.12% and 5.27% to 6.38% and 5.72%, respectively, while cost of funds advanced five basis points from 3.99% in 1996 to 4.04% in 1997. As a result of the above, net interest margin increased four basis points from 4.38% in 1996 to 4.42% in 1997.


15  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

CHANGES DUE TO RATE AND VOLUME(1)


                                                           1998 - 1997                          1997 - 1996
                                                     Increase (Decrease) in                Increase (Decrease) in
                                                   Net Interest Income Due To:           Net Interest Income Due To:
                                               Changes in   Changes in        Total  Changes in  Changes in        Total
(in thousands)                                       Rate       Volume       Change        Rate      Volume       Change
                                               ----------    ---------    ---------   ---------    ---------   ---------
INTEREST EARNING ASSETS
   Federal funds sold and securities
     purchased under
     agreements to resell                      $      (29)    $  1,564    $   1,535     $   136   $      796   $     932
   Securities available-for-sale
     (Taxable)                                     (1,252)      (2,956)      (4,208)        256          170         426
   Securities available-for-sale
     (Nontaxable) (2)                                 (10)          25           15          (1)          11          10
   Securities held-to-maturity
     (Taxable)                                       (168)       4,988        4,820         385        5,821       6,206
   Securities held-to-maturity
     (Nontaxable) (2)                                (129)         623          494         (91)         142          51
   Deposits with other banks                          (11)          28           17          --           13          13
   Federal Home Loan Bank stock                      (218)         210           (8)          8          112         120
   Loans (3)                                       (1,700)      10,551        8,851      (1,789)      19,916      18,127
                                               ----------    ---------    ---------   ---------    ---------   ---------
Total                                          $   (3,517)    $ 15,033    $  11,516   $  (1,096)   $  26,981   $  25,885
                                               ----------    ---------    ---------   ---------    ---------   ---------
                                               ----------    ---------    ---------   ---------    ---------   ---------
INTEREST BEARING LIABILITIES
   Savings deposits,
     NOW accounts and others                   $     (411)   $    (220)    $   (631)  $    (213)   $   1,625   $   1,412
   Time deposits                                      165        4,099        4,264         382        9,528       9,910
   Securities sold under
     agreements to repurchase                         (15)       2,368        2,353           2          456         458
   Other borrowed funds                                (1)           4            3          (1)          (2)         (3)
   Advances from Federal
     Home Loan Bank                                    --          333          333          --          --           --
   Mortgage indebtedness                                6           23           29         (48)         (64)       (112)
                                               ----------    ---------    ---------   ---------    ---------   ---------
Total                                          $     (256)   $   6,607    $   6,351   $     122     $ 11,543   $  11,665
                                               ----------    ---------    ---------   ---------    ---------   ---------
                                               ----------    ---------    ---------   ---------    ---------   ---------
   Change in net interest income               $   (3,261)   $   8,426     $  5,165   $  (1,218)    $ 15,438   $  14,220
                                               ----------    ---------    ---------   ---------    ---------   ---------
                                               ----------    ---------    ---------   ---------    ---------   ---------


(1) CHANGES IN INTEREST INCOME AND INTEREST EXPENSE ATTRIBUTABLE TO CHANGES IN BOTH RATE AND VOLUME HAVE BEEN ALLOCATED PROPORTIONATELY TO CHANGES DUE TO RATE AND CHANGES DUE TO VOLUME.
(2) THE AMOUNT OF INTEREST EARNED ON CERTAIN SECURITIES OF STATES AND POLITICAL SUBDIVISIONS AND OTHER SECURITIES HELD HAVE BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS, USING EFFECTIVE FEDERAL INCOME TAX RATE OF 35%.
(3) AMOUNTS ARE NET OF UNAMORTIZED DEFERRED LOAN FEES OF $3,631,000, $3,786,000 AND $3,743,000 IN 1998, 1997, AND 1996, RESPECTIVELY.

   INTEREST EARNING ASSET MIX

                                           As of December 31, 1998       As of December 31, 1997         Amount      Percentage
                                                        Percentage                    Percentage        Changed         Changed
                                                 of Total Interest             of Total Interest           from            from
(dollars in thousands)                       Amount Earning Assets       Amount   Earning Assets   1997 to 1998    1997 to 1998
                                           -----------------------       -----------------------   ------------    ------------
   TYPES OF INTEREST EARNING ASSETS
     Federal funds sold and securities
     purchased under
     agreements to resell                   $    17,000      1.04%       $   67,000        4.52%    $  (50,000)        (74.63)%
   Securities available-for-sale                239,928     14.64           216,158       14.60         23,770          11.00
   Securities held-to-maturity                  418,156     25.52           350,336       23.66         67,820          19.36
   Deposits with other banks                      1,376      0.08             1,056        0.07            320          30.30
   Loans (net of unamortized
     deferred loan fees and
     allowance for loan losses)                 961,876     58.72           846,151       57.15        115,725          13.68
                                            -----------    ------        ----------      ------     ----------       --------
Total interest earning assets               $ 1,638,336    100.00%       $1,480,701      100.00%    $  157,635          10.65%
                                            -----------    ------        ----------      ------     ----------       --------
                                            -----------    ------        ----------      ------     ----------       --------


16  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

                                                                                           Year ended December 31,
(dollars in thousands)                                                             1998           1997            1996
                                                                             ----------    -----------      ----------
   INTEREST EARNING ASSETS:

   FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
   Average outstanding                                                       $   69,915    $    42,260      $    28,150
   Average yield                                                                   5.65%          5.72%            5.27%
   Amount of interest earned                                                 $    3,950    $     2,415      $     1,483
                                                                             ----------    -----------      -----------
   SECURITIES AVAILABLE-FOR-SALE, TAXABLE

   Average outstanding                                                       $  219,556    $   289,715      $   291,419
   Average yield                                                                   5.98%          5.99%            5.81%
   Amount of interest earned                                                 $   13,135    $    17,343      $    16,917
                                                                             ----------    -----------      -----------
   SECURITIES AVAILABLE-FOR-SALE, NONTAXABLE

   Average outstanding                                                       $      499    $       169      $        85
   Average yield (2)                                                               6.73%         11.24%           10.59%
   Amount of interest earned                                                 $       34    $        19      $         9
                                                                             ----------    -----------      -----------
   SECURITIES HELD-TO-MATURITY, TAXABLE

   Average outstanding                                                       $  315,257    $   237,881      $   153,393
   Average yield                                                                   6.45%          6.52%            6.07%
   Amount of interest earned                                                 $   20,340    $    15,520      $     9,314
                                                                             ----------    -----------      -----------
   SECURITIES HELD-TO-MATURITY, NONTAXABLE

   Average outstanding                                                       $   48,757    $    40,930      $    39,020
   Average yield (2)                                                               7.92%          8.34%            8.61%
   Amount of interest earned                                                 $    3,906    $     3,412      $     3,361
                                                                             ----------    -----------      -----------
   FEDERAL HOME LOAN BANK STOCK

   Average outstanding                                                       $    5,841    $     5,506      $     3,636
   Average yield                                                                   5.75%          6.24%            6.16%
   Amount of interest earned                                                 $      336    $       344      $       224
                                                                             ----------    -----------      -----------
   DEPOSITS WITH OTHER BANKS

   Average outstanding                                                       $      958    $       243      $        50
   Average yield                                                                   3.44%          6.58%            6.00%
   Amount of interest earned                                                 $       33    $        16      $         3
                                                                             ----------    -----------      -----------
   LOANS (1)

   Average outstanding                                                       $  907,627    $   792,176      $   579,634
   Average yield (5)                                                               9.13%          9.34%            9.64%
   Amount of interest earned (5)                                             $   82,866    $    74,015      $    55,888
                                                                             ----------    -----------      -----------
   TOTAL INTEREST EARNING ASSETS

   Average outstanding                                                       $1,568,410    $ 1,408,880      $ 1,095,387
   Average yield (5)                                                               7.94%          8.03%            7.96%
   Amount of interest earned (5)                                             $  124,600    $   113,084      $    87,199
                                                                             ----------    -----------      -----------



17  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, CONTINUED

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES, CONTINUED

                                                                                           Year ended December 31,
 (dollars in thousands)                                                            1998           1997            1996
                                                                             ----------    -----------      -----------
   INTEREST BEARING LIABILITIES:

   Savings Deposits (3)
   Average outstanding                                                       $  417,105    $  428,763       $  348,941
   Average rate paid                                                               1.92%         2.01%            2.07%
   Amount of interest paid or accrued                                        $    8,006    $    8,637       $    7,225
                                                                             ----------    ----------       ----------
   TIME DEPOSITS

   Average outstanding                                                       $  900,441    $  820,310       $  632,211
   Average rate paid                                                               5.11%         5.09%            5.03%
   Amount of interest paid or accrued                                        $   46,000    $   41,736       $   31,826
                                                                             ----------    ----------       ----------
   SECURITIES SOLD UNDER AGREEMENTS
   TO REPURCHASE

   Average outstanding                                                       $   53,104    $    8,779       $      502
   Average rate paid                                                               5.34%         5.51%            4.98%
   Amount of interest paid or accrued                                        $    2,836    $      483       $       25
                                                                             ----------    ----------       ----------
   OTHER BORROWED FUNDS

   Average outstanding                                                       $      181     $      82       $      109
   Average rate paid                                                               3.87%         4.88%            6.42%
   Amount of interest paid or accrued                                        $        7     $       4       $        7
                                                                             ----------    ----------       ----------
   ADVANCES FROM FEDERAL HOME LOAN BANK

   Average outstanding                                                       $    6,959    $       --       $       --
   Average rate paid                                                               4.79%           --               --
   Amount of interest paid or accrued                                        $      333    $       --       $       --
                                                                             ----------    -----------      -----------
   MORTGAGE INDEBTEDNESS

   Average outstanding                                                       $      440    $       190      $      759
   Average rate paid (6)                                                           9.77%          7.37%          16.60%
   Amount of interest paid or accrued (6)                                    $       43    $        14      $      126
                                                                             ----------    -----------      -----------
   TOTAL INTEREST BEARING LIABILITIES

   Average outstanding                                                       $1,378,230    $ 1,258,124      $  982,522
   Average rate paid                                                               4.15%          4.04%           3.99%
   Amount of interest paid or accrued                                        $   57,225    $    50,874      $   39,209
                                                                             ----------    -----------      ----------
   Net interest earnings (7)                                                 $   67,375    $    62,210      $   47,990
   Net yield on interest earnings assets (4) (7)                                   4.30%          4.42%           4.38%
   Yield spread (7)                                                                3.79%          3.99%           3.97%
                                                                             ----------    -----------      ----------

(1)  NONACCRUAL LOANS ARE INCLUDED IN THE AVERAGE BALANCES.
(2) THE AVERAGE YIELD HAS BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS FOR CERTAIN SECURITIES OF STATES AND POLITICAL SUBDIVISIONS AND OTHER SECURITIES HELD USING AN EFFECTIVE FEDERAL INCOME TAX RATE OF 35%.
(3)  SAVINGS DEPOSITS INCLUDE NOW ACCOUNTS AND MONEY MARKET ACCOUNTS.
(4) CALCULATED BY DIVIDING NET INTEREST EARNINGS BY AVERAGE OUTSTANDING INTEREST EARNING ASSETS.
(5)  YIELDS AND AMOUNTS OF INTEREST EARNED INCLUDE LOAN FEES.
(6) YIELD AND AMOUNT OF INTEREST PAID OR ACCRUED INCLUDE INTEREST PAID ON SENIOR DEBTS OF OTHER REAL ESTATE OWNED, EITHER TO BRING THE LOANS CURRENT OR TO PAY OFF THE LOANS WHEN THE COMPANY OBTAINED TITLE TO THE PROPERTIES AND THEREAFTER.
(7) NET INTEREST EARNINGS, NET YIELD ON EARNING ASSETS AND YIELD SPREAD HAVE BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS USING AN EFFECTIVE FEDERAL INCOME TAX RATE OF 35%.


18  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

NON-INTEREST INCOME Non-interest income totaled $8.1 million in 1998, representing an increase of $1.4 million or 20% over the $6.8 million in 1997. Factors contributing to the increase in 1998 non-interest income included: 1) an increase of $441,000 in letter of credit commissions due to increased transaction volume; 2) an increase of $424,000 in service charges to deposit accounts due to fee increases; 3) an increase of $166,000 of rebate income earned in outsourcing the issuing and processing of cashier's checks and money orders; and 4) higher income from documentation and charges related to loans, wire transfers, foreign exchange transactions, safe deposit boxes and miscellaneous items totaling approximately $342,000.

     1997 non-interest income of $6.8 million represented an increase of $916,000 or 16% over the $5.9 million in 1996. This was due primarily to: 1) an increase of $549,000 in service charges resulting substantially from the addition of FPSB's transaction accounts through the acquisition; 2) an increase of $159,000 of rebate income earned in outsourcing the issuing and processing of cashier's checks and money orders; 3) an increase of $122,000 in wire transfer fees; and 4) an increase in fee income from documentation and charges related to loans and safe deposit boxes.

NON-INTEREST EXPENSE Non-interest expense decreased slightly from $30.9 million in 1997 to $30.0 million in 1998. The decrease of $863,000 or 3% resulted primarily from a decrease in net OREO expense by $1.6 million and occupancy expense by $385,000, which was partially offset by an increase of $1.0 million in salaries and employee benefits. Additional personnel to support the Berkeley/Richmond Branch opened in April 1998, as well as new officers for northern California branches and overall annual salary increases contributed to the increase in salaries and employee benefits expense. Conversely, the closures of the Rowland Heights branch and two FPSB's corporate offices in December, June and November 1997, respectively, helped to reduce the 1998 occupancy expense. The Company had net income of $1.1 million from OREO in 1998 compared with net OREO expense of $503,000 in 1997. The efficiency ratio improved from 45.16% in 1997 to 40.51% in 1998.

     The 1997 non-interest expense of $30.9 million represented an increase of $2.9 million or 10.4% over the $28.0 million for 1996. The higher non-interest expense in 1997 was primarily attributable to a $3.0 million increase in salaries and employee benefits mainly due to added personnel from the acquisition as well as higher cash bonuses paid in December 1997. In addition, there was a total increase of approximately $1.3 million in occupancy, equipment and other operating expenses, all of which were directly associated with the acquisition as well. The $1.2 million decrease in net OREO expense in 1997 reflected a decrease in the number of OREO properties due to the continued recovery of the California real estate market. The efficiency ratio decreased to 45.16% in 1997 from 53.11% in 1996.

FINANCIAL CONDITION The Company continued to maintain steady growth in 1998. At December 31, 1998, total assets increased $158.4 million or 10% to $1,780.9 million; loans, net of deferred loan fees, increased $116.3 million or 14% to $977.8 million; securities (including securities available-for-sale and held-to-maturity) were up $91.6 million or 16% to $658.1 million; deposits grew $111.3 million or 8% to $1,560.4 million; and stockholders' equity increased $20.8 million or 15% to $156.7 million.

SECURITIES The Company's investment policy states that those securities for which the Company has the positive intent and ability to hold until maturity will be classified as securities held-to-maturity, and carried at amortized cost. Those securities which could be sold in response to changes in interest rates, changes in prepayment risk, increases in loan demand, the need to increase regulatory capital, general liquidity needs, or other similar factors will be classified as securities available-for-sale, and carried at estimated fair value, with unrealized gains or losses, net of tax, reflected in stockholders' equity. In addition, to further improve liquidity, it is the Bank's policy to transfer securities held-to-maturity to the available-for-sale category when securities are within 90 days of maturity.

     As of December 31, 1998, unrealized holding gains on securities available-for-sale were $2,051,000 compared to $692,000 as of December 31, 1997. These unrealized gains, net of tax effect were included in the Company's stockholders' equity for the years reported. The unrealized holding gains, net of tax, were $1,189,000 and $370,000 at year-end 1998 and 1997, respectively.


19  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, CONTINUED

     The following table summarizes the carrying value of the Company's portfolio of securities for each of the past three years:

                                                                                             As of December 31,
(in thousands)                                                                       1998           1997            1996
                                                                            -------------    -----------     -----------
SECURITIES AVAILABLE-FOR-SALE:
   U.S. Treasury securities                                                 $       2,014    $    37,971     $   121,769
   U.S. government agencies                                                       103,020        113,306         228,377
   State and municipal securities                                                  22,317             --              50
   Mortgage-backed securities                                                      18,266         22,982          17,932
   Collateralized mortgage obligations                                             14,159          6,386           4,950
   Asset-backed securities                                                          8,220         19,889           4,998
   Federal Home Loan Bank stock                                                     5,991          5,653           5,315
   Commercial paper                                                                29,945          9,971              --
   Corporate bonds                                                                 35,996             --              --
                                                                            -------------    -----------     -----------

     Total                                                                  $     239,928    $   216,158     $   383,391
                                                                            -------------    -----------     -----------
                                                                            -------------    -----------     -----------
SECURITIES HELD-TO-MATURITY:
   U.S. Treasury securities                                                 $      26,026    $    26,054     $    26,081
   U.S. government agencies                                                        54,426         39,374          66,900
   State and municipal securities                                                  61,495         44,497          40,393
   Mortgage-backed securities                                                     146,018        140,338          63,109
   Collateralized mortgage obligations                                             83,535         90,234              --
   Asset-backed securities                                                             --            923           3,545
   Corporate bonds                                                                 46,656          8,916          10,101
                                                                            -------------    -----------     -----------
     Total                                                                  $     418,156    $   350,336     $   210,129
                                                                            -------------    -----------     -----------
                                                                            -------------    -----------     -----------

Management constantly seeks to balance the risks and returns on its portfolio of securities within the Company's investment guidelines. During 1998, the Company increased its holdings of corporate bonds, commercial paper and state and municipal securities, while it decreased the holdings of U.S. Treasury securities.

   The scheduled maturities and taxable equivalent yields by security type are presented in the following tables:

SECURITIES AVAILABLE-FOR-SALE PORTFOLIO MATURITY DISTRIBUTION AND YIELD
ANALYSIS:


                                                                          AS OF DECEMBER 31, 1998
                                                               AFTER ONE    AFTER FIVE
                                                   ONE YEAR      YEAR TO      YEARS TO     OVER TEN
(dollars in thousands)                              OR LESS   FIVE YEARS     TEN YEARS        YEARS       TOTAL
----------------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION:

 U.S. Treasury securities                       $      2,014  $        --  $        --  $        -- $      2,014
 U.S. government agencies                             82,678       20,342           --           --      103,020
 State and municipal securities                       20,000           --        2,317           --       22,317
 Mortgage-backed securities(2)                            --        3,335        3,651       11,280       18,266
 Collateralized mortgage obligations(2)                   --        1,145        5,253        7,761       14,159
 Asset-backed securities(2)                               --        8,220           --           --        8,220
 Federal Home Loan Bank stock                          5,991           --           --           --        5,991
 Commercial paper                                     29,945           --           --           --       29,945
 Corporate bonds                                          --       31,146        4,850           --       35,996
                                                ------------  -----------  -----------  ----------- ------------
   Total                                        $    140,628  $    64,188  $    16,071  $    19,041 $    239,928
                                                ------------  -----------  -----------  ----------- ------------
                                                ------------  -----------  -----------  ----------- ------------
WEIGHTED AVERAGE YIELD:
 U.S. Treasury securities                               5.73%          --%          --%          --%        5.73%
 U.S. government agencies                               5.97         5.88           --           --         5.95
 State and municipal securities                         5.91           --         7.23           --         6.03
 Mortgage-backed securities(2)                            --         6.01         6.47         7.23         6.85
 Collateralized mortgage obligations(2)                   --         5.70         6.24         6.30         6.23
 Asset-backed securities(2)                               --         6.29           --           --         6.29
 Federal Home Loan Bank stock                           5.76           --           --           --         5.76
 Commercial paper                                       6.39           --           --           --         6.39
 Corporate bonds                                          --         5.56         7.19           --         5.78
                                                ------------  -----------  -----------  ----------- ------------
   Total                                                6.04%        5.78%        6.71%        6.84%        6.08%
                                                ------------  -----------  -----------  ----------- ------------
                                                ------------  -----------  -----------  ----------- ------------

(1) AVERAGE YIELD HAS BEEN ADJUSTED TO A FULLY-TAXABLE EQUIVALENT BASIS.
(2) SECURITIES REFLECT STATED MATURITIES AND NOT ANTICIPATED PREPAYMENTS.


20  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

SECURITIES HELD-TO-MATURITY PORTFOLIO MATURITY DISTRIBUTION AND YIELD ANALYSIS:

                                                                        AS OF DECEMBER 31, 1998
                                                                AFTER ONE  AFTER FIVE
                                                  ONE YEAR        YEAR TO    YEARS TO   OVER TEN
 (dollars in thousands)                            OR LESS     FIVE YEARS   TEN YEARS      YEARS          TOTAL
----------------------------                    ------------  -----------  -----------  ----------  ------------
MATURITY DISTRIBUTION:
 U.S. Treasury securities                       $      1,013  $    25,013  $        --  $      --   $   26,026
 U.S. government agencies                                 --       54,426           --         --       54,426
 State and municipal securities                          973        9,265       22,665     28,592       61,495
 Mortgage-backed securities (2)                           --       10,313       30,989    104,716      146,018
 Collateralized mortgage obligations (2)                  --        3,999       41,506     38,030       83,535
 Corporate bonds                                          --       27,866       18,790         --       46,656
                                                ------------  -----------  -----------  ---------   ----------
   Total                                        $      1,986  $   130,882  $   113,950  $ 171,338   $  418,156
                                                ------------  -----------  -----------  ---------   ----------
                                                ------------  -----------  -----------  ---------   ----------
WEIGHTED AVERAGE YIELD:
 U.S. Treasury securities                               5.80%        6.08%          --%        --%        6.30%
 U.S. government agencies                                 --         5.91           --         --         5.91
 State and municipal securities(1)                      7.59         8.31         8.33       7.03         7.71
 Mortgage-backed securities(2)                            --         6.17         6.38       6.42         6.39
 Collateralized mortgage obligations(2)                   --         6.31         6.85       6.72         6.77
 Corporate bonds                                          --         6.20         5.68         --         6.00
                                                ------------  -----------  -----------  ---------   ----------
   Total                                                6.67%        6.25%        6.83%      6.59%        6.55%
                                                ------------  -----------  -----------  ---------   ----------
                                                ------------  -----------  -----------  ---------   ----------


(1)  AVERAGE YIELD HAS BEEN ADJUSTED TO A FULLY-TAXABLE EQUIVALENT BASIS.
(2)  SECURITIES REFLECT STATED MATURITIES AND NOT ANTICIPATED PREPAYMENTS.

LOANS Gross loans increased $116.2 million or 13%, from $865.3 million at year-end 1997 to $981.5 million at year-end 1998. Commercial real estate loans, commercial loans and residential real estate loans, which added $52.9 million, $32.3 million and $26.8 million, respectively, accounted for most of the increase.

     Commercial real estate loans are secured primarily by first deeds of trust on retail shops and shopping centers, as well as office buildings, multiple-unit apartments, hotels, motels, and warehouses. The Company's underwriting policy for commercial real estate loans generally requires that the loan-to-value ratio at the time of origination not exceed 70% of the appraised value of the property.

     Commercial loans are for general business purposes and include short-term loans to finance trust receipts. These loans are generally made based on the financial strength of the borrowers, and are typically secured by cash or cash equivalents, real estate, inventory or receivables. The Company markets its commercial lending primarily to small-to-medium businesses and professionals for their working capital needs.

     Increases in commercial real estate and commercial loans in 1998 reflected the improved market conditions for these types of loans. Increases in residential real estate loans were a result of the low prevailing interest rates which brought refinancing activities, as well as new purchases during 1998.

     The Company's Board of Directors establishes the basic lending policy for the Bank. Each loan is generally considered in terms of, among other things, borrower character, repayment ability, financial condition of the borrower, secondary repayment source, collateral, capital, leverage capacity of the borrower, market conditions for the borrower's business or project, and prevailing economic trends and conditions. In addition, the Company's lending policy requires an independent appraisal on real estate property in accordance with regulatory guidelines. Although a majority of the Company's loan portfolio, including commercial loans, is secured by real estate to some extent, management believes that the Company's underwriting guidelines, including collateral requirements, and underlying values of real estate in the Company's primary marketplace have provided the Company with adequate protection against reasonably expected losses on its loans.


21  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     Although the Asian economic crisis persisted in 1998 and still exists currently, management believes the Company's financial condition and results of operations were not adversely impacted due to the fact that most of the Company's trade financing customers engage in import businesses. These customers have actually benefited from the devaluation of foreign currencies to a certain degree. However, it is unpredictable how the Asian economy will perform in the future. If the crisis persists or worsens, the Company may be exposed to economic and transfer risk, and its financial condition or results of operations may be negatively impacted. (See "Factors That May Affect Future Results" below.) Presently management does not consider the Company's loan portfolio to have direct exposure to transfer risk.

     The classification of loans by type as of December 31 for each of the past five years, as well as the changes in loan portfolio composition for the past two years and the contractual maturity of the loan portfolio as of December 31, 1998 are presented below (see also Note 5 of the notes to consolidated financial statements):

LOAN TYPE AND MIX

                                                                Amount outstanding as of December 31,
(in thousands)                                        1998         1997         1996          1995         1994
----------------------------------------------------------------------------------------------------------------
TYPE OF LOANS:
Commercial loans                                $    370,539  $   338,285  $   283,894  $   292,612   $  324,189
Real estate mortgage loan                            540,766      458,417      420,315      231,360      215,945
Real estate construction loans                        40,738       41,736       33,510       13,606       14,090
Installment loans                                     29,165       26,611       23,551       19,748       18,170
Other loans                                              269          267          385          533       11,707
----------------------------------------------------------------------------------------------------------------
Total loans                                          981,477      865,316      761,655      557,859      584,101
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Less
Unamortized deferred loan fees                        (3,631)      (3,786)      (3,742)     (2,122)       (2,467)
Allowance for loan losses                            (15,970)     (15,379)     (13,529)    (12,742)      (12,271)
----------------------------------------------------------------------------------------------------------------
Net loans                                        $   961,876  $   846,151  $   744,384  $   542,995   $  569,363
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

CHANGES IN LOAN PORTFOLIO COMPOSITION

                                                  As of December 31, 1998   As of December 31, 1997
                                                               Percentage                Percentage   Percentage
                                                                 of Total                  of Total     Increase
(dollars in thousands)                             Amount           Loans     Amount          Loans   (Decrease)
----------------------------------------------------------------------------------------------------------------
TYPE OF LOANS:
Commercial loans                                $    370,539        38.52%  $  338,285        39.98%        9.53%
Real estate mortgage loans                           540,766        56.22      458,417        54.18        17.96
Real estate construction loans                        40,738         4.24       41,736         4.93        (2.39)
Installment loans                                     29,165         3.03       26,611         3.15         9.60
Other loans                                              269         0.03          267         0.03         0.75
Unamortized deferred loan fees                        (3,631)       (0.38)      (3,786)       (0.45)       (4.09)
Allowance for loan losses                            (15,970)       (1.66)     (15,379)       (1.82)        3.84
-----------------------------------------------------------------------------------------------------------------
Net loans                                       $    961,876       100.00%  $  846,151       100.00%       13.68%
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


22  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MATURITY OF LOANS(2): CONTRACTUAL MATURITY OF LOAN PORTFOLIO(1)

(in thousands)                                  Within One Year  One to Five Years  Over Five Years    Total
----------------------------------------------------------------------------------------------------------------
COMMERCIAL LOANS
Floating rate                                   $      244,739     $    41,644   $    13,469      $      299,852
Fixed rate                                              49,985          11,754         8,457              70,196

REAL ESTATE MORTGAGE LOANS
Floating rate                                           37,861         108,075       137,057             282,993
Fixed rate                                               5,089          33,576       216,394             255,059

REAL ESTATE CONSTRUCTION LOANS
Floating rate                                           26,501          13,811            --              40,312

INSTALLMENT LOANS
Floating rate                                               34              --            --                  34
Fixed rate                                               7,703          21,427            --              29,130

OTHER LOANS
Floating rate                                              253              --            --                 253
Fixed rate                                                  --              --            17                  17
-----------------------------------------------------------------------------------------------------------------
Total loans                                     $      372,165     $   230,287   $   375,394      $      977,846
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Floating rate                                   $      309,388     $   163,530   $   150,526      $      623,444
Fixed rate                                              62,777          66,757       224,868             354,402
-----------------------------------------------------------------------------------------------------------------
Total loans                                     $      372,165     $   230,287   $   375,394      $      977,846
Allowance for loan losses                                                                                (15,970)
-----------------------------------------------------------------------------------------------------------------
Net loans                                                                                         $      961,876
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) IN THE NORMAL COURSE OF BUSINESS, LOANS ARE RENEWED, EXTENDED OR PREPAID FROM TIME TO TIME; THEREFORE, THE ABOVE SHOULD NOT BE VIEWED AS AN INDICATION OF FUTURE CASH FLOWS.
(2)  LOANS ARE NET OF UNAMORTIZED DEFERRED LOAN FEES.

LOAN PORTFOLIO RISK ELEMENTS

NON-PERFORMING ASSETS Management reviews the loan portfolio regularly for problem loans. During the ordinary course of business, management becomes aware of loans that may not be repaid under the contractual requirements of their loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on nonaccrual status, the need for an additional allowance for loan losses, and (if appropriate) partial or full charge-off.

     The Company's policy is to place loans on nonaccrual status if either interest or principal or both is past due 90 days or more, or in cases where management deems the full collection of principal and interest unlikely. After a loan is placed on nonaccrual status, any interest previously accrued, but not yet collected, is generally reversed against current period income. Depending on the circumstances, management may elect to continue the accrual of interest on certain past-due loans if partial payment is received and/or the loan is well collateralized and in the process of collection. The loan is generally returned to accrual status when the borrower has brought the past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

     Non-performing assets include loans past due 90 days or more and still accruing interest, nonaccrual loans, and OREO. Total non-performing assets decreased $4.3 million or 13% to $28.2 million at year-end 1998, compared with $32.5 million at year-end 1997. The decrease was primarily due to reductions of $3.8 million in nonaccrual loans and $2.8 million in OREO offset by an increase of $2.3 million in accruing loans past due 90 days. The nonaccrual coverage ratio, which is the allowance for loan losses to non-performing loans, increased to 89.86% at year-end 1998 from 79.85% at year-end 1997. As a percentage of gross loans plus OREO, non-performing assets decreased to 2.85% at year-end 1998, compared with 3.70% at year-end 1997.


23  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     The following table presents the breakdown of total nonaccrual, past due and restructured loans for the past five years:

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                                              December 31,
(dollars in thousands)                                 1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more           $   4,683     $  2,373     $  2,050     $  1,344     $  4,104
Nonaccrual loans                                     13,090       16,886        9,305       14,012       27,860
-----------------------------------------------------------------------------------------------------------------
Total non-performing loans                           17,773       19,259       11,355       15,356       31,964
-----------------------------------------------------------------------------------------------------------------
Real estate acquired in foreclosure                  10,454       13,269       18,854       13,879        6,798
-----------------------------------------------------------------------------------------------------------------
Total non-performing assets                       $  28,227     $ 32,528     $ 30,209     $ 29,235     $ 38,762
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Troubled debt restructurings(1)                   $   4,642     $  4,874     $  3,201     $  8,429     $  5,257
Non-performing assets as a
  percentage of gross loans and other
  real estate owned at year-end                        2.85%        3.70%        3.87%        5.11%        6.56%
Allowance for loan losses as a percentage
  of non-performing loans                             89.86%       79.85%      119.15%       82.98%       38.39%
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) TROUBLED DEBT RESTRUCTURINGS ARE ACCRUING INTEREST AT THEIR RESTRUCTURED TERMS.

     The effect of nonaccrual loans and troubled debt restructurings on interest income for the years 1998, 1997, 1996, 1995 and 1994 is presented below:

(in thousands)                                         1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------
NONACCRUAL LOANS
Contractual interest due                        $      1,395  $     1,845  $     1,121  $     1,503 $      2,712
Interest recognized                                      112          471          268          200          560
-----------------------------------------------------------------------------------------------------------------
Net interest foregone                           $      1,283  $     1,374  $       853  $     1,303 $      2,152
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


(in thousands)                                          1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------
TROUBLED DEBT RESTRUCTURINGS
Contractual interest due                        $        421  $       406  $       339  $       467 $        351
Interest recognized                                      412          387          311          352          319
-----------------------------------------------------------------------------------------------------------------
Net interest foregone                           $          9  $        19  $        28  $       115 $         32
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

The balance of $13.1 million in nonaccrual loans at year-end 1998 consisted mainly of $7.4 million in commercial real estate loans and $4.5 million in commercial loans. A majority of these nonaccrual loans are secured by real estate properties. The following tables present the type of collateral properties securing the loans and the type of businesses the borrowers engaged in under commercial real estate and commercial nonaccrual loan categories as of the dates indicated:

                                                        December 31, 1998                   December 31, 1997
                                                    Nonaccrual Loan Secured by      Nonaccrual Loan Secured by
                                                        Real Estate Property              Real Estate Property
                                                  Commercial                         Commercial
(In thousands)                                   Real Estate       Commercial        Real Estate    Commercial
------------------------------------------------------------------------------------------------------------------
TYPE OF PROPERTY:
Single/multi-family residence                   $           348   $       1,052      $      593     $      311
Commercial                                                5,533           2,613           8,471          5,095
Motel                                                     1,501              30           1,350             --
Others                                                       --              93             214             73
------------------------------------------------------------------------------------------------------------------
  TOTAL                                         $         7,382   $       3,788      $   10,628     $    5,479
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


24  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

                                                        December 31, 1998                December 31, 1997
                                                     Nonaccrual Loan Balance          Nonaccrual Loan Balance
                                                   Commercial                        Commercial
(in thousands)                                    Real Estate       Commercial      Real Estate    Commercial
------------------------------------------------------------------------------------------------------------------
TYPE OF BUSINESS:
Real estate development                          $        451     $        187      $       --     $      134
Real estate management                                  3,903               35           6,303             36
Wholesale                                                 209            1,021             430          2,994
Retail                                                     --               38              --             --
Food/Restaurant                                            --            1,008              --          1,190
Import                                                     --              918             752              4
Motel                                                   1,315               --           1,350             --
Investments                                               375               --           1,194             --
Industrial                                                 --              310             214            263
Clothing                                                  348              161             385            441
Others                                                    781              806              --            454
------------------------------------------------------------------------------------------------------------------
  TOTAL                                          $      7,382     $      4,484      $   10,628     $    5,516
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

TROUBLED DEBT RESTRUCTURINGS A troubled debt restructuring is a formal restructure of a loan when the lender, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower. The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, and extension of the maturity date.

     The Company's troubled debt restructurings decreased slightly to $4.6 million at year-end 1998, compared with $4.9 million at year-end 1997. All of the troubled debt restructurings at year-end 1998 were commercial real estate loans and were accruing interest under their revised terms.

IMPAIRED LOANS A loan is considered impaired when based on current circumstances and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

     The Company considers all loans classified and restructured in its evaluation of loan impairment. The classified loans are stratified by size, and loans less than the Company's defined selection criteria are treated as a homogenous portfolio. For loans meeting the defined criteria, the Company measures the impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, if the loan is not collateral dependent, and by using the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measurement of the impaired loan is less than the recorded amount of the loan, an impairment is recognized by creating or adjusting valuation allowance with a corresponding charge to the provision for loan losses.

     As of December 31, 1998, the Company had identified impaired loans with a recorded investment of $21.9 million. For 1998, the average balance of impaired loans was $21.7 million. During 1998, interest collected on impaired loans totaled $2.1 million.

LOAN CONCENTRATION   There were no loan concentrations to multiple borrowers
in similar activities, which exceeded 10% of total loans as of December 31, 1998.

See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.


25  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses increased slightly to $16.0 million or 1.63% of gross loans at year-end 1998, compared with $15.4 million or 1.78% of total loans at year-end 1997. The provision for loan losses totalled $3.6 million in 1998 and 1997, respectively. The Bank recorded net charge-offs of $3.0 million in 1998 up from $1.7 million in 1997. Total charge-offs of $3.5 million in 1998 included $2.4 million in commercial loans, $873,000 in real estate loans, $244,000 in installment loans and $8,000 in other loans. The tables below present information relating to the allowance for loan losses, charge-offs, and recoveries by loan type for the past five years:

ALLOWANCE FOR LOAN LOSSES

                                                                           Amount outstanding as of December 31,
(dollars in thousands)                                           1998          1997          1996       1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                               $    15,379    $    13,529   $   12,742  $    12,271   $    7,173
Allowance from acquisition                                          --             --        1,644           --           --
Provision for loan losses                                        3,600          3,600        3,600        7,300        7,755
Loans charged-off                                               (3,519)        (2,139)      (5,388)      (7,018)      (4,419)
Recoveries of charged-off loans                                    510            389          931          189        1,762
-----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                     $    15,970    $    15,379   $   13,529  $    12,742   $   12,271
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during year ended                $   907,639    $   792,176   $  579,634  $   549,660   $  572,244
Ratio of net charge-offs to average loans
 outstanding during the year                                      0.33%          0.22%        0.77%        1.24%        0.46%
Provision for loan losses to average loans
 outstanding during the year                                      0.40%          0.45%        0.62%        1.33%        1.36%
Allowance to non-performing loans at year-end                    89.86%         79.85%      119.15%       82.98%       38.39%
Allowance to total loans at year-end                              1.63%          1.78%        1.78%        2.28%        2.10%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


LOANS CHARGED-OFF BY LOAN TYPE(1)

                                                                                      Year ended December 31,
(dollars in thousands)                                             1998           1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Commercial loan                                             $     2,394    $     1,387   $    4,010  $     3,895   $    2,300
Percentage of total commercial loans                               0.65%          0.41%        1.33%        1.33%        0.71%
-----------------------------------------------------------------------------------------------------------------------------
Real estate loan                                            $       873    $       574   $    1,177  $     2,885   $    1,678
Percentage of total real estate loans                              0.15%          0.11%        1.18%        1.18%        0.73%
-----------------------------------------------------------------------------------------------------------------------------
Installment and other loan                                  $       252    $       178   $      201  $       238   $      441
Percentage of total installment and other loans                    0.85%          0.66%        1.17%        1.17%        1.48%
-----------------------------------------------------------------------------------------------------------------------------
Total loans charged-off                                     $     3,519    $     2,139   $    5,388  $     7,018   $    4,419
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1)  PERCENTAGES WERE CALCULATED BASED ON YEAR-END BALANCES.

RECOVERIES BY LOAN TYPE

                                                                               Year ended December 31,
(in thousands)                                                     1998           1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Commercial loan                                             $       188    $       218   $      640  $       110   $    1,151
Real estate loan                                                    279            111          205           17          501
Installment and other loan                                           42             60           86           62          110
-----------------------------------------------------------------------------------------------------------------------------
Total                                                       $       509    $       389   $      931  $       189   $    1,762
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

In determining the allowance for loan losses, management assesses the risks inherent in the loan portfolio, the possible impact of known and potential problem loans, and other factors such as collateral value, portfolio composition, loan concentration, borrower financial strength, and trends in local economic conditions.

     The Company's allowance for loan losses consists of specific allowances and a general allowance. For impaired loans, the Company provides specific allowances based on an evaluation of impairment and allocates a portion of the general allowance to each impaired loan based on a loss percentage assigned. The percentage assigned depends on a number of factors including the current financial condition of the borrowers and guarantors, the prevailing value of


26 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT the underlying collateral, charge-off history, management's knowledge of the portfolio and general economic conditions. The remainder of the general allowance is determined by an assessment of the overall quality of the non-impaired portion of the loan portfolio.

     The following table presents a breakdown of impaired loans and the related specific allowances and allocated general allowance as of the dates indicated:

                                                                             Allocated
                                                    Recorded     Specific      General          Net
1998 ( in thousands)                              Investment    Allowance    Allowance      Balance
-----------------------------------------------------------------------------------------------------
Commercial                                      $      9,379  $        --  $     1,565  $     7,814
Commercial real estate                                12,515           58        1,769       10,688
Other                                                     55           --           55           --
-----------------------------------------------------------------------------------------------------
  Total                                         $     21,949  $        58  $     3,389  $    18,502
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

1997 ( in thousands)
-----------------------------------------------------------------------------------------------------

Commercial                                      $      7,784  $       445  $     1,055  $     6,284
Commercial real estate                                14,027          460        1,935       11,631
Other                                                     95           --           95           --
-----------------------------------------------------------------------------------------------------
  Total                                         $     21,906  $       905  $     3,085  $    17,915
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

The Company allocates the allowance for loan losses to the major loan categories as set forth in the following table. These allocations are estimates based on historical loss experience and management's judgment. The allocation of the allowance for loan losses is not necessarily an indication that charge-offs will occur, or if they do occur, that they will be in the proportion indicated in the following table:

                                                                    As of December 31,
                                        1998                1997                 1996                  1995                 1994
                               Percentage of       Percentage of        Percentage of         Percentage of        Percentage of
                               loans in each       loans in each        loans in each         loans in each        loans in each
                                    category            category             category              category             category
                                  to average          to average           to average            to average           to average
 (dollars in thousands)   Amount gross loans  Amount gross loans  Amount  gross loans  Amount   gross loans  Amount  gross loans
---------------------------------------------------------------------------------------------------------------------------------
TYPE OF LOANS:
Commercial loans        $   7,468    38.58%  $  7,480   39.20%   $  6,190     37.27%  $   6,338     52.45% $   5,658      55.76%
Real estate
 mortgage loans             7,768    53.62      6,988   52.88       6,942     55.19       6,084     41.47      5,754      36.68
Real estate
 construction loans           313     4.77        401    4.80         294      4.40         136      2.44        225       2.41
Installment loans             414     2.98        356    3.09          72      3.09          81      3.54        336       3.13
Other loans                     7     0.05        154    0.03          31      0.05         103      0.10        186       2.02
Unallocated                    --      N/A         --     N/A          --       N/A          --       N/A        112        N/A
---------------------------------------------------------------------------------------------------------------------------------
Total                   $  15,970   100.00%  $ 15,379  100.00%   $ 13,529    100.00%  $  12,742    100.00% $  12,271     100.00%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

Based on the Company's evaluation process and the methodology to determine the level of the allowance for loan losses mentioned previously, management believes the allowance for loan losses to be adequate as of December 31, 1998 to absorb estimated probable future losses identified through its analysis. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

OTHER REAL ESTATE OWNED   The Company's OREO, net of a valuation allowance of
$494,000, was carried at $10.5 million at year-end 1998, compared with OREO, net of a valuation allowance of $1.1 million, being carried at $13.3 million at year-end 1997. This represents a decrease of $2.8 million or 21%.


27  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     In 1998, the Company acquired ten properties totaling $4.3 million and disposed of 17 properties totaling $7.7 million with a net gain of $1.0 million. As of December 31, 1998, the Company had 17 OREO properties which included commercial buildings, warehouses, land, single family residences and condominiums, all of which are located in Southern California.

     The Company maintains a valuation allowance for OREO properties in order to reduce the carrying value of OREO to the estimated fair value of the properties. Periodic evaluation is performed on each property and a corresponding adjustment is made to the valuation allowance, if necessary. Any decline in value is recognized by a corresponding increase to the OREO valuation allowance in the current period. During 1998, management provided $195,000 to the provision for OREO losses, bringing the valuation allowance to $494,000 at year-end 1998.

     In 1998, the Bank recognized net income of $1.1 million from operating its OREO properties. In addition to the $1.0 million net gain on sales of OREO properties, the Bank received rental income of $748,000. Such amount was offset by operating expenses of $426,000 and the provision for OREO losses of $195,000.

     Although the California real estate market continued to show improvement in 1998, the future performance of the market is unpredictable, therefore, additional provision for OREO losses may be made and additional losses on sales of these properties may be incurred in the future. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

     The following table shows the OREO expense (income) by type for years 1998, 1997 and 1996:


(in thousands)                      1998             1997         1996
-----------------------------------------------------------------------------
Operating expense (income)      $    (321)     $        201  $       312
Provision for losses                  195               476        1,501
Net gain on disposal                 (999)             (174)         (85)
-----------------------------------------------------------------------------
Total                           $  (1,125)     $        503  $     1,728
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

INVESTMENTS IN REAL ESTATE   As of December 31, 1998, the Company's
investments in real estate consisted of one strip-mall, a 49.5% interest in an apartment purchased in 1993, and a 99% interest in another apartment purchased in 1995. Both of the apartments qualify for Federal low income housing tax credits. The aggregate estimated fair value of the investments in real estate was $1.5 million and $1.7 million as of December 31, 1998 and 1997, respectively. Another strip mall was owned and sold in 1997 at a gain of $222,000. The Company realized net gains of $95,000, and $170,000 from the operations of the strip-malls in 1998 and 1997, respectively.

DEPOSITS   Total deposits increased $111.3 million or 8% from $1,449.1 million at year-end 1997 to $1,560.4 million at year-end 1998. Approximately 63% of the increase was from time deposits over $100,000 ("Jumbo CD's"). Consequently, the ratio of core deposits (defined as all deposits excluding Jumbo CD's and brokered deposits) to total deposits continued to decline from 62.11% at year-end 1997 to 60.32% at year-end 1998. The Company had no brokered deposits as of December 31, 1998.

     Average total deposits were up $75.4 million or 5% from $1,408.8 million for 1997 to $1,484.2 million. Average Jumbo CD's increased $66.3 million or 13%. Average core deposits increased $24.3 million or 3%. Although average demand deposits increased $22.3 million or 15%, the increase was offset by decreases in interest bearing checking and savings accounts. This was largely attributable to the low prevailing interest rates paid on those interest-bearing checking and savings accounts as a result of the Federal Reserve Board's three consecutive cuts in the Federal funds rate in the last two quarters of 1998.

     Although the Bank's Jumbo CD portfolio continues to grow faster than other types of deposits, management considers the Bank's Jumbo CD's generally less volatile primarily due to the following reasons: 1) approximately 50% of the Bank's Jumbo CD's have stayed with the Bank for more than two years; 2) the Jumbo CD portfolio continued to be diversified with 3,781 individual accounts averaging approximately $165,000 per account owned by 2,671 individual depositors as of January 29, 1999; and 3) this phenomenon of having a relatively higher percentage of Jumbo CD's to total deposits exists in most of the Asian American banks in the Company's market due to the fact that the customers in this market tend to have a higher savings rate.


28  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

     Management continues to monitor the Jumbo CD portfolio to identify any changes in the deposit behavior in the market and of the patrons the Bank is servicing. To discourage the growth in Jumbo CD's, management has continued to make efforts in the following areas: 1) to offer non-competitive interest rates paid on Jumbo CD's; 2) to promote transactional-based products; and 3) to diversify the customer base by branch expansion and/or acquisition as opportunities arise.

     The following tables display the deposit mix for the past three years, time deposits of $100,000 or more by maturity, time deposits with remaining term of more than one year at December 31, 1998 and average deposits and rates.

DEPOSIT MIX

                                                                            Year ended December 31,
                                                             1998                    1997                     1996
  (dollars in thousands)                            Amount       Percent     Amount         Percent    Amount       Percent
------------------------------------------------------------------------------------------------------------------------------
Demand                                          $   178,068         11.4%  $  175,875         12.1%  $  135,345          9.9%
NOW accounts                                        114,982          7.4      111,653          7.7      118,498          8.7
Money market accounts                               113,869          7.3       94,708          6.6       95,158          7.0
Savings deposits                                    207,365         13.3      210,291         14.5      224,443         16.4
Time deposits under $100,000                        326,968         20.9      307,504         21.2      302,981         22.2
Time deposits of $100,000 or more                   619,150         39.7      549,090         37.9      488,315         35.8
------------------------------------------------------------------------------------------------------------------------------
Total                                           $ 1,560,402        100.0%  $1,449,121        100.0%  $1,364,740        100.0%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

TIME DEPOSITS OF $100,000 OR MORE BY MATURITY


(in thousands)                                                           At December 31, 1998
----------------------------------------------------------------------------------------------
Less than three months                                                             $  277,524
Three to six months                                                                   183,228
Six to twelve months                                                                  152,715
Over one year                                                                           5,683
----------------------------------------------------------------------------------------------
Total                                                                              $  619,150
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

MATURITIES OF TIME DEPOSITS WITH A REMAINING TERM OF MORE THAN ONE YEAR AT DECEMBER 31, 1998 FOR EACH OF THE FIVE YEARS FOLLOWING DECEMBER 31, 1998


(in thousands)
-----------------------------------------------------------------------------------
2000                                                                    $   19,235
2001                                                                         6,194
2002                                                                           204
2003                                                                           120
2004                                                                            15
-----------------------------------------------------------------------------------
Total                                                                   $   25,768
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

AVERAGE DEPOSITS AND RATES

                                 1998                  1997                1996                  1995                1994
(dollars in thousands)     Amount  Percentage   Amount  Percentage   Amount  Percentage   Amount  Percentage  Amount  Percentage
--------------------------------------------------------------------------------------------------------------------------------
Demand                   $  166,657    --%    $  148,907    --%    $  121,952      --%    $114,435     --%   $108,528      --%
NOW accounts                111,900   1.4        114,453   1.5         96,759     1.5       85,413    1.7      80,935     1.6
Money market
 accounts                    99,833   2.1         97,470   2.3        100,898     2.3      106,760    2.4     130,664     2.3
Savings deposits            205,372   2.1        216,840   2.2        151,284     2.3      136,750    2.3     145,694     2.2
Time deposits               900,441   5.1        820,310   5.1        632,211     5.0      450,834    5.4     342,037     3.7
--------------------------------------------------------------------------------------------------------------------------------
Total                    $1,484,203   3.6%    $1,397,980   3.6%    $1,103,104     3.5%    $894,192    3.5%   $807,858     2.5%
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


29  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

CAPITAL RESOURCES   The Company obtains capital primarily from retained
earnings and to a lesser extent, the issuance of additional common stock through its Dividend Reinvestment Plan.

     At year-end 1998, stockholders' equity amounted to $156.7 million or 8.80% of total assets, compared with $135.9 million or 8.37% of total assets at year-end 1997. The increase of $20.8 million or 15% in stockholders' equity was primarily due to an addition of $24.6 million from net income less cash dividends paid of $6.3 million, $1.7 million from issuance of additional common shares through the Dividend Reinvestment Plan and an increase of $819,000 in the net unrealized holding gains on securities available-for-sale, net of tax.

     The Company declared a cash dividend of $0.175 per common share in January, April, July and October of 1998, respectively, on 8,941,743, 8,953,307, 8,965,315 and 8,975,129 shares outstanding, respectively. Total cash dividends paid in 1998 amounted to $6.3 million.

     On February 19, 1998, the Company's Board of Directors adopted an Equity Incentive Plan (the "Plan") which was approved by stockholders at the 1998 Annual Meeting of Stockholders. The Plan currently expires on February 18, 2008. On September 17, 1998, the Company granted options to purchase a total of 45,000 shares of its common stock, with an exercise price of $33.00 per share, to ten eligible bank officers and nine non-employee directors.

     Management seeks to retain the Company's capital at a level sufficient to support future growth, protect depositors and stockholders, and comply with various regulatory requirements. The measure of capital adequacy is based on the ratio of risk-based capital to risk weighted assets.

     The risk-based capital ratio is strongly impacted by the type of the securities in the Company's portfolio. U.S. Treasury securities are assigned a zero risk weighting, while other instruments, in which the Company has often placed a significant amount of funds including U.S. Agency securities, State and Municipal securities, Federal funds sold, and bankers' acceptances, have a 20% risk weighting. Loans are generally risk-weighted at 100%, with the exception of loans secured by time certificates of deposits, which are 20% risk-weighted, and loans secured by 1-4 family and multi-family residential properties, which are 50% risk-weighted. Management constantly seeks to maximize the yields on earning assets and as a result of continued growth in loans and a decrease in U.S. Treasury securities, the Company's total risk-based capital ratio decreased from 12.98% at year-end 1997 to 12.68% at year-end 1998.

     A table illustrating the Company and the Bank's capital and leverage ratios at year-end 1998 and 1997 is included in Note 11 to the consolidated financial statements. The Company's Total risk-based, Tier 1 risk-based and Tier 1 leverage capital ratios of 12.68%, 11.44% and 8.45%, respectively, at year-end 1998 not only exceeded the regulatory minimum requirements, but also placed it in the "well capitalized" category which is defined as institutions with total risk-based ratio equal to or greater than 10.0%, Tier 1 risk-based capital ratio equal to or greater than 6.0%, and Tier 1 leverage capital ratio equal to or greater than 5.0%.


30  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

LIQUIDITY AND MARKET RISK

LIQUIDITY   Liquidity is the Company's ability to maintain sufficient cash flow to meet maturing financial obligations and customer credit needs, and to take advantage of investment opportunities as they are presented in the marketplace. The Company's primary sources of liquidity are growth in deposits, proceeds from the maturity or sale of securities and other financial instruments, repayments from securities and loans, and advances from Federal Home Loan Bank (FHLB). At year-end 1998, the Company's liquidity ratio (defined as net cash, short-term and marketable securities to net deposits and short-term liabilities) increased slightly to 46.04%, compared with 45.59% at year-end 1997.

     To supplement its liquidity needs, the Company maintains a total credit line of $45 million for Federal funds with three correspondent banks, a repo line of $110 million with three brokerage firms and a retail certificate of deposit line of approximately $100 million with another brokerage firm. The Bank is also a shareholder of the FHLB which enables the Bank to access lower cost FHLB financing when necessary. The Bank obtained advances from the FHLB totaling $30 million in the third quarter of 1998. These advances are at fixed interest rates and are non-callable.

     The Company had significant portion of its time deposit portfolio at year-end 1998 maturing in one year or less. Management anticipates that there may be some outflow of these deposits upon maturity, due to the current competitive rate environment. However, based on its historical runoff experience, the Company expects these outflows will be minimal and can be replenished through its normal growth in deposits.

     Management believes all the above-mentioned sources provide adequate liquidity to the Company to meet its normal operating needs.

     Bancorp, on the other hand, obtains funding for its activities only through dividend income contributed by the Bank and proceeds from investments in the Dividend Reinvestment Plan. Dividends paid to Bancorp by the Bank are subject to regulatory limitations. Since the business activities of Bancorp consist primarily of the operation of the Bank, and no other operating business activities are proposed for Bancorp in the near future, management believes Bancorp's liquidity generated from its prevailing sources are sufficient to meet its operational needs.

MARKET RISK   Market risk is the risk of loss from adverse changes in market prices and rates. The principal market risk to the Company is the interest rate risk inherent in its lending, investing and deposit taking activities, due to the fact that interest earning assets and interest bearing liabilities of the Company do not change at the same speed, to the same extent, or on the same basis.

The Company actively monitors its interest rate risk through analyzing the repricing characteristics of its loans, securities, and deposits on an on-going basis. The Company seeks to minimize the adverse effects of changes in interest rates on its earnings, and ultimately the underlying market value of equity, while structuring the Company's asset-liability composition to obtain the maximum spread. Management uses certain basic measurement tools in conjunction with established risk limits to evaluate its interest rate exposure. Because of the limitations inherent in any individual risk management tool, the Company uses both an interest rate sensitivity analysis and a simulation model to measure and quantify the impact to the Company's profitability and the market value of its assets and liabilities.

     The interest rate sensitivity analysis measures the Company's exposure to differential changes in interest rates between assets and liabilities. This analysis details the expected maturity and repricing opportunities mismatch or sensitivity gap between interest earning assets and interest bearing liabilities over a specified time frame. A positive gap exists when rate sensitive assets which reprice over a given time period exceed rate sensitive liabilities. During periods of increasing interest rates, net interest margin may be enhanced with a positive gap. A negative gap exists when rate sensitive liabilities which reprice over a given time period exceed rate sensitive assets. During periods of decreasing interest rates, net interest margin may be impaired with a negative gap.


31  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

     The following table sets forth the maturity and rate sensitivity of the Company's interest earning assets and interest bearing liabilities as of December 31, 1998. The Company's exposure, as reflected in the table, represents the estimated difference between the amount of interest earning assets and interest bearing liabilities repricing during future periods based on certain assumptions. The interest rate sensitivity of the Company's assets and liabilities presented in the table may vary if different assumptions are used or if actual experience differs from the assumptions used. As of December 31, 1998, the Company was asset sensitive with a cumulative gap ratio of a positive 15.61% within three months, and liability sensitive with a cumulative gap ratio of a negative 11.48% within a 1-year period, compared with a positive 17.28% within three months, and a negative 10.49% within a 1-year period at year-end 1997.

INTEREST RATE SENSITIVITY

                                                                           December 31, 1998
                                                                   Interest Rate Sensitivity Period
                                                 0 to 90     91 to 365    1 Year to     Over      Non-interest
 (dollars in Thousands)                            Days         Days       5 Years     5 Years       Bearing       Total
--------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Cash and due from banks                         $      --    $      --   $       --   $       --    $  64,656   $   64,656
Federal funds sold and
  securities purchased
  under agreements to resell                       17,000           --           --           --           --       17,000
Securities available-for-sale                     105,919       34,709       64,188       35,112           --      239,928
Securities held-to-maturity                            --        1,986      130,883      285,287           --      418,156
Loans:
  Commercial loans                                314,090       31,675       11,785        8,504           --      366,054
  Real estate mortgage loans                      279,468        2,370       33,307      217,080           --      532,225
  Real estate construction loans                   40,738           --           --           --           --       40,738
  Installment loans                                 3,089        4,646       21,378           --           --       29,113
  Other loans                                         241           --           --           --           16          257
--------------------------------------------------------------------------------------------------------------------------
Total loans(1)                                    637,626       38,691       66,470      225,584           16      968,387
--------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets                            --           --           --           --       72,771       72,771
--------------------------------------------------------------------------------------------------------------------------
Total assets                                    $ 760,545    $ 75,386    $  261,541   $  545,983    $ 137,443   $1,780,898
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Deposits:
  Demand                                        $      --    $     --    $       --   $       --    $ 178,068   $  178,068
  Money market and NOW(2)                          10,018       36,507      113,427       68,899           --      228,851
  Savings                                          14,370       42,842      100,220       49,933           --      207,365
  TCD's under $100,000                            164,275      142,534       19,747          324           88      326,968
  TCD's $100,000 and over                         277,524      335,943        5,683           --           --      619,150
--------------------------------------------------------------------------------------------------------------------------
Total deposits                                  $ 466,187    $ 557,826   $  239,077   $  119,156    $ 178,156   $1,560,402
--------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements
 to repurchase                                     16,436           --           --           --           --       16,436
Advances from Federal
 Home Loan Bank                                        --           --       30,000           --           --       30,000
Non-interest bearing liabilities                       --           --           --           --       17,408       17,408
Stockholders' equity                                   --           --           --           --      156,652      156,652
--------------------------------------------------------------------------------------------------------------------------
Total liabilities &
 stockholders' equity                           $ 482,623    $ 557,826   $  269,077   $   119,156   $ 352,216   $1,780,898
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                        $ 277,922    $(482,440)  $   (7,536)  $   426,827   $(214,773)  $       --
--------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap             $ 277,922    $(204,518)  $ (212,054)  $   214,773   $      --   $       --
--------------------------------------------------------------------------------------------------------------------------
Gap ratio (% of total assets)                       15.61%      (27.09)%      (0.42)%       23.97%     (12.06)%         --
--------------------------------------------------------------------------------------------------------------------------
Cumulative gap ratio                                15.61%      (11.48)%     (11.91)%       12.06%         --           --
--------------------------------------------------------------------------------------------------------------------------

1 LOANS ARE GROSS OF UNAMORTIZED DEFERRED LOAN FEES AND THE ALLOWANCE FOR LOAN LOSSES. NONACCRUAL LOANS ARE INCLUDED IN NON-EARNING ASSETS. ADJUSTABLE LOANS ARE INCLUDED IN THE "0 TO 90 DAYS" CATEGORY, AS THEY ARE SUBJECT TO AN INTEREST ADJUSTMENT DEPENDING UPON TERMS OF THE LOANS.
2 THE COMPANY'S OWN HISTORICAL EXPERIENCE AND DECAY FACTORS ARE USED TO ESTIMATE THE MONEY MARKET AND NOW, AND SAVINGS DEPOSIT RUNOFF.


32  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

     Since interest rate sensitivity analysis does not measure the timing differences in the repricing of assets and liabilities, the Company uses a simulation model to quantify the extent of the differences in the behavior of the lending, investing and funding rates, to project impact to future earnings and market values under alternative interest scenarios.

     The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling interest rate scenarios in 100 basis point increments. Net portfolio value is defined as net present value of assets and liabilities. The Company establishes a tolerance level in its policy to define and limit interest income volatility to a change of plus or minus 30% when the hypothetical rate change is plus or minus 200 basis points. When the tolerance level is met or exceeded, the Company then seeks corrective action after considering among other things, market conditions, customer reaction and the estimated impact on profitability. The following table presents the estimated impact of immediate changes in interest rates at the specified levels at December 31, 1998. The results presented may vary if different assumptions are used or if actual experience differs from the assumptions used.


Changes in Interest Rates                             Percentage Change in:
(in basis points)                         Net Interest Income(1)     Net Portfolio Value(2)
-------------------------------------------------------------------------------------------
+200                                              13.62%                 (33.88)%
+100                                               7.35%                 (17.36)%
-100                                              (6.03)%                 15.79%
-200                                             (12.26)%                 30.31%
-------------------------------------------------------------------------------------------

1 THE PERCENTAGE CHANGE REPRESENTS NET INTEREST INCOME FOR 12 MONTHS IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET INTEREST INCOME IN THE VARIOUS RATE SCENARIOS.
2 THE PERCENTAGE CHANGE REPRESENTS NET PORTFOLIO VALUE OF THE COMPANY IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET PORTFOLIO VALUE IN VARIOUS RATE SCENARIOS.

To manage and control its interest rate risk, the Company concentrates its efforts on seeking to increase its yield-cost spread through growth and competitive pricing. The Company is not utilizing hedging instruments currently to maintain and/or augment its spread, as management believes that it is not cost-effective at this time.

     The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1998. For assets, expected maturities, projected repayments and prepayments of principal are based on contractual maturity. For liabilities, the Company uses its historical experience and decay factors to estimate the runoffs of its interest bearing transactional deposits. The Company uses certain assumptions to estimate fair values and expected maturities. The results presented may vary if different assumptions are used or if actual experience differs from the assumptions used.

                                             Average       Expected Maturity Date at December 31, 1998
                                            Interest
 (dollars in thousands)                       Rate         1999         2000         2001        2002
-------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:
Federal funds sold and
 securities purchased under
 agreements to resell                        5.35%    $  17,000  $        --  $        --  $        --
Mortgage-backed securities
 and collateralized mortgage
 obligations                                 6.53%           --        7,748        8,293           97
Investment securities                        5.88%      136,411       76,378       19,549       37,988

Federal Home Loan Bank stock                 5.76%        5,991           --           --           --
Loans
 Commercial                                  7.84%      289,924       11,291       16,473        9,787
 Real estate mortgage                        8.33%       42,242       18,417       23,595       44,025
 Real estate construction                    8.78%       26,065       13,584           --           --
 Installment & others                        8.41%        7,860        3,740        6,397        7,304

INTEREST-SENSITIVE LIABILITIES:
 Other interest bearing deposits             1.46%      104,043       67,134       66,776       39,601
 Time deposits                               4.92%      920,277       19,235        6,194          204
 Securities sold under
  agreement to repurchase                    4.53%       16,436           --           --           --
 Advances from Federal
  Home Loan Bank                             4.84%           --       20,000           --           --

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
 Commitments to extend credit                 N/A       351,961        9,003        4,039        2,000
 Commercial letters of credit                 N/A        29,029           --           --           --
 Standby letters of credit                    N/A         9,855          207           50           --
 Bill of lading guarantee                     N/A        11,517           --           --           --
-------------------------------------------------------------------------------------------------------

                                                          Expected Maturity Date at December 31, 1998
(dollars in thousands)                                    2003   Thereafter      Total    Fair Value
-----------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:

Federal funds sold and securities
 purchased under agreements to resell                $       --    $      --    $  17,000   $   17,000
Mortgage-backed securities
 and collateralized mortgage obligations                  2,621      242,548      261,307      265,207
Investment securities                                    41,747       76,662      388,735      395,508
Federal Home Loan Bank stock                                 --           --        5,991        5,991
Loans
 Commercial                                              14,976       21,567      364,018      369,379
 Real estate mortgage                                    53,297      347,678      529,254      542,143
 Real estate construction                                    --           --       39,649       40,399
 Installment & others                                     3,637           17       28,955       29,465

INTEREST-SENSITIVE LIABILITIES:
 Other interest bearing deposits                         40,199      118,463      436,216      436,285
Time deposits                                               120           88      946,118      950,628
Securities sold under agreement to repurchase                --           --       16,436       16,436
Advances from Federal Home Loan Bank                     10,000           --       30,000       30,000

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
 Commitments to extend credit                                --       22,301      389,304         (336)
 Commercial letters of credit                                --           --       29,029         (174)
 Standby letters of credit                                   --           --       10,112          (87)
 Bill of lading guarantee                                    --           --       11,517          (50)

33  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

YEAR 2000 READINESS DISCLOSURES --
THE COMPANY'S STATE OF READINESS

The "Year 2000" (Y2K) problem is the result of computer programs being written using two digits rather than four to identify a year in the date field. Consequently, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This issue, if not properly addressed, could cause systems to fail or create erroneous results by or at the Year 2000.

     Y2K issues impact both the Company's information technology ("IT") systems, such as its computer hardware and software, and its non-IT systems, such as its utilities, telephones, elevators, automated teller machines, copiers, fax machines, security systems and emergency communications. Y2K issues may also affect the Company's vendors, suppliers and customers.

PROGRESS SCHEDULE

The Company established a Y2K Committee (the "Committee") in 1997, made up of representatives from key sectors of the Company. The Committee is assigned the responsibility of identifying, assessing and designing an action plan to mitigate the risks that the Company may encounter relative to the Y2K problem. The actions undertaken by the Committee to date include formulating and initiating a company-wide program to identify and prioritize all the mission critical systems (defined as systems to be vital to the successful continuance of a core business activity) that may be affected by the Y2K issue; and developing and implementing a comprehensive remediation program to provide that the Company's IT and non-IT systems are Y2K compliant. The progress of the Company's Y2K efforts is discussed below.

     AWARENESS: During the awareness phase, the Company sought to educate its employees and directors about the material Y2K issues facing the Company and its vendors and customers. This phase was completed by December 31, 1997.

     ASSESSMENT: During the assessment phase, the Company inventoried its mission critical IT and non-IT systems, and identified third-party vendors and service providers whose failures to adequately address Y2K issues would likely affect the financial condition or operations of the Company. This phase was completed by June 30, 1998.

     RENOVATION: During the renovation phase, which is being conducted concurrent with the validation and implementation phases discussed below, the Company is implementing hardware and software upgrades of its material IT systems and seeking vendor certifications of Y2K readiness of the Company's material existing systems and upgrades. This phase was substantially completed by December 31, 1998, and is expected to be finished by June 30, 1999.

     VALIDATION: This phase consists of the testing of the Company's IT and non-IT systems, and the testing of third-party vendors and service providers for Y2K readiness. The Company has completed the testing of its core computer systems. Testing of its other mission-critical IT systems is expected to be completed by March 31, 1999.

     The Company has received written assurances from its utilities and telephone suppliers that the non-IT services or systems provided by such suppliers will be Y2K compliant in time for the turn of the century. The Company has also obtained Y2K compliance certifications from its other material non-IT systems providers.

     As a part of the validation phase, the Company also seeks to evaluate its major borrowers' Y2K readiness. Such evaluation began in June 1998, is in its final stage and is expected to be completed by June 30, 1999.

IMPLEMENTATION: This phase began shortly after the validation phase. The Company is progressing through the implementation phase by determining the necessary remedial actions and establishing timelines for alternative actions with respect to third-party vendors, service providers or borrowers who are not yet Y2K compliant. The Company believes its material operations will be Y2K compliant by June 30, 1999.

COSTS TO ADDRESS THE COMPANY'S Y2K ISSUES

The total cost of the Company's plan to address these Y2K issues, including estimates of personnel costs and hardware and software upgrades, is currently estimated to be $750,000. Hardware and software upgrades will be depreciated over their useful lives in accordance with the Company's policy. All other costs, including human resources, system testings, consulting services, training and any other contingency expenses will be expensed as incurred. The Company is funding these costs through operating cash flows, and does not expect such costs to have a material adverse effect on the Company's financial condition or results of operation. The amount expensed as of February 28, 1999 was approximately $450,000.


34  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

THE RISKS TO THE COMPANY OF THE YEAR 2000 ISSUE

The Company relies on its core computer system for its information technology needs, as it supports virtually all of the Company's deposits, loan and accounting processing. A failure of the core computer system to be Y2K compliant could cause substantial disruption to the Company's operations, including the ability to conduct its business, to process transactions and to provide customer services, and could have a material adverse financial impact on the Company.

     Essential third-party services upon which the Company depends, including telecommunications and electrical power, could be interrupted if such third-party servicers are not Y2K compliant. As a result, the Company would be unable to operate normally which could have a material adverse financial impact on the Company.

     Borrowers may be unable to repay their loans and comply with other loan covenants, if their businesses or operations are disrupted. Such failures could impair the credit quality of the Company's loan portfolio and adversely affect the amount and timing of the recognition of the anticipated revenue related to these loans.

     The inability of the Company's correspondent banks, such as the Federal Reserve Bank, to provide currency or related services, could materially impair the Company's liquidity, and therefore, affect the Company's ability to fund loans and meet deposit withdrawals. Liquidity may also be adversely affected if the Company experiences an increase in the outflow of deposits due to depositors who may be concerned about the possibility of computer failure.

     Notwithstanding the Company's effort to address the Y2K problem, 1) the Company's remediation efforts may not effectively address all Y2K issues or achieve complete Y2K compliance; 2) the ultimate time and cost to prepare the Company for Y2K compliance may substantially exceed the Company's current estimates; 3) the systems of borrowers or other companies upon which the Company's operations rely may not be timely converted; and 4) depositors concerned about the possibility of computer failure may seek to withdraw their funds from the Company. In any such event, the Company's financial condition, results of operations and liquidity could be materially and adversely affected.

CONTINGENCY PLAN

As a precautionary measure, the Company has also formed a Y2K contingency team to address key functions of the Company and to determine alternate resources and procedures should the normal business operations fail. The Company cannot, at this time, determine whether the consequences of any Y2K failure will have a material impact on the Company's operations, liquidity or financial condition. The contingency plan covers critical dates in 1999 and 2000. The contingency procedures will be tested and will continue to be revised based upon the test results. The final plan is expected to be in place by June 30, 1999.

FACTORS THAT MAY AFFECT FUTURE RESULTS

THE ALLOWANCE FOR LOAN LOSSES IS AN ESTIMATE OF FUTURE LOAN LOSSES. ACTUAL LOAN LOSSES IN EXCESS OF THE ESTIMATE COULD ADVERSELY AFFECT THE COMPANY'S NET INCOME AND CAPITAL.

The allowance for loan losses is based on management's estimate of the probable future losses from its loan portfolio. If actual losses exceed the estimate, the excess losses could adversely affect the Company's net income and capital. Such excess could also lead to larger allowances for loan losses in future periods, which could in turn adversely affect net income and capital. Management believes that the allowance for loan losses at December 31, 1998, is adequate to cover estimable and probable losses from its loan portfolio as of that date. If economic conditions differ substantially from the assumptions used in the estimate or adverse developments arise with respect to the Company's loans, future losses may occur, and increases in the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance. These agencies may require the Company to establish additional valuation allowances based on their judgement of the information available at the time of their examinations. No assurance can be given that the Company will not sustain loan losses in excess of present or future levels of the allowance for loan losses.

FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS. The interest rate risk inherent in the Company's lending, investing and deposit taking activities is a significant market risk to the Company and its business. Income associated with interest earning assets and costs associated with interest bearing liabilities may not be affected uniformly by fluctuations in interest rates. The magnitude and duration of changes in interest rates, events over which the Company has no control, may have an adverse affect on net interest income. Prepayment and early withdrawal levels, which are also impacted by changes in interest rates, can


35  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

significantly affect the Company's assets and liabilities. Increases in interest rates may adversely affect the ability of the Company's floating rate borrowers to meet their higher payment obligations, which could in turn lead to an increase in non-performing assets and net charge-offs.

     Generally, the interest rates on interest earning assets and interest bearing liabilities of the Company do not change at the same speed, to the same extent, or on the same basis. Even assets and liabilities with similar maturities or periods of repricing may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Certain assets, such as fixed and adjustable rate mortgage loans, have features which limit change in interest rates on a short-term basis and over the life of the asset.

     The Company seeks to minimize the adverse effects of changes in interest rates by structuring the Company's asset-liability composition to obtain the maximum spread. The Company uses interest rate sensitivity analysis and a simulation model to assist it in estimating the optimal asset-liability composition. However, such management tools have inherent limitations that impair their effectiveness. There can be no assurance that the Company will be successful in minimizing the adverse effects of changes in interest rates. See also, "Loan Portfolio Risk Elements" and "Liquidity and Market Risk - Market Risk" above.

INFLATION MAY ADVERSELY AFFECT THE COMPANY'S FINANCIAL PERFORMANCE.

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles. Generally accepted accounting principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operation of the Company is reflected in increased operating costs. Virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

POOR ECONOMIC CONDITIONS IN CALIFORNIA COULD CAUSE THE COMPANY TO INCUR
LOSSES.

The Company's banking operations are concentrated primarily in Southern and Northern California. Adverse economic conditions in California could impair borrowers' ability to service their loans, decrease the level and duration of deposits by customers, and erode the value of loan collateral. These events could increase the amount of the Company's non-performing assets and have an adverse effect on the Company's efforts to collect its non-performing loans or otherwise liquidate its non-performing assets (including other real estate owned) on terms favorable to the Company.

     Real estate securing the Company's lending activity is also principally located in Southern and Northern California. The value of such collateral depends upon conditions in the relevant real estate markets. These include general or local economic conditions and neighborhood characteristics, real estate tax rates, the cost of operating the properties, governmental regulations and fiscal policies, acts of nature including earthquakes and flood (which may result in uninsured losses), and other factors beyond the control of the Company. Although California economic indicators continued to show improvement in 1998, management cannot predict the future economic performance of the region. The current economic crisis in Asia and the unstable economic conditions in Latin America may also negatively impact economic conditions in California, which could adversely affect the Company's business and results of operations.

THE RISKS INHERENT IN CONSTRUCTION LENDING MAY ADVERSELY AFFECT THE COMPANY'S NET INCOME.

The risks inherent in construction lending may adversely affect the Company's net income. Such risks include, among other things, the possibility that contractors may fail to complete, or complete on a timely basis, construction of the relevant properties; substantial cost overruns in excess of original estimates and financing; market deterioration during construction; and lack of permanent take-out financing. Loan secured by such properties also involve additional risk because such properties have no operating history. In these loans, loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion of construction, and the operating cash flow to be generated by the completed project. There is no assurance that such properties will be sold or leased so as to generate the cash flow anticipated by the borrower. Such consideration can affect the borrowers' ability to repay their obligations to the Company and the value of the Company's security interest in collateral.


36  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

THE COMPANY'S USE OF APPRAISALS IN DECIDING WHETHER TO MAKE A LOAN ON OR SECURED BY REAL PROPERTY DOES NOT INSURE THE VALUE OF THE REAL PROPERTY COLLATERAL.

The Company, in considering whether to make a loan on or secured by real property, generally requires an appraisal of such property. However, the appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, the Company may not realize an amount equal to the indebtedness secured by the property.

THE COMPANY FACES SUBSTANTIAL COMPETITION FROM LARGER COMPETITORS.

The Company faces substantial competition for deposits and loans throughout its market area from the major banks and financial institutions that dominate the commercial banking industry. This may cause the Company's cost of funds to exceed that of its competitors. It may also result in the Company making less desirable loans. Such banks and financial institutions have greater resources than the Company, including the ability to finance advertising campaigns and allocate their investment assets to regions of higher yield and demand. By virtue of their larger capital bases, such institutions have substantially greater lending limits than the Company and perform certain functions, including trust services, which are not presently offered by the Company. The Company also competes for loans and deposits with savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions.

ADVERSE EFFECTS OF BANKING REGULATIONS OR CHANGES IN BANKING REGULATIONS COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS.

The Company is governed by significant federal and state regulation and supervision, which is primarily for the benefit and protection of the Company's customers and not for the benefit of its stockholders. In the past, the Company's business has been materially affected by such regulation and supervision. This trend is likely to continue in the future. Laws, regulations or policies currently affecting the Company may change at any time. Regulatory authorities may also change their interpretation of existing laws and regulations. Such changes may, among other things, increase the cost of doing business, limit permissible activities or affect the competitive balance between banks and other financial institutions. It is impossible to predict the competitive impact that any such changes would have on commercial banking in general or on the business of the Company in particular.

POOR ECONOMIC CONDITIONS IN ASIA COULD CAUSE THE COMPANY TO INCUR LOSSES.

Continuing or worsening adverse economic conditions in Asia could increase the Company's exposure to economic and transfer risk, and could result in an outflow of deposits by the Company's Asian-American customers. Transfer risk may result when an entity is unable to obtain the foreign exchange needed to meet its obligations or to provide liquidity. This may adversely impact the recoverability of investments with or loans made to such entities. Adverse economic conditions may also continue to negatively impact asset values and the profitability and liquidity of companies operating in this region. Management does not believe that the Company will be directly affected by such transfer risk, as a majority of its trade finance customers are importers. Based on its current customer profiles, the Company also does not anticipate significant deposit outflows. However, no assurance can be given that the Company's past experience will continue, especially if conditions in Asia or other parts of the world continue to worsen.

THE Y2K PROBLEM COULD DISRUPT THE COMPANY'S BUSINESS.

The Y2K problem results from an inability of certain computer systems to accurately recognize dates on and after the year 2000. The Y2K problem could disrupt the Company's business if the Company fails to achieve Y2K readiness or if the Company's vendors or customers fail to achieve Y2K readiness. See "Year 2000 Readiness Disclosures - The Company's State of Readiness" above.

STATUTORY RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS FROM THE BANK MAY ADVERSELY IMPACT THE COMPANY.

A substantial portion of the Company's cash flow comes from dividends that the Bank pays to it. Various statutory provisions restrict the amount of dividends that the Bank can pay without regulatory approval. In addition, if the Bank were to liquidate, the Bank's creditors would be entitled to receive distributions from the assets of the Bank to satisfy their claims against the Bank before the Company, as a holder of an equity interest in the Bank, would be entitled to receive any of the assets of the Bank.


37  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                     As of December 31,
                                                                                  1998               1997
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                    $    64,655,921    $     57,727,974
Federal funds sold and securities purchased under agreements to resell          17,000,000          67,000,000
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                       81,655,921         124,727,974
Securities available-for-sale (amortized cost of
   $237,877,049 in 1998 and $215,465,568 in 1997)                              239,927,818         216,157,845
Securities held-to-maturity (estimated fair value of
   $426,778,000 in 1998 and $356,187,000 in 1997)                              418,156,587         350,336,415
Loans (net of allowance for loan losses of
   $15,970,034 in 1998 and $15,379,408 in 1997)                                961,875,850         846,151,425
Other real estate owned, net                                                    10,454,005          13,269,382
Investments in real estate, net                                                  1,457,051           1,653,722
Premises and equipment, net                                                     25,826,808          25,201,883
Customers' liability on acceptance                                              10,847,075          10,295,812
Accrued interest receivable                                                     11,995,728          12,246,270
Goodwill                                                                         8,589,702           9,529,827
Other assets                                                                    10,111,791          12,891,013
--------------------------------------------------------------------------------------------------------------
Total assets                                                               $ 1,780,898,336    $  1,622,461,568
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Non-interest bearing demand deposits                                    $   178,067,712    $    175,875,463
   Interest bearing accounts
     NOW accounts                                                              114,981,640         111,652,490
     Money market deposits                                                     113,868,789          94,708,279
     Savings deposits                                                          207,365,550         210,290,931
     Time deposits under $100,000                                              326,967,670         307,503,579
     Time deposits of $100,000 or more                                         619,150,214         549,090,061
--------------------------------------------------------------------------------------------------------------
   Total deposits                                                            1,560,401,575       1,449,120,803
--------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase                                  16,436,039          23,418,942
Advances from Federal Home Loan Bank                                            30,000,000                  --
Acceptances outstanding                                                         10,847,075          10,295,812
Other liabilities                                                                6,561,428           3,749,470
--------------------------------------------------------------------------------------------------------------
   Total liabilities                                                         1,624,246,117       1,486,585,027
--------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity
   Preferred stock, $.01 par value; 10,000,000 shares
     authorized, none issued                                                            --                  --
   Common stock, $.01 par value; 25,000,000 shares
     authorized, 8,988,760 and 8,941,743 shares
     issued and outstanding in 1998 and 1997, respectively                          89,888              89,417
   Additional paid-in-capital                                                   62,919,694          61,270,739
   Accumulated other comprehensive income                                        1,188,502             369,922
   Retained earnings                                                            92,454,135          74,146,463
--------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                  156,652,219         135,876,541
--------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                              $ 1,780,898,336    $  1,622,461,568
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


39  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                                                Year ended December 31,
                                                                                      1998                1997                1996
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest on loans                                                       $    82,865,886    $     74,015,063  $       55,887,756
   Interest on securities available-for-sale                                    13,493,891          17,700,422          17,146,782
   Interest on securities held-to-maturity                                      22,966,538          17,831,320          11,578,557
   Interest on Federal funds sold and securities
     purchased under agreements to resell                                        3,949,645           2,415,226           1,482,592
   Interest on deposits with banks                                                  32,805              16,402               3,289
----------------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                       123,308,765         111,978,433          86,098,976
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Time deposits of $100,000 or more                                            30,690,733          26,633,484          22,576,698
   Other deposits                                                               23,315,890          23,738,144          16,474,889
   Other borrowed funds                                                          3,218,319             502,413             157,829
----------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                       57,224,942          50,874,041          39,209,416
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income before provision for loan losses                         66,083,823          61,104,392          46,889,560
   Provision for loan losses                                                     3,600,000           3,600,000           3,600,000
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                          62,483,823          57,504,392          43,289,560
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
   Securities Gains                                                                 43,048              40,913              21,862
   Letter of credit commissions                                                  1,944,259           1,502,961           1,508,407
   Service charges                                                               3,914,599           3,490,801           2,942,170
   Other operating income                                                        2,233,773           1,739,847           1,386,589
----------------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                                                     8,135,679           6,774,522           5,859,028
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
   Salaries and employee benefits                                               18,024,104          17,008,737          13,996,253
   Occupancy expense                                                             2,546,172           2,931,290           2,320,718
   Computer and equipment expense                                                2,411,572           2,364,675           2,001,985
   Professional services expense                                                 3,233,988           3,059,906           3,153,993
   FDIC and State assessments                                                      393,309             356,537             454,850
   Marketing expense                                                             1,027,729           1,200,198           1,163,455
   Real estate operations, net                                                  (1,125,105)            503,104           1,728,382
   Other operating expense                                                       3,553,189           3,503,788           3,193,619
----------------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                                                   30,064,958          30,928,235          28,013,255
----------------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                                40,554,544          33,350,679          21,135,333
----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                              15,975,661          13,242,941           7,819,382
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                      24,578,883          20,107,738          13,315,951
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:
   Unrealized holding loss (gain) arising during the year                          810,412           1,174,644          (2,507,793)
      Less: reclassification adjustment for realized
         gain (loss) on securities included in net income                           (8,168)           (254,625)            (45,119)
----------------------------------------------------------------------------------------------------------------------------------
   Total other comprehensive income, net of tax                                    818,580           1,429,269          (2,462,674)
----------------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income                                           $    25,397,463    $     21,537,007  $       10,853,277
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Net income per common share
   Basic                                                                   $          2.74    $           2.26  $             1.66
   Diluted                                                                 $          2.74    $           2.26  $             1.66
----------------------------------------------------------------------------------------------------------------------------------
Basic average common shares outstanding                                          8,967,188           8,915,936           8,017,398
Diluted average common shares outstanding                                        8,968,393           8,915,936           8,017,398
----------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


40  CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                    Common Stock                   Accumulated
                                                                    Additional           Other                          Total
For the years ended December 31,             Number                   Paid-in-   Comprehensive      Retained    Stockholders'
1998, 1997 and 1996                        of Shares    Amount         Capital          Income      Earnings           Equity
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995               7,867,164   $ 78,672   $ 42,013,687   $  1,403,327    $ 51,033,127    $ 94,528,813
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Issuances of common stock --
   Dividend Reinvestment Plan                105,245      1,052      1,693,718             --              --       1,694,770
Issuance of stock for
   the acquisition of First
   Public Savings Bank, F.S.B.               905,735      9,057     16,104,535             --              --      16,113,592
Cash dividends of $.60 per share                  --         --             --             --      (4,744,447)     (4,744,447)
Change in unrealized holding
   gain (loss) on securities
   available-for-sale, net of tax                 --         --             --     (2,462,674)             --      (2,462,674)
Net income                                        --         --             --             --      13,315,951      13,315,951
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996               8,878,144     88,781     59,811,940     (1,059,347)     59,604,631     118,446,005
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Issuances of common stock --
   Dividend Reinvestment Plan                 63,599        636      1,458,799             --             --        1,459,435
Cash dividends of $.625 per share                 --         --             --             --      (5,565,906)     (5,565,906)
Change in unrealized holding
   gain (loss) on securities
   available-for-sale, net of tax                 --         --             --      1,429,269             --        1,429,269
Net income                                        --         --             --             --      20,107,738      20,107,738
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997               8,941,743   $ 89,417   $ 61,270,739    $   369,922   $  74,146,463   $ 135,876,541
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Issuances of common stock --
   Dividend Reinvestment Plan                 47,017        471      1,648,955             --               --      1,649,426
Cash dividends of $.70 per share                  --         --             --             --      (6,271,211)     (6,271,211)
Change in unrealized holding
   gain (loss) on securities
   available-for-sale, net of tax                 --         --             --        818,580               --        818,580
Net income                                        --         --             --             --       24,578,883     24,578,883
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998               8,988,760   $ 89,888   $ 62,919,694   $  1,188,502  $    92,454,135  $ 156,652,219
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


41 CATHAY BANCORP INC. AND SUBSIDIARIES  1998 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                   Year ended December 31,
                                                                               1998              1997              1996
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                          $    24,578,883   $    20,107,738     $   13,315,951
Adjustments to reconcile net income to net cash
   provided by operating activities:
       Provision for loan losses                                          3,600,000         3,600,000          3,600,000
       Provision for losses on other real estate owned                      195,560           475,796          1,501,268
       Benefit for deferred taxes                                           (10,460)         (493,366)          (503,186)
       Depreciation                                                       1,241,354         1,335,400          1,336,363
       Net gain on sale of other real estate owned                         (999,145)         (173,961)           (85,313)
       Gain on sale of investments in real estate                                --          (222,310)                --
       Gain (loss) on disposal of premises and equipment                     (2,225)           (1,650)             1,595
       Net gain on sales and calls of securities                            (43,048)          (40,913)           (21,862)
       Amortization and accretion of investment security
          premiums, net                                                     285,705            63,310            734,931
       Amortization of goodwill                                             940,125           684,579             83,172
       Increase (decrease) in deferred loan fees, net                      (154,858)           43,208            247,476
       (Increase) decrease in accrued interest receivable                   250,542         2,761,184         (1,107,418)
       (Increase) decrease in other assets, net                           3,443,262        (2,436,773)        19,583,814
       Increase (decrease) in other liabilities                           2,158,378          (741,066)        (3,130,696)
------------------------------------------------------------------------------------------------------------------------
          Total adjustments                                              10,905,190         4,853,438         22,240,144
------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                      35,484,073        24,961,176         35,556,095
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities available-for-sale                 (1,025,244,049)     (217,418,506)       (90,261,346)
Proceeds from maturity and call of investment securities
   available-for-sale                                                 1,006,489,646       300,394,371         58,609,947
Proceeds from sale of investment securities available-for-sale            6,429,518        92,705,983            989,297
Purchase of mortgage-backed securities available-for-sale               (34,968,026)      (12,442,974)       (18,874,200)
Proceeds from repayments and sale of mortgage-backed
   securities available-for-sale                                         25,492,037         6,799,700         24,213,775
Purchase of investment securities held-to-maturity                      (82,268,138)      (15,345,814)       (24,796,858)
Proceeds from maturity and call of investment securities
   held-to-maturity                                                      12,024,824        41,931,722         26,365,854
Purchase of mortgage-backed securities held-to-maturity                 (73,786,854)     (186,620,681)       (65,925,846)
Proceeds from repayment of mortgage-backed securities
   held-to-maturity                                                      74,816,820        19,211,765          3,105,726
Proceeds from sale of loans                                                      --         4,827,657                 --
Purchase of loans                                                        (6,782,068)         (975,045)                --
Net increase in loans                                                  (113,238,614)     (108,326,821)       (68,372,708)
Purchase of premises and equipment                                       (1,866,279)         (765,981)          (530,193)
Proceeds from sale of equipment                                               2,225             1,650              7,278
Proceeds from sale of other real estate owned                             4,470,077         4,346,484          5,283,597
Proceeds from sale of investments in real estate                                 --         2,292,468                 --
Net decrease in investments in real estate                                  196,671           263,344            317,131
Payment for purchase of FPSB                                                     --                --         (1,906,354)
------------------------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                        (208,232,210)      (69,120,678)      (151,774,900)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts,
   money market and savings deposits                                     21,756,528        19,083,188         25,763,682
Net increase in time deposits                                            89,524,244        65,297,906        103,873,201
Net increase (decrease) in securities sold under agreements
   to repurchase                                                         (6,982,903)       13,418,942          8,500,000
Increase in borrowing from Federal Home Loan Bank                        30,000,000                --                 --
Cash dividends                                                           (6,271,211)       (5,565,906)        (4,744,447)
Proceeds from shares issued to Dividend Reinvestment Plan                 1,649,426         1,459,435          1,694,770
------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                        129,676,084        93,693,565        135,087,206
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                        (43,072,053)       49,534,063         18,868,401
Cash and cash equivalents, beginning of the year                        124,727,974        75,193,911         56,325,510
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of the year                           $   81,655,921    $  124,727,974     $   75,193,911
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information
   Cash paid during the year for:
       Interest                                                      $   57,231,606    $   50,183,513     $   39,123,990
       Income taxes                                                  $   15,413,002    $   13,736,000     $    5,540,000
   Non-cash investing activities:
       Transfer to securities available-for-sale
           within 90 days of maturity                                $    1,339,932    $      629,894     $   30,362,405
       Transfer to securities held-to-maturity                       $           --    $           --     $    3,733,023
       Net change in unrealized holding gain (loss) on securities
           available-for-sale, net of tax                            $      818,580    $    1,429,269     $   (2,462,674)
       Transfers to other real estate owned                          $    4,333,865    $    6,012,016     $   13,329,482
       Loans to facilitate the sale of other real estate owned       $    3,482,750    $    6,948,500     $    3,524,000
------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


42  CATHAY BANCORP INC. AND SUBSIDIARIES  1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of Cathay Bancorp, Inc. ("Bancorp"), a Delaware corporation and its wholly-owned subsidiary, Cathay Bank ("Bank"), a California state-chartered bank (together, the "Company"). All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements of the Company are prepared in conformity with generally accepted accounting principles and general practices within the banking industry. Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates. The most significant estimate subject to change relates to the allowance for loan losses. Certain reclassifications have been made to the prior years' financial statements to conform with the 1998 presentation. The following are descriptions of the more significant of these policies.

ORGANIZATION AND BACKGROUND The business activities of Bancorp consist solely of the operations of the Bank and its wholly-owned subsidiary, Cathay Investment Company ("CIC"). There are no operating business activities currently at Bancorp. Bancorp may, from time to time, explore various acquisition possibilities. Bancorp currently does not employ any persons other than its management, which includes the President and the Chief Financial Officer, and does not own or lease any real or personal property. Bancorp uses the employees, premises, equipment and furniture of the Bank without the payment of any service or rental fees to the Bank. It is expected that for the near future the primary business of the Bancorp will be the ongoing business of the Bank.

     The Bank is a commercial bank, servicing primarily the individuals, professionals and small to medium-sized businesses in the local markets in which its branches are located. Its operations include the acceptance of checking, savings, and time deposits, and the making of commercial, real estate and consumer loans. The Bank also offers trade financing, letter of credit, wire transfer, spot and forward contracts, and other customary banking services to its customers.

SECURITIES Securities are classified as held-to-maturity when management has the ability and intent to hold these securities until maturity. Securities are classified as available-for-sale when management intends to hold the securities for an indefinite period of time, or when the securities may be utilized for tactical asset/liability purposes, and may be sold from time to time to manage interest rate exposure and resultant prepayment risk and liquidity needs. Securities purchased are designated as held-to-maturity or available-for-sale at the time of acquisition.

     Securities held-to-maturity are stated at cost, adjusted for the amortization of premiums and the accretion of discounts on a level-yield basis. The carrying value of these assets is not adjusted for temporary declines in fair value since the Company has the positive intent and ability to hold them to maturity. Securities available-for-sale are carried at fair value, and any unrealized holding gains or losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax, in accumulated other comprehensive income until realized. Realized gains or losses are determined on the specific identification method. Premium and discounts are amortized or accreted as adjustment of yield on a level-yield basis.

     The cost basis of an individual security is written down, if the decline in its fair value below the amortized cost basis is other than temporary. The write-down is accounted for as a realized loss, and is included in earnings. The new cost basis is not changed for subsequent recoveries in fair value.

INTEREST INCOME ON LOANS Loans are carried at amounts advanced, less principal payments collected and net deferred loan fees. Interest is accrued and earned daily on an actual or 360-day basis. Interest accruals on business loans and non-residential real estate loans are generally discontinued whenever the payment of interest or principal is 90 days or more past due. Such loans are placed on nonaccrual status, unless the loan is well secured, and there is a high probability of recovery in full, as determined by management. When loans are placed on a nonaccrual status, previously accrued but unpaid interest is reversed and charged against current period income, and interest is subsequently recognized only to the extent cash is received. Interest collected on nonaccrual loans is applied to the outstanding principal balance unless the loan is returned to accrual status. In order to be returned to accrual status, all past due


43 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT payments must be received and the loan must be paying in accordance with its payment terms. Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment. If a loan is placed on nonaccrual status, the amortization of the loan fees and the accretion of discounts discontinue until such time when the loan is reverted back to accruing status.

ALLOWANCE FOR LOAN LOSSES Management believes the allowance for loan losses is being maintained at a level considered adequate to provide for estimable and probable losses. Additions to the allowance for loan losses are made monthly by charges to operating expense in the form of a provision for loan losses. All loans judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance.

     Management monitors changing economic conditions, the loan mix by category, the industry segregation and geographic distribution of the portfolio and the type of borrowers in determining the adequacy of the allowance for loan losses. Management also closely reviews its past, present and expected overall net loan losses in comparison to the existing level of the allowance. In addition, the Bank's regulators, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additions to its allowance for loan losses based on their judgements of the information available to them at the time of their examination.

IMPAIRED LOANS A loan is considered impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e. both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment in the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for loan losses. The Bank stratifies its loan portfolio by size and treats smaller performing loans with an outstanding balance less than the Bank's defined criteria as a homogenous portfolio. For loans with a balance in excess of $750,000, the Bank conducts a periodic review of each loan in order to test for impairment. The Bank recognizes interest income on impaired loans based on its existing method of recognizing interest income on nonaccrual loans.

LETTER OF CREDIT FEES Issuance and commitment fees received for the issuance of commercial or standby letters of credit are recognized over the term of the instruments.

PREMISES AND EQUIPMENT Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method based on the following estimated useful lives of the assets:

Type                                                                           Estimated Useful Life
----------------------------------------------------------------------------------------------------
Buildings                                                                             15 to 45 years
Building improvements                                                                  5 to 20 years
Furniture, fixtures and equipment                                                      3 to 25 years
Leasehold improvements                    Over the shorter of useful lives or the terms of the lease
----------------------------------------------------------------------------------------------------

Improvements are capitalized and amortized to occupancy expense over the shorter of the estimated useful life of the improvement or the term of the lease.

OTHER REAL ESTATE OWNED Real estate acquired in the settlement of loans is carried at the estimated fair value, less estimated costs to sell. Specific valuation allowances on other real estate owned are recorded through charges to operations to recognize declines in fair value subsequent to foreclosure.

INVESTMENTS IN REAL ESTATE Real estate acquired for sale or development is stated at the lower of cost or net realizable value. Costs directly related to the development or the improvement of real estate are capitalized. Gains on sales are recognized when certain criteria relating to the buyer's initial and continuing investment in the property are met.


44 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

GOODWILL Goodwill, which represents the excess of purchase price over fair value of net assets acquired and the related acquisition costs are amortized on a straight-line basis over the expected periods to be benefited (generally 15 years). The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

INCOME TAXES The provision for income taxes is based on income reported for financial statement purposes and differs from the amount of taxes currently payable, since certain income and expense items are reported for financial statement purposes in different periods than those for tax reporting purposes.

     The Company accounts for income taxes using the asset and liability approach, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is established for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is established, when necessary, to reduce the deferred tax assets to the amount that is more likely than not to be realized.

FOREIGN EXCHANGE OPERATIONS The Company engages in foreign exchange transactions on behalf of its customers. Stated trading limits are maintained and monitored to ensure efficient operations. The majority of all transactions are settled on a cash and carry basis to minimize settlement risk to the Company. The Company requires cash collateral or an approved line of credit on all forward transactions.

COMPREHENSIVE INCOME On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements and to disclose as a part of stockholders' equity "accumulated other comprehensive income." Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income generally includes net income, foreign items, minimum pension liability adjustments, and unrealized gains and losses on investments in securities available-for-sale. The Company reports and displays comprehensive income and its components in its consolidated statements of income and comprehensive income. All periods presented have been restated to reflect the new disclosure standard. The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

NET INCOME PER COMMON SHARE Earnings per share (EPS) are computed on a basic and diluted basis. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the Company. All periods presented have been restated to reflect the new disclosures.

STOCK BASED COMPENSATION The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the intrinsic value method, to account for stock based compensation. In accordance with Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company includes pro forma disclosures reflecting the impact of the fair value method on net income and income per share as if SFAS No. 123 had been adopted for purposes of preparing its basic financial statements for stock options granted.


45 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

STATEMENT OF CASH FLOWS Cash and cash equivalents include short-term, highly liquid investments that generally have an original maturity of three months or less.

SEGMENTS INFORMATION AND DISCLOSURES On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards to report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statement for periods beginning after December 15, 1997, with comparative information for earlier years to be restated. The Company concluded it is in one segment-banking. Accordingly, the adoption of SFAS No. 131 did not have material effect on the consolidated financial statements or disclosures.

RECENT ACCOUNTING PRONOUNCEMENTS In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 amends FASB Statement No. 52, "Foreign Currency Translation," to permit special accounting for a hedge of a foreign currency forecasted transaction with a derivative. It supersedes FASB Statements No. 80, "Accounting for Future Contracts," No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It also amends FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," the disclosure provisions about concentrations of credit risk from Statement No. 105.

     SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivative) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The impact of implementing SFAS No. 133 is not expected to be material to the Company's results of operations or financial condition.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-backed Securities Retained after the securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," SFAS No. 134 amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investment. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. The impact on the Company of adopting SFAS No. 134 is not expected to be material to its results of operations or financial condition.

2 - ACQUISITION

On November 18, 1996, the Bank acquired all the outstanding stock of First Public Savings Bank, F.S.B. ("FPSB") for $31.6 million ($15.5 million in cash and $16.1 million in Bancorp's stock) in a transaction that has been accounted for as a purchase. Immediately prior to the close, FPSB had total assets, loans, securities, cash, other assets and deposits of $276 million, $144 million, $94 million, $14 million, $24 million, and $251 million, respectively. Immediately upon acquisition FPSB was merged into the Bank. As a result of the adjustment of FPSB's assets and liabilities to fair value immediately prior to closing of the merger, the Company recorded goodwill of approximately $10 million.


46 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

     The following table presents an unaudited pro forma combined summary of operations of the Company and FPSB for the year ended December 31, 1996. The unaudited pro forma combined summary of operations is presented as if the merger had been effective January 1, 1996. This information combines the historical results of the Company and FPSB after giving effect to amortization of purchase accounting adjustments. The unaudited pro forma combined summary of operations is based on the Company's historical results and those of FPSB. These pro forma statements are intended for informational purposes only and are not necessarily indicative of the future results of the Company or of the results of the Company that would have occurred had the acquisition been in effect for the full years presented.

                                                  Year ended December 31, 1996
(dollars in thousands, except per share data)                      (Unaudited)
------------------------------------------------------------------------------
Interest income                                                       $104,921
Interest expense                                                        48,064
------------------------------------------------------------------------------
Net interest income before provision for loan losses                    56,857
Provision for loan losses                                                3,789
------------------------------------------------------------------------------
Net interest income after provision for loan losses                     53,068
Non-interest income                                                      6,090
Non-interest expense                                                    34,241
------------------------------------------------------------------------------
Income before income tax expense                                        24,917
Income tax expense                                                       9,986
------------------------------------------------------------------------------
Net income                                                            $ 14,931
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Basic and diluted net income per common share                         $   1.67
------------------------------------------------------------------------------
------------------------------------------------------------------------------

The unaudited pro forma combined basic net income per common share were calculated based on the pro forma combined net income and the actual average common shares assumed to be outstanding during the years presented.

3 - CASH AND CASH EQUIVALENTS

The Company is required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserve balances required for 1998 and 1997 were $11,130,000 and $14,060,000, respectively.

     Securities purchased under agreements to resell are collateralized by Collateralized Mortgage Obligations securities at December 31, 1998 and 1997. These agreements generally mature in one business day. The counterparties to these agreements are nationally recognized investment banking firms that meet credit requirements of the Company and with whom a master repurchase agreement has been duly executed. The following table sets forth information with respect to securities purchased under resale agreements.

                                                           1998           1997
------------------------------------------------------------------------------
Balance, December 31                               $ 17,000,000    $67,000,000
Weighted average interest rate, December 31               5.35%          7.06%
Average amount outstanding during the year         $ 69,915,475    $42,260,112
Weighted average interest rate for the year               5.65%          5.72%
Maximum amount outstanding at any month end        $105,000,000    $88,475,516
------------------------------------------------------------------------------

For those securities obtained under the resale agreements, the collateral is either held by a third party custodian or by the counterparty and segregated under written agreements that recognize the Company's interest in the securities. Interest income associated with securities purchased under resale agreements totaled $4.0 million, $2.4 million and $1.5 million, respectively, for 1998, 1997 and 1996.


47 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

4 - SECURITIES

SECURITIES AVAILABLE-FOR-SALE The following table reflects the amortized cost, gross unrealized gains, gross unrealized losses and fair values of securities available-for-sale as of December 31, 1998 and 1997:



                                                                      Gross          Gross
                                                   Amortized     Unrealized     Unrealized           Fair
1998                                                    Cost          Gains         Losses          Value
---------------------------------------------------------------------------------------------------------
U.S. Treasury securities                        $  2,004,345     $    9,255       $     --   $  2,013,600
U.S. government agencies                         102,523,865        495,624             --    103,019,489
State and municipal securities                    21,974,147        342,989             --     22,317,136
Mortgage-backed securities                        17,682,988        587,769          5,165     18,265,592
Collateralized mortgage obligations               14,071,085         88,282             --     14,159,367
Asset-backed securities                            8,264,563          7,914         52,503      8,219,974
Federal Home Loan Bank stock                       5,991,300             --             --      5,991,300
Commercial paper                                  29,949,840             --          4,840     29,945,000
Corporate bonds                                   35,414,916        630,415         48,971     35,996,360
---------------------------------------------------------------------------------------------------------
Total                                           $237,877,049     $2,162,248       $111,479   $239,927,818
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                      Gross          Gross
                                                   Amortized     Unrealized     Unrealized           Fair
1997                                                    Cost          Gains         Losses          Value
---------------------------------------------------------------------------------------------------------
U.S. Treasury securities                        $ 38,020,254     $   11,152       $ 60,146   $ 37,971,260
U.S. government agencies                         113,254,847         97,099         46,386    113,305,560
Mortgage-backed securities                        22,304,922        680,211          3,129     22,982,004
Collateralized Mortgage Obligations                6,383,688          4,782          2,542      6,385,928
Asset-backed securities                           19,878,290         11,303             --     19,889,593
Federal Home Loan Bank stock                       5,652,900             --             --      5,652,900
Commercial paper                                   9,970,667             --             67      9,970,600
---------------------------------------------------------------------------------------------------------
Total                                           $215,465,568     $  804,547       $112,270   $216,157,845
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

The amortized cost and fair value of securities available-for-sale except for mortgage-backed securities and collateralized mortgage obligations at December 31, 1998, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                               Amortized             Fair
1997                                                                                Cost             Value
---------------------------------------------------------------------------------------------------------
Due in one year or less(1)                                                  $140,416,052     $140,628,389
Due after one year through five years                                         59,092,747       59,707,274
Due after five years through ten years                                         6,614,177        7,167,196
Mortgage-backed securities and collateralized mortgage obligations            31,754,073       32,424,959
---------------------------------------------------------------------------------------------------------
Total                                                                       $237,877,049     $239,927,818
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) EQUITY SECURITIES ARE REPORTED IN THIS CATEGORY.


Proceeds from sales and repayments of securities available-for-sale during 1998 and 1997 were $31,921,555 and $99,505,683, respectively. Proceeds from maturities and calls of securities available-for-sale during 1998 and 1997 were $1,006,489,646 and $300,394,371, respectively. Gross realized gains of $58,780 and $303,504 were realized for 1998 and 1997, respectively. No gains were realized in 1996. Gross realized losses of $18,561 and $268,255 were realized for 1998 and 1997, respectively. No losses were realized for 1996.


48 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

SECURITIES HELD-TO-MATURITY The carrying value, gross unrealized gains, gross unrealized losses and estimated fair values of securities held-to-maturity are as follows at December 31, 1998 and 1997:

                                                                      Gross          Gross      Estimated
                                                    Carrying     Unrealized     Unrealized           Fair
1998                                                   Value          Gains         Losses          Value
---------------------------------------------------------------------------------------------------------
U.S. Treasury securities                        $ 26,026,308     $  577,692       $     --   $ 26,604,000
U.S. government agencies                          54,426,068        818,932             --     55,245,000
State and municipal securities                    61,494,654      3,144,484         32,138     64,607,000
Mortgage-backed securities                       146,018,736      2,351,559        317,295    148,053,000
Collateralized Mortgage Obligations               83,534,779      1,200,181          5,960     84,729,000
Corporate bonds                                   46,656,042        883,958             --     47,540,000
---------------------------------------------------------------------------------------------------------
Total                                           $418,156,587     $8,976,806       $355,393   $426,778,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

                                                                      Gross          Gross      Estimated
                                                    Carrying     Unrealized     Unrealized           Fair
1997                                                   Value          Gains         Losses          Value
---------------------------------------------------------------------------------------------------------
U.S. Treasury securities                        $ 26,054,385     $  353,615     $       --   $ 26,408,000
U.S. government agencies                          39,373,671        291,329             --     39,665,000
State and municipal securities                    44,496,557      2,264,443             --     46,761,000
Mortgage-backed securities                       140,338,342      1,539,166         28,508    141,849,000
Collateralized Mortgage Obligations               90,234,450      1,223,161          6,611     91,451,000
Asset-backed securities                              922,754             --          6,754        916,000
Corporate bonds                                    8,916,256        220,744             --      9,137,000
---------------------------------------------------------------------------------------------------------
Total                                           $350,336,415     $5,892,458       $ 41,873   $356,187,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

The carrying value and estimated fair value of securities held-to-maturity, except for mortgage-backed securities and collateralized mortgage obligations, at December 31, 1998, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                                                Estimated
                                                                              Carrying               Fair
                                                                                 Value              Value
---------------------------------------------------------------------------------------------------------
Due in one year or less                                                   $  1,986,304       $  2,009,000
Due after one year through five years                                      116,569,468        118,974,000
Due after five years through ten years                                      41,455,234         43,485,000
Due after ten years                                                         28,592,066         29,528,000
Mortgage-backed securities and collateralized mortgage obligations         229,553,515        232,782,000
---------------------------------------------------------------------------------------------------------
Total                                                                     $418,156,587       $426,778,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

Proceeds from the maturity and call of securities held-to-maturity during 1998 and 1997 were $12,024,824 and $41,931,722, respectively. Gross realized gains of $2,829, $5,664 and $21,862 were realized for 1998, 1997 and 1996, respectively. No losses were realized for 1998, 1997 and 1996.

     Securities having a carrying value of $46,806,222 and $24,606,816 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits, treasury tax and loan, securities sold under agreements to repurchase and a line of credit with the Federal Home Loan Bank.


49 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

5 - LOANS

Most of the Company's business activity is with customers located in the predominantly Asian areas of Southern and Northern California. The Company has no specific industry concentration, and generally its loans are collateralized with real property or other pledged collateral of the borrowers. Loans are generally expected to be paid-off from the operating profits of the borrowers, refinancing by another lender or through sale by the borrowers of the secured collateral. The components of loans in the consolidated statements of condition as of December 31, 1998 and 1997 were as follows:

                                                   1998                1997
---------------------------------------------------------------------------
Commercial loans                           $370,539,071        $338,285,520
Residential mortgage loans                  163,756,611         137,003,972
Commercial mortgage loans                   356,607,886         303,725,974
Equity lines                                 20,401,541          17,687,751
Real estate construction loans               40,738,133          41,735,722
Installment loans                            29,164,465          26,610,915
Other loans                                     269,493             267,153
---------------------------------------------------------------------------
                                            981,477,200         865,317,007
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Less
Unamortized deferred loan fees                3,631,316           3,786,174
Allowance for loan losses                    15,970,034          15,379,408
---------------------------------------------------------------------------
Total                                      $961,875,850        $846,151,425
---------------------------------------------------------------------------
---------------------------------------------------------------------------

The Company previously sold participations in certain residential mortgage loans to buyers in the secondary market. These participations covered substantially all of the loan balances and were sold without recourse. No such sales have been made since 1993. As of December 31, 1998, the Company had $9,937,316 of these loans in its servicing portfolio. There were no loans held for sale as of December 31, 1998 and 1997. Approximately $87,324,000 and $3,425,000 residential mortgage loans were pledged to secure a line of credit with the Federal Home Loan Bank as of December 31, 1998 and December 31, 1997, respectively.

     An analysis of the activity in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                       1998                1997                1996
-------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                      $15,379,408         $13,528,568         $12,742,427
Allowance acquired from merger                                           --                  --           1,644,171
Loans charged-off                                               (3,518,890)         (2,138,803)         (5,388,389)
Recoveries on loans previously charged-off                          509,516             389,643             930,359
Provision for loan losses                                         3,600,000           3,600,000           3,600,000
-------------------------------------------------------------------------------------------------------------------
Balance, end of year                                            $15,970,034         $15,379,408         $13,528,568
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

At December 31, 1998 and 1997, the Company had identified impaired loans with a recorded investment of approximately $21,949,000 and $21,906,000, respectively. For the year 1998 and 1997, the average balances of impaired loans were $21,713,000 and $23,171,000, and interest collected on impaired loans totaled $2,080,000 and $1,564,000, respectively. The Bank recognizes interest income on impaired loans based on its existing method of recognizing interest income on nonaccrual loans. The following table is a breakdown of impaired loans and the related specific allowance and allocated general allowance:

                                                                                      Allocated
                                               Recorded            Specific             General                 Net
1998                                         Investment           Allowance           Allowance             Balance
-------------------------------------------------------------------------------------------------------------------
Commercial                                  $ 9,378,807            $     --          $1,565,389         $ 7,813,418
Commercial real estate                       12,515,142              58,316           1,768,524          10,688,302
Other                                            54,629                  --              54,629                  --
-------------------------------------------------------------------------------------------------------------------
   Total                                    $21,948,578            $ 58,316          $3,388,542         $18,501,720
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

1997
-------------------------------------------------------------------------------------------------------------------
Commercial                                  $ 7,783,610            $444,766          $1,054,554         $ 6,284,290
Commercial real estate                       14,027,194             460,909           1,934,943          11,631,342
Other                                            95,052                  --              95,052                  --
-------------------------------------------------------------------------------------------------------------------
   Total                                    $21,905,856            $905,675          $3,084,549         $17,915,632
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


50 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

The Company has entered into transactions with its directors, significant stockholders and their affiliates ("Related Parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. All loans to Related Parties were current as of December 31, 1998. An analysis of the activity with respect to loans to Related Parties is as follows:

---------------------------------------------------------------------
Balance at December 31, 1996                              $ 1,945,644
Additional loans made                                       5,523,396
Payments received                                            (160,721)
---------------------------------------------------------------------
Balance at December 31, 1997                                7,308,319
Additional loans made                                      18,626,870
Payments received                                         (10,031,398)
---------------------------------------------------------------------
Balance at December 31, 1998                             $ 15,903,791
---------------------------------------------------------------------
---------------------------------------------------------------------

The following is a summary of nonaccrual loans and troubled debt restructurings as of December 31, 1998, 1997 and 1996 and the related net interest foregone for the years then ended:

                                               1998            1997           1996
----------------------------------------------------------------------------------
Nonaccrual loans                        $13,089,808     $16,886,460     $9,304,994
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Contractual interest due                $ 1,395,212     $ 1,845,513     $1,121,136
Interest recognized                         112,641         471,398        268,050
----------------------------------------------------------------------------------
Net interest foregone                   $ 1,282,571     $ 1,374,115     $  853,086
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                               1998            1997           1996
----------------------------------------------------------------------------------
Troubled debt restructurings            $4,642,886      $ 4,874,277     $3,201,462
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Contractual interest due                $   420,823     $   406,015     $  338,382
Interest recognized                         411,588         387,420        310,783
----------------------------------------------------------------------------------
Net interest foregone                   $     9,235     $    18,595     $   27,599
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

As of December 31, 1998, there were no commitments to lend additional funds to those borrowers whose loans have been restructured.

6 - OTHER REAL ESTATE OWNED

The balance of other real estate owned at December 31, 1998 and 1997 was $10,454,005 and $13,269,382, respectively. The valuation allowance was $494,027 and $1,081,370 at December 31, 1998 and 1997, respectively. The following table presents the components of other real estate owned expense (income) for the year-ended:

                                               1998           1997           1996
---------------------------------------------------------------------------------
Operating expense (income)              $  (321,520)     $ 201,269     $  312,427
Provision for losses                        195,560        475,796      1,501,268
Net gain on disposal                       (999,145)      (173,961)       (85,313)
---------------------------------------------------------------------------------
Real estate operations, net             $(1,125,105)     $ 503,104     $1,728,382
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------


51 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

     An analysis of the activity in the allowance for other real estate losses for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                              1998           1997           1996
--------------------------------------------------------------------------------
Balance, beginning of year              $1,081,370     $1,568,387     $  869,262
Provision for losses                       195,560        475,796      1,501,268
Charge-offs on disposal                   (782,903)      (962,813)      (802,143)
--------------------------------------------------------------------------------
Balance, end of year                    $  494,027     $1,081,370     $1,568,387
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

7 - INVESTMENTS IN REAL ESTATE

As of December 31, 1998, the Company's investments in real estate consist of a strip-mall, and interests in two limited partnerships in low income housing projects which qualify for Federal low income housing tax credits. The following table presents the components of investments in real estate at December 31:

                                                             1998           1997
--------------------------------------------------------------------------------
Strip-malls                                            $  641,558     $  680,091
Low income housing                                        815,493        973,631
--------------------------------------------------------------------------------
                                                       $1,457,051     $1,653,722
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The value of the investments in the strip-malls is dependent upon real estate values, the local economies, and real estate sales activity. Management incorporates these factors in its evaluation of the fair value of the properties. The Company sold another strip mall in 1997, recognizing a gain of $222,310. The Company recognized net gains of $95,060 and $170,021 from the operations of the properties, respectively, in 1998 and 1997, and a net loss of $106,065 in 1996 from the properties, resulting primarily from write downs.

     The Company has interests in two limited partnerships at 49.5% and 99.0%, respectively, formed for the purpose of investing in real estate projects which qualify for low income housing tax credits. The limited partnerships will generate tax credits over a weighted average remaining period of approximately six years. See Note 10 of the notes to consolidated financial statements for income tax effects. The Company's 99.0% interest in the limited partnership was not consolidated as of December 31, 1998 and 1997 because the Company did not have ability to exercise significant influence over the operation of the partnership. The Company recognized a net loss of approximately $158,000, $176,000 and $181,000 in 1998, 1997 and 1996,
respectively,  from the partnerships' operations.

8 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1998 and 1997:

                                                              1998           1997
---------------------------------------------------------------------------------
Land and land improvements                            $11,483,793     $11,371,120
Building and building improvements                     13,779,697      13,775,815
Furniture, fixtures and equipment                      12,057,782      11,037,154
Other                                                   2,169,974       1,808,329
Construction in process                                   837,796         480,485
---------------------------------------------------------------------------------
                                                       40,329,042      38,472,903
Less: Accumulated depreciation                         14,502,234      13,271,020
---------------------------------------------------------------------------------
Premises and equipment, net                           $25,826,808     $25,201,883
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

The amount of depreciation included in operating expense was $1,241,354, $1,335,400 and $1,336,363 in 1998, 1997 and 1996, respectively.


52 CATHAY BANCORP INC. AND SUBSIDIARY  1998 ANNUAL REPORT

9 - BORROWINGS

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The underlying collateral pledged for the repurchase agreements consists of U.S. government agency securities. These borrowings generally mature in less than 30 days. The table below provides comparative data for securities sold under agreements to repurchase.

                                                        December 31,
                                                1998             1997            1996
-------------------------------------------------------------------------------------
Average amount outstanding(1)           $ 53,284,503     $  8,861,458     $   611,749
Highest month-end balances(2)             55,184,962       23,418,942      10,000,000
Year end balance                          16,436,039       23,418,942      10,000,000
Rate at year-end                               4.53%            7.03%           6.83%
-------------------------------------------------------------------------------------

(1)    AVERAGE BALANCES WERE COMPUTED USING DAILY AVERAGES.
(2) HIGHEST MONTH-END BALANCES WERE AT NOVEMBER 1998, DECEMBER 1997 AND DECEMBER 1996, RESPECTIVELY.

ADVANCES FROM THE FEDERAL HOME LOAN BANK

During the third quarter of 1998, the Bank obtained advances from the FHLB, totaling $30,000,000. These advances bear an average interest rate of 4.84% and are non-callable.


10 - INCOME TAXES

For the years ended December 31, 1998, 1997 and 1996, the current and deferred amounts of the income tax expense are summarized as follows:

                                         1998               1997              1996
-------------------------------------------------------------------------------------
CURRENT
  Federal                           $  11,696,795     $  10,280,310     $   6,080,034
  State                                 4,289,326         3,455,997         2,242,534
-------------------------------------------------------------------------------------
                                       15,986,121        13,736,307         8,322,568
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
DEFERRED
  Federal                                (105,480)         (478,483)         (460,651)
  State                                    95,020           (14,883)          (42,535)
-------------------------------------------------------------------------------------
                                          (10,460)         (493,366)         (503,186)
-------------------------------------------------------------------------------------
Total income tax expense            $  15,975,661     $  13,242,941     $   7,819,382
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------


53 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

     Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities give rise to deferred taxes. Deferred tax assets and liabilities for the years ended December 31, 1998 and 1997 were as follows:

                                                                                         1998               1997
----------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Difference between provisions for loan losses for tax and
  financial reporting purposes                                                $     6,916,944     $    6,324,398
Difference between provisions for other real estate owned losses
  for tax and financial reporting purposes                                            788,985          1,058,223
State income tax                                                                    1,320,988            891,637
----------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                           9,026,917          8,274,258
----------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Use of accelerated depreciation for tax purposes                                   (1,131,216)        (1,127,316)
Deferred loan fees                                                                   (269,739)          (275,717)
FHLB stock dividend                                                                  (936,091)          (648,948)
Acquisition of FPSB                                                                  (485,154)          (584,264)
Unrealized holding gain on securities available-for-sale, net                        (862,266)          (322,355)
Other, net                                                                         (1,055,357)          (478,193)
----------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                     (4,739,823)        (3,436,793)
----------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                        $    4,287,094     $    4,837,465
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

     Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1997 are primarily the result of adjustments to conform to the tax returns as filed.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize all benefits related to these deductible temporary differences.

     Included in other assets in the statements of condition, at December 31, 1998 and 1997 were net deferred tax assets of $4,287,094 and $4,837,465, respectively. Other assets as of December 31, 1997 included a current income tax receivable of $374,029. Other liabilities as of December 31, 1998 include a current income tax payable of $199,090.

     Income tax expense results in effective tax rates that differ from the statutory Federal income tax rate for the years indicated as follows:

                                                            1998                      1997                       1996
----------------------------------------------------------------------------------------------------------------------------
Tax provision at Federal statutory rate           $ 14,194,090    35.00%     $ 11,672,737   35.00%     $ 7,397,367    35.00%
State income taxes, net of
   Federal income tax benefit                        2,849,825     7.03         2,236,724    6.71        1,429,999     6.77
Interest on obligations of state
   and political subdivisions,
   which are exempt from
   Federal taxation                                   (927,316)   (2.29)         (722,348)  (2.17)        (709,350)   (3.35)
Low income housing tax credits                        (319,183)   (0.79)         (319,183)  (0.96)        (319,183)   (1.51)
Non-deductible expense --
   Amortization of goodwill                            239,323     0.59           239,603    0.72           28,760     0.14
Other, net                                             (61,078)   (0.15)          135,408    0.41           (8,211)   (0.05)
----------------------------------------------------------------------------------------------------------------------------
   Total income tax expense                       $ 15,975,661    39.39%     $ 13,242,941   39.71%     $ 7,819,382    37.00%
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


54 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

11 - STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

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

     Under California State banking law, the Bank may not pay a cash dividend, without regulatory approval, which exceeds the lesser of the Bank's retained earnings or its net income for the last three fiscal years, less any cash distributions made during that period. The amount of retained earnings available for cash dividends as of December 31, 1998 is restricted to approximately $41,421,000 under this regulation.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary --actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     The Federal Deposit Insurance Corporation has established five capital ratio categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized." A well capitalized institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5%. At December 31, 1998, the Bank was in compliance with the minimum capital requirements and is considered well capitalized.

     The Company and the Bank's capital and leverage ratios as of December 31, 1998 and 1997 are presented in the tables below:

                                    Company                     Bank                      Company                    Bank
                            As of December 31, 1998    As of December 31, 1998    As of December 31, 1997    As of December 31, 1997
                            Balance      Percentage    Balance      Percentage    Balance      Percentage    Balance      Percentage
------------------------------------------------------------------------------------------------------------------------------------
Tier I Capital
 (to risk-
  weighted assets)   $  146,874,015 (1)  11.44%   $ 141,834,342 (1) 11.04%  $  125,976,792 (2)  11.73%   $  122,431,400 (2)  11.40%

Tier I Capital
  minimum
  requirement            51,371,838       4.00       51,371,838      4.00       42,956,701       4.00        42,956,587       4.00
-----------------------------------------------------------------------------------------------------------------------------------
Excess               $   95,502,177      7.44%   $   90,462,504      7.04%  $   83,020,091       7.73%   $   79,474,813       7.40%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Total Capital
  (to risk-
  weighted assets)   $  162,844,048 (1) 12.68%   $  157,804,375 (1) 12.29%  $  139,424,917 (2)  12.98%   $  135,879,487 (2)  12.65%
Total Capital
  minimum
  requirement           102,743,677      8.00       102,743,677     8.00        85,913,402       8.00        85,913,174       8.00
-----------------------------------------------------------------------------------------------------------------------------------
Excess               $   60,100,371      4.68%   $   55,060,698     4.29%   $   53,511,515       4.98%   $   49,966,313       4.65%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Risk-weighted
  Assets             $1,284,295,962              $1,284,295,962             $1,073,917,525               $1,073,914,670
Tier I Capital
  (to average
  assets) --
  Leverage ratio     $  146,874,015 (1)  8.45%   $  141,834,341 (1) 8.16%   $  125,976,792 (2)   7.94%   $  122,431,400 (2)   7.71%
Minimum leverage
  requirement            69,508,412      4.00        69,508,348     4.00        63,483,951       4.00        63,483,844       4.00
-----------------------------------------------------------------------------------------------------------------------------------
Excess               $   77,365,603      4.45%   $   72,325,993     4.16%   $   62,492,841       3.94%   $   58,947,556       3.71%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Total average assets $1,737,710,294 (3)          $1,737,708,705 (3)         $1,587,098,783 (3)           $1,587,096,105 (3)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) EXCLUDING THE UNREALIZED HOLDING GAINS ON SECURITIES AVAILABLE-FOR-SALE OF $1,188,502 AND GOODWILL OF $8,589,702.
(2) EXCLUDING THE UNREALIZED HOLDING GAINS ON SECURITIES AVAILABLE-FOR-SALE OF $369,922 AND GOODWILL OF $9,529,827.
(3) AVERAGE ASSETS REPRESENT AVERAGE BALANCES FOR THE FOURTH QUARTER OF 1998 AND 1997, RESPECTIVELY.


55 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

The Board of Directors of Bancorp is authorized to issue preferred stock in one or more series and to fix the voting powers, designations, preferences or other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. Any preferred stock issued by Bancorp may rank prior to Bancorp common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into shares of Bancorp common stock. No preferred stock has been issued as of December 31, 1998.

     The following is the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years indicated.

                                                Year Ended                                Year Ended
                                             December 31, 1998                         December 31, 1997
                                                                      Per                                       Per
                                       Income          Shares       Share         Income         Shares       Share
                                   (Numerator)   (Denominator)     Amount     (Numerator)  (Denominator)     Amount
-------------------------------------------------------------------------------------------------------------------
Net income                        $24,578,883                                 $20,107,738
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Basic EPS
  Income available to
    stockholders                  $24,578,883       8,967,188       $2.74     $20,107,738      8,915,936      $2.26
Effect of Dilutive Stock
    Options                                             1,205                          --             --
Diluted EPS
    Income available
      to common
      stockholders
      plus assumed
      conversions                 $24,578,883       8,968,393       $2.74     $20,107,738      8,915,936      $2.26
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


                                                Year Ended
                                             December 31, 1996
                                                                      Per
                                       Income          Shares       Share
                                   (Numerator)   (Denominator)     Amount
-------------------------------------------------------------------------
Net income                        $13,315,951
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Basic EPS
   Income available to
     stockholders                 $13,315,951         8,017,398     $1.66
Effect of Dilutive Stock
   Options
Diluted EPS
   Income available
     to common
     stockholders
     plus assumed
     conversions                  $13,315,951         8,017,398     $1.66
-------------------------------------------------------------------------
-------------------------------------------------------------------------


12 - COMMITMENTS AND CONTINGENCIES

LITIGATION The Company is involved in various litigation concerning transactions entered into during the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of such litigation will have a material effect upon its financial condition or results of operations.

LENDING In the normal course of business, the Company becomes a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments included commitments to extend credit in the form of loans or through commercial and standby letters of credit. Those instruments represent varying degrees of exposure to risk in excess of the amounts included in the accompanying consolidated statements of condition. The contractual or notional amount of these instruments indicates a level of activity associated with a particular class of financial instrument and is not a reflection of the level of expected losses, if any.

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

     Financial instruments whose contract amounts represent the amount of credit risk include the following:

                                                   1998                1997
--------------------------------------------------------------------------------
Commitments to extend credit                $    389,304,000    $    344,798,000
Standby letters of credit                         10,112,000          11,498,000
Other letters of credit                           29,029,000          30,612,000
Bill of lading guarantee                          11,517,000          10,402,000
--------------------------------------------------------------------------------
Total                                       $    439,962,000    $    397,310,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


56 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

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

     As of December 31, 1998, the Company does not have fixed-rate or variable-rate commitments with characteristics similar to options, which provide the holder, for a premium paid at inception to the Company, the benefits of favorable movements in the price of an underlying asset or index with limited or no exposure to losses from unfavorable price movements.

     Letters of credit and bill of lading guarantee are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.

     As of December 31, 1998, the Company had available credit lines with other financial institutions in the amount of $145,000,000.

LEASES The Company is obligated under a number of operating leases for premises and equipment with terms ranging from 1 to 55 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. Rental expense was $1,750,592, $1,792,633 and $1,328,502 for 1998, 1997 and 1996, respectively. The following table shows future minimum payments under operating leases with terms in excess of one year as of December 31, 1998:

  (in thousands)                                                    Commitments
--------------------------------------------------------------------------------
  Year ended December 31,
  1999                                                              $    1,879
  2000                                                                   1,704
  2001                                                                   1,350
  2002                                                                     669
  2003                                                                     614
  Thereafter                                                             9,553
-------------------------------------------------------------------------------
Total minimum lease payments                                        $   15,769
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Rental income was $455,209, $436,892 and $504,689 for 1998, 1997 and 1996,
respectively. The following table shows future rental payments to be received under operating leases with terms in excess of one year as of December 31, 1998:

  (in thousands)                                                  Commitments
-------------------------------------------------------------------------------
  Year ended December 31,
  1999                                                              $      407
  2000                                                                     342
  2001                                                                     298
  2002                                                                     257
  2003                                                                     166
  Thereafter                                                               337
--------------------------------------------------------------------------------
Total minimum lease payments to be received                         $    1,807
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YEAR 2000 (UNAUDITED) The "Year 2000" problem is the result of computer programs recognizing a date using "00" as the year 1900 rather than the year 2000, due to computer programs being written using two digits rather than four for the date field. The failure to correct the Y2K problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could lead to material and adverse effects on the Company's operations, liquidity and financial condition.


57 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

     The Company began its Y2K efforts in 1997 and continued in 1998, in accordance with its remediation program. The program adopted by the Company was designed to bring its information technology and non-information technology systems into Y2K compliance, and also to determine whether the Company's material third-party suppliers, service providers and borrowers will be Y2K ready at the turn of the century.

     The remediation program divided the Company's Y2K efforts into five phases - awareness, assessment, renovation, validation and implementation. The awareness and assessment phases were completed in 1998. The Company is currently in the renovation, validation and implementation phases. The Company expects these remaining three phases to be completed by June 30, 1999.

     Due to the general uncertainty inherent in the Y2K problem, the Company's remediation efforts may not effectively address all the Y2K issues or achieve Y2K compliance, partly due to the uncertainty of the Y2K readiness of third-party suppliers and customers. The Company cannot, at this time, determine whether the consequences of any Y2K failures will have a material impact on the Company's operations, liquidity or financial condition. The Company is in the process of establishing contingency procedures for the key functions of the Company, in the event that any of its information technology or non-information technology should fail at the turn of the century.

13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

OTHER BORROWINGS This category includes Federal funds purchased and securities sold under repurchase agreements, and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

ADVANCES FROM FEDERAL HOME LOAN BANK The fair value of the advances is estimated by discounting the projected cash flows using the U.S. Treasury curve adjusted to approximate current entry-value interest rates applicable and similar obligations issued by the Bank.

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


58 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

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

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

                                                      As of December 31, 1998          As of December 31, 1997
(in thousands)                                   Carrying Amount   Fair Value     Carrying Amount   Fair Value
--------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS

Cash and due from banks                           $       64,656  $     64,656   $    57,728     $      57,728
Federal funds sold and securities
 purchased under agreements to resell                     17,000        17,000        67,000            67,000
Securities available-for-sale                            239,928       239,928       216,158           216,158
Securities held-to-maturity                              418,156       426,778       350,336           356,187
Loans, net                                               961,876       981,386       846,151           860,111
--------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
 Deposits                                         $    1,560,402  $  1,564,981   $ 1,449,121     $   1,452,787
 Securities sold under agreements to repurchase           16,436        16,436        23,419            23,419
 Advances from Federal Home Loan Bank                     30,000        30,000            --                --
--------------------------------------------------------------------------------------------------------------


                                                         As of December 31, 1998     As of December 31, 1997
(in thousands)                                    Carrying Amount   Fair Value   Carrying Amount  Fair Value
--------------------------------------------------------------------------------------------------------------

OFF-BALANCE SHEET FINANCIAL STATEMENTS
 Commitments to extend credit                     $      389,304  $       (336)  $   344,798     $       (417)
 Standby letters of credit                                10,112           (87)       11,498              (69)
 Other letters of credit                                  29,029          (174)       30,612             (202)
 Bill of lading guarantee                                 11,517           (50)       10,402              (25)
--------------------------------------------------------------------------------------------------------------

14 - EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN Under the Company's 1985 Employee Stock Ownership Plan ("ESOP"), the Company makes annual contributions to a trust in the form of either cash or common stock of the Company for the benefit of eligible employees. Employees are eligible to participate in the ESOP Plan after completing two years of service for salaried full-time employees or 1,000 hours for each of two consecutive years for salaried part-time employees. The amount of the annual contribution is discretionary except that it must be sufficient to enable the trust to meet its current obligations. The Company also pays for the administration of this plan and of the trust. During 1998, 1997 and 1996, the ESOP purchased 23,669, 38,491 and 45,959 shares, respectively, of the Company's stock at an aggregate cost of $821,021, $878,620 and $754,269, respectively. The shares purchased in 1998 included 11,000 shares bought on the open market and 12,669 shares bought through the Dividend Reinvestment Plan. The shares purchased in 1997 included 21,200 shares bought on the open market and 17,291 shares bought through the Dividend Reinvestment Plan. The shares purchased in 1996 included 31,224 shares of newly issued shares and 14,735 shares bought through the Dividend Reinvestment Plan. The Company contributed $486,120, $453,000 and $515,850 to the trust in 1998, 1997 and 1996, respectively, which was charged to salaries and employee benefits in the accompanying consolidated statements of income and comprehensive income. In 1998, distribution of benefits to participants totaled 16,764 shares. As of December 31, 1998, the ESOP owned 561,786 shares or 6.25% of the Company's outstanding common stock.


59 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

CATHAY BANCORP, INC. 401(K) PLAN In 1997, the Board approved the Cathay Bancorp, Inc. 401(k) Profit Sharing Plan, which began on March 1, 1997. Salaried employees who have completed one year of service and have attained the age of 21 are eligible to participate. Enrollment dates are on January 1st and July 1st of each year.

     Participants may contribute up to 15% of their compensation for the year but not to exceed the dollar limit set by the Internal Revenue Service (IRS). Participants may change their contribution election on the enrollment dates. The Company matches 50% of the participants' contribution up to 4% of their compensation. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% vested after five years of service. In 1998, the Company's contribution amounted to $178,510.

     The Plan allows participants to withdraw all or part of their vested amount in the plan due to certain financial hardship as designated by the IRS. Participants may also borrow up to 50% of the vested amount, up to a maximum of $50,000. The minimum loan amount is $1,000.

15 - EQUITY INCENTIVE PLAN

On February 19, 1998, the Board adopted the Cathay Bancorp, Inc. Equity Incentive Plan. Under the Equity Incentive Plan, directors and eligible employees may be granted incentive or nonstatutory stock options, or awarded restricted stock, for up to 1,075,000 shares of the Company's common stock. The Equity Incentive Plan currently terminates on February 18, 2008.

     On September 17, 1998, the Company granted nonstatutory stock options to purchase a total of 45,000 shares of the Company's common stock to selected bank officers and non-employee directors, with an exercise price per share equal to the fair market value of a share of the Company's common stock on the date of grant. Such options have a maximum ten-year term and vest in 20% annual increments (subject to early termination in certain events). If such options expire or terminate without having been exercised, any unpurchased shares will again be available for future grants or awards.

                                                               Weighted-Average
                                                      Shares     Exercise Price
-------------------------------------------------------------------------------
Balance, December 31, 1997                                --            --
Granted                                               45,000       $    33
Exercised                                                 --            --
Forfeited                                                 --            --
Expired                                                   --            --
Cancelled                                                 --            --
-------------------------------------------------------------------------------
Balance, December 31, 1998                            45,000       $    33
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

At December 31, 1998 there were no options exercisable.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its stock option plans in the consolidated financial statements for 1998.

     The Company estimates the fair value of options granted during 1998 using the Black-Scholes option-pricing model with following assumptions: (i) an expected life of the option of 4 years, (ii) a stock price volatility of 33.5% based on daily market prices for the preceding four-year period, (iii) an expected dividend yield of 1.9% per share per annum, and (iv) a risk-free interest rate of 4.5%. The fair value of the options is calculated to be $9.21 per share at the date of grant.


60 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

     If the compensation cost for the Company's stock option plan had been determined with the fair value at the grant dates, computed using the assumptions above, for awards under the Plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share for 1998 would have been reduced to the pro forma amounts indicated below.

(dollars in thousands, except per share data)                         1998
-------------------------------------------------------------------------------
 Net income
   As reported                                                     $  24,579
   Pro forma                                                          24,564
 Basic net income per share
   As reported                                                          2.74
   Pro forma                                                            2.74
 Diluted net income per share
   As reported                                                          2.74
   Pro forma                                                            2.74
-------------------------------------------------------------------------------

The pro forma amounts shown may not be representative of the effects on reported net income for future periods.

16 - CONDENSED FINANCIAL INFORMATION OF CATHAY BANCORP, INC. (UNAUDITED)

The condensed financial information of Cathay Bancorp, Inc. as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 were as follows:


STATEMENTS OF CONDITION

                                                                    Year ended December 31
                                                                   1998               1997
----------------------------------------------------------------------------------------------
ASSETS
Cash                                                          $    5,080,369     $   3,613,233
Investment in subsidiary -- Cathay Bank                          151,612,546       132,331,149
Other                                                                     --             2,855
----------------------------------------------------------------------------------------------
  Total assets                                                $  156,692,915     $ 135,947,237
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
LIABILITIES
Accrued expenses                                              $       40,696     $      70,696
----------------------------------------------------------------------------------------------
  Total liabilities                                                   40,696            70,696
----------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 10,000,000 shares
  authorized, none issued                                                   --              --
Common stock, $.01 par value; 25,000,000 shares authorized,
  8,988,760 and 8,941,738 shares issued and outstanding in
  1998 and 1997, respectively                                         89,888            89,417
Additional paid-in-capital                                        62,919,694        61,270,739
Accumulated other comprehensive income                             1,188,502           369,922
Retained earnings                                                 92,454,135        74,146,463
----------------------------------------------------------------------------------------------
     Total stockholders' equity                                  156,652,219       135,876,541
----------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity               $  156,692,915     $ 135,947,237
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------


61 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                                 Year ended December 31
                                                                          1998                 1997                 1996
------------------------------------------------------------------------------------------------------------------------
Cash dividends from Cathay Bank                                $     6,271,211     $      5,565,906        $   4,744,447
Amortization of organizational costs and other expenses               (267,702)            (233,385)            (217,766)
------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                     6,003,509            5,332,521            4,526,681
Income tax benefit                                                     112,558               97,837               92,213
------------------------------------------------------------------------------------------------------------------------
Income before undistributed earnings of subsidiary                   6,116,067            5,430,358            4,618,894
------------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiary                      18,462,816           14,677,380            8,697,057
------------------------------------------------------------------------------------------------------------------------
Net income                                                          24,578,883           20,107,738           13,315,951
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:
 Unrealized holding loss (gain) arising during the year                810,412            1,174,644           (2,507,793)
 Less: reclassification adjustment for realized gain (loss)
     on securities included in net income                               (8,168)            (254,625)             (45,119)

 Total comprehensive income, net of tax                                818,580            1,429,269           (2,462,674)
Total comprehensive income                                      $   25,397,463     $     21,537,007      $    10,853,277
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                                 Year ended December 31
                                                                          1998                 1997                 1996
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                      $   24,578,883     $     20,107,738        $  13,315,951
Adjustments to reconcile net income to net cash
 provided by operating activities:
Equity in undistributed earnings of subsidiary                     (18,462,816)         (14,677,380)          (8,697,057)
Amortization of organizational costs                                        --                   --                  786
Increase (decrease) in accrued expenses                                (30,000)              19,320              (19,320)
Other                                                                    2,854               (2,849)             155,244
------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                          6,088,921            5,446,829            4,755,604
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock                               1,649,426            1,459,435            1,694,770
Cash dividends                                                      (6,271,211)          (5,565,906)          (4,744,447)
------------------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities                             (4,621,785)          (4,106,471)          (3,049,677)
------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                1,467,136            1,340,358            1,705,927
Cash and cash equivalents, beginning of year                         3,613,233            2,272,875              566,948
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                           $   5,080,369     $      3,613,233        $   2,272,875
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information
 Cash paid during the year for:
     Income taxes                                                $     150,000     $        150,471        $     150,000
 Non-cash investing activities:
     Net change in unrealized holding gain (loss) on
       securities available-for-sale, net of tax                 $     818,580   $        1,429,269        $  (2,462,674)
------------------------------------------------------------------------------------------------------------------------


62 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

17 - DIVIDEND REINVESTMENT PLAN

The Company has a dividend reinvestment plan which allows for participants' reinvestment of cash dividends and certain additional optional investments in the Company's common stock. Shares issued under the plan and consideration received were 47,017, 63,599 and 105,245 and $1,649,426, $1,459,435 and
$1,694,770 for 1998, 1997 and 1996, respectively.

18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth selected unaudited quarterly financial data.

Summary of Operations                                         1998
                                            Fourth       Third      Second       First
(in thousands, except per share data)      Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------
Interest income                          $  32,077   $  31,819   $  30,234   $  29,179
Interest expense                            14,773      14,879      14,082      13,491
--------------------------------------------------------------------------------------
Net interest income                         17,304      16,940      16,152      15,688
Provision for loan losses                      900         900         900         900
--------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                16,404      16,040      15,252      14,788
Non-interest income                          1,964       2,072       2,339       2,002
Non-interest expense                         7,080       7,680       7,664       7,882
--------------------------------------------------------------------------------------
Income before income
   tax expense                              11,288      10,432       9,927       8,908
Income tax expense                           4,408       4,172       3,906       3,490
--------------------------------------------------------------------------------------
Net income                                   6,880       6,260       6,021       5,418
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Other comprehensive
   income, net of tax:
   Unrealized holding
      loss (gain) arising
      during the year                         (272)        626         552         (96)
   Less: reclassification
      adjustment for realized
      gain (loss) on securities
      included in net income                     4           2          --         (15)
--------------------------------------------------------------------------------------
      Total other comprehensive
         income, net of tax                   (276)        624         552         (81)
--------------------------------------------------------------------------------------
Total comprehensive income               $   6,604   $   6,884   $   6,573   $   5,337
--------------------------------------------------------------------------------------
Basic net income per
   common share                          $    0.77   $    0.70   $    0.67   $    0.61
Diluted net income
   per common share                      $    0.77   $    0.70   $    0.67   $    0.61
--------------------------------------------------------------------------------------


Summary of Operations                                         1997
                                            Fourth       Third      Second       First
(in thousands, except per share data)      Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------
Interest income                          $  29,217   $  28,445   $  27,600   $  26,716
Interest expense                            13,466      13,058      12,345      12,005
--------------------------------------------------------------------------------------
Net interest income                         15,751      15,387      15,255      14,711
Provision for loan losses                      900         900         900         900
--------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                14,851      14,487      14,355      13,811
Non-interest income                          1,860       1,895       1,630       1,390
Non-interest expense                         8,146       7,253       7,901       7,628
--------------------------------------------------------------------------------------
Income before income
   tax expense                               8,565       9,129       8,084       7,573
Income tax expense                           3,251       3,733       3,205       3,054
--------------------------------------------------------------------------------------
Net income                                   5,314       5,396       4,879       4,519
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Other comprehensive
   income, net of tax:
   Unrealized holding
      loss (gain) arising
      during the year                          (74)        979       1,424      (1,154)
   Less: reclassification
      adjustment for realized
      gain (loss) on securities
      included in net income                    (9)       (259)         22          (8)
--------------------------------------------------------------------------------------
      Total other comprehensive
         income, net of tax                    (65)      1,238       1,402      (1,146)
--------------------------------------------------------------------------------------
Total comprehensive income               $   5,249   $   6,634   $   6,281   $   3,373
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Basic net income per
   common share                          $    0.59     $  0.60   $    0.55   $    0.51
Diluted net income
   per common share                      $    0.59     $  0.60   $    0.55   $    0.51
--------------------------------------------------------------------------------------


63  CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT

INDEPENDENT AUDITORS' REPORT

THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF CATHAY BANCORP, INC.:

We have audited the accompanying consolidated statements of condition of Cathay Bancorp, Inc. and subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cathay Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                                       KPMG LLP

Los Angeles, California
January 15, 1999


64 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT


CORPORATE, BRANCH AND OVERSEAS OFFICES
CORPORATE OFFICE:                       TORRANCE                                  VALLEY-STONEMAN
                                        23228 Hawthorne Boulevard                 43 East Valley Boulevard
777 North Broadway                      Torrance, CA 90505                        Alhambra, CA 91801
Los Angeles, CA 90012                   Tel: (310) 791-8700                       Tel: (626) 576-7600
Tel: (213) 625-4700                     Fax: (310) 791-1862                       Tel: (626) 576-7600
Fax: (213) 625-1368                     Phoebe Yu                                 Mimy Luc
                                        ASSISTANT VICE PRESIDENT AND MANAGER      MANAGER

                                        OAKLAND                                   BERKELEY-RICHMOND
BRANCH AND OVERSEAS OFFICES:            710 Webster Street                        3288 Pierce Street
                                        Oakland, CA 94607                         Richmond, CA 94804
LOS ANGELES                             Tel: (510) 208-3700                       Tel: (510) 526-8898
777 North Broadway                      Fax: (510) 208-3727                       Fax: (510) 526-0639
Los Angeles, CA 90012                   Thomas Chow                               Thomas Chow
Tel: (213) 625-4700                     VICE PRESIDENT AND MANAGER                VICE PRESIDENT AND MANAGER
Fax: (213) 625-1368
Claudia My Lu
VICE PRESIDENT AND MANAGER              CERRITOS                                  HONG KONG
                                        11355 South Street                        Tak Shing House #103
MONTEREY PARK                           Cerritos, CA 90701                        20 Des Voeux Road Central
250 South Atlantic Boulevard            Tel: (562) 860-7300                       Hong Kong
Monterey Park, CA 91754                 Fax: (562) 860-2296                       Tel: (852) 2522-0071
Tel: (626) 281-8808                     Henry Yoh                                 Fax: (852) 2810-1652
Fax: (626) 281-2956                     MANAGER                                   Matthew Chui
Frank Chen                                                                        REPRESENTATIVE
REGIONAL VICE PRESIDENT AND MANAGER     CITY OF INDUSTRY
                                        1250 South Fullerton Road                 CATHAY INVESTMENT COMPANY
ALHAMBRA                                City of Industry, CA 91748                777 North Broadway
601 North Atlantic Boulevard            Tel: (626) 810-1088                       Los Angeles, CA 90012
Alhambra, CA 91801                      Fax: (626) 810-2188                       Tel: (213) 625-4700
Tel: (626) 284-6556                     Shu Lee                                   Fax: (213) 625-1368
Fax: (626) 282-3496                     REGIONAL VICE PRESIDENT AND MANAGER       George T.M. Ching
Christina Tsui                                                                    PRESIDENT
ASSISTANT VICE PRESIDENT AND MANAGER    CUPERTINO
                                        10480 South De Anza Boulevard             TAIWAN C.I.C.
HACIENDA HEIGHTS                        Cupertino, CA 95014                       Sixth Floor, Suite 3
16025 East Gale Avenue                  Tel: (408) 255-8300                       146 Sung Chiang Road
City of Industry, CA 91745              Fax: (408) 255-8373                       Taipei, Taiwan, R.O.C.
Tel: (626) 333-8533                     David Lin                                 Tel: (886) (2) 2537-5057
Fax: (626) 336-4227                     ASSISTANT VICE PRESIDENT AND MANAGER      Fax: (886) (2) 2537-5059
Jack Sun                                                                          Li Sung
VICE PRESIDENT AND MANAGER              FREMONT                                   REPRESENTATIVE AND MANAGER
                                        47998 Warm Springs Boulevard
WESTMINSTER                             Fremont, CA 94539                         ADDITIONAL INFORMATION:
9121 Bolsa Avenue                       Tel: (510) 770-5151
Westminster, CA 92683                   Fax: (510) 770-5150                       MARKET MAKERS
Tel: (714) 890-7118                     Tony Wen                                  THE FOLLOWING FIRMS MAKE A MARKET
Fax: (714) 898-9267                     VICE PRESIDENT AND MANAGER                IN CATHAY BANCORP, INC. STOCK:
Kenneth Chan
ASSISTANT VICE PRESIDENT AND MANAGER    IRVINE                                    Herzog, Heine, Geduld, Inc.
                                        15323 Culver Drive                        Wedbush Morgan Securities Inc.
SAN JOSE                                Irvine, CA 92714                          Hoefer & Arnett, Inc.
2010 Tully Road                         Tel: (949) 559-7500
San Jose, CA 95122                      Fax: (949) 559-7508                       REGISTRAR AND TRANSFER AGENT
Tel: (408) 238-8880                     Linda Kuo                                 American Stock Transfer and Trust
Fax: (408) 238-2302                     ASSISTANT VICE PRESIDENT AND MANAGER      Company
Edward Wong                                                                       40 Wall Street
VICE PRESIDENT AND MANAGER              MILLBRAE                                  New York, NY 10005
                                        Millbrae Plaza                            Tel: (800) 937-5449
SAN GABRIEL                             1095 El Camino Real
825 East Valley Boulevard               Millbrae, CA 94030                        CATHAY SERVICE HOTLINE
San Gabriel, CA 91776                   Tel: (650) 652-0188                       (800) 9 CATHAY / 922-8429
Tel: (626) 573-1000                     Fax: (650) 652-0180                       SERVICE AVAILABLE 24 HOURS THROUGHOUT CALIFORNIA.
Fax: (626) 573-0983                     Stanley Wong
Daniel Liu                              VICE PRESIDENT AND MANAGER                CATHAY BANK WEB SITE
VICE PRESIDENT AND MANAGER                                                        www.cathaybank.com



68 CATHAY BANCORP INC. AND SUBSIDIARY 1998 ANNUAL REPORT