Form 10-K405, Exhibit 13
period 1999-12-31
CATHAY BANCORP INC
filed 2000-03-29
CIK 861842

                                                                    Exhibit 13.1

                      SELECTED CONSOLIDATED FINANCIAL DATA

(dollars in thousands, except                                          Year ended December 31,
share and per share data)                             1999        1998         1997         1996        1995
------------------------------------------------------------------------------------------------------------
Income Statement(1)
Interest income                                 $  133,046  $  123,309   $  111,978   $  86,098   $   76,223
Interest expense                                    57,408      57,225       50,874      39,209       31,282
------------------------------------------------------------------------------------------------------------
Net interest income before
   provision for loan losses                        75,638      66,084       61,104      46,889       44,941
Provision for loan losses                            4,200       3,600        3,600       3,600        7,300
------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                        71,438      62,484       57,504      43,289       37,641
Securities gains (losses)                               (3)         43           41          22          611
Other non-interest income                            8,858       8,093        6,734       5,837        5,610
Non-interest expense                                30,282      30,065       30,928      28,013       27,617
------------------------------------------------------------------------------------------------------------
Income before income tax expense                    50,011      40,555       33,351      21,135       16,245
Income tax expense                                  19,720      15,976       13,243       7,819        5,624
------------------------------------------------------------------------------------------------------------
Net income                                      $   30,291   $  24,579   $   20,108   $  13,316   $   10,621
------------------------------------------------------------------------------------------------------------
Net income per common share
   Basic                                        $     3.36   $    2.74   $     2.26  $     1.66   $     1.36
   Diluted                                      $     3.36   $    2.74   $     2.26  $     1.66   $     1.36
Cash dividends paid per common share            $    0.805   $   0.700   $    0.625  $    0.600   $    0.600
Weighted average common shares
   Basic                                         9,013,428   8,967,188    8,915,936   8,017,398    7,805,339
   Diluted                                       9,017,760   8,968,393    8,915,936   8,017,398    7,805,339
------------------------------------------------------------------------------------------------------------
Statement of Condition
Securities available-for-sale                   $  160,991  $  239,928   $  216,158  $  383,391   $  243,252
Securities held-to-maturity                        426,332     418,156      350,336     210,129      174,377
Net loans(2)                                     1,245,585    961,876       846,151     744,384      542,995
Total assets                                     1,995,924   1,780,898    1,622,462   1,504,329    1,087,400
Deposits                                         1,721,736   1,560,402    1,449,121   1,364,740      984,227
Securities sold under agreements to repurchase      46,990      16,436       23,419      10,000        1,500
Advances from Federal Home Loan Bank                30,000      30,000           --          --           --
Stockholders' equity                               179,109     156,652      135,877     118,446       94,529
------------------------------------------------------------------------------------------------------------
Common Stock Data

Shares of common stock outstanding               9,033,583   8,988,760    8,941,743   8,878,144    7,867,164
Book value per share                            $    19.83  $    17.43   $    15.20  $    13.34   $    12.02
------------------------------------------------------------------------------------------------------------
Profitability Ratios

Return on average assets                            1.63%        1.44%       1.29%        1.05%        1.05%
Return on average stockholders' equity             18.31        17.00       15.63        13.06        11.68
Dividend payout ratio                              23.95        25.55       27.65        36.14        44.12
Average equity to average assets ratio              8.89         8.47        8.25         8.04         8.97
Efficiency ratio                                   35.84        40.51       45.20        53.11        53.98
------------------------------------------------------------------------------------------------------------

1 INCLUDES THE OPERATING RESULTS OF FIRST PUBLIC SAVINGS BANK, F.S.B. SUBSEQUENT TO THE NOVEMBER 18, 1996, ITS ACQUISITION DATE, AND THE SELECTED ASSETS AND ASSUMED DEPOSITS AND LIABILITIES OF GOLDEN CITY COMMERCIAL BANK SUBSEQUENT TO DECEMBER 10, 1999, THEIR ACQUISITION DATE.
2 NET LOANS REPRESENTS GROSS LOANS NET OF LOAN PARTICIPATIONS SOLD, UNAMORTIZED DEFERRED LOAN FEES AND THE ALLOWANCE FOR LOAN LOSSES.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OFOPERATIONS

The following discussion is intended to provide information to facilitate the understanding and assessment of the consolidated financial condition of Cathay Bancorp, Inc. ("Bancorp") and its subsidiary Cathay Bank (the "Bank" and together the "Company") and their consolidated results of operations. It should be read in conjunction with the audited consolidated financial statements and footnotes appearing elsewhere in this report.

    The following discussion, and other sections of this report, include forward-looking statements regarding management's beliefs, projections and assumptions concerning future results and events. These forward-looking statements may, but do not necessarily, include words such as "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, adverse developments or conditions related to or arising from expansion into new market areas, fluctuations in interest rates, demographic changes, increases in competition, deterioration in asset or credit quality, changes in the availability of capital, adverse regulatory developments, changes in business strategy or development plans, general economic or business conditions and the other factors discussed in "Factors That May Affect Future Results" later in this report. Actual results in any future period may also vary from the past results discussed herein. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date hereof. The Company has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

RESULTS OF OPERATIONS The Company reported net income of $30.3 million or $3.36 per diluted common share for 1999 as compared with net income of $24.6 million or $2.74 per diluted common share for 1998 and $20.1 million or $2.26 per diluted common share for 1997.

    Pre-tax income increased 23% in 1999 to $50.0 million. The increase was primarily attributable to a $9.6 million growth in net interest income, which resulted primarily from an increase of $10.9 million in interest and fees on loans. In addition, the efficiency ratio improved from 40.51% in 1998 to 35.84% in 1999. Return on average assets ("ROA") and return on average stockholders' equity ("ROE") were 1.63% and 18.31%, respectively, for 1999 versus 1.44% and 17.00%, respectively, for 1998.

    1998 pre-tax income represents an increase of 22% over 1997, attributable primarily to a $5.0 million increase in net interest income and a $1.4 million increase in non-interest income, while the efficiency ratio improved from 45.20% in 1997 to 40.51% in 1998. The ROA was 1.44% for 1998 and 1.29% for
1997 and the ROE was 17.00% for 1998 and 15.63% for 1997.

NET INTEREST INCOME Net interest income before provision for loan losses amounted to $75.6 million in 1999, representing an increase of $9.5 million or 14% over net interest income of $66.1 million for 1998. On a taxable equivalent basis, net interest income totaled $77.3 million in 1999 versus $67.4 million in 1998. The primary reason for the increase in 1999 net interest income was an increase of $190.9 million in average interest-earning assets, $181.0 million of which was contributed by loan growth. The increase in average interest-earning assets was funded primarily by increases in average deposits and by other borrowed funds, proceeds from maturities of securities and cash.

    The increase in average net loans from $907.6 million in 1998 to $1,088.6 million in 1999 added $10.9 million to net interest income. The increase resulted from an increase of $15.8 million in interest income, due to increases in average volume, which was partially offset by a decrease of $4.9 million in interest income, due to decreases in average yield. The average yield on loans decreased 52 basis points from 9.13% in 1998 to 8.61% in 1999, primarily due to a 36 basis points drop in the Company's average reference lending rate from 8.60% to 8.24%. Contributing to lower average loan yield in 1999 was increased competition in the Company's marketplace. Yields on other categories of interest-earning assets decreased as well due to the prevailing interest rate environment. As a result, the taxable equivalent average yield on interest-earning assets decreased 28 basis points to 7.66% in 1999 from 7.94% in 1998.

    However, average cost of funds decreased 35 basis points from 4.15% in 1998 to 3.80% in 1999 which compensated for the decrease in the average yield on interest-earning assets. The decrease in average cost of funds was substantially attributable to a decline of 37 basis points in the average cost of deposits from 4.10% in 1998 to 3.73% in 1999. In addition, average net loans, which generally yield higher than other types of interest-earning assets, increased as a percentage of average interest-earning assets from 57.9% in 1998 to 61.9% in 1999. Consequently, net interest margin (defined as taxable equivalent net interest income to average interest-earning assets) increased 9 basis points from 4.30% in 1998 to 4.39% in 1999.

    Comparing 1998 with 1997, net interest income increased $5.0 million or 8% primarily due to an increase of $159.5 million in average interest-earning assets from $1,408.9 million to $1,568.4 million. Of the $159.5 million, net loans accounted for $115.5 million, Federal funds sold and securities purchased under agreements to resell accounted for $27.6 million, investment securities (including available-for-sale, held-to-maturity and Federal Home Loan Bank stock) accounted for $15.7 million and deposits with other banks accounted for $0.7 million. The increases in average interest-earning assets were funded by:
1) an increase in average deposits of $86.2 million of which $68.5 million were interest bearing and $17.8 million were non-interest bearing; 2) borrowed funds (including securities sold under agreements to repurchase, advances from FHLB and others) of $51.6 million of which $44.4 million were short-term and $7.2 million were long-term; and 3) cash and other sources of $21.6 million.

    The increase in average loans in 1998 contributed to an additional $8.9 million in net interest income, which however, was partially offset by a decrease of 21 basis points in the average yield from 9.34% to 9.13%. The Federal Reserve Board made three consecutive cuts in the Federal funds rate of 25 basis points each in the last two quarters of 1998. As a result, the Company's average reference lending rate decreased nine basis points to 8.60% in 1998. In addition, the Company's average yield on loans decreased due to competitiveness in the marketplace and an increase in the residential mortgages as a percentage to the Company's total loan portfolio. Meanwhile, yields on all other categories of interest-earning assets decreased due to the prevailing interest rate environment, causing a nine basis point decrease in the average yield on overall interest-earning assets from 8.03% in 1997 to 7.94% in 1998.

    Conversely, cost of funds increased 11 basis points from 4.04% in 1997 to 4.15% in 1998. This was primarily due to the repricing of time deposits in response to the market rate changes. Average time deposits increased $80.1 million to $900.4 million in 1998 while average other interest-bearing deposits decreased $11.7 million. Consequently, net interest margin was reduced by 12 basis points from 4.42% in 1997 to 4.30% in 1998.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED


CHANGES DUE TO RATE AND VOLUME(1)


                                                  1999 - 1998                          1998 - 1997
                               Increase (Decrease) in Net Interest Income Due to:Increase (Decrease) in Net Interest Income Due to:
                                     Changes in    Changes in    Total              Changes in   Changes in      Total
(in thousands)                          Rate        Volume       Change                Rate        Volume       Change
------------------------------------------------------------------------------------------------------------------------------------
Interest Earning Asset
   Federal funds sold and
      securities purchased under
      agreements to resell           $   (442)  $   (1,627) $   (2,069)           $    (29)      $   1,564    $   1,535
   Securities available-for-sale
      (Taxable)                        (1,430)      (1,503)     (2,933)             (1,252)         (2,956)      (4,208)
   Securities available-for-sale
      (Nontaxable)(2)                       5          (12)         (7)                (10)             25           15
   Securities held-to-maturity
      (Taxable)                          (948)       3,947       2,999                (168)          4,988        4,820
   Securities held-to-maturity
      (Nontaxable)(2)                    (193)       1,423       1,230                (129)            623          494
   Deposits with other banks               (8)         (12)        (20)                (11)             28           17
   Federal Home Loan Bank stock          (749)         744          (5)               (218)            210           (8)
   Loans(3)                            (4,918)      15,832      10,914              (1,700)         10,551        8,851
------------------------------------------------------------------------------------------------------------------------------------
Total                                $ (8,683)  $   18,792  $   10,109           $  (3,517)      $  15,033   $   11,516
------------------------------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities
   Savings deposits,
      NOW accounts and others      $   (1,934)  $      140  $   (1,794)          $    (411)      $    (220)  $     (631)
   Time deposits                       (2,563)       3,513         950                 165           4,099        4,264
   Securities sold under
      agreements to repurchase           (193)         123         (70)                (15)          2,368        2,353
   Other borrowed funds                    11          (16)         (5)                 (1)              4            3
   Advances from Federal
      Home Loan Bank                        4        1,117       1,121                  --             333          333
   Mortgage indebtedness                   27          (46)        (19)                  6              23           29
------------------------------------------------------------------------------------------------------------------------------------
Total                              $   (4,648)  $    4,831  $      183           $    (256)      $   6,607   $    6,351
------------------------------------------------------------------------------------------------------------------------------------
Changes in net interest income     $   (4,035)  $   13,961  $    9,926           $  (3,261)      $   8,426   $    5,165
------------------------------------------------------------------------------------------------------------------------------------

1 CHANGES IN INTEREST INCOME AND INTEREST EXPENSE ATTRIBUTABLE TO CHANGES IN BOTH RATE AND VOLUME HAVE BEEN ALLOCATED PROPORTIONATELY TO CHANGES DUE TO RATE AND CHANGES DUE TO VOLUME.

2 THE AMOUNT OF INTEREST EARNED ON CERTAIN SECURITIES OF STATES AND POLITICAL SUBDIVISIONS AND OTHER SECURITIES HELD HAVE BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS, USING EFFECTIVE FEDERAL INCOME TAX RATE OF 35%.

3 AMOUNTS ARE NET OF UNAMORTIZED DEFERRED LOAN FEES OF $3,593,000, $3,631,000 AND $3,786,000 IN 1999, 1998, AND 1997, RESPECTIVELY.


INTEREST EARNING ASSET MIX


                                      As of December 31, 1999   As of December 31, 1998      Amount        Percentage
                                                   Percentage                 Percentage    Changed          Changed
                                              of Total Interest          of Total Interest      from             from
(dollars in thousands)                Amount   Earning Assets   Amount    Earning Assets  1998 to 1999     1998 to 1999
------------------------------------------------------------------------------------------------------------------------
Types of Interest Earning Assets
Federal funds sold and securities
   purchased under
   agreements to resell             $   5,000       0.27%      $   17,000         1.04%       (12,000)          (70.59)%
Securities available-for-sale         160,991       8.76          239,928        14.64        (78,937)          (32.90)
Securities held-to-maturity           426,332      23.19          418,156        25.52          8,176             1.96
Deposits with other banks                 568       0.03            1,376         0.08           (808)          (58.72)
Loans (net of unamortized
deferred loan fees and
allowance for loan losses)          1,245,585      67.75          961,876        58.72        283,709            29.50
------------------------------------------------------------------------------------------------------------------------
Total interest earning assets      $1,838,476     100.00%      $1,638,336       100.00%       200,140            12.22%
------------------------------------------------------------------------------------------------------------------------

The following table sets forth information concerning average interest earning assets, average interest bearing liabilities, and the yields on those assets and liabilities. Average outstanding amounts included in the table are daily averages.

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES


                                                                                   Year ended December 31,
(dollars in thousands)                                                         1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreements to Resell
Average outstanding                                                       $   38,013   $  69,915   $   42,260
Average yield                                                                  4.95%       5.65%        5.72%
Amount of interest earned                                                 $    1,881   $   3,950   $    2,415
-------------------------------------------------------------------------------------------------------------
Securities Available-for-Sale, Taxable
Average outstanding                                                       $  178,188   $ 219,556   $  289,715
Average yield                                                                  5.73%       5.98%        5.99%
Amount of interest earned                                                 $   10,202   $  13,135   $   17,343
-------------------------------------------------------------------------------------------------------------
Securities Available-for-Sale, Nontaxable
Average outstanding                                                       $      345   $     499   $      169
Average yield(2)                                                                7.83%       6.73%       11.24%
Amount of interest earned                                                 $       27   $      34   $       19
-------------------------------------------------------------------------------------------------------------
Securities Held-to-Maturity, Taxable
Average outstanding                                                       $  378,753   $ 315,257   $  237,881
Average yield                                                                 6.16%       6.45%        6.52%
Amount of interest earned                                                 $   23,339   $  20,340   $   15,520
-------------------------------------------------------------------------------------------------------------
Securities Held-to-Maturity, Nontaxable
Average outstanding                                                       $   68,702   $  48,757   $   40,930
Average yield(2)                                                               7.48%       7.92%        8.34%
Amount of interest earned                                                 $    5,136   $   3,906   $    3,412
-------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Stock
Average outstanding                                                       $    6,309   $   5,841   $    5,506
Average yield                                                                  5.25%       5.75%        6.24%
Amount of interest earned                                                 $      331   $     336   $      344
-------------------------------------------------------------------------------------------------------------
Deposits with Other Banks
Average outstanding                                                       $      459   $     958   $      243
Average yield                                                                  2.83%       3.44%        6.58%
Amount of interest earned                                                 $       13   $      33   $       16
-------------------------------------------------------------------------------------------------------------
Loans(1)
Average outstanding                                                       $1,088,578   $ 907,627   $  792,176
Average yield(5)                                                               8.61%       9.13%        9.34%
Amount of interest earned(5)                                              $   93,780   $  82,866   $   74,015
-------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets
Average outstanding                                                       $1,759,347   $1,568,410  $1,408,880
Average yield(5)                                                               7.66%        7.94%       8.03%
Amount of interest earned(5)                                              $  134,709   $  124,600  $  113,084
-------------------------------------------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED


INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES, CONTINUED


                                                                                   Year ended December 31,
(dollars in thousands)                                                         1999        1998         1997
--------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Savings Deposits(3)
Average outstanding                                                       $  424,500   $  417,105   $  428,763
Average rate paid                                                              1.46%        1.92%        2.01%
Amount of interest paid or accrued                                        $    6,212   $    8,006   $    8,637
--------------------------------------------------------------------------------------------------------------
Time Deposits
Average outstanding                                                       $1,001,878   $  900,441   $  820,310
Average rate paid                                                              4.69%        5.11%        5.09%
Amount of interest paid or accrued                                        $   46,950   $   46,000   $   41,736
--------------------------------------------------------------------------------------------------------------
Securities Sold Under Agreements to Repurchase
Average outstanding                                                       $   55,486   $   53,104   $    8,779
Average rate paid                                                              4.99%        5.34%        5.51%
Amount of interest paid or accrued                                        $    2,766   $    2,836   $      483
--------------------------------------------------------------------------------------------------------------
Other Borrowed Funds
Average outstanding                                                       $       33   $      181   $       82
Average rate paid                                                              6.06%        3.87%        4.88%
Amount of interest paid or accrued                                        $        2   $        7   $        4
--------------------------------------------------------------------------------------------------------------
Advances from Federal Home Loan Bank
Average outstanding                                                       $   30,000   $    6,959   $       --
Average rate paid                                                              4.85%        4.79%           --
Amount of interest paid or accrued                                        $    1,454   $      333   $       --
--------------------------------------------------------------------------------------------------------------
Mortgage Indebtedness
Average outstanding                                                       $      183   $      440   $      190
Average rate paid(6)                                                          13.11%        9.77%        7.37%
Amount of interest paid or accrued(6)                                     $       24   $       43   $       14
--------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities
Average outstanding                                                       $1,512,080   $1,378,230   $1,258,124
Average rate paid                                                              3.80%        4.15%        4.04%
Amount of interest paid or accrued                                        $   57,408   $   57,225   $   50,874
--------------------------------------------------------------------------------------------------------------
Net interest earnings(7)                                                  $   77,301   $   67,375   $   62,210
Net yield on interest earnings assets(4),(7)                                   4.39%        4.30%        4.42%
Yield spread(7)                                                                3.86%        3.79%        3.99%
--------------------------------------------------------------------------------------------------------------

1  NONACCRUAL LOANS ARE INCLUDED IN THE AVERAGE BALANCES.
2 THE AVERAGE YIELD HAS BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS FOR CERTAIN SECURITIES OF STATES AND POLITICAL SUBDIVISIONS AND OTHER SECURITIES HELD USING AN EFFECTIVE FEDERAL INCOME TAX RATE OF 35%.
3  SAVINGS DEPOSITS INCLUDE NOW ACCOUNTS AND MONEY MARKET ACCOUNTS.
4 CALCULATED BY DIVIDING NET INTEREST EARNINGS BY AVERAGE OUTSTANDING INTEREST EARNING ASSETS.
5  YIELDS AND AMOUNTS OF INTEREST EARNED INCLUDE LOAN FEES.
6 YIELD AND AMOUNT OF INTEREST PAID OR ACCRUED INCLUDE INTEREST PAID ON SENIOR DEBTS OF OTHER REAL ESTATE OWNED, EITHER TO BRING THE LOANS CURRENT OR TO PAY OFF THE LOANS WHEN THE COMPANY OBTAINED TITLE TO THE PROPERTIES AND THEREAFTER.
7 NET INTEREST EARNINGS, NET YIELD ON EARNING ASSETS AND YIELD SPREAD HAVE BEEN ADJUSTED TO A FULLY TAXABLE EQUIVALENT BASIS USING AN EFFECTIVE FEDERAL INCOME TAX RATE OF 35%.

NON-INTEREST INCOME Non-interest income totaled $8.9 million in 1999, $8.1 million in 1998 and $6.8 million in 1997. The increase of $719,000 or 9% from 1998 to 1999 was primarily from an increase in letter of credit commissions due to increases in transaction volume, fees and charges related to loans, wire transfer fees and other miscellaneous income. Partially offsetting these increases were decreases in service charges due to the Bank's outsourcing of its merchant bank card portfolio in the third quarter of 1998. As a result, the Bank received only a percentage of the income from the portfolio rather than receiving the full income and incurring the related expenses.

    Non-interest income increased $1.4 million or 20% from 1997 to 1998. The contributing factors to the increase were an increase in letter of credit commissions due to increase in transaction volume, higher service charges due to fee increases, rebate income earned in outsourcing the issuing and processing of cashier's checks and money orders and higher income from miscellaneous items, such as documentation and charges related to loans, wire transfer, foreign exchange and safe deposit boxes.

NON-INTEREST EXPENSE Non-interest expense totaled $30.3 million in 1999, $30.1 million in 1998 and $30.9 million in 1997. From 1998 to 1999, non-interest expense increased $217,000 or 0.7%. An increase of $1.1 million in salaries and employee benefits resulting primarily from higher year-end bonus expense and overall annual salary increases was largely offset by decreases of $572,000 in other operating expense and an increase of $291,000 in net OREO income. The decrease in other operating expense was primarily due to the Bank's outsourcing of its merchant bank card portfolio in the third quarter of 1998 as explained previously. The Company realized a total of $1.5 million in income from gains on sale of OREO properties leading to a net OREO income of $1.4 million in 1999, as compared with $1.1 million of net OREO income in 1998. The efficiency ratio, defined as non-interest expense divided by net interest income before provision for loan losses plus non-interest income, improved 12% from 40.51% in 1998 to 35.84% in 1999.

    From 1997 to 1998, non-interest expense decreased $863,000 or 3% primarily attributable to a decrease of $1.6 million in OREO expense and a decrease of $385,000 in occupancy expense. The Company had a net OREO income of $1.1 million in 1998 as compared with a net OREO expense of $503,000 in 1997. The closures of the Rowland Heights branch and two corporate offices of First Public Savings Bank, F.S.B. in December, June and November 1997, respectively, helped to reduce the 1998 occupancy expense. To partially offset the above decreases in non-interest expense was an increase of $1.0 million in salaries and employee benefits. Added personnel to support the Berkeley/Richmond Branch opened in April 1998 as well as new officers for northern California branches and overall annual salary increases contributed to the increase in salaries and employee benefits expense. The efficiency ratio improved 10% from 45.20% in 1997 to 40.51% in 1998.

FINANCIAL CONDITION OVERVIEW The Company maintained steady growth throughout 1999. Furthermore, on December 10, 1999, the Company substantially completed the purchase of certain assets and assumption of certain deposits and liabilities of Golden City Commercial Bank ("Golden City"). Total deposits assumed were approximately $80.6 million and total assets purchased were approximately $84.1 million.

    Comparing December 31, 1999 and 1998, total assets increased 12% to $1,995.9 million; net loans grew by 29% to $1,245.6 million; securities available-for-sale decreased 33% to $161.0 million while securities held-to-maturity increased slightly to $426.3 million. Total deposits increased 10% to $1,721.7 million and stockholders' equity increased 14% to $179.1 million.

SECURITIES The Company's investment policy states that those securities which the Company has the positive intent and ability to hold until maturity will be classified as securities held-to-maturity, and carried at amortized cost. Those securities which could be sold in response to changes in interest rates, changes in prepayment risk, increases in

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

loan demand, the need to increase regulatory capital, general liquidity needs, or other similar factors will be classified as securities available-for-sale, and carried at estimated fair value, with unrealized gains or losses, net of tax, reflected in stockholders' equity. In addition, to further improve the Bank's liquidity, it is the Bank's policy to transfer securities held-to-maturity to the available-for-sale category when securities become 90 days or less to maturity.

    Securities available-for-sale decreased $78.9 million or 33% to $161.0 million at year-end 1999 from $239.9 million at year-end 1998. This was mainly attributable to proceeds from matured securities not being reinvested but used to meet the strong loan demand. Securities held-to-maturity increased slightly from $418.2 million at year-end 1998 to $426.3 million at year-end 1999.

    As of December 31, 1999, unrealized holding losses on securities available-for-sale were $1.7 million compared with unrealized holding gains of $2.1 million as of December 31, 1998. These unrealized holding losses or gains, net of tax effect, were included in the Company's stockholders' equity for the years reported. The unrealized holding losses, net of tax, were $1.0 million as of December 31, 1999 while the unrealized holding gains, net of tax, were $1.2 million as of December 31, 1998. The unrealized holding losses at year-end 1999 resulted mainly from increasing interest rates toward the latter half of 1999.

The following table summarizes the carrying value of the Company's portfolio of securities for each of the past three years:


                                                                                    As of December 31,
(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Securities Available-for-Sale:

   U.S. Treasury securities                                              $       25   $   2,014   $   37,971
   U.S. government agencies                                                  40,218     103,020      113,306
   State and municipal securities                                               540      22,317           --
   Mortgage-backed securities                                                14,634      18,266       22,982
   Collateralized mortgage obligations                                        7,823      14,159        6,386
   Asset-backed securities                                                   16,448       8,220       19,889
   Federal Home Loan Bank stock                                               6,851       5,991        5,653
   Commercial paper                                                          40,076      29,945        9,971
   Corporate bonds                                                           34,376      35,996           --
-------------------------------------------------------------------------------------------------------------
      Total                                                              $  160,991   $ 239,928   $  216,158
-------------------------------------------------------------------------------------------------------------
Securities Held-to-Maturity:
   U.S. Treasury securities                                              $   24,998   $  26,026   $   26,054
   U.S. government agencies                                                  64,373      54,426       39,374
   State and municipal securities                                            68,834      61,495       44,497
   Mortgage-backed securities                                               133,282     146,018      140,338
   Collateralized mortgage obligations                                       63,397      83,535       90,234
   Asset-backed securities                                                   19,999          --          923
   Corporate bonds                                                           51,449      46,656        8,916
-------------------------------------------------------------------------------------------------------------
      Total                                                              $  426,332   $ 418,156   $  350,336
-------------------------------------------------------------------------------------------------------------


Management constantly seeks to balance the risks and returns on its portfolio within the Company's investment guidelines. Consequently, during 1999, the Company increased its holdings of asset-backed securities and corporate bonds .

    The scheduled maturities and taxable equivalent yields by security type are presented in the following tables:

SECURITIES AVAILABLE-FOR-SALE PORTFOLIO MATURITY DISTRIBUTION AND YIELD
ANALYSIS:


                                                                 As of December 31, 1999
                                                             After One   After Five
                                                One Year      Year to     Years to    Over Ten
(dollars in thousands)                           or Less    Five Years    Ten Years     Years        Total
-------------------------------------------------------------------------------------------------------------
Maturity Distribution:
   U.S. Treasury securities                     $       25  $       --   $       --   $      --   $       25
   U.S. government agencies                         20,020      20,198           --          --       40,218
   State and municipal securities                      540          --           --          --          540
   Mortgage-backed securities(2)                        --       3,007        2,894       8,732       14,633
   Collateralized mortgage obligations(2)              174          --        3,345       4,305        7,824
   Asset-backed securities(2)                           --       6,860        9,588          --       16,448
   Federal Home Loan Bank stock                      6,851          --           --          --        6,851
   Commercial paper                                 40,076          --           --          --       40,076
   Corporate bonds                                      --      29,756        4,620          --       34,376
-------------------------------------------------------------------------------------------------------------
      Total                                     $   67,686  $   59,821   $   20,447   $  13,037   $  160,991
-------------------------------------------------------------------------------------------------------------
Weighted Average Yield:
   U.S. Treasury securities                           4.99%         --          --%          --%        4.99%
   U.S. government agencies                           5.88        5.92          --           --         5.90
   States and municipal securities(1)                 7.78          --          --           --         7.78
   Mortgage-backed securities(2)                        --        5.92        6.57         7.33         6.89
   Collateralized mortgage obligations(2)             4.20          --        6.18         6.27         6.18
   Asset-backed securities(2)                           --        5.78        5.71           --         5.74
   Federal Home Loan Bank stock                       5.42          --          --           --         5.42
   Commercial paper                                   7.46          --          --           --         7.46
   Corporate bonds                                      --        5.56        7.19           --         5.78
-------------------------------------------------------------------------------------------------------------
      Total                                           6.78%       5.73%       6.23%        6.98%        6.33%
-------------------------------------------------------------------------------------------------------------

1 AVERAGE YIELD HAS BEEN ADJUSTED TO A FULLY-TAXABLE EQUIVALENT BASIS. 2 SECURITIES REFLECT STATED MATURITIES AND NOT ANTICIPATED PREPAYMENTS.

SECURITIES HELD-TO-MATURITY PORTFOLIO MATURITY DISTRIBUTION AND YIELD ANALYSIS:

                                                                 As of December 31, 1999
                                                             After One   After Five
                                                One Year      Year to     Years to    Over Ten
(Dollars in Thousands)                           or Less    Five Years    Ten Years     Years        Total
--------------------------------------------------------------------------------------------------------------
Maturity Distribution:
   U.S. Treasury securities                     $   24,998  $       --   $       --   $      --   $   24,998
   U.S. government agencies                         29,317      35,056           --          --       64,373
   State and municipal securities                    1,122       9,722       23,930      34,060       68,834
   Mortgage-backed securities(2)                     3,465      14,638       38,004      77,175      133,282
   Collateralized mortgage obligations(2)               --          --       49,801      13,596       63,397
   Asset-backed securities(2)                           --      19,999           --          --       19,999
   Corporate bonds                                      --      46,410        5,039          --       51,449
--------------------------------------------------------------------------------------------------------------
      Total                                     $   58,902  $  125,825   $  116,774   $ 124,831   $  426,332
--------------------------------------------------------------------------------------------------------------
Weighted Average Yield:
   U.S. Treasury securities                            6.32%         --%          --%        --%        6.32%
   U.S. government agencies                            6.25        5.52           --         --         5.86
   State and municipal securities(1)                   7.17        8.49         8.04       6.74         7.45
   Mortgage-backed securities(2)                       5.96        6.20         6.14       6.38         6.28
   Collateralized mortgage obligations(2)                --          --         6.60       6.30         6.54
   Asset-backed securities(2)                            --        5.61           --         --         5.61
   Corporate bonds                                       --        6.00         7.38         --         6.14
--------------------------------------------------------------------------------------------------------------
      Total                                            6.28%       6.02%        6.78%      6.47%        6.40%
--------------------------------------------------------------------------------------------------------------

1 AVERAGE YIELD HAS BEEN ADJUSTED TO A FULLY-TAXABLE EQUIVALENT BASIS. 2 SECURITIES REFLECT STATED MATURITIES AND NOT ANTICIPATED PREPAYMENTS.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

LOANS Gross loans grew by $287.2 million or 29% from $981.5 million at year-end 1998 to $1,268.7 million at year-end 1999 while net loans increased $283.7 million or 29% to $1,245.6 million. Of the increase, $221 million was from commercial real estate loans. This was the result of the continued growth in the California economy, which led to a strong real estate market and, hence, demand. In addition, the Company purchased 23 seasoned commercial real estate loans with floating rates totaling $68 million from a major bank in the third quarter of 1999. All of the properties securing these loans are located in California. The Houston loan production office, which opened for business in March 1999, contributed over $20 million to the growth in commercial real estate loans. Total loans acquired from Golden City approximated $31.2 million at year-end 1999, a majority of which were for mixed use of commercial and residential real estate.

    Commercial real estate loans are typically secured by first deeds of trust on the respective commercial properties, including primarily retail shops and shopping centers, as well as office buildings, multiple-unit apartments, warehouses, hotels and motels. The Company's underwriting policy for commercial real estate loans generally requires that the loan-to-value ratio at the time of origination not exceed 70 percent of the appraised value of the property, and that there be an adequate debt coverage ratio.

    Other notable increases were commercial loans, residential real estate loans, and real estate construction loans, which added $24.6 million, $23.4 million and $21.8 million, respectively from year-end 1998 to year-end 1999.

    Commercial loans totaled $395.1 million at year-end 1999 compared with $370.5 million at year-end 1998. These loans are for general business purposes and include short-term loans to finance trust receipts. These loans are generally made based on the financial strength of the borrowers, and are typically secured by cash or cash equivalents, real estate, inventory or receivables. The Company primarily markets its commercial lending to small-to-medium businesses and professionals for their working capital needs.

    Residential real estate loans totaled $207.6 million and $184.2 million at year-end 1999 and 1998, respectively. These loans included home equity lines of $26.4 million and $20.4 million, respectively, at year-end 1999 and 1998. The growth in residential real estate loans has slowed down as the interest rates moved higher toward the latter half of 1999, which discouraged refinancing and new purchase activities.

    Real estate construction loans totaled $62.5 million at year-end 1999 compared with $40.7 million at year-end 1998. The growth in construction loans was directly affected by the strong local economy and real estate market in California. The Company makes construction loans on a selective basis to those projects with good locations developed by experienced and financially strong borrowers. The projects, which include commercial retail centers, office buildings, warehouses and single family residences, are all located in California as of December 31, 1999. Total construction loan commitments outstanding were approximately $49.0 million at year-end 1999.

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

    The classification of loans by type as of December 31 for each of the past five years, as well as the changes in loan portfolio composition for the past two years and the contractual maturity of the loan portfolio as of December 31, 1999 are presented below:

LOAN TYPE AND MIX


                                                               Amount outstanding as of December 31,
(in thousands)                                        1999        1998         1997        1996         1995
--------------------------------------------------------------------------------------------------------------
Type of Loans:
Commercial loans                                $  395,138  $  370,539   $  338,285   $ 283,894   $  292,612
Real estate mortgage loans                         785,109     540,766      458,417     420,315      231,360
Real estate construction loans                      62,516      40,738       41,736      33,510       13,606
Installment loans                                   25,498      29,165       26,611      23,551       19,748
Other loans                                            419         269          267         385          533
--------------------------------------------------------------------------------------------------------------
Gross loans                                      1,268,680     981,477      865,316     761,655      557,859
--------------------------------------------------------------------------------------------------------------
Less
Unamortized deferred loan fees                      (3,593)     (3,631)      (3,786)     (3,742)      (2,122)
Allowance for loan losses                          (19,502)    (15,970)     (15,379)    (13,529)     (12,742)
--------------------------------------------------------------------------------------------------------------
Net loans                                      $ 1,245,585  $   961,876   $  846,151   $ 744,384  $   542,995
--------------------------------------------------------------------------------------------------------------


CHANGES IN LOAN PORTFOLIO COMPOSITION


                                                 As of December 31, 1999  As of December 31, 1998
                                                             Percentage                Percentage  Percentage
                                                              of Total                  of Total    Increase
(dollars in thousands)                            Amount        Loans       Amount        Loans    (Decrease)
--------------------------------------------------------------------------------------------------------------
Type of Loans:
Commercial loans                                $  395,138      31.72%   $  370,539      38.52%        6.64%
Real estate mortgage loans                         785,109      63.03       540,766      56.22        45.18
Real estate construction loans                      62,516       5.02        40,738       4.24        53.46
Installment loans                                   25,498       2.05        29,165       3.03       (12.57)
Other loans                                            419       0.03           269       0.03        55.76
Unamortized deferred loan fees                      (3,593)     (0.29)       (3,631)     (0.38)       (1.05)
Allowance for loan losses                          (19,502)     (1.56)      (15,970)     (1.66)       22.12
--------------------------------------------------------------------------------------------------------------
Net loans                                       $1,245,585     100.00%  $   961,876     100.00%       29.50%
--------------------------------------------------------------------------------------------------------------


CONTRACTUAL MATURITY OF LOAN PORTFOLIO(1)(2)


(in thousands)                                  Within One Year    One to Five Years  Over Five Years  Total
----------------------------------------------------------------------------------------------------------------
Commercial Loans
Floating rate                                       $   266,081      $    43,255     $    23,726     $   333,062
Fixed rate                                               43,681            9,599           8,283          61,563
Real Estate Mortgage Loans
Floating rate                                            36,695          166,309         269,867         472,871
Fixed rate                                               19,575           41,773         248,163         309,511
Real Estate Construction Loans
Floating rate                                            51,213           10,950              --          62,163
Installment Loans
Floating rate                                                --               32              --              32
Fixed rate                                                5,929           19,537              --          25,466
Other Loans
Floating rate                                               322               --              --             322
Fixed rate                                                   89               --               8              97
----------------------------------------------------------------------------------------------------------------
Total loans                                         $   423,585      $   291,455     $   550,047     $ 1,265,087
----------------------------------------------------------------------------------------------------------------
Floating rate                                       $   354,311      $   220,546     $   293,593     $   868,450
Fixed rate                                               69,274           70,909         256,454         396,637
----------------------------------------------------------------------------------------------------------------
Total loans                                         $   423,585      $   291,455     $   550,047     $ 1,265,087
Allowance for loan losses                                                                                (19,502)
----------------------------------------------------------------------------------------------------------------
Net loans                                                                                            $ 1,245,585
----------------------------------------------------------------------------------------------------------------


1 IN THE NORMAL COURSE OF BUSINESS, LOANS ARE RENEWED, EXTENDED OR PREPAID FROM TIME TO TIME; THEREFORE, THE ABOVE SHOULD NOT BE VIEWED AS AN INDICATION OF FUTURE CASH FLOWS.
2  LOANS ARE NET OF UNAMORTIZED DEFERRED LOAN FEES.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

LOAN PORTFOLIO RISK ELEMENTS

NON-PERFORMING ASSETS Management reviews the loan portfolio regularly for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of the loan agreements. Such loans are placed under close supervision with consideration given to placing the loans on nonaccrual status, the need for an additional allowance for loan losses, and, if appropriate, partial or full charge-off.

    The Company's policy is to place loans on a nonaccrual status if either interest or principal or both is past due 90 days or more, or in cases where management deems the full collection of principal and interest unlikely. After a loan is placed on nonaccrual status, any interest previously accrued, but not yet collected, is generally reversed against current income. Depending on the circumstances, management may elect to continue the accrual of interest on certain past due loans if partial payment is received and/or the loan is well collateralized and in the process of collection. The loan is generally returned to accrual status when the borrower has brought the past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

    Total non-performing assets, which include loans past due 90 days or more and still accruing interest, nonaccrual loans, and OREO, decreased $6.5 million or 23% from $28.2 million at year-end 1998 to $21.8 million at year-end 1999. The decrease was primarily due to reductions of $6.1 million in OREO and $959,000 in loans past due 90 days or more and still accruing interest, which were offset by an increase of $606,000 in nonaccrual loans. As a percentage of total loans plus OREO, non-performing assets declined from 2.85% at year-end 1998 to 1.71% at year-end 1999. The nonaccrual coverage ratio, which is the allowance for loan losses to non-performing loans, increased to 111.95% at year-end 1999 from 89.86% at year-end 1998.

    The following table presents the breakdown of total nonaccrual, past due and restructured loans for the past five years:

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS


                                                                           December 31,
(dollars in thousands)                                1999        1998         1997        1996         1995
-------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more         $    3,724  $    4,683   $    2,373   $   2,050   $    1,344
Nonaccrual loans                                    13,696      13,090       16,886       9,305       14,012
-------------------------------------------------------------------------------------------------------------
Total non-performing loans                          17,420      17,773       19,259      11,355       15,356
-------------------------------------------------------------------------------------------------------------
Real estate acquired in foreclosure                  4,337      10,454       13,269      18,854       13,879
-------------------------------------------------------------------------------------------------------------
Total non-performing assets                     $   21,757  $   28,227   $   32,528   $  30,209   $   29,235
-------------------------------------------------------------------------------------------------------------
Troubled debt restructurings(1)                 $    4,581  $    4,642   $    4,874   $   3,201   $    8,429
Non-performing assets as a percentage
   of gross loans and other real estate
   owned at year-end                                  1.71%       2.85%        3.70%       3.87%        5.11%
Allowance for loan losses as a percentage
   of non-performing loans                          111.95%      89.86%       79.85%     119.15%       82.98%
-------------------------------------------------------------------------------------------------------------


1  TROUBLED DEBT RESTRUCTURINGS ARE ACCRUING INTEREST AT THEIR RESTRUCTURED
   TERMS.

The effect of nonaccrual loans and troubled debt restructurings on interest income for the years 1999, 1998, 1997, 1996 and 1995 is presented below:


(in thousands)                                        1999        1998         1997        1996         1995
-------------------------------------------------------------------------------------------------------------
Nonaccrual Loans
Contractual interest due                        $    1,396  $    1,395   $    1,845   $   1,121   $    1,503
Interest recognized                                    234         112          471         268          200
-------------------------------------------------------------------------------------------------------------
Net interest foregone                           $    1,162  $    1,283   $    1,374   $     853   $    1,303
-------------------------------------------------------------------------------------------------------------


(in thousands)                                        1999        1998         1997        1996         1995
-------------------------------------------------------------------------------------------------------------
Troubled Debt Restructurings
Contractual interest due                        $      429  $      421   $      406   $     339   $      467
Interest recognized                                    414         412          387         311          352
-------------------------------------------------------------------------------------------------------------
Net interest foregone                           $       15  $        9   $       19   $      28   $      115
-------------------------------------------------------------------------------------------------------------

NONACCRUAL LOANS Nonaccrual loans were $13.7 million and $13.1 million at year-end 1999 and 1998, respectively. They consisted mainly of $6.2 million in commercial real estate loans and $6.8 million in commercial loans at year-end 1999, and $7.4 million in commercial real estate loans and $4.5 million in commercial loans at year-end 1998. The following tables present the type of properties securing the loans and the type of businesses the borrowers engaged in under commercial real estate and commercial nonaccrual loan categories as of the dates indicated:


                                                                 December 31, 1999               December 31, 1998
                                                            Nonaccrual Loan Secured by      Nonaccrual Loan Secured by
                                                               Real Estate Property            Real Estate Property
                                                            Commercial                     Commercial
(in thousands)                                               Real Estate   Commercial       Real Estate   Commercial
----------------------------------------------------------------------------------------------------------------------
Type of property:
Single/multi-family residence                               $    1,014   $      628      $     348      $    1,052
Commercial                                                       4,971        5,425          5,533           2,613
Motel                                                               --           --          1,501              30
TCD                                                                 --           --             --             696
Others                                                             186          307             --              93
Unsecured                                                           --          392             --              --
----------------------------------------------------------------------------------------------------------------------
   Total                                                    $    6,171   $    6,752      $   7,382      $    4,484
----------------------------------------------------------------------------------------------------------------------
                                                                 December 31, 1999             December 31, 1998
                                                              Nonaccrual Loan Balance        Nonaccrual Loan Balance
                                                            Commercial                    Commercial
(in thousands)                                               Real Estate   Commercial      Real Estate   Commercial
----------------------------------------------------------------------------------------------------------------------
Type of business:
Real estate development                                     $      354   $      347      $     451      $      187
Real estate management                                           4,366          100          3,903              35
Wholesale                                                           --          896            209           1,021
Retail                                                              --           --             --              38
Food/Restaurant                                                     --          889             --           1,008
Import                                                             621        3,307             --             918
Motel                                                              425           --          1,315              --
Investments                                                        334           --            375              --
Industrial                                                          --          270             --             310
Clothing                                                            --           --            348             161
Others                                                              71          943            781             806
----------------------------------------------------------------------------------------------------------------------
   Total                                                    $    6,171   $    6,752      $   7,382      $    4,484
----------------------------------------------------------------------------------------------------------------------

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

    The previous tables show a $5.0 million balance in nonaccrual commercial real estate loans at year-end 1999. These loans include five credits, all of which were secured by the first trust deeds on the respective commercial properties.

    The balance of $5.4 million in nonaccrual commercial loans at year-end 1999 represents 18 credits, the collateral of which includes first, second and third trust deeds on commercial buildings and warehouses.

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

    At December 31, 1999, the Company's troubled debt restructurings decreased slightly in comparison to year-end 1998. Troubled debt restructurings were at $4.6 million at year-end 1999, all of which were commercial real estate loans and were accruing interest under their revised terms.

IMPAIRED LOANS A loan is considered impaired when based on current circumstances and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

    The Company considers all loans classified and restructured in its evaluation of loan impairment. The classified loans are stratified by size, and loans less than the Company's defined selection criteria are treated as a homogenous portfolio. For loans meeting the defined criteria, the Company measures the impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate if the loan is not collateral dependent, and by using the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measurement of the impaired loan is less than the recorded amount of the loan, an impairment is recognized by creating or adjusting an existing valuation allowance with a corresponding charge to the provision for loan losses.

    At December 31, 1999, the Company had identified impaired loans with a recorded investment of $26.3 million. For 1999, the average balance of impaired loans was $26.7 million and interest collected on impaired loans totaled $2.0 million in 1999.

LOAN CONCENTRATION There were no loan concentrations to multiple borrowers in similar activities, which exceeded 10% of total loans as of December 31, 1999.

See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses amounted to $19.5 million or 1.54% of gross loans at year-end 1999, up $3.5 million or 22% from $16.0 million or 1.63% of gross loans at year-end 1998. Management provided $4.2 million and $3.6 million to the provision for loan losses in 1999 and 1998, respectively. The Bank recorded net charge-offs of $668,000 in 1999 down from $3.0 million in 1998. Total loans charged off in 1999 were $1.7 million, including $1.1 million in commercial loans, $388,000 in commercial real estate loans and $227,000 in installment loans. In view of the significant growth in loans and our strategic out-of-state expansion, management felt it was prudent to increase the provision to loan losses, even though the charge-offs in 1999 were less than 1998. The tables below present information relating to the allowance for loan losses, charge-offs, and recoveries by loan type for the past five years:

ALLOWANCE FOR LOAN LOSSES


                                                               Amount outstanding as of December 31,
(dollars in thousands)                                1999        1998         1997        1996         1995
--------------------------------------------------------------------------------------------------------------
Balance at beginning of year                    $   15,970  $   15,379   $   13,528   $  12,742   $   12,271
Allowance from acquisition                              --          --           --       1,644           --
Provision for loan losses                            4,200       3,600        3,600       3,600        7,300
Loans charged-off                                   (1,731)     (3,519)      (2,139)     (5,388)      (7,018)
Recoveries of charged-off loans                      1,063         510          390         930          189
--------------------------------------------------------------------------------------------------------------
Balance at end of year                          $   19,502  $   15,970   $   15,379   $  13,528   $   12,742
--------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year       $1,088,578  $  907,639   $  792,176   $ 579,634   $  549,660
Ratio of net charge-offs to average loans
   outstanding during the year                        0.06%       0.33%        0.22%       0.77%        1.24%
Provision for loan losses to average loans
   outstanding during the year                        0.39%       0.40%        0.45%       0.62%        1.33%
Allowance to non-performing loans at year-end       111.95%      89.86%       79.85%     119.15%       82.98%
Allowance to gross loans at year-end                  1.54%       1.63%        1.78%       1.78%        2.28%
--------------------------------------------------------------------------------------------------------------

LOANS CHARGED-OFF BY LOAN TYPE[1]

                                                                      Year ended December 31,
(dollars in thousands)                                1999        1998         1997        1996         1995
--------------------------------------------------------------------------------------------------------------
Commercial loans                                $    1,116  $    2,394   $    1,387   $   4,010   $    3,895
Percentage of total commercial loans[1]               0.28%       0.65%        0.41%       1.41%        1.33%
--------------------------------------------------------------------------------------------------------------
Real estate loans                               $      388  $      873   $      574   $   1,177   $    2,885
Percentage of total real estate loans1                0.05%       0.15%        0.11%       0.26%        1.18%
--------------------------------------------------------------------------------------------------------------
Installment and other loans                     $      227  $      252   $      178   $     201   $      238
Percentage of total installment
and other loans[1]                                    0.88%        0.86%        0.66%       0.84%        1.17%
--------------------------------------------------------------------------------------------------------------
Total loans charged-off                         $    1,731  $    3,519   $    2,139   $   5,388   $    7,018
--------------------------------------------------------------------------------------------------------------

1 PERCENTAGES WERE CALCULATED BASED ON YEAR-END BALANCES.

RECOVERIES BY LOAN TYPE

                                                                      Year ended December 31,
(in thousands)                                        1999        1998         1997        1996         1995
--------------------------------------------------------------------------------------------------------------

Commercial loans                                $      761  $      188   $      219   $     640   $      110
Real estate loans                                      181         280          111         205           17
Installment and other loans                            121          42           60          85           62
--------------------------------------------------------------------------------------------------------------
Total                                           $    1,063  $      510   $      390   $     930   $      189
--------------------------------------------------------------------------------------------------------------

The Company has established a monitoring system for its loans in order to identify impaired loans, and potential problem loans and to permit periodic evaluation of impairment and the adequacy of the allowance for loan losses in a timely manner. The monitoring system and methodology have evolved over a period of years, and loan classifications have

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

been incorporated into the determination of the level of allowance. This monitoring system and allowance methodology includes a loan-by-loan analysis for significant classified loans as well as loss factors for the balance of the portfolio that are based on historical loss trend analysis relative to the Company's unclassified portfolio and other factors such as current portfolio delinquency and trends, and other inherent risk factors such as economic conditions, concentrations in the portfolio risk levels of particular loan categories, internal loan review and management oversight.

    The Company's allowance for loan losses consists of specific allowances and a general allowance. For impaired loans, the Company provides specific allowances based on an evaluation of impairment and allocates a portion of the general allowance to each impaired loan based on a loss percentage assigned. The percentage assigned depends on a number of factors including the current financial condition of the borrowers and guarantors, the prevailing value of the underlying collateral, charge-off history, management's knowledge of the portfolio and general economic conditions. The remainder of the general allowance is determined by an assessment of the overall quality of the non-impaired portion of the loan portfolio.

    The following table presents a breakdown of impaired loans and the related specific allowances and allocated general allowance as of the dates indicated:


                                                                                       Allocated
                                                              Recorded    Specific      General       Net
1999 (in thousands)                                          Investment   Allowance    Allowance    Balance
-------------------------------------------------------------------------------------------------------------
Commercial                                                  $   12,686   $       --   $   1,831   $   10,855
Commercial real estate                                          13,412           --       1,912       11,500
Other                                                              181           --         181           --
-------------------------------------------------------------------------------------------------------------
   Total                                                    $   26,279   $       --   $   3,924   $   22,355
-------------------------------------------------------------------------------------------------------------
1998 (in thousands)
-------------------------------------------------------------------------------------------------------------
Commercial                                                  $    9,379   $       --   $   1,566   $    7,813
Commercial real estate                                          12,515           58       1,769       10,688
Other                                                               55           --          55           --
-------------------------------------------------------------------------------------------------------------
   Total                                                    $   21,949   $       58   $   3,390   $   18,501
-------------------------------------------------------------------------------------------------------------

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


                                                                         As of December 31,
                                      1999                 1998                 1997                 1996                  1995
                                  Percentage of        Percentage of        Percentage of        Percentage of        Percentage of
                                  loans in each        loans in each        loans in each        loans in each        loans in each
                                     category             category             category             category             category
(dollars in                        to average           to average           to average           to average           to average
 thousands)               Amount  gross loans  Amount  gross loans  Amount  gross loans  Amount  gross loans  Amount  gross loans
----------------------------------------------------------------------------------------------------------------------------------
Type of Loans:
   Commercial loans        $ 8,546      35.06%  $ 7,468     38.58%  $ 7,480   39.20% $    6,190     37.27%   $ 6,338        52.45%
   Real estate
      mortgage loans         9,927      58.10     7,768     53.62     6,988      52.88    6,941     55.19      6,084        41.47
   Real estate
      construction loans       440       4.30       313      4.77       401       4.80      294      4.40        136         2.44
   Installment loans           464       2.46       414      2.98       356       3.09       72      3.09         81         3.54
   Other loans                 125       0.08         7      0.05       154       0.03       31      0.05        103         0.10
----------------------------------------------------------------------------------------------------------------------------------
   Total                   $19,502     100.00%  $15,970    100.00%  $15,379     100.00% $13,528    100.00%   $12,742%      100.00%
----------------------------------------------------------------------------------------------------------------------------------

Based on the Company's evaluation process and the methodology to determine the level of the allowance for loan losses mentioned previously, management believes the allowance for loan losses to be adequate as of December 31, 1999 to absorb estimated probable future losses identified through its analysis. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

OTHER REAL ESTATE OWNED The Company's OREO, net of a valuation allowance of $614,000, was carried at $4.3 million at year-end 1999, compared with OREO, net of a valuation allowance of $494,000, being carried at $10.5 million at year-end 1998.

    During 1999, the Company acquired three properties in the amount of $1.3 million and disposed of 19 properties totaling $7.2 million with a net gain of $1.5 million. At year-end 1999, the Company owned eight OREO properties, which included land and commercial and industrial buildings, all of which are located in Southern California.

    The Company maintains a valuation allowance for OREO properties in order to reduce the carrying value of OREO to the estimated fair value of the properties. Periodic evaluation is performed on each property and a corresponding adjustment is made to the valuation allowance, if necessary. Any decline in value is recognized by a corresponding increase to the valuation allowance in the current period. Management provided approximately $339,000 to the provision for OREO losses in 1999.

    The Company recognized net income of $1.4 million from operating its OREO properties in 1999. In addition to the $1.5 million net gains on sales of OREO properties, the Company received $575,000 in rental income. These amounts were partially offset by operating expenses of $369,000 and the provision for OREO losses of $339,000.

    Although the California real estate market showed strong improvements in 1999, the future performance of the market is unpredictable. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

    The following table shows the OREO expense (income) by type for years 1999, 1998 and 1997:


(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Operating expense (income)                                               $     (206)  $    (321)  $      201
Provision for losses                                                            339         195          476
Net gain on disposal                                                         (1,549)       (999)        (174)
-------------------------------------------------------------------------------------------------------------
Total                                                                    $   (1,416)  $  (1,125)  $      503
-------------------------------------------------------------------------------------------------------------

INVESTMENTS IN REAL ESTATE Investments in real estate amounted to $17.0 million at year-end 1999, up significantly from $1.5 million at year-end 1998. The Company invested $15.0 million in a California tax credit fund at the end of the first quarter of 1999, which represented an approximately 36% limited partnership interest in the fund. The partnership was formed to invest in multi-family housing in California that is expected to qualify for Federal and/or State low income housing tax credits.

    During the second quarter of 1999, the Company entered into an agreement to purchase a 99.9% limited partnership interest in a California limited partnership. The purpose of the partnership is to construct and operate a housing project consisting of 102 residential units for seniors. During the second quarter of 1999, the Bank made its initial contribution for $265,000 upon execution of the agreement, and in September 1999, the Bank made its first contribution of $1.1 million. The total investment for the Bank is expected to be approximately $5.3 million.

DEPOSITS Total deposits increased $161.3 million or 10% from $1,560.4 million at year-end 1998 to $1,721.7 million at year-end 1999. In addition to the growth in deposits in California, the Company assumed approximately $80.6 million in deposits as part of the Golden City transaction on December 10, 1999. Total deposits assumed from Golden City approximated $75.0 million at year-end 1999.

    As interest rate spreads widened between time deposits over $100,000 ("Jumbo CDs") and other interest-bearing deposits, Jumbo CDs continued to grow faster than other types of deposits. During 1999, Jumbo CDs increased $88.9 million or 14%. Core deposits, defined as total deposits minus Jumbo CDs and brokered deposits, grew $72.4 million or 8%, largely as a result of the deposits assumed from Golden City. The ratio of core deposits to total deposits decreased slightly from 60.32% at year-end 1998 to 58.87% at year-end 1999. The Bank introduced a new tiered money market account in October 1999 which is expected to help the growth of money market deposits. As of December 31, 1999, the balance of the new tiered money market account totaled $2.3 million. The Company had no brokered deposits as of December 31, 1999.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

    Average total deposits grew $111.2 million or 7% from $1,484.2 million in 1998 to $1,595.4 million in 1999. Average Jumbo CDs increased $86.5 million while average core deposits increased $24.7 million.

    Although the Bank's Jumbo CD portfolio continues to grow faster than other types of deposits, management considers the Bank's Jumbo CDs generally less volatile primarily due to the following reasons: 1) approximately 50% of the Bank's Jumbo CDs have stayed with the Bank for more than two years; 2) the Jumbo CD portfolio continued to be diversified with 4,141 individual accounts averaging approximately $168,000 per account owned by 2,917 individual depositors as of January 20, 2000; and 3) this phenomenon of having a relatively higher percentage of Jumbo CDs to total deposits exists in most of the Asian American banks in the Company's California market due to the fact that the customers in this market tend to have a higher savings rate.

    Management continues to monitor the Jumbo CD portfolio to identify any changes in the deposit behavior in the market and of the patrons the Bank is servicing. To discourage the growth in Jumbo CDs, management has continued to make efforts in the following areas: 1) to offer non-competitive interest rates paid on Jumbo CDs; 2) to promote transaction-based products; and 3) to seek to diversify the customer base by branch expansion and/or acquisition as suitable opportunities arise. In addition to the Golden City transaction in December 1999, the Company opened a branch in Diamond Bar, California on January 22, 2000.

    The following tables display the deposit mix for the past three years, time deposits of $100,000 or more by maturity, time deposits with remaining term of more than one year at December 31, 1999 and average deposits and rates.

DEPOSIT MIX


                                                               Year ended December 31,
                                               1999                     1998                     1997
(dollars in thousands)                Amount     Percentage    Amount     Percentage    Amount     Percentage
--------------------------------------------------------------------------------------------------------------
Demand                              $  195,140     11.33%    $  178,068      11.41%   $  175,875      12.14%
NOW accounts                           121,394      7.05        114,982       7.37       111,653       7.70
Money market accounts                   97,821      5.68        113,869       7.30        94,708       6.54
Savings deposits                       236,764     13.75        207,365      13.29       210,291      14.51
Time deposits under $100               362,553     21.06        326,968      20.95       307,504      21.22
Time deposits of $100 or more          708,064     41.13        619,150      39.68       549,090      37.89
--------------------------------------------------------------------------------------------------------------
Total                               $1,721,736    100.00%    $1,560,402     100.00%   $1,449,121     100.00%
--------------------------------------------------------------------------------------------------------------


TIME DEPOSITS OF $100,000 OR MORE BY MATURITY

(in thousands)                                                                          At December 31, 1999
------------------------------------------------------------------------------------------------------------
Less than three months                                                                            $  352,755
Three to six months                                                                                  192,051
Six to twelve months                                                                                 159,526
Over one year                                                                                          3,732
------------------------------------------------------------------------------------------------------------
Total                                                                                             $  708,064
------------------------------------------------------------------------------------------------------------

MATURITIES OF TIME DEPOSITS WITH A REMAINING TERM OF MORE THAN ONE YEAR AT
DECEMBER 31, 1999 FOR EACH OF THE FIVE YEARS FOLLOWING DECEMBER 31, 1999

(in thousands)
------------------------------------------------------------------------------------------------------------
2001                                                                                              $   17,330
2002                                                                                                   4,117
2003                                                                                                     188
2004                                                                                                     200
2005                                                                                                      16
------------------------------------------------------------------------------------------------------------
Total                                                                                             $   21,851
------------------------------------------------------------------------------------------------------------


AVERAGE DEPOSITS AND RATES

(dollars                    1999                1998                 1997                1996                1995
in thousands)         Amount   Percentage  Amount   Percentage  Amount    Percentage  Amount  Percentage  Amount   Percentage
----------------------------------------------------------------------------------------------------------------------------
Demand               $  169,013      --%   $ 166,657      --%   $ 148,907      --%   $ 121,952       --%  $ 114,435       --%
NOW accounts            117,374    1.22      111,900    1.42      114,453    1.47       96,759     1.50      85,413     1.70
Money market
   accounts              99,628    1.59       99,833    2.11       97,470    2.26      100,898     2.30     106,760     2.36
Savings deposits        207,498    1.54      205,372    2.10      216,840    2.19      151,284     2.31     136,750     2.31
Time deposits         1,001,878    4.69      900,441    5.11      820,310    5.09      632,211     5.00     450,834     5.36
----------------------------------------------------------------------------------------------------------------------------
Total                $1,595,391    3.33%  $1,484,203    3.64%  $1,397,980    3.60%  $1,103,104     3.50%  $ 894,192     3.50%
----------------------------------------------------------------------------------------------------------------------------


CAPITAL RESOURCES The Company obtains capital primarily from retained earnings and to a lesser extent, the issuance of additional common stock through its Dividend Reinvestment Plan.

    Stockholders' equity increased $22.4 million to $179.1 million or 8.97% of total assets at year-end 1999, compared with $156.7 million or 8.80% of total assets at year-end 1998. The increase was primarily due to an addition of $30.3 million from net income less cash dividends paid of $7.2 million and $1.6 million from issuance of additional common shares through Dividend Reinvestment Plan, which were partially offset by an increase of $2.2 million in the net unrealized holding losses on securities available-for-sale, net of tax.

    The Company declared a cash dividend of $0.175 per common share in January 1999 on 8,988,760 shares outstanding and a cash dividend of $0.21 per common share in April, July and October 1999, respectively, on 8,998,412 shares, 9,010,829 shares and 9,022,318 shares outstanding, respectively. Total cash dividends paid in 1999, amounted to $7.2 million.

    Management seeks to retain the Company's capital at a level sufficient to support future growth, to protect depositors, to absorb any anticipated losses and to comply with various regulatory requirements.

    The primary measure of capital adequacy is based on the ratio of risk-based capital to risk weighted assets. The Company's Total, Tier 1 and Tier 1 leverage ratios were 11.71%, 10.50% and 8.93%, respectively, as of December 31, 1999, compared with 12.68%,11.44% and 8.45%, respectively, at year-end 1998. The decreases in the Total and Tier 1 capital ratios at year-end 1999 were primarily attributable to the substantial increase in loans, which were 100% risk-weighted. Nevertheless, the Company's capital ratios at year-end 1999 not only exceeded the regulatory minimum requirements but also placed it in the "well capitalized" category which is defined as institutions with total risk-based ratio equal to or greater than 10.0%, Tier 1 risk-based capital ratio equal to or greater than 6.0% and Tier 1 leverage capital ratio equal to or greater than 5.0%.

    A table illustrating the Company and the Bank's capital and leverage ratios at year-end 1999 and 1998 is included in Note 11 to consolidated financial statements.

LIQUIDITY AND MARKET RISK

LIQUIDITY Liquidity is the Company's ability to maintain sufficient cash flow to meet maturing financial obligations and customer credit needs, and to take advantage of investment opportunities as they are presented in the marketplace. The Company's primary sources of liquidity are growth in deposits, proceeds from the maturity or sale of securities and other financial instruments, repayments from securities and loans and advances from Federal Home Loan Bank ("FHLB").

    Due to significant decreases in short-term and marketable assets and increases in deposits and securities sold under agreements to repurchase, the Company's liquidity ratio (defined as net cash, short-term and marketable securities to net deposits and short-term liabilities) decreased to 33.91% at year-end 1999, compared with 46.04% at year-end 1998.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS, CONTINUED

    To supplement its liquidity needs, the Bank maintains a total credit line of $47 million for Federal funds with two correspondent banks, a repo line of $110 million with three brokerage firms and a retail certificate of deposit line of five percent of total deposits with another brokerage firm. The Bank is also a shareholder of the FHLB, which enables the Bank to have access to lower cost FHLB financing when necessary. The Bank obtained non-callable advances from FHLB totaling $30 million in the third quarter of 1998 at fixed interest rates.

    The Company had a significant portion of its time deposits maturing within one year or less at year-end 1999. Management anticipates that there may be some outflow of these deposits upon maturity, due to the keen competition in the Company's marketplace. However, based on its historical runoff experience, the Company expects these outflows will be minimal and can be replenished through its normal growth in deposits.

    Management believes all the above-mentioned sources provide adequate liquidity to the Company to meet its operation needs in the foreseeable future.

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

MARKET RISK Market risk is the risk of loss from adverse changes in market prices and rates. The principal market risk to the Company is the interest rate risk inherent in its lending, investing and deposit taking activities, due to the fact the interest-earning assets and interest-bearing liabilities of the Company do not change at the same speed, to the same extent, or on the same basis.

    The Company actively monitors and manages its interest rate risk through analyzing the repricing characteristics of its loans, securities, and deposits on an on-going basis. The primary objective is to minimize the adverse effects of changes in interest rates on its earnings and ultimately the underlying market value of equity while structuring the Company's asset-liability composition to obtain the maximum spread. Management uses certain basic measurement tools in conjunction with established risk limits to regulate its interest rate exposure. Because of the limitations inherent in any individual risk management tool, the Company uses both an interest rate sensitivity analysis and a simulation model to measure and quantify the impact to the Company's profitability or the market value of its assets and liabilities.

    The interest rate sensitivity analysis measures the Company's exposure to differentials in interest rates between assets and liabilities. This analysis details the expected maturity and repricing opportunities mismatch or sensitivity gap between interest-earning assets and interest-bearing liabilities over a specified timeframe. A positive gap exists when rate sensitive assets which reprice over a given time period exceed rate sensitive liabilities. During periods of increasing interest rates, net interest margin may be enhanced with a positive gap. Contrarily, a negative gap exists when rate sensitive liabilities which reprice over a given time period exceed rate sensitive assets. During periods of increasing interest rates, net interest margin may be impaired with a negative gap.

    The following table shows the maturity and rate sensitivity of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1999. The Company's exposure as reflected in the table, represents the estimated difference between the amount of interest-earning assets and interest-bearing liabilities repricing during future periods based on certain assumptions. The interest rate sensitivity of the Company's assets and liabilities presented in the table may vary if different assumptions are used or if actual experience differs from the assumptions used. As seen from the table, the Company was asset sensitive with a cumulative gap ratio of a positive 16.25% within three months, and liability sensitive with a cumulative gap ratio of a negative 9.78% within one year at year-end 1999, compared with a positive 15.61% within three months, and a negative 11.48% within one year at year-end 1998.

INTEREST RATE SENSITIVITY


                                                               December 31, 1999
                                                       Interest Rate Sensitivity Period
                                     0 to 90     91 to 365   1 Year to      Over     Non-interest
(dollars in thousands)                Days         Days       5 Years      5 Years      Bearing      Total
-------------------------------------------------------------------------------------------------------------
Interest Earnings Assets:
Cash and due from banks            $       --   $       --  $       --   $       --   $  59,081   $   59,081
Federal funds sold and
   securities purchased
   under agreements to resell           5,000           --          --           --          --        5,000
Securities available-for-sale          47,492       20,194      59,822       33,483          --      160,991
Securities held-to-maturity                --       58,902     125,825      241,605          --      426,332
Loans:
   Commercial loans                   342,677       27,838       9,669        8,347          --      388,531
   Real estate mortgage loans         467,955       19,510      41,918      248,909          --      778,292
   Real estate construction loans      62,516           --          --           --          --       62,516
   Installment loans                    2,830        3,123      19,274           --          --       25,227
   Other loans                            321           88           9           --          --          418
-------------------------------------------------------------------------------------------------------------
Total loans(1)                        876,299       50,559      70,870      257,256          --   $1,254,984
-------------------------------------------------------------------------------------------------------------
Non-interest earning assets                --           --          --           --      89,536       89,536
-------------------------------------------------------------------------------------------------------------
Total assets                       $  928,791   $  129,655  $  256,517   $  532,344   $ 148,617   $1,995,924
-------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Deposits:
   Demand                          $       --   $       --  $       --   $       --   $ 195,140   $  195,140
   Money market and NOW(2)             16,346       44,224      93,080       65,565          --      219,215
   Savings                             17,693       61,342     102,412       55,317          --      236,764
   TCD's under $100                   170,702      171,977      19,790           84          --      362,553
   TCD's $100 and over                352,755      351,577       3,732           --          --      708,064
-------------------------------------------------------------------------------------------------------------
Total deposits                     $  557,496   $  629,120  $  219,014   $  120,966   $ 195,140   $1,721,736
-------------------------------------------------------------------------------------------------------------
Securities sold under agreements
   to repurchase                       46,990           --          --           --          --       46,990
Advances from Federal
   Home Loan Bank                          --       20,000      10,000           --          --       30,000
Non-interest bearing liabilities           --           --          --           --      18,089       18,089
Stockholders' equity                       --           --          --           --     179,109      179,109
-------------------------------------------------------------------------------------------------------------
Total liabilities &
   stockholders' equity            $  604,486   $  649,120  $  229,014   $  120,966   $ 392,338   $1,995,924
-------------------------------------------------------------------------------------------------------------
Interest sensitivity gap           $  324,305   $ (519,465) $   27,503   $  411,378   $(243,721)  $       --
-------------------------------------------------------------------------------------------------------------
Cumulative interest
sensitivity gap                    $   324,305  $ (195,160) $ (167,657)  $  243,721   $      --   $       --
-------------------------------------------------------------------------------------------------------------
Gap ratio (% of total assets)            16.25%     (26.03)       1.38%       20.61%     (12.21)%         --
-------------------------------------------------------------------------------------------------------------
Cumulative gap ratio                     16.25%      (9.78)%     (8.40)%      12.21%         --           --
-------------------------------------------------------------------------------------------------------------

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

Since interest rate sensitivity analysis does not measure the timing differences in the repricing of assets and liabilities, the Company uses a simulation model to quantify the extent of the differences in the behavior of the lending, investing and funding rates, the impact to future earnings and market values under alternative interest scenarios.

    The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling interest rate scenarios in 100 basis point increments. Net portfolio value is defined as net present value of assets and liabilities. The Company establishes a tolerance level in its policy to define and limit interest income volatility to a change of plus or minus 30% when the hypothetical rate change is plus or minus 200 basis points. When the tolerance

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

level is met or exceeded, the Company then seeks corrective action after considering, among other things, market conditions, customer reaction and the estimated impact on profitability. The following table presents the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1999. The results presented may vary if different assumptions are used or if actual experience differs from the assumptions used.


                                               December 31, 1999                           December 31, 1998
Changes in Interest Rates                    Percentage Change in:                        Percentage Change in:
(in basis points)                  Net Interest Income(1)  Net Portfolio Value(2)   Net Interest Income(1) Net Portfolio Value(2)
------------------------------------------------------------------------------------------------------------------------------------
 +200                                             15.60%                 (31.22)%                  13.62%                 (33.88)%
 +100                                              8.35%                 (16.13)%                   7.35%                 (17.36)%
 -100                                             (6.83)%                 16.19%                   (6.03)%                 15.79%
 -200                                            (13.97)%                 29.10%                  (12.26)%                 30.31%
------------------------------------------------------------------------------------------------------------------------------------


1 THE PERCENTAGE CHANGE REPRESENTS NET INTEREST INCOME FOR 12 MONTHS IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET INTEREST INCOME IN THE VARIOUS RATE SCENARIOS.
2 THE PERCENTAGE CHANGE REPRESENTS NET PORTFOLIO VALUE OF THE COMPANY IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET PORTFOLIO VALUE IN VARIOUS RATE SCENARIOS.

To manage and control its interest rate risk, the Company concentrates its efforts on increasing its yield-cost spread through growth opportunities and competitive pricing. The Company is not utilizing hedging instruments currently to maintain and/or augment its spread, as management believes that it is not cost-effective at this time.

    The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1999. For assets, expected maturities are based on contractual maturity. For liabilities, the Company uses its historical experience and decay factors to estimate the deposit runoffs of its interest bearing transactional deposits. The Company uses certain assumptions to estimate fair values and expected maturities. The results presented may vary if different assumptions are used or if actual experience differs from the assumptions used.

                                 Average              Expected Maturity Date at December 31, 1999
                                Interest
(dollars in thousands)            Rate         2000     2001       2002      2003       2004    Thereafter     Total    Fair Value
----------------------------------------------------------------------------------------------------------------------------------
Interest-Sensitive Assets:
Federal funds sold and
   securities purchased under
   agreements to resell            4.30%  $   5,000   $  --     $   --     $  --      $  --       $   --     $   5,000   $   5,000
Mortgage-backed securities
   and collateralized mortgage
   obligations                     6.10%      3,639     5,585         70      --       12,011      198,131     219,436    215,592
Investment securities              6.13%    116,123    24,589     31,330    73,334     39,748       77,649     362,773    355,375
Federal Home Loan Bank stock       5.50%      6,851      --         --        --         --           --       6,851      6,851
Loans
   Commercial                      8.90%    304,997    10,269     10,558    11,476     19,736       31,515     388,551    380,466
   Real estate mortgage            8.64%     55,404    29,746     58,972    43,700     72,451      510,040     770,313    754,727
   Real estate construction        9.21%     50,425    10,778       --        --         --           --        61,203     59,717
   Installment & others            8.54%      6,242     3,578      5,920     6,982      2,788            8      25,518     24,426
Interest-Sensitive Liabilities:
   Other interest bearing deposits 1.46%    139,605    69,953     54,919    39,815     30,805      120,882     455,979    456,049
   Time deposits                   4.74%  1,047,000    19,012      4,117       202        200           86   1,070,617  1,059,076
   Securities sold under
      agreement to repurchase      5.80%     46,990       --        --        --         --           --        46,990     47,649
   Advances from Federal
      Home Loan Bank               4.84%     20,000       --        --      10,000       --           --        30,000     29,305
Off-Balance Sheet Financial Instruments:
   Commitments to extend credit    N/A      516,814    27,842      2,003      --        4,967       29,101     580,727       (328)
   Standby letters of credit       N/A       11,660        88       --        --         --           --        11,748        (64)
   Other letters of credit         N/A       31,866        --       --        --         --           --        31,866       (193)
   Financial guarantee             N/A       20,000        --       --        --         --           --        20,000         35
   Bill of lading guarantee        N/A       13,924        --       --        --         --           --        13,924        (69)
----------------------------------------------------------------------------------------------------------------------------------

YEAR 2000

The concern over the Year 2000 ("Y2K") issue resulted from computer programs being written using two digits rather than four digits to identify a year in the date field. Throughout much of the world, there was concern that this issue could cause computer systems to fail or create erroneous results at the Year 2000.

    Beginning in 1997, the Company took various steps to mitigate the potential impact of a Y2K problem. In general, these actions were designed to identify, assess and design an action plan to mitigate the risks that the Company might encounter relative to the Y2K problem.

    The total cost of the Company's plan to address Y2K issues was approximately $668,000. Hardware and software upgrades will be depreciated over their useful lives in accordance with the Company's policy. All other costs were expensed as incurred. The total amount expensed related to the Y2K issue was $423,000 in 1999, $223,000 in 1998 and $22,000 in 1997.

    Since the end of 1999, the Company has not experienced problems relating to the Y2K issue that have had a material adverse impact on the Company's financial condition, results of operations or liquidity. The Company does not believe at this time that any potential problems relative to the Y2K issue will have a materially adverse impact on the Company in the future. However, no assurance can be given that this will be the case.

FACTORS THAT MAY AFFECT FUTURE RESULTS

THE ALLOWANCE FOR LOAN LOSSES IS AN ESTIMATE OF FUTURE LOAN LOSSES. ACTUAL LOAN LOSSES IN EXCESS OF THE ESTIMATE COULD ADVERSELY AFFECT THE COMPANY'S NET INCOME AND CAPITAL.

The allowance for loan losses is based on management's estimate of the probable future losses from its loan portfolio. If actual losses exceed the estimate, the excess losses could adversely affect the Company's net income and capital. Such excess could also lead to larger allowances for loan losses in future periods, which could in turn adversely affect net income and capital. Management believes that the allowance for loan losses at December 31, 1999 is adequate to cover estimable and probable losses from its loan portfolio as of that date. If economic conditions differ substantially from the assumptions used in the estimate or adverse developments arise with respect to the Company's loans, future losses may occur, and increases in the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance. These agencies may require the Company to establish additional valuation allowances based on their judgement of the information available at the time of their examinations. No assurance can be given that the Company will not sustain loan losses in excess of present or future levels of the allowance for loan losses.

FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS.

The interest rate risk inherent in the Company's lending, investing and deposit taking activities is a significant market risk to the Company and its business. Income associated with interest-earning assets and cost associated with interest-bearing liabilities may not be affected uniformly by fluctuations in interest rates. The magnitude and duration of changes in interest rates, events over which the Company has no control, may have an adverse effect on net interest income. Prepayment and early withdrawal levels, which are also impacted by changes in interest rates, can significantly affect the Company's assets and liabilities. Increases in interest rates may adversely affect the ability of the Company's floating rate borrowers to meet their higher payment obligations, which could in turn lead to an increase in non-performing assets and net charge-offs.

    Generally, the interest rates on interest-earning assets and interest-bearing liabilities of the Company do not change at the same speed, to the same extent, or on the same basis. Even assets and liabilities with similar maturities or periods of repricing may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Certain assets, such as fixed and adjustable rate mortgage loans, have features, which limit change in interest rates on a short-term basis and over the life of the asset.

    The Company seeks to minimize the adverse effects of changes in interest rates by structuring the Company's asset-liability composition to obtain the maximum spread. The Company uses interest rate sensitivity analysis and a simulation model to assist it in estimating the optimal asset-liability composition. However, such management tools have inherent limitations that impair their effectiveness. There can be no assurance that the Company will be successful in minimizing the adverse effects of changes in interest rates. See also, "Loan Portfolio Risk Elements" and "Liquidity and Market Risk -- Market Risk" above.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS, CONTINUED

INFLATION MAY ADVERSELY AFFECT THE COMPANY'S FINANCIAL PERFORMANCE.

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles. Generally accepted accounting principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operation of the Company is reflected in increased operating cost. Virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

AS THE COMPANY EXPANDS ITS BUSINESS OUTSIDE OF ITS CALIFORNIA MARKETS, THE COMPANY WILL ENCOUNTER RISKS THAT COULD ADVERSELY AFFECT IT.

The Company primarily operates in California markets with a concentration of Chinese American individuals and businesses; however, one of its strategies is to expand beyond California into other domestic markets that have concentrations of Chinese American individuals and businesses. The Company has begun this expansion with the opening of its Houston loan production office and the acquisition of certain assets and the assumption of certain deposits and other liabilities of Golden City. In the course of this expansion, the Company will encounter significant risks and uncertainties that could have a material adverse effect on its operations. These risks and uncertainties include increased operational difficulties arising from, among other things, its ability to attract sufficient business in new markets, to manage operations in noncontiguous market areas and to anticipate events or differences in markets in which it has no current experience.

    To the extent that the Company expands through acquisitions, such acquisitions may also adversely harm its business, if the Company fails to adequately address the financial and operational risks associated with such acquisitions. For example, risks can include difficulties in assimilating the operations, technology and personnel of the acquired company; diversion of management's attention from other business concerns; inability to maintain uniform standards, controls, procedures and policies; potentially dilutive issuances of equity securities; incurrence of additional debt and contingent liabilities; use of cash resources; large write-offs; and amortization expenses related to goodwill and other intangible assets.

POOR ECONOMIC CONDITIONS IN CALIFORNIA AND OTHER REGIONS WHERE THE BANK HAS OPERATIONS COULD CAUSE THE COMPANY TO INCUR LOSSES.

The Company's banking operations are concentrated primarily in Southern and Northern California, and to a much lesser extent in Houston, Texas and New York City. Adverse economic conditions in these regions could impair borrowers' ability to service their loans, decrease the level and duration of deposits by customers, and erode the value of loan collateral. These events could increase the amount of the Company's non-performing assets and have an adverse effect on the Company's efforts to collect its non-performing loans or otherwise liquidate its non-performing assets (including other real estate owned) on terms favorable to the Company.

    Real estate securing the Company's lending activity is also principally located in Southern and Northern California, and to a much lesser extent, in Houston, Texas and New York City. The value of such collateral depends upon conditions in the relevant real estate markets. These include general or local economic conditions and neighborhood characteristics, real estate tax rates, the cost of operating the properties, governmental regulations and fiscal policies, acts of nature including earthquakes, floods and hurricanes (which may result in uninsured losses), and other factors beyond the control of the Company. Although the economy continued to grow in 1999 leading to a relatively strong real estate market in the markets in which the Company operates, management cannot predict the future economic performances of these regions and there can be no assurance that favorable conditions will continue.

THE RISKS INHERENT IN CONSTRUCTION LENDING MAY ADVERSELY AFFECT THE COMPANY'S NET INCOME.

The risks inherent in construction lending may adversely affect the Company's net income. Such risks include, among other things, the possibility that contractors may fail to complete, or complete on a timely basis, construction of the relevant properties; substantial cost overruns in excess of original estimates and financing; market deterioration during construction; and lack of permanent take-out financing. Loans secured by such properties also involve additional risk because such properties have no operating history. In these loans, loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion of construction, and the operating cash flow to be generated by the completed project. There is no assurance that such properties will be sold or leased so as to generate the cash flow anticipated by the borrower. Such consideration can affect the borrowers' ability to repay their obligations to the Company and the value of the Company's security interest in collateral.

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

THE COMPANY FACES SUBSTANTIAL COMPETITION FROM LARGER COMPETITORS.

The Company faces substantial competition for deposits and loans throughout its market areas from the major banks and financial institutions that dominate the commercial banking industry. This may cause the Company's cost of funds to exceed that of its competitors. It may also result in the Company making less desirable loans. Such banks and financial institutions have greater resources than the Company, including the ability to finance advertising campaigns and allocate their investment assets to regions of higher yield and demand. By virtue of their larger capital bases, such institutions have substantially greater lending limits than the Company and perform certain functions, including trust services, which are not presently offered by the Company. The Company also competes for loans and deposits with savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions.

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

POOR ECONOMIC CONDITIONS IN ASIA COULD CAUSE THE COMPANY TO INCUR LOSSES.

While the Asian economy continued to show growth in 1999, it is difficult to predict the behavior of the Asian economy in the future. U.S. fiscal policy and an unfavorable global economic condition may adversely impact the Asian economy. If the Asian economic conditions should deteriorate, the Company could be exposed to economic and transfer risk, and could experience an outflow of deposits by the company's Asian-American customers. Transfer risk may result when an entity is unable to obtain the foreign exchange needed to meet its obligations or to provide liquidity. This may adversely impact the recoverability of investments with or loans made to such entities. Adverse economic conditions may also negatively impact asset values and the profitability and liquidity of companies operating in this region.

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

                      MARKET FOR CATHAY BANCORP, INC. STOCK

The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market-SM- under the symbol: "CATY". During 1999, total trading volume was approximately 1,557,000 and the prices ranged from a high of $43.00 to a low of $32.50. The approximate number of stockholders at year-end 1999 was 1,800. The Company paid an aggregate per share cash dividend of $0.805 in 1999 and $0.70 in 1998. The following table summarizes the quarterly high, low and closing prices, and the trading volume for the past two years:

BANCORP STOCK TRADING HISTORY(1)

                                                                                               End of      Trading
                                                                  High                 Low     Period       Volume
---------------------------------------------------------------------------------------------------------------------
1999

First Quarter                                               $       41.000        $   33.250  $   37.625    305,330
Second Quarter                                                      43.000            32.500      42.500    416,760
Third Quarter                                                       42.938            34.688      35.688    516,312
Fourth Quarter                                                      42.000            35.000      41.000    318,483
---------------------------------------------------------------------------------------------------------------------
1998

First Quarter                                               $       39.125        $   32.000  $   35.750    338,373
Second Quarter                                                      48.000            35.500      46.500    527,920
Third Quarter                                                       46.500            27.375      36.500    601,905
Fourth Quarter                                                      41.563            27.000      41.000    325,019
---------------------------------------------------------------------------------------------------------------------

1 THE COMPANY DOES NOT REPRESENT THAT THE OUTSTANDING SHARES MAY EITHER BE BOUGHT OR SOLD AT A CERTAIN PRICE. THE STOCK IS TRADED ON THE
   NASDAQ.

          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

The following table shows the daily average balances of the Company's assets, liabilities, and stockholders' equity for 1999 and 1998. The average balances of the Company's assets, liabilities, and stockholders' equity for 1997 is based on quarterly averages.

                                                                             Year ended December 31,
                                                             1999                  1998                    1997
(dollars in thousands)                               Amount     % 1        Amount       % 1       Amount       % 1
-------------------------------------------------------------------------------------------------------------------------
Assets

Cash and due from banks                           $   50,969    2.74%    $   58,892    3.45%   $    59,297    3.80%
Federal funds sold and securities purchased
   under agreements to resell                         38,013    2.04         69,915    4.09         35,000    2.25
Securities available-for-sale, taxable               184,497    9.91        225,397   13.20        281,938   18.08
Securities available-for-sale, nontaxable                345    0.02            499    0.03            158    0.01
Securities held-to-maturity, taxable                 378,753   20.35        315,257   18.46        256,310   16.44
Securities held-to-maturity, nontaxable               68,702    3.69         48,757    2.85         41,831    2.68
Total net loans(2)                                 1,088,578   58.48        907,627   53.15        802,577   51.48
Premises and equipment, net                           25,668    1.38         25,571    1.50         25,380    1.63
Other assets                                          25,799    1.39         55,888    3.27         56,582    3.63
-------------------------------------------------------------------------------------------------------------------------
Total assets                                      $1,861,324  100.00%    $1,707,803  100.00%   $ 1,559,073  100.00%
-------------------------------------------------------------------------------------------------------------------------
Liabilities

Demand deposits                                   $  169,013    9.08%    $  166,657    9.76%   $   156,072   10.01%
Savings deposits(3)                                  424,500   22.81        417,105   24.42        426,244   27.34
Time deposits                                      1,001,878   53.82        900,441   52.73        826,520   53.01
-------------------------------------------------------------------------------------------------------------------------
Total deposits                                     1,595,391   85.71      1,484,203   86.91      1,408,836   90.36
-------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements
   to repurchase                                      55,519    2.98         53,285    3.12          7,916    0.51
Advances from Federal Home Loan Bank                  30,000    1.61          6,959    0.40             --     --
Mortgage indebtedness                                    183    0.01            440    0.03            190    0.01
Other liabilities                                     14,770    0.80         18,304    1.07         13,469    0.87
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  1,695,863   91.11      1,563,191   91.53      1,430,411   91.75
-------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Common stock and additional paid-in-capital           63,897    3.43         62,259    3.65         60,795    3.90
Retained earnings                                    101,564    5.46         82,353    4.82         67,867    4.35
-------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                           165,461    8.89        144,612    8.47        128,662    8.25
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity        $1,861,324  100.00%    $1,707,803  100.00%   $ 1,559,073  100.00%
-------------------------------------------------------------------------------------------------------------------------

1 PERCENTAGE OF CATEGORIES UNDER ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY ARE SHOWN AS A PERCENTAGE OF AVERAGE ASSETS.
2  TOTAL NET LOANS MEANS GROSS LOANS
   NET OF LOAN PARTICIPATIONS SOLD, UNAMORTIZED DEFERRED LOAN FEES AND ALLOWANCE FOR LOAN LOSSES.
3  SAVINGS DEPOSITS INCLUDE NOW, MONEY MARKET AND SAVINGS ACCOUNTS.

               CONSOLIDATED STATEMENTS OF CONDITION

                                                                                         AS OF DECEMBER 31,
(in thousands, except share and per share data)                                          1999           1998
-----------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                           $    59,081   $     64,656
Federal funds sold and securities purchased under agreements to resell                  5,000         17,000
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                              64,081         81,656
Securities available-for-sale (amortized cost of
   $162,728 in 1999 and $237,877 in 1998)                                             160,991        239,928
Securities held-to-maturity (estimated fair value of
   $416,827 in 1999 and $426,778 in 1998)                                             426,332        418,156
Loans (net of allowance for loan losses of
   $19,502 in 1999 and $15,970 in 1998)                                             1,245,585        961,876
Other real estate owned, net                                                            4,337         10,454
Investments in real estate, net                                                        16,987          1,457
Premises and equipment, net                                                            25,299         25,826
Customers' liability on acceptances                                                    13,721         10,847
Accrued interest receivable                                                            13,150         11,996
Goodwill                                                                               10,559          8,590
Other assets                                                                           14,882         10,112
-----------------------------------------------------------------------------------------------------------------
   Total assets                                                                   $ 1,995,924   $  1,780,898
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Non-interest bearing demand deposits                                           $   195,140   $    178,068
   Interest bearing accounts
      NOW accounts                                                                    121,394        114,982
      Money market deposits                                                            97,821        113,869
      Savings deposits                                                                236,764        207,365
      Time deposits under $100                                                        362,553        326,968
      Time deposits of $100 or more                                                   708,064        619,150
-----------------------------------------------------------------------------------------------------------------
   Total deposits                                                                   1,721,736      1,560,402
-----------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase                                         46,990         16,436
Advances from Federal Home Loan Bank                                                   30,000         30,000
Acceptances outstanding                                                                13,721         10,847
Other liabilities                                                                       4,368          6,561
-----------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                1,816,815      1,624,246
Stockholders' equity
   Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued              --              --
   Common stock, $0.01 par value; 25,000,000 shares
      authorized, 9,033,583 and 8,988,760 shares
      issued and outstanding in 1999 and 1998, respectively                                90             90
   Additional paid-in-capital                                                          64,529         62,920
   Accumulated other comprehensive income (loss), net                                  (1,006)         1,189
   Retained earnings                                                                  115,496         92,453
-----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                            179,109        156,652
-----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                        $ 1,995,924   $  1,780,898
-----------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                             Year ended December 31,
(in thousands, except share and per share data)                          1999          1998           1997
------------------------------------------------------------------------------------------------------------------------
Interest Income

   Interest on loans                                               $     93,780   $    82,866   $     74,015
   Interest on securities available-for-sale                             10,551        13,494         17,701
   Interest on securities held-to-maturity                               26,821        22,966         17,831
   Interest on Federal funds sold and securities
      purchased under agreements to resell                                1,881         3,950          2,415
   Interest on deposits with banks                                           13            33             16
------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                133,046       123,309        111,978
------------------------------------------------------------------------------------------------------------------------
Interest Expense

   Time deposits of $100 or more                                         32,724        30,691         26,634
   Other deposits                                                        20,438        23,316         23,738
   Other borrowed funds                                                   4,246         3,218            502
------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                57,408        57,225         50,874
------------------------------------------------------------------------------------------------------------------------
   Net interest income before provision for loan losses                  75,638        66,084         61,104
   Provision for loan losses                                              4,200         3,600          3,600
------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                   71,438        62,484         57,504
------------------------------------------------------------------------------------------------------------------------
Non-Interest Income
   Securities gains (losses)                                                 (3)           43             41
   Letter of credit commissions                                           2,179         1,944          1,503
   Service charges                                                        3,635         3,915          3,491
   Other operating income                                                 3,044         2,234          1,740
------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                                              8,855         8,136          6,775
------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense
   Salaries and employee benefits                                        19,150        18,024         17,009
   Occupancy expense                                                      2,521         2,546          2,931
   Computer and equipment expense                                         2,573         2,412          2,365
   Professional services expense                                          3,165         3,234          3,060
   FDIC and State assessments                                               409           393            356
   Marketing expense                                                      1,036         1,028          1,200
   Real estate operations, net                                           (1,416)       (1,125)           503
   Other operating expense                                                2,844         3,553          3,504
------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                                            30,282        30,065         30,928
------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                         50,011        40,555         33,351
Income tax expense                                                       19,720        15,976         13,243
------------------------------------------------------------------------------------------------------------------------
Net income                                                               30,291        24,579         20,108
------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:
   Unrealized holding gain (loss) arising during the year                (2,229)          859          1,465
      Less: reclassification adjustment for realized
           gain (loss) on securities included in net income                 (34)           40             36
------------------------------------------------------------------------------------------------------------------------
   Total other comprehensive income (loss), net of tax                   (2,195)          819          1,429
------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                         $     28,096   $    25,398   $     21,537
------------------------------------------------------------------------------------------------------------------------
Net income per common share
   Basic                                                           $       3.36   $     2.74    $       2.26
   Diluted                                                         $       3.36   $     2.74    $       2.26
------------------------------------------------------------------------------------------------------------------------
Basic average common shares outstanding                               9,013,428     8,967,188      8,915,936
Diluted average common shares outstanding                             9,017,760     8,968,393      8,915,936
------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         Common Stock                   Accumulated
Year ended December 31,                                                     Additional      Other                    Total
1999, 1998 and 1997                                   Number                 Paid-in-   Comprehensive  Retained  Stockholders'
(in thousands, except share and per share amounts)  of Shares     Amount     Capital    Income (Loss)  Earnings    Equity
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                        8,878,144   $       89  $   59,812   $   (1,059)  $  59,604   $  118,446
----------------------------------------------------------------------------------------------------------------------------------
Issuances of common stock --
   Dividend Reinvestment Plan                          63,599           --       1,460           --          --        1,460
Cash dividends of $.625 per share                          --           --          --           --      (5,566)      (5,566)
Change in unrealized holding
   gain (loss) on securities
   available-for-sale, net of tax                          --           --          --        1,429          --        1,429
Net income                                                 --           --          --           --      20,108       20,108
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                        8,941,743           89      61,272          370      74,146      135,877
----------------------------------------------------------------------------------------------------------------------------------
Issuances of common stock --
   Dividend Reinvestment Plan                          47,017            1       1,648           --          --        1,649
Cash dividends of $.70 per share                           --           --          --           --      (6,272)      (6,272)
Change in unrealized holding
   gain (loss) on securities
   available-for-sale, net of tax                          --           --          --          819          --          819
Net income                                                 --           --          --           --      24,579       24,579
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                        8,988,760           90      62,920        1,189      92,453      156,652
----------------------------------------------------------------------------------------------------------------------------------
Issuances of common stock --
   Dividend Reinvestment Plan                          44,523           --       1,600           --          --        1,600
Stock options exercised                                   300           --           9           --          --            9
Cash dividends of $0.805 per share                         --           --          --           --      (7,248)      (7,248)
Change in unrealized holding
   gain (loss) on securities
   available-for-sale, net of tax                          --           --          --       (2,195)         --       (2,195)
Net income                                                 --           --          --           --      30,291       30,291
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                       9,033,583    $       90  $   64,529   $   (1,006)   $115,496   $  179,109
----------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                Year Ended December 31,
(in thousands)                                                                                 1999        1998         1997
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                                $  30,291    $  24,579   $  20,108
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                                  4,200        3,600       3,600
   Provision for losses on other real estate owned                                              339          195         476
   Deferred tax benefit                                                                      (2,291)         (10)       (493)
   Depreciation                                                                               1,331        1,241       1,335
   Net gain on sale of other real estate owned                                               (1,549)        (999)       (174)
   Gain on sale of investments in real estate                                                  (394)          --        (222)
   Gain on disposal of premises and equipment                                                    --           (2)         (2)
   (Gain) Loss on sales and calls of securities                                                   3          (43)        (41)
   Amortization of investment security premiums, net                                            557          286          63
   Amortization of goodwill                                                                     681          940         685
   Increase (decrease) in deferred loan fees, net                                               (38)        (155)         43
   (Increase) decrease  in accrued interest receivable                                       (1,154)         251       2,761
   (Increase) decrease in other assets, net                                                  (2,480)       3,443      (2,437)
   Increase (decrease)  in other liabilities                                                 (2,193)       2,158        (741)
----------------------------------------------------------------------------------------------------------------------------------
      Total adjustments                                                                      (2,988)      10,905       4,853
----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                              27,303       35,484      24,961
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities available-for-sale                                      (1,090,732) (1,025,244)   (217,418)
Proceeds from maturity and call of investment securities available-for-sale                1,160,919   1,006,491     300,394
Proceeds from sale of investment securities available-for-sale                                   --        6,429      92,706
Purchase of mortgage-backed securities available-for-sale                                      (911)     (34,968)    (12,443)
Proceeds from repayments and sale of mortgage-backed securities
 available-for-sale                                                                           9,906       25,492       6,800
Purchase of investment securities held-to-maturity                                          (45,255)     (82,268)    (15,346)
Proceeds from maturity and call of investment securities held-to-maturity                     1,385       12,025      41,932
Purchase of mortgage-backed securities held-to-maturity                                     (38,157)     (73,787)   (186,621)
Proceeds from repayment of mortgage-backed securities held-to-maturity                       70,851       74,817      19,212
Net increase in loans                                                                      (282,413)    (120,021)   (104,474)
Purchase of premises and equipment                                                             (803)      (1,866)       (766)
Proceeds from sale of equipment                                                                  --            2           2
Proceeds from sale of other real estate owned                                                 4,730        4,470       4,346
Proceeds from sale of investments in real estate                                              1,026           --       2,292
Net (increase) decrease in investments in real estate                                       (16,162)         197         263
Cash paid for the acquisition of Golden City                                                 (5,511)          --          --
----------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                                (231,127)    (208,231)    (69,121)
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts, money market and savings deposits             36,835       21,757      19,083
Net increase in time deposits                                                               124,499       89,524      65,298
Net increase (decrease) in securities sold under agreements to repurchase                    30,554       (6,983)     13,419
Increase in borrowing from Federal Home Loan Bank                                                --       30,000          --
Cash dividends                                                                               (7,248)      (6,272)     (5,566)
Proceeds from shares issued under Dividend Reinvestment Plan                                  1,600        1,649       1,460
Proceeds from exercise of stock options                                                           9           --          --
----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                                             186,249      129,675      93,694
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                            (17,575)     (43,072)     49,534
Cash and cash equivalents, beginning of the year                                             81,656      124,728      75,194
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of the year                                                $  64,081    $  81,656   $ 124,728
----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information
   Cash paid during the year for:
      Interest                                                                            $  56,857    $  57,232   $  50,184
      Income taxes                                                                        $  20,350    $  15,413   $  13,736
   Non-cash investing activities:

      Transfer to investment securities available-for-sale within
        90 days of maturity                                                               $   2,515    $   1,340   $     630
      Transfers to other real estate owned                                                $     886    $   4,334   $   6,012
      Loans to facilitate the sale of other real estate owned                             $   3,483    $   3,483   $   6,949
   Acquisition:

      The Company purchased certain assets and assumed certain deposits and liabilities of Golden City for $5,511. In conjunction with the acquisition, liabilities were assumed as follows. See Note 2.

         Fair value of assets acquired$ 86,779
         Cash paid                     (5,511)

----------------------------------------------------------------------------------------------------------------------------------
            Liabilities assumed      $ 81,268
----------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of Cathay Bancorp, Inc. ("Bancorp"), a Delaware corporation, and its wholly-owned subsidiary, Cathay Bank ("Bank"), a California state-chartered bank (together, the "Company"). All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements of the Company are prepared in conformity with generally accepted accounting principles and general practices within the banking industry. Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates. The most significant estimate subject to change relates to the allowance for loan losses. Certain reclassifications have been made to the prior years' financial statements to conform with the 1999 presentation. The following are descriptions of the more significant of these policies.

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

    The cost basis of an individual security is written down if the decline in its fair value below the amortized cost basis is other than temporary. The write-down is accounted for as a realized loss, and is included in earnings. The new cost basis is not changed for subsequent recoveries in fair value.

INTEREST INCOME LOANS Loans are carried at amounts advanced, less principal payments collected and net deferred loan fees. Interest is accrued and earned daily on an actual or 360-day basis. Interest accruals on business loans and non-residential real estate loans are generally discontinued whenever the payment of interest or principal is 90 days or more past due. Such loans are placed on nonaccrual status, unless the loan is well secured, and there is a high probability of recovery in full, as determined by management. When loans are placed on a nonaccrual status, previously accrued but unpaid interest is reversed and charged against current period income, and interest is subsequently recognized only to the extent cash is received. Interest collected on nonaccrual loans is applied to the outstanding principal balance unless the loan is returned to accrual status. In order to be returned to accrual status, all past due payments must be received and the loan must be paying in accordance with its payment terms. Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment. If a loan is placed on nonaccrual status, the amortization of the loan fees and the accretion of discounts is discontinued until such time when the loan is reverted back to accruing status.

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

Type                                                                           Estimated Useful Life
-------------------------------------------------------------------------------------------------------
Buildings                                                                             15 to 45 years
Building improvements                                                                  5 to 20 years
Furniture, fixtures and equipment                                                      3 to 25 years
Leasehold improvements                     Over the shorter of useful lives or the terms of the lease
-------------------------------------------------------------------------------------------------------

Improvements are capitalized and amortized to occupancy expense over the shorter of the estimated useful life of the improvement or the term of the lease.

OTHER REAL ESTATE OWNED Real estate acquired in the settlement of loans is initially recorded at fair value and subsequently is carried at the lower of cost or fair value, less estimated costs to sell. Specific valuation allowances on other real estate owned are recorded through charges to operations to recognize declines in fair value subsequent to foreclosure.

INVESTMENTS IN REAL ESTATE At December 31, 1999, the Company is a limited partner in four different partnerships that invest in low income housing projects that qualify for Federal income tax credits. As further discussed in
Note 7, the significant partnership interests are accounted for utilizing the equity method of accounting. Those limited partnership interests which are considered immaterial are accounted for at the lower of cost or net realizable value. Costs directly related to the development or the improvement of real estate are capitalized. Gains on sales are recognized when certain criteria relating to the buyer's initial and continuing investment in the property are met.

GOODWILL Goodwill, which represents the excess of purchase price over fair value of net assets acquired and the related acquisition costs, is amortized on a straight-line basis over the expected periods to be benefited (generally 15 years). The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

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

COMPREHENSIVE INCOME Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income generally includes net income, foreign items, minimum pension liability adjustments, and unrealized gains and losses on investments in securities available-for-sale. The Company reports and displays comprehensive income and its components in its consolidated statements of income and comprehensive income. Comprehensive income is a financial reporting concept and does not affect the Company's financial position or results of operations.

NET INCOME PER COMMON SHARE Earnings per share ("EPS") is computed on a basic and diluted basis. Basis EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the Company.

STOCK BASED COMPENSATION The Company applies the intrinsic value method to account for stock based compensation reflecting the impact of the fair value of options granted on net income and income per share.

STATEMENT OF CASH FLOWS Cash and cash equivalents include short-term, highly liquid investments that generally have an original maturity of three months or less.

SEGMENTS INFORMATION AND DISCLOSURES Generally accepted accounting principles establish standards to report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has concluded that it has one segment.

RECENT ACCOUNTING PRONOUNCEMENTS In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No.133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. It specifies necessary conditions to be met to designate a derivative as a hedge. As amended by SFAS No.137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No.133," SFAS No.133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management is in the process of determining what effect, if any, adoption will have on the Company's financial statements.

2 - ACQUISITION

On December 10, 1999, the Bank entered into a Purchase and Assumption Agreement ("P&A Agreement") with the Federal Deposit Insurance Corporation ("FDIC"), as the Receiver of Golden City to purchase certain assets and to assume certain deposits and other liabilities of Golden City as of close of business on December 10, 1999 for $5.5 million in cash. The loans, securities, cash, Federal funds sold and deposits assumed by the Bank as of the closing on December 10, 1999 were $31.2 million, $22.1 million, $8.4 million, $22.0 million, and $80.6 million, respectively. Immediately upon acquisition, the branch operations of Golden City were merged into the Bank, and the two branches of Golden City were made branches of the Bank. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of Golden City subsequent to the closing on December 10, 1999 have been included in the Company's consolidated financial statements. The excess of the purchase price over the fair value of the net identifiable assets acquired totaled approximately $2.65 million has been recorded as goodwill to be amortized over 15 years.

    The P&A Agreement allows the Bank to put back certain assets and contracts to the FDIC based on a six-month settlement schedule set by the FDIC. Upon completion of the settlement period, goodwill will be adjusted in accordance with the settlement schedule, if necessary.

    The following table presents an unaudited pro forma combined summary of operations of the Company and Golden City for the year ended December 31, 1999 and 1998, respectively. The unaudited pro forma combined summary of operations is presented as if the merger had been effective January 1, 1999 and 1998, respectively. This information combines the historical results of the Company and Golden City after giving effect to amortization of purchase accounting adjustments. The unaudited pro forma combined summary of operations is based on the Company's historical results and those of Golden City. These pro forma statements are intended for informational purposes only and are not necessarily indicative of the future results of the Company or of the results of the Company that would have occurred had the acquisition been in effect for the full years presented.

                                                                               (Unaudited)
                                                                        Year ended December 31,
(in thousands, except per share data)                                     1999           1998
-----------------------------------------------------------------------------------------------
Net interest income before provision for loan losses               $    75,865   $     69,275
-----------------------------------------------------------------------------------------------
Net income                                                         $    30,040   $     24,249
-----------------------------------------------------------------------------------------------
Basic and diluted net income per common share                      $      3.33   $       2.70
-----------------------------------------------------------------------------------------------

3 - CASH AND CASH EQUIVALENTS

The Company is required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserve balances required for 1999 and 1998 were $2,788,000 and $11,130,000, respectively.

    Securities purchased under agreements to resell are collateralized by U.S. government agencies and Collateralized Mortgage Obligations securities at December 31, 1999 and 1998, respectively. These agreements generally mature in one business day. The counterparties to these agreements are nationally recognized investment banking firms that meet credit requirements of the Company and with whom a master repurchase agreement has been duly executed. The following table sets forth information with respect to securities purchased under resale agreements.

(dollars in thousands)                                                    1999           1998
-----------------------------------------------------------------------------------------------
Balance, December 31                                               $     3,000   $     17,000
Weighted average interest rate, December 31                               4.50%          5.35%
Average amount outstanding during the year                         $    36,741   $     69,915
Weighted average interest rate for the year                               5.06%          5.65%
Maximum amount outstanding at any month end                        $    80,000   $    105,000
-----------------------------------------------------------------------------------------------

For those securities obtained under the resale agreements, the collateral is either held by a third party custodian or by the counterparty and segregated under written agreements that recognize the Company's interest in the securities. Interest income associated with securities purchased under resale agreements totaled $1.9 million, $4.0 million and $2.4 million, respectively, for 1999, 1998 and 1997.

4 - SECURITIES

Securities Available-for-Sale. The following table reflects the amortized cost, gross unrealized gains, gross unrealized losses and fair values of securities available-for-sale as of December 31, 1999 and 1998:

                                                                            Gross        Gross
                                                             Amortized   Unrealized   Unrealized      Fair
1999 (in thousands)                                            Cost         Gains       Losses        Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $       25   $       --   $      --   $       25
U.S. government agencies                                        40,553            3         338       40,218
State and municipal securities                                     540           --          --          540
Mortgage-backed securities                                      14,813            1         181       14,633
Collateralized mortgage obligations                              7,945           --         121        7,824
Asset-backed securities                                         16,867           --         419       16,448
Federal Home Loan Bank stock                                     6,851           --          --        6,851
Commercial paper                                                40,100           --          24       40,076
Corporate bonds                                                 35,034           13         671       34,376
----------------------------------------------------------------------------------------------------------------
Total                                                       $  162,728   $       17   $   1,754   $  160,991
----------------------------------------------------------------------------------------------------------------

                                                                            Gross        Gross
                                                             Amortized   Unrealized   Unrealized      Fair
1998 (in thousands)                                            Cost         Gains       Losses        Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $    2,005   $        9   $      --   $    2,014
U.S. government agencies                                       102,524          496          --      103,020
State and municipal securities                                  21,974          343          --       22,317
Mortgage-backed securities                                      17,683          588           5       18,266
Collateralized mortgage obligations                             14,071           88          --       14,159
Asset-backed securities                                          8,264            8          52        8,220
Federal Home Loan Bank stock                                     5,991           --          --        5,991
Commercial paper                                                29,950           --           5       29,945
Corporate bonds                                                 35,415          630          49       35,996
----------------------------------------------------------------------------------------------------------------
Total                                                       $  237,877   $    2,162   $     111   $  239,928
----------------------------------------------------------------------------------------------------------------

The amortized cost and fair value of securities available-for-sale except for mortgage-backed securities and collaterallized mortgage obligations at December 31, 1999, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                                    Amortized           Fair
(in thousands)                                                                           Cost          Value
---------------------------------------------------------------------------------------------------------------
Due in one year or less (1)                                                       $    67,536   $     67,512
Due after one year through five years                                                  57,814         56,813
Due after five years through ten years                                                 14,620         14,209
Mortgage-backed securities and collateralized mortgage obligations                     22,758         22,457
---------------------------------------------------------------------------------------------------------------
Total                                                                             $   162,728   $    160,991
---------------------------------------------------------------------------------------------------------------

(1)  EQUITY SECURITIES ARE REPORTED IN THIS CATEGORY.

Proceeds from sales and repayments of securities available-for-sale during 1999 and 1998 were $9,906,000 and $31,921,000, respectively. Proceeds from maturities and calls of securities available-for-sale during 1999 and 1998 were $1,160,919,000 and $1,006,490,000, respectively. There were no gains realized in 1999. Gross realized gains of $59,000 and $304,000 were realized for 1998 and 1997, respectively. Gross realized losses of $34,000, $19,000 and $268,000 were realized for 1999, 1998 and 1997, respectively.

SECURITIES HELD-TO-MATURITY The carrying value, gross unrealized gains, gross unrealized losses and estimated fair values of securities held-to-maturity are as follows at December 31, 1999 and 1998:

                                                                            Gross        Gross      Estimated
                                                             Carrying    Unrealized   Unrealized      Fair
1999  (in thousands)                                           Value        Gains       Losses        Value
-----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $   24,998   $      114   $      --   $   25,112
U.S. government agencies                                        64,373           79       1,274       63,178
State and municipal securities                                  68,834          375       3,193       66,016
Mortgage-backed securities                                     133,282           53       2,809      130,526
Collateralized mortgage obligations                             63,397            3         791       62,609
Asset-backed securities                                         19,999           --         209       19,790
Corporate bonds                                                 51,449           37       1,890       49,596
-----------------------------------------------------------------------------------------------------------------
Total                                                       $  426,332   $      661   $  10,166   $  416,827
-----------------------------------------------------------------------------------------------------------------

                                                                            Gross        Gross      Estimated
                                                             Carrying    Unrealized   Unrealized      Fair
1998  (in thousands)                                           Value        Gains       Losses        Value
-----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $   26,026   $      578   $      --   $   26,604
U.S. government agencies                                        54,426          819          --       55,245
State and municipal securities                                  61,495        3,144          32       64,607
Mortgage-backed securities                                     146,019        2,351         317      148,053
Collateralized mortgage obligations                             83,534        1,201           6       84,729
Corporate bonds                                                 46,656          884          --       47,540
-----------------------------------------------------------------------------------------------------------------
Total                                                       $  418,156   $    8,977   $     355   $  426,778
-----------------------------------------------------------------------------------------------------------------

The carrying value and estimated fair value of securities held-to-maturity, except for mortgage-backed securities and collateralized mortgage obligations, at December 31, 1999, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                                                  Estimated
                                                                                    Carrying         Fair
(in thousands)                                                                        Value          Value
-----------------------------------------------------------------------------------------------------------------
Due in one year or less                                                            $   55,437    $    55,631
Due after one year through five years                                                 111,187        107,936
Due after five years through ten years                                                 28,969         28,931
Due after ten years                                                                    34,060         31,194
Mortgage-backed securities and collateralized mortgage obligations                    196,679        193,135
-----------------------------------------------------------------------------------------------------------------
Total                                                                              $  426,332    $   416,827
-----------------------------------------------------------------------------------------------------------------

Proceeds from the maturity and call of securities held-to-maturity during 1999 and 1998 were $1,385,000 and $12,025,000, respectively. Gross realized gains of $31,000 , $3,000 and $6,000 were realized for 1999, 1998 and 1997, respectively. No losses were realized for 1999, 1998 and 1997.

    Securities having a carrying value of $128,904,000 and $46,806,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits, treasury tax and loan, securities sold under agreements to repurchase and a line of credit with the Federal Home Loan Bank.

5 - LOANS

Most of the Company's business activity is with customers located in the predominantly Asian areas of Southern and Northern California. The Company has no specific industry concentration, and generally its loans are collateralized with real property or other pledged collateral of the borrowers. Loans are generally expected to be paid-off from the operating profits of the borrowers, refinancing by another lender or through sale by the borrowers of the secured collateral. The components of loans in the consolidated statements of condition as of December 31, 1999 and 1998 were as follows:


(in thousands)                                                                           1999           1998
-------------------------------------------------------------------------------------------------------------
Commercial loans                                                                  $   395,138   $    370,539
Residential mortgage loans                                                            181,131        163,756
Commercial mortgage loans                                                             577,541        356,608
Equity lines                                                                           26,437         20,402
Real estate construction loans                                                         62,516         40,738
Installment loans                                                                      25,498         29,165
Other loans                                                                               419            269
-------------------------------------------------------------------------------------------------------------
                                                                                    1,268,680        981,477
-------------------------------------------------------------------------------------------------------------
Less
Unamortized deferred loan fees                                                          3,593          3,631
Allowance for loan losses                                                              19,502         15,970
-------------------------------------------------------------------------------------------------------------
Total                                                                           $   1,245,585   $    961,876
-------------------------------------------------------------------------------------------------------------

The Company previously sold participations in certain residential mortgage loans to buyers in the secondary market. These participations covered substantially all of the loan balances and were sold without recourse. No such sales have been made since 1993. As of December 31, 1999, the Company had $7,252,000 of these loans in its servicing portfolio. There were no loans held for sale as of December 31, 1999 and 1998. Approximately $88,763,000 and $87,324,000 in residential mortgage loans were pledged to secure a line of credit with the Federal Home Loan Bank as of December 31, 1999 and December 31, 1998, respectively.

    An analysis of the activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 is as follows:

(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                               $   15,970   $  15,379   $   13,528
Loans charged-off                                                            (1,731)     (3,519)      (2,139)
Recoveries on loans previously charged-off                                    1,063         510          390
Provision for loan losses                                                     4,200       3,600        3,600
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                                     $   19,502   $  15,970   $   15,379
-------------------------------------------------------------------------------------------------------------

At December 31, 1999 and 1998, the Company had identified impaired loans with a recorded investment of approximately $26,279,000, $21,949,000 and $23,171,000, respectively. For 1999, 1998 and 1997, the average balances of impaired loans were $26,707,000, $21,713,000 and $23,171,000 and interest collected on impaired loans totaled $2,047,000, $2,080,000 and $1,564,000, respectively. The Bank recognizes interest income on impaired loans based on its existing method of recognizing interest income on nonaccrual loans. The following table is a breakdown of impaired loans and the related specific allowance and allocated general allowance:

                                                                          Recorded    Impairment      Net
1999  (in thousands)                                                     Investment    Allowance    Balance
------------------------------------------------------------------------------------------------------------
Commercial                                                               $   12,686   $   1,831   $   10,855
Commercial real estate                                                       13,412       1,912       11,500
Other                                                                           181         181           --
------------------------------------------------------------------------------------------------------------
   Total                                                                 $   26,279   $   3,924   $   22,355
------------------------------------------------------------------------------------------------------------

                                                                          Recorded    Impairment      Net
1998  (in thousands)                                                     Investment    Allowance    Balance
------------------------------------------------------------------------------------------------------------
Commercial                                                               $    9,379   $   1,566   $    7,813
Commercial real estate                                                       12,515       1,827       10,688
Other                                                                            55          55           --
------------------------------------------------------------------------------------------------------------
   Total                                                                 $   21,949   $   3,448   $   18,501
------------------------------------------------------------------------------------------------------------

The Company has entered into transactions with its directors, significant stockholders and their affiliates ("Related Parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. All loans to Related Parties were current as of December 31, 1999. An analysis of the activity with respect to loans to Related Parties is as follows:


(in thousands)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                                                    $      7,308
-------------------------------------------------------------------------------------------------------------
Additional loans made                                                                                 18,627
Payments received                                                                                    (10,031)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                                                          15,904
Additional loans made                                                                                    918
Payments received                                                                                     (4,710)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                                    $     12,112
-------------------------------------------------------------------------------------------------------------

The following is a summary of nonaccrual loans and troubled debt restructurings as of December 31, 1999, 1998 and 1997 and the related net interest foregone for the years then ended:


(in thousands)                                                                 1999        1998         1997
------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                         $   13,696   $  13,090   $   16,886
Contractual interest due                                                 $    1,396   $   1,395   $    1,845
Interest recognized                                                             234         112          471
------------------------------------------------------------------------------------------------------------
Net interest foregone                                                    $    1,162   $   1,283   $    1,374
------------------------------------------------------------------------------------------------------------

(in thousands)                                                                 1999        1998         1997
------------------------------------------------------------------------------------------------------------
Troubled debt restructurings                                             $    4,581   $   4,642   $    4,874
------------------------------------------------------------------------------------------------------------
Contractual interest due                                                 $      429   $     421   $      406
Interest recognized                                                             414         412          387
------------------------------------------------------------------------------------------------------------
Net interest foregone                                                    $       15   $       9   $       19
------------------------------------------------------------------------------------------------------------

As of December 31, 1999, there were no commitments to lend additional funds to those borrowers whose loans have been restructured.

6 - OTHER REAL ESTATE OWNED

The balance of other real estate owned at December 31, 1999 and 1998 was $4,337,000 and $10,454,000, respectively. The valuation allowance was $614,000 and $494,000 at December 31, 1999 and 1998, respectively. The following table presents the components of other real estate owned expense (income) for the year-ended:


(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Operating expense (income)                                               $     (206)  $    (321)  $      201
Provision for losses                                                            339         195          476
Net gain on disposal                                                         (1,549)       (999)        (174)
-------------------------------------------------------------------------------------------------------------
Real estate operations, net                                              $   (1,416)  $  (1,125)  $      503
-------------------------------------------------------------------------------------------------------------

An analysis of the activity in the allowance for other real estate losses for the years ended December 31, 1999, 1998, and 1997 is as follows:


(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                               $      494   $   1,081   $    1,568
Provision for losses                                                            339         195          476
Charge-offs on disposal                                                        (219)       (782)        (963)
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                                     $      614   $     494   $    1,081

7 - INVESTMENTS IN REAL ESTATE

The Company's investments in real estate were $16,987,000 and $1,457,000, as of December 31, 1999 and 1998, respectively. In 1999, the Company sold a strip mall and invested in a California tax credit fund and a senior housing project. At December 31, 1999 all four investments are limited partnerships formed for the purpose of investing in low income housing projects and qualify for Federal low income housing tax credits. The limited partnerships are expected to generate tax credits over a weighted average remaining period of approximately seven years. See Note 10 of the notes to consolidated financial statements for income tax effects. The following table presents the details of the four projects as of December 31, 1999 and 1998:

                                                                Percentage of       Acquisition          December 31
(dollars in thousands)                                            Ownership             Date         1999            1998
--------------------------------------------------------------------------------------------------------------------------
Las Brisas                                                          49.50 %           Dec 1993     $     209      $    338
Los Robles                                                          99.00 %           Aug 1995           431           478
California tax credit fund                                          36.00 %           Mar 1999        14,841            --
Wilshire Courtyard                                                  99.90 %           May 1999         1,506            --
                                                                                                   -----------------------
                                                                                                   $  16,987      $    816
                                                                                                   -----------------------

    In addition to the limited partnerships detailed above, the Company has investment in a strip mall that totaled $641,000 at December 31, 1998.

    The Company's 99.00% and 99.90% limited partnership interest in the Los Robles and Wilshire Courtyard limited partnerships were not consolidated as of December 31, 1999 and 1998 because the Company did not have ability to exercise significant influence over the operation of the partnerships. The Company's investment in Wilshire Courtyard and the California tax credit fund is accounted for utilizing the equity method of accounting. Las Brisas and Los Robles are accounted for utilizing the cost method. The difference between the cost and equity methods for the Las Brisas and the Los Robles investments is immaterial. The Company recognized a net loss of approximately $334,000, $158,000 and $176,000 in 1999, 1998 and 1997, respectively, from the partnerships' operations.

    In 1999, the Company recognized a gain of $394,000 from the sale of the strip mall, and a net gain of $409,000, $95,000, and $170,000, for 1999, 1998 and 1997, respectively from real estate operations.

8 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1999 and 1998:


(in thousands)                                                                           1999           1998
------------------------------------------------------------------------------------------------------------
Land and land improvements                                                        $    11,495   $     11,484
Building and building improvements                                                     13,623         13,779
Furniture, fixtures and equipment                                                      13,155         12,058
Other                                                                                   2,193          2,170
Construction in process                                                                   292            837
------------------------------------------------------------------------------------------------------------
                                                                                       40,758         40,328
Less: Accumulated depreciation                                                         15,459         14,502
------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                       $    25,299   $     25,826
------------------------------------------------------------------------------------------------------------

The amount of depreciation included in operating expense was $1,331,000, $1,241,000 and $1,335,000 in 1999, 1998 and 1997, respectively.

9 - BORROWINGS

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE. The underlying collateral pledged for the repurchase agreements consists of U.S. government agency securities with a carrying value of $47,085,000 and a fair value of $46,771,000. These borrowings generally mature in less than 30 days. The table below provides comparative data for securities sold under agreements to repurchase.


                                                                                        December 31,
(dollars in thousands)                                                         1999          1998          1997
--------------------------------------------------------------------------------------------------------------------
Average amount outstanding (1)                                             $   55,519     $  53,285     $    8,861
Highest month-end balances (2)                                                 79,185        55,185         23,419
Year end balance                                                               46,990        16,436         23,419
Rate at year-end                                                                 5.80%         4.53%          7.03%
Weighted average interest rate for the year                                      5.73%         5.98%          5.99%
--------------------------------------------------------------------------------------------------------------------

(1)  AVERAGE BALANCES WERE COMPUTED USING DAILY AVERAGES.
(2) HIGHEST MONTH-END BALANCES WERE AT FEBRUARY 1999, NOVEMBER 1998 AND DECEMBER 1997, RESPECTIVELY.

ADVANCES FROM THE FEDERAL HOME LOAN BANK. During the third quarter of 1998, the Bank obtained advances from the FHLB for $20,000,000 to mature in September 1999 and $10,000,000 to mature in October 2003. These advances bear an average interest rate of 4.84% and are non-callable.

10 - INCOME TAXES

For the years ended December 31, 1999, 1998 and 1997, the current and deferred amounts of the income tax expense are summarized as follows:


(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Current
   Federal                                                               $   15,377   $  11,697   $   10,280
   State                                                                      5,815       4,289        3,456
-------------------------------------------------------------------------------------------------------------
                                                                             21,192      15,986       13,736
-------------------------------------------------------------------------------------------------------------
Deferred
   Federal                                                                   (1,159)       (105)        (478)
   State                                                                       (313)         95          (15)
-------------------------------------------------------------------------------------------------------------
                                                                             (1,472)        (10)        (493)
-------------------------------------------------------------------------------------------------------------
Total income tax expense                                                 $   19,720   $  15,976   $   13,243
-------------------------------------------------------------------------------------------------------------

Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities give rise to deferred taxes. Deferred tax assets and liabilities for the years ended December 31, 1999 and 1998 were as follows:


(in thousands)                                                                           1999           1998
-------------------------------------------------------------------------------------------------------------
Deferred Tax Assets
Difference between provisions for loan losses for tax and
   financial reporting purposes                                                   $     8,563   $      6,767
Difference between provisions for other real estate owned losses
   for tax and financial reporting purposes                                               549            789
State income tax                                                                        1,855          1,321
Unrealized holding loss on securities available-for-sale, net                             731             --
-------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                              11,698          8,877
-------------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities
Use of accelerated depreciation for tax purposes                                       (1,148)        (1,134)
Deferred loan fees                                                                        (45)          (145)
FHLB stock dividend                                                                    (1,088)          (936)
Acquisition of FPSB                                                                      (485)          (485)
Unrealized holding gain on securities available-for-sale, net                              --           (862)
Other, net                                                                             (1,672)        (1,120)
-------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                         (4,438)        (4,682)
-------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                           $     7,260   $      4,195
-------------------------------------------------------------------------------------------------------------

Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1998 are primarily the result of adjustments to conform to the tax returns as filed.

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

    Included in other assets in the statements of condition, at December 31, 1999 and 1998 were net deferred tax assets of $7,260,000 and $4,195,000, respectively. Other assets as of December 31, 1999 and 1998 included a current income tax receivable of $1,447,000 and $1,040,000, respectively.

    Income tax expense results in effective tax rates that differ from the statutory Federal income tax rate for the years indicated as follows:


(dollars in thousands)                                1999                        1998                         1997
----------------------------------------------------------------------------------------------------------------------------
Tax provision at Federal statutory rate        $17,504      35.00%     $   14,194       35.00%      $   11,673       35.00%
State income taxes, net of
   Federal income tax benefit                    3,576       7.15           2,850        7.03            2,237        6.71
Interest on obligations of state
   and political subdivisions,
   which are exempt from
   Federal taxation                             (1,081)     (2.16)           (927)      (2.29)            (722)      (2.17)
Low income housing tax credits                    (319)     (0.64)           (319)      (0.79)            (319)      (0.96)
Non-deductible expense --
   Amortization of goodwill                        240        0.48            239        0.59              239        0.72
Other, net                                        (200)      (0.40)           (61)      (0.15)             135        0.41
----------------------------------------------------------------------------------------------------------------------------
Total income tax expense                    $   19,720       39.43%    $   15,976       39.39%      $   13,243       39.71%
----------------------------------------------------------------------------------------------------------------------------

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

    Under California State banking law, the Bank may not pay a cash dividend, without regulatory approval, which exceeds the lesser of the Bank's retained earnings or its net income for the last three fiscal years, less any cash distributions made during that period. The amount of retained earnings available for cash dividends as of December 31, 1999 is restricted to approximately $55,892,000 under this regulation.

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

    The Federal Deposit Insurance Corporation has established five capital ratio categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized." A well capitalized institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5%. At December 31, 1999, the Bank was in compliance with the minimum capital requirements and is considered well capitalized.

    The Company and the Bank's capital and leverage ratios as of December 31, 1999 and 1998 are presented in the tables below:


                                         Company                    Bank                    Company                  Bank
                                 As of December 31, 1999  As of December 31, 1999  As of December 31, 1998  As of December 31, 1998
(dollars in thousands)            Balance    Percentage      Balance  Percentage     Balance   Percentage    Balance   Percentage
-----------------------------------------------------------------------------------------------------------------------------------
Tier I Capital (to risk-
   weighted assets)            $   169,556(1)   10.50%    $   163,093(1) 10.10%    $   146,873(2) 11.44%    $  141,835(2) 11.04%
Tier I Capital
   minimum requirement              64,588       4.00          64,588     4.00          51,372     4.00         51,372     4.00
-----------------------------------------------------------------------------------------------------------------------------------
Excess                         $   104,968       6.50%    $    98,505     6.10%        $95,501     7.44%    $   90,463     7.04%
Total Capital (to risk-
   weighted assets)            $   189,058(1)   11.71%    $   182,595(1) 11.31%    $   162,844(2) 12.68%    $  157,805(2) 12.29%
Total Capital minimum
   requirement                     129,176       8.00         129,176     8.00         102,744     8.00        102,744     8.00
-----------------------------------------------------------------------------------------------------------------------------------
Excess                         $    59,882       3.71%    $    53,419     3.31%    $    60,100     4.68%    $   55,061     4.29%
-----------------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets           $ 1,614,695                $ 1,614,695              $ 1,284,296              $1,284,296
Tier I Capital
   (to average assets) --
   Leverage ratio              $   169,556(1)    8.93%    $   163,093(1)  8.59%    $   146,873(2)  8.45%    $  141,835(2)  8.16%
Minimum leverage
   requirement                      75,974       4.00          75,974     4.00          69,508     4.00         69,508     4.00
-----------------------------------------------------------------------------------------------------------------------------------
Excess                         $    93,582       4.93%    $    87,119     4.59%    $    77,365     4.45%    $   72,327     4.16%
-----------------------------------------------------------------------------------------------------------------------------------
Total average assets           $ 1,899,358(3)             $ 1,899,356(3)           $ 1,737,710(3)           $1,737,709(3)
-----------------------------------------------------------------------------------------------------------------------------------

(1) EXCLUDING THE UNREALIZED HOLDING LOSSES ON SECURITIES AVAILABLE-FOR-SALE OF $1,006,000 AND GOODWILL OF $10,559,000.
(2) EXCLUDING THE UNREALIZED HOLDING GAINS ON SECURITIES AVAILABLE-FOR-SALE OF $1,189,000 AND GOODWILL OF $8,590,000.
(3) AVERAGE ASSETS REPRESENT AVERAGE BALANCES FOR THE FOURTH QUARTER OF 1999 AND 1998, RESPECTIVELY.

The Board of Directors of Bancorp is authorized to issue preferred stock in one or more series and to fix the voting powers, designations, preferences or other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. Any preferred stock issued by Bancorp may rank prior to Bancorp common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into shares of Bancorp common stock. No preferred stock has been issued as of December 31, 1999

    The following is the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years indicated.

                                                  Year Ended                         Year Ended
                                               December 31, 1999                   December 31, 1998
                                                                       Per                                      Per
(in thousands, except share              Income        Shares         Share      Income          Shares         Share
and per share data)                   (Numerator)   (Denominator)    Amount    (Numerator)    (Denominator)     Amount
--------------------------------------------------------------------------------------------------------------------------
Net income                            $   30,291                                $ 24,579
--------------------------------------------------------------------------------------------------------------------------
Basic EPS
   Income available
      to stockholders                 $   30,291      9,013,428     $   3.36    $ 24,579        8,967,188      $ 2.74
Effect of Dilutive
   Stock Options                                          4,332                                     1,205
Diluted EPS
   Income available
      to common
      stockholders
      plus assumed
      conversions                     $   30,291      9,017,760     $   3.36    $ 24,579        8,968,393      $ 2.74
--------------------------------------------------------------------------------------------------------------------------

                                               Year Ended
                                             December 31, 1997
                                                                         Per
(in thousands, except share             Income          Shares          Share
and per share data)                   (Numerator)    (Denominator)      Amount
-------------------------------------------------------------------------------
Net income                             $ 20,108
-------------------------------------------------------------------------------
Basic EPS
   Income available
      to stockholders                  $ 20,108       8,915,936         $ 2.26

Effect of Dilutive
   Stock Options                                             --

Diluted EPS
   Income available
      to common
      stockholders
      plus assumed
      conversions                      $ 20,108       8,915,936         $  2.26
-------------------------------------------------------------------------------

12 - COMMITMENTS AND CONTINGENCIES

LITIGATION The Company is involved in various litigation concerning transactions entered into during the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of such litigation will have a material effect upon its financial condition or results of operations.

LENDING In the normal course of business, the Company becomes a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments included financial guarantees, commitments to extend credit in the form of loans or through commercial and standby letters of credit. Those instruments represent varying degrees of exposure to risk in excess of the amounts included in the accompanying consolidated statements of condition. The contractual or notional amount of these instruments indicates a level of activity associated with a particular class of financial instrument and is not a reflection of the level of expected losses, if any.

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

    Financial instruments whose contract amounts represent the amount of credit risk include the following:


(in thousands)                                                                           1999           1998
------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                      $   580,727   $    389,304
Standby letters of credit                                                              11,748         10,112
Other letters of credit                                                                31,866         29,029
Financial guarantee                                                                    20,000             --
Bill of lading guarantee                                                               13,924         11,517
------------------------------------------------------------------------------------------------------------
Total                                                                             $   658,265   $    439,962
------------------------------------------------------------------------------------------------------------

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

    As of December 31, 1999, the Company does not have fixed-rate or variable-rate commitments with characteristics similar to options, which provide the holder, for a premium paid at inception to the Company, the benefits of favorable movements in the price of an underlying asset or index with limited or no exposure to losses from unfavorable price movements.

    The financial guarantee represents a conditional commitment issued by the Company to guarantee the credit performance on $20 million of corporate debt. The Company's exposure to credit risk from this financial guarantee is essentially the same as if the Company was the owner of the corporate debt. At December 31, 1999, the corporate debt was current under its contractual term and the rating on the debt was BBB+ by Standard & Poors and Baa3 by Moodys.

    Letters of credit and bill of lading guarantee are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.

    As of December 31, 1999, the Company had available credit lines with other financial institutions in the amount of $230,000,000.

LEASES The Company is obligated under a number of operating leases for premises and equipment with terms ranging from 1 to 55 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. Rental expense was $1,823,000, $1,751,000 and $1,793,000 for 1999, 1998 and 1997, respectively. The following table shows future minimum payments under operating leases with terms in excess of one year as of December 31, 1999:

(in thousands)                                                                     Commitments
----------------------------------------------------------------------------------------------
Year ended December 31,

2000                                                                              $      1,774
2001                                                                                     1,453
2002                                                                                     1,303
2003                                                                                     1,173
2004                                                                                       969
Thereafter                                                                              10,260
----------------------------------------------------------------------------------------------
Total minimum lease payments                                                      $     16,932
----------------------------------------------------------------------------------------------

Rental income was $443,000, $455,000 and $437,000 for 1999, 1998 and 1997,
respectively. The following table shows future rental payments to be received under operating leases with terms in excess of one year as of December 31, 1999:

(in thousands)                                                                     Commitments
----------------------------------------------------------------------------------------------
Year ended December 31,
2000                                                                              $        371
2001                                                                                       340
2002                                                                                       306
2003                                                                                       239
2004                                                                                       140
Thereafter                                                                                  --
----------------------------------------------------------------------------------------------
Total minimum lease payments to be received                                       $      1,396
----------------------------------------------------------------------------------------------

13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND SHORT-TERM INSTRUMENTS For cash and short-term instruments, the carrying amount was assumed to be a reasonable estimate of fair value.

INVESTMENT SECURITIES For securities (which include securities available-for-sale, and securities held-to-maturity), fair values were based on quoted market prices at the reporting date. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

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

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

                                                      As of December 31, 1999       As of December 31, 1998
(in thousands)                                   Carrying Amount    Fair Value   Carrying Amount   Fair Value
-------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
   Cash and due from banks                            $    59,081   $    59,081    $    64,656   $    64,656
   Federal funds sold and securities
      purchased under agreements to resell                  5,000         5,000         17,000        17,000
   Securities available-for-sale                          160,991       160,991        239,928       239,928
   Securities held-to-maturity                            426,332       416,827        418,156       426,778
   Loans, net                                           1,245,585     1,219,336        961,876       981,386
-------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
   Deposits                                           $ 1,721,736   $ 1,515,125    $ 1,560,402   $ 1,564,981
   Securities sold under agreements
      to repurchase                                        46,990        47,649         16,436        16,436
   Advances from Federal Home Loan Bank                    30,000        29,305         30,000        30,000
-------------------------------------------------------------------------------------------------------------

                                                       As of December 31, 1999      As of December 31, 1998
(in thousands)                                   Notional Amount     Fair Value  Notional Amount  Fair Value
-------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL STATEMENTS
   Commitments to extend credit                       $   580,727   $      (328)   $   389,304   $      (336)
   Standby letters of credit                               11,748           (64)        10,112           (87)
   Other letters of credit                                 31,866          (193)        29,029          (174)
   Financial guarantee                                     20,000            35             --            --
   Bill of lading guarantee                                13,924           (69)        11,517           (50)
-------------------------------------------------------------------------------------------------------------

14 - EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN Under the Company's 1985 Employee Stock Ownership Plan ("ESOP"), the Company makes annual contributions to a trust in the form of either cash or common stock of the Company for the benefit of eligible employees. Employees are eligible to participate in the ESOP Plan after completing two years of service for salaried full-time employees or 1,000 hours for each of two consecutive years for salaried part-time employees. The amount of the annual contribution is discretionary except that it must be sufficient to enable the trust to meet its current obligations. The Company also pays for the administration of this plan and of the trust. During 1999, 1998 and 1997, the ESOP purchased 33,163, 23,669 and 38,491 shares, respectively, of the Company's stock at an aggregate cost of $1,162,829, $821,021 and $878,620, respectively. The shares purchased in 1999 included 20,160 shares bought on the open market and 13,003 shares bought through the Dividend Reinvestment Plan. The shares purchased in 1998 included 11,000 shares bought on the open market and 12,669 shares bought through the Dividend Reinvestment Plan. The shares purchased in 1997 included 21,200 shares bought on the open market and 17,291 shares bought through the Dividend Reinvestment Plan. The Company contributed $537,200, $486,120 and $453,000 to the trust in 1999, 1998 and 1997, respectively, which was charged to salaries and employee benefits in the accompanying consolidated statements of income and comprehensive income. In 1999, distribution of benefits to participants totaled 23,299 shares. As of December 31, 1999, the ESOP owned 571,650 shares or 6.33% of the Company's outstanding common stock.

CATHAY BANCORP, INC. 401(K) PLAN In 1997, the Board approved the Cathay Bancorp, Inc. 401(k) Profit Sharing Plan, which began on March 1, 1997. Salaried employees who have completed one year of service and have attained the age of 21 are eligible to participate. Enrollment dates are on January 1st and July 1st of each year.

    Participants may contribute up to 15% of their compensation for the year but not to exceed the dollar limit set by the Internal Revenue Service (IRS). Participants may change their contribution election on the enrollment dates. The Company matches 50% of the participants' contribution up to 4% of their compensation. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% vested after five years of service. In 1999, the Company's contribution amounted to $186,736, $178,150 and $138,000 in 1999, 1998 and 1997, respectively.

    The Plan allows participants to withdraw all or part of their vested amount in the plan due to certain financial hardship as designated by the IRS. Participants may also borrow up to 50% of the vested amount, up to a maximum of $50,000. The minimum loan amount is $1,000.

15 - EQUITY INCENTIVE PLAN

In 1998, the Board adopted the Cathay Bancorp, Inc. Equity Incentive Plan. Under the Equity Incentive Plan, directors and eligible employees may be granted incentive or nonstatutory stock options, or awarded restricted stock, for up to 1,075,000 shares of the Company's common stock. The Equity Incentive Plan currently terminates in February 2008.

    In September 1998 the Company granted nonstatutory stock options to purchase a total of 45,000 shares of the Company's common stock to selected bank officers and non-employee directors, with an exercise price per share equal to the fair market value of a share of the Company's common stock on the date of grant. Such options have a maximum ten-year term and vest in 20% annual increments (subject to early termination in certain events). If such options expire or terminate without having been exercised, any unpurchased shares will again be available for future grants or awards.

                                                                                            Weighted-Average
                                                                                       Shares Exercise Price
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                                                 --   $         --
------------------------------------------------------------------------------------------------------------
Granted                                                                                45,000             33
Exercised                                                                                  --             --
Forfeited                                                                                  --             --
Expired                                                                                    --             --
Cancelled                                                                                  --             --
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                                             45,000   $         33
------------------------------------------------------------------------------------------------------------
Granted                                                                                    --             --
Exercised                                                                                (300)            33
Forfeited                                                                                  --             --
Expired                                                                                    --             --
Cancelled                                                                                  --             --
Balance, December 31, 1999                                                             44,700   $         33
------------------------------------------------------------------------------------------------------------

At December 31, 1999 and 1998, 9,000 and none of the options were exercisable, respectively.

    The Company applies Accounting Principles Board Option No.25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its stock option plans in the consolidated financial statements for 1999 or 1998.

    The Company estimates the fair value of options granted during 1998 using the Black-Scholes option-pricing model with following assumptions: (i) an expected life of the option of 4 years, (ii) a stock price volatility of 34.1%
based on daily market prices for the preceding four-year period, (iii) an expected dividend yield of 2.1% per share per annum, and (iv) a risk-free interest rate of 6.3%. The fair value of the options was calculated to be $9.98 per share at the date of grant.

    If the compensation cost for the Company's stock option plan had been determined with the fair value at the grant dates, computed using the assumptions above, for awards under the Plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share for 1999 and 1998 would have been reduced to the pro forma amounts indicated below.


(in thousands, except per share data)                                                    1999           1998
------------------------------------------------------------------------------------------------------------
Net income
   As reported                                                                    $    30,291         24,579
   Pro forma                                                                           30,237         24,564
Basic net income per share
   As reported                                                                           3.36           2.74
   Pro forma                                                                             3.35           2.74
Diluted net income per share
   As reported                                                                           3.36           2.74
   Pro forma                                                                             3.35           2.74
------------------------------------------------------------------------------------------------------------

The pro forma amounts shown may not be representative of the effects on reported net income for future periods.

16 - CONDENSED FINANCIAL INFORMATION OF CATHAY BANCORP, INC.

The condensed financial information of Cathay Bancorp, Inc. as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 were as follows:

STATEMENTS OF CONDITION

                                                                                             Year ended December 31,
(in thousands, except share and per share data)                                                  1999           1998
--------------------------------------------------------------------------------------------------------------------
Assets
Cash                                                                                      $     6,504   $      5,080
Investment in subsidiary-- Cathay Bank                                                        172,646        151,613
--------------------------------------------------------------------------------------------------------------------
   Total assets                                                                           $   179,150   $    156,693
--------------------------------------------------------------------------------------------------------------------
Liabilities
Accrued expenses                                                                          $        41   $         41
--------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                               41             41
--------------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock, $0.01par value; 10,000,000 shares authorized, none issued                         --             --
Common stock, $0.01par value; 25,000,000 shares authorized, 9,033,583 and  8,988,760
   shares issued and outstanding in 1999 and 1998, respectively                                    90             90
Additional paid-in-capital                                                                     64,529         62,920
Accumulated other comprehensive income                                                         (1,006)         1,189
Retained earnings                                                                             115,496         92,453
--------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                                 179,109        156,652
--------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                             $   179,150   $    156,693
--------------------------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                                   Year ended December 31,
(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Cash dividends from Cathay Bank                                          $    7,248   $   6,272   $    5,566
Amortization of organizational costs and other expenses                        (321)       (268)        (233)
-------------------------------------------------------------------------------------------------------------
Income before income tax expense                                              6,927       6,004        5,333
Income tax benefit                                                              136         113           98
-------------------------------------------------------------------------------------------------------------
Income before undistributed earnings of subsidiary                            7,063       6,117        5,431
-------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiary                               23,228      18,462       14,677
-------------------------------------------------------------------------------------------------------------
Net income                                                                   30,291      24,579       20,108
-------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:
   Unrealized holding gain (loss) arising during the year                    (2,229)        859        1,465
   Less: reclassification adjustment for realized gain (loss)
        on securities included in net income                                    (34)         40           36
-------------------------------------------------------------------------------------------------------------
   Total other comprehensive income (loss), net of tax                       (2,195)        819        1,429
-------------------------------------------------------------------------------------------------------------
Total comprehensive income                                               $   28,096   $  25,398   $   21,537
-------------------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                                   Year ended December 31,
(in thousands)                                                                 1999        1998         1997
-------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                               $   30,291   $  24,579   $   20,108
Adjustments to reconcile net income to net cash
   provided by operating activities:
Equity in undistributed earnings of subsidiary                              (23,228)    (18,462)     (14,677)
Increase (decrease) in accrued expenses                                          --         (30)          19
Other                                                                            --           3           (3)
-------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                  7,063       6,090        5,447
-------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Proceeds from issuance of common stock                                        1,609       1,649        1,460
Cash dividends                                                               (7,248)     (6,272)      (5,566)
-------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                                     (5,639)     (4,623)      (4,106)
-------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                         1,424       1,467        1,341
Cash and cash equivalents, beginning of year                                  5,080       3,613        2,272
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                   $    6,504   $   5,080   $    3,613
Supplemental disclosure of cash flow information
   Cash paid during the year for:
      Income taxes                                                       $      150   $     150   $      150
   Non-cash investing activities:
      Net change in unrealized holding gain (loss) on
         securities available-for-sale, net of tax                       $   (2,195)  $     819   $    1,429
-------------------------------------------------------------------------------------------------------------

17 - DIVIDEND REINVESTMENT PLAN

The Company has a dividend reinvestment plan which allows for participants' reinvestment of cash dividends and certain additional optional investments in the Company's common stock. Shares issued under the plan and consideration received were 44,523, 47,017 and 63,599 and $1,600,173, $1,649,426 and
$1,459,435 for 1999, 1998 and 1997, respectively.

18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth selected unaudited quarterly financial data.


Summary of Operations                                      1999                                     1998
                                          Fourth      Third    Second     First     Fourth     Third     Second    First
(in thousands, except per share data)    Quarter    Quarter   Quarter   Quarter    Quarter    Quarter   Quarter   Quarter
--------------------------------------------------------------------------------------------------------------------------
Interest income                          $ 35,460   $ 33,489  $ 32,583  $ 31,514  $ 32,077   $ 31,819  $ 30,234  $ 29,179
Interest expense                           14,985     14,094    14,323    14,006    14,773     14,879    14,082    13,491
--------------------------------------------------------------------------------------------------------------------------
Net interest income                        20,475     19,395    18,260    17,508    17,304     16,940    16,152    15,688
Provision for loan losses                   1,050      1,050     1,050     1,050       900        900       900       900
--------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses               19,425     18,345    17,210    16,458    16,404     16,040    15,252    14,788
Non-interest income                         2,395      2,361     2,181     1,918     1,963      2,018     2,153     2,002
Non-interest expense                        7,481      7,643     7,473     7,685     7,079      7,626     7,478     7,882
--------------------------------------------------------------------------------------------------------------------------
Income before
   income tax expense                      14,339     13,063    11,918    10,691    11,288     10,432     9,927     8,908
Income tax expense                          5,629      5,170     4,733     4,188     4,408      4,172     3,906     3,490
--------------------------------------------------------------------------------------------------------------------------
Net income                                  8,710      7,893     7,185     6,503     6,880      6,260     6,021     5,418
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive
   income, net of tax:
   Unrealized holding
      gain (loss) arising
      during the year                        (899)       223      (678)     (875)     (276)       626       552       (46)
   Less: reclassification
         adjustment for realized
         gain (loss) on securities
         included in net income                --         (2)       --       (32)       --          5        --        35
--------------------------------------------------------------------------------------------------------------------------
      Total other comprehensive
         income, net of tax                  (899)       225      (678)     (843)     (276)       624       552       (81)
--------------------------------------------------------------------------------------------------------------------------
Total comprehensive income               $  7,811   $  8,118  $  6,507  $  5,660  $  6,604   $  6,884  $  6,573  $  5,337
--------------------------------------------------------------------------------------------------------------------------
Basic net income per
   common share                          $   0.96   $   0.88  $   0.80  $   0.72  $   0.77   $   0.70  $   0.67  $   0.61
Diluted net income
   per common share                      $   0.96   $   0.87  $   0.80  $   0.72  $   0.77   $   0.70  $   0.67  $   0.61
--------------------------------------------------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and the Board of Directors of Cathay Bancorp, Inc.:

    We have audited the accompanying consolidated statements of condition of Cathay Bancorp, Inc. and subsidiary (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cathay Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                   /s/ KPMG LLP

Los Angeles, California
January 14, 2000

                                  OFFICES


CORPORATE OFFICE:             SAN GABRIEL                   MILLBRAE                              OVERSEAS OFFICE:
                              825 East Valley Boulevard     Millbrae Plaza
777 North Broadway            San Gabriel, CA 91776         1095 El Camino Real                   HONG KONG
Los Angeles, CA 90012         Tel:     (626) 573-1000       Millbrae, CA 94030                    Room 902-3, 9/F
Tel:     (213) 625-4700       Fax:     (626) 573-0983       Tel:     (650) 652-0188               Printing House
Fax:     (213) 625-1368       Jack Sun                      Fax:     (650) 652-0180               6 Duddell Street
                              VICE PRESIDENT AND MANAGER    Stanley Wong                          Central, Hong Kong
Branch Offices:                                             VICE PRESIDENT AND MANAGER            Tel:     (852) 2522-0071
                              TORRANCE                                                            Fax:     (852) 2810-1652
CALIFORNIA                    23228 Hawthorne Boulevard     VALLEY-STONEMAN                       Matthew Chui
                              Torrance, CA 90505            43 East Valley Boulevard              REPRESENTATIVE
Los Angeles                   Tel:     (310) 791-8700       Alhambra, CA 91801
777 North Broadway            Fax:     (310) 791-1862       Tel:     (626) 576-7600               SUBSIDIARY:
Los Angeles, CA 90012         Allen Lin                     Fax:     (626) 576-5831
Tel:     (213) 625-4700       ASSISTANT VICE PRESIDENT AND  Mimy Luc                              CATHAY INVESTMENT COMPANY
Fax:     (213) 625-1368       MANAGER                       MANAGER                               777 North Broadway
Claudia My Lu                                                                                     Los Angeles, CA 90012
VICE PRESIDENT AND MANAGER    OAKLAND                       BERKELEY-RICHMOND                     Tel:     (213) 625-4700
                              710 Webster Street            3288 Pierce Street                    Fax:     (213) 625-1368
MONTEREY PARK                 Oakland, CA 94607             Richmond, CA 94804                    George T.M. Ching
250 South Atlantic Boulevard  Tel:     (510) 208-3700       Tel:     (510) 526-8898               PRESIDENT
Monterey Park, CA 91754       Fax:     (510) 208-3727       Fax:     (510) 526-0639
Tel:     (626) 281-8808                                     Sumiko Wu                             TAIWAN C.I.C.
Fax:     (626) 281-2956       CERRITOS                      ASSISTANT VICE PRESIDENT AND          Sixth Floor, Suite 3
Frank Chen                    11355 South Street            ASSISTANT MANAGER                     146 Sung Chiang Road
REGIONAL VICE PRESIDENT AND   Cerritos, CA 90701                                                  Taipei, Taiwan, R.O.C.
MANAGER                       Tel:     (562) 860-7300       DIAMOND BAR                           Tel:     (886) (2) 2537-5057
                              Fax:     (562) 860-2296       1195 South Diamond Bar Boulevard      Fax:     (886) (2) 2537-5059
ALHAMBRA                      Henry Yoh                     Diamond Bar, CA 91765                 Li Sung
601 North Atlantic Boulevard  ASSISTANT VICE PRESIDENT AND  Tel:     (909) 860-8299               REPRESENTATIVE AND MANAGER
Alhambra, CA 91801            MANAGER                       Fax:     (909) 861-0920
Tel:     (626) 284-6556                                     Shu Lee                               ADDITIONAL INFORMATION:
Fax:     (626) 282-3496       CITY OF INDUSTRY              REGIONAL VICE PRESIDENT AND
Frank Chen                    1250 South Fullerton Road     MANAGER                               MARKET MAKERS
REGIONAL VICE PRESIDENT AND   City of Industry, CA 91748                                          THE FOLLOWING FIRMS MAKE A MARKET
MANAGER                       Tel:     (626) 810-1088       NEW YORK                              IN CATHAY BANCORP, INC. STOCK:
                              Fax:     (626) 810-2188                                             Herzog, Heine, Geduld, Inc.
HACIENDA HEIGHTS              Shu Lee                       FLUSHING                              Wedbush Morgan Securities Inc.
16025 East Gale Avenue        REGIONAL VICE PRESIDENT AND   40-14/16 Main Street                  Hoefer & Arnett, Inc.
City of Industry, CA 91745    MANAGER                       Flushing, NY 11354
Tel:     (626) 333-8533                                     Tel:     (718) 886-5225               REGISTRAR AND TRANSFER AGENT
Fax:     (626) 336-4227       CUPERTINO                     Fax:     (718) 886-0220               American Stock Transfer and
Shu Lee                       10480 South De Anza           Betty Chou                            Trust Company
REGIONAL VICE PRESIDENT AND   Boulevard                     ASSISTANT VICE PRESIDENT AND MANAGER  40 Wall Street
MANAGER                       Cupertino, CA 95014                                                 New York, NY 10005
                              Tel:     (408) 255-8300       New York Chinatown                    Tel:     (800) 937-5449
WESTMINSTER                   Fax:     (408) 255-8373       45 East Broadway
9121 Bolsa Avenue             David Lin                     New York, NY 10002                    CATHAY SERVICE HOTLINE
Westminster, CA 92683         VICE PRESIDENT AND MANAGER    Tel:     (212) 732-0200               (800) 9 CATHAY / 922-8429
Tel:     (714) 890-7118                                     Fax:     (212) 732-7389               SERVICE AVAILABLE 24 HOURS
Fax:     (714) 898-9267       FREMONT                       Louisa Ting                           THROUGHOUT CALIFORNIA.
Kenneth Chan                  47998 Warm Springs Boulevard  VICE PRESIDENT AND MANAGER
ASSISTANT VICE PRESIDENT AND  Fremont, CA 94539                                                   CATHAY BANK WEB SITE
MANAGER                       Tel:     (510) 770-5151       LOAN PRODUCTION OFFICE:               www.cathaybank.com
                              Fax:     (510) 770-5150
SAN JOSE                      Tony Wen                      HOUSTON
2010 Tully Road               VICE PRESIDENT AND MANAGER    10375 Richmond Avenue #1600
San Jose, CA 95122                                          Houston, TX 77042
Tel:     (408) 238-8880       IRVINE                        Tel:     (713) 278-9599
Fax:     (408) 238-2302       15323 Culver Drive            Fax:     (713) 278-9699
Edward Wong                   Irvine, CA 92714              Herbert Ng
VICE PRESIDENT AND MANAGER    Tel:     (949) 559-7500       VICE PRESIDENT AND MANAGER
                              Fax:     (949) 559-7508
                              Linda Kuo
                              VICE PRESIDENT AND MANAGER

                                     -68-