Form 10-K405, Exhibit 13
period 2000-12-31
CATHAY BANCORP INC
filed 2001-04-02
CIK 861842

Selected Consolidated Financial DATA

                                                                          Year ended December 31,
(dollars in thousands,                              -----------------------------------------------------------------------
except share and per share data)                    2000           1999          1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT (1)
Interest income                                     $  164,553     $  133,046    $  123,309     $  111,978     $   86,098
Interest expense                                        74,156         57,408        57,225         50,874         39,209
---------------------------------------------------------------------------------------------------------------------------
Net interest income before
   provision for loan losses                            90,397         75,638        66,084         61,104         46,889
Provision for loan losses                                4,200          4,200         3,600          3,600          3,600
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                            86,197         71,438        62,484         57,504         43,289
Securities gains (losses)                                1,085             (3)           43             41             22
Other non-interest income                               11,671          8,858         8,093          6,734          5,837
Non-interest expense                                    38,504         30,282        30,065         30,928         28,013
---------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                        60,449         50,011        40,555         33,351         21,135
Income tax expense                                      21,862         19,720        15,976         13,243          7,819
---------------------------------------------------------------------------------------------------------------------------
Net income                                          $   38,587     $   30,291    $   24,579     $   20,108     $   13,316
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Net income per common share
   Basic                                            $     4.26     $     3.36    $     2.74     $     2.26     $     1.66
   Diluted                                          $     4.25     $     3.36    $     2.74     $     2.26     $     1.66
Cash dividends paid per common share                $    0.880     $    0.805    $    0.700     $    0.625     $    0.600
Weighted average common shares
   Basic                                             9,056,751      9,013,428     8,967,188      8,915,936      8,017,398
   Diluted                                           9,073,885      9,017,760     8,968,393      8,915,936      8,017,398
---------------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION
Securities available-for-sale                       $  183,409     $  160,991    $  239,928     $  216,158     $  383,391
Securities held-to-maturity                            387,200        426,332       418,156        350,336        210,129
Net loans2                                           1,437,307      1,245,585       961,876        846,151        744,384
Total assets                                         2,206,834      1,995,924     1,780,898      1,622,462      1,504,329
Deposits                                             1,876,447      1,721,736     1,560,402      1,449,121      1,364,740
Securities sold under
   agreements to repurchase                             68,173         46,990        16,436         23,419         10,000
Advances from Federal Home Loan Bank                    10,000         30,000        30,000             --             --
Stockholders' equity                                   214,787        179,109       156,652        135,877        118,446
---------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Shares of common stock outstanding                   9,074,365      9,033,583     8,988,760      8,941,743      8,878,144
Book value per share                                $    23.67     $    19.83    $    17.43     $    15.20     $    13.34
---------------------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Return on average assets                                  1.81%          1.63%         1.44%          1.29%          1.05%
Return on average stockholders' equity                   20.09          18.31          17.00         15.63          13.06
Dividend payout ratio                                    20.66          23.95          25.55         27.65          36.14
Average equity to average assets ratio                    9.03           8.89           8.47          8.25           8.04
Efficiency ratio                                         37.33          35.84          40.51         45.20          53.11
---------------------------------------------------------------------------------------------------------------------------

1 Includes the operating results of First Public Savings Bank, F.S.B. subsequent to the November 18, 1996, its acquisition date, and the selected assets and assumed deposits and liabilities of Golden City Commercial Bank subsequent to the December 10, 1999, their acquisition date.

2 Net loans represents gross loans net of loan participations sold, unamortized deferred loan fees and the allowance for loan losses.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

The following discussion is intended to provide information to facilitate the understanding and assessment of the consolidated financial condition of Cathay Bancorp, Inc. ("Bancorp") and its subsidiary Cathay Bank (the "Bank" and together the "Company" or "we", "us" or "our") and their consolidated results of operations. It should be read in conjunction with the audited consolidated financial statements and footnotes appearing elsewhere in this report.

    The following discussion, and other sections of this report, include forward-looking statements regarding management's beliefs, projections and assumptions concerning future results and events. These forward-looking statements may, but do not necessarily, also include words such as "believes", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, adverse developments or conditions related to or arising from:

   -  Our expansion into new market areas.

   -  Fluctuations in interest rates.

   -  Demographic changes.

   -  Increases in competition.

   -  Deterioration in asset or credit quality.

   -  Changes in the availability of capital.

   -  Adverse regulatory developments.

   - Changes in business strategy or development plans, including plans regarding the registered investment company.

   -  General economic or business conditions.

   - Other factors discussed in the section entitled "Factors that May Affect Future Results" later in this report.

   Actual results in any future period may also vary from the past results discussed in this report. Given these risks and uncertainties, we caution readers not to place undue reliance on any forward-looking statements, which speak as of the date of this report. We have no intention and undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

RESULTS OF OPERATIONS
---------------------

We reported net income of $38.6 million or $4.25 per diluted common share for 2000, compared with $30.3 million or $3.36 per diluted common share for 1999 and $24.6 million or $2.74 per diluted common share for 1998. In 2000, pre-tax income increased $10.4 million or 21% to $60.4 million. The increases in 2000 were primarily due to the following:

   - A $14.8 million or 20% increase in net interest income before provision for loan losses.

   -  A $3.9 million or 44% increase in non-interest income.

   -  A $8.2 million or 27% increase in non-interest expense.

   In 1999, pre-tax income increased $9.5 million or 23% to $50.0 million. The increase in net interest income was primarily attributable to growth in interest and fees on loans.

   The return on average assets and return on average stockholders' equity are presented below for the three years indicated:

                                                 2000      1999      1998
-------------------------------------------------------------------------------
Return on average assets                           1.81%     1.63%     1.44%
Return on average stockholders' equity            20.09%    18.31%    17.00%

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 14 [Line and arrow graphic beside page numbers] You are here

The increases in interest income, interest expense and net interest margin in 2000 and 1999 are discussed below:

YEAR 2000
---------

INTEREST INCOME
Interest income increased $31.5 million or 24% to $164.6 million in 2000 primarily due to an increase of $32.6 million from interest income on loans to $126.3 million. The $32.6 million increase in interest income on loans was primarily attributable to the following:

    - Increase in volume: Average net loans grew $224.6 million or 21% from $1,088.6 million in 1999 to $1,313.2 million in 2000. The growth contributed an additional $20.8 million to interest income. The increase in average net loans was funded primarily by growth in deposits, and secondarily by Federal funds purchased, securities sold under agreements to repurchase and proceeds from matured securities.

    - Increase in rate: Average loan yield increased 101 basis points from 8.61% to 9.62%. This contributed $11.8 million to interest income. The increase in average loan yield was mainly a result of six consecutive interest rate increases by the Federal Reserve Board from the third quarter of 1999 to the second quarter of 2000, which led to a 124 basis point increase in our average reference rate from 8.24% to 9.48%. A majority of the Bank's loans reprice immediately.

    - A change in the mix of interest earning assets: Loan demand remained strong in 2000. Average net loans, which yield higher than other types of investments, rose from 61.9% to 68.5% as a percentage of total interest earning assets. In comparison, average securities declined from 35.9% to 30.9% and average Federal funds sold and securities purchased under agreements to resell decreased from 2.2% to 0.6% as a percentage to total interest earning assets. Consequently, the average taxable equivalent yield on interest earning assets increased 95 basis points from 7.66% to 8.61%.

INTEREST EXPENSE
Interest expense increased $16.7 million or 29% to $74.2 million, which was primarily attributable to an increase of $13.2 million in interest expense on time deposits.
   Average time deposits grew $115.5 million or 12% to $1,117.4 million, of which $78.3 million were from time deposits over $100,000.

    - The increase in average time deposits added $5.8 million to interest expense.

    - The increase of 70 basis points in the average rate on time deposits from 4.69% to 5.39% added $7.5 million to interest expense. This was primarily due to the repricing of time deposits in response to the market rate changes.

   Interest expense also increased on Federal funds purchased and securities sold under agreements to repurchase by $2.2 million in 2000. The increase was due to increase in average volume to $23.8 million and increase in average rate by 131 basis points from 4.99% to 6.30%. Accordingly, average cost of funds increased 60 basis points from 3.80% to 4.39%.

NET INTEREST MARGIN
As a result of the factors noted above, the net interest margin, defined as taxable equivalent net interest income to average interest-earning assets, increased 38 basis points from 4.39% in 1999 to 4.77% in 2000.

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED
-------------------------------------------------------------------------------

YEAR 1999

INTEREST INCOME
Interest income increased $9.7 million or 8% to $133.0 million in 1999 largely resulting from a $10.9 million increase in interest income on loans. The $10.9 million increase in loan interest income was primarily due to a combination of the following:

    - Increase in volume: Average net loans grew $181.0 million or 20% to $1,088.6 million in 1999, which was funded primarily from increases in average deposits and secondarily from increases in other borrowed funds, proceeds from maturities of securities and cash. The increase in loan volume contributed an additional $15.8 million to interest income.

    - Decrease in rate: The average yield on loans decreased 52 basis points from 9.13% in 1998 to 8.61% in 1999, which reduced the loan interest income by $4.9 million. The decrease in the average loan yield was primarily due to a 36 basis point drop in our average reference lending rate from 8.60% to 8.24% as a result of the Federal Reserve Board's fiscal policies. Another factor leading to lower average loan yield in 1999 was the increased competition in our marketplace.

   Yields on other categories of interest-earning assets decreased as well due to the prevailing interest rate environment. As a result, the taxable equivalent average yield on interest-earning assets decreased 28 basis points to 7.66% in 1999 from 7.94% in 1998.

INTEREST EXPENSE
Average cost of funds decreased 35 basis points from 4.15% in 1998 to 3.80% in 1999. The decrease in average cost of funds was substantially attributable to a decline of 37 basis points in average cost of deposits from 4.10% in 1998 to 3.73% in 1999. The decrease in average cost of deposits helped reduce $4.5 million in interest expense.
   The decrease in interest expense due to rate reduction was partially offset by $3.7 million, due to an increase of $108.8 million in average interest bearing deposits from $1,317.5 million to $1,426.4 million.
   Average balance on Federal Home Loan Bank advances increased $23.0 million, which added $1.1 million to interest expense in 1999.

NET INTEREST MARGIN
As a result of average cost of funds decreasing more than average yield on interest bearing assets, the net interest margin increased 9 basis points from 4.30% in 1998 to 4.39% in 1999.

NET INTEREST INCOME
-------------------

Net interest income before provision for loan losses for 2000, 1999 and 1998 are summarized below:

                                                                              2000      1999      1998
---------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                          $90,397   $75,638   $66,084
Net interest income before provision for loan losses, tax equivalent          $92,132   $77,301   $67,375

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 16 [Line and arrow graphic beside page numbers] You are here

CHANGES DUE TO RATE AND VOLUME (1)
----------------------------------

                                                     2000-1999                              1999-1998
                                              Increase (Decrease) in                 Increase (Decrease) in
                                            Net Interest Income Due to:            Net Interest Income Due to:
---------------------------------------------------------------------------------------------------------------------------
                                       Changes in   Changes in      Total     Changes in   Changes in       Total
(in thousands)                            Rate        Volume       Change        Rate        Volume        Change
---------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
   Federal funds sold
      and securities purchased
      under agreements to resell       $   389      $(1,584)       $(1,195)   $  (442)     $(1,627)        $(2,069)
   Securities available-for-sale
      (Taxable)                          1,441        1,147          2,588       (533)      (2,400)         (2,933)
   Securities available-for-sale
      (Nontaxable)(2)                        1           14             15          5          (12)             (7)
   Securities held-to-maturity
      (Taxable)                            150       (2,985)        (2,835)      (948)       3,947           2,999
   Securities held-to-maturity
      (Nontaxable)(2)                      (47)          60             13       (231)       1,461           1,230
   Agency preferred stock(2)                --          314            314         --           --              --
   Federal Home Loan Bank stock            145          (50)            95        (31)          26              (5)
   Deposits with other banks                 4           23             27         (5)         (15)            (20)
   Loans(3)                             11,801       20,756         32,557     (4,918)      15,832          10,914
---------------------------------------------------------------------------------------------------------------------------
Total                                  $13,884      $17,695        $31,579    $(7,103)     $17,212         $10,109
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
   Savings deposits,
      NOW accounts and others          $   943      $   606        $ 1,549    $(1,934)     $   140         $(1,794)
   Time deposits                         7,468        5,766         13,234     (2,563)       3,513             950
   Securities sold under
      agreements to repurchase             169         (820)          (651)      (193)         123             (70)
   Other borrowed funds                     --        2,874          2,874          3           (8)             (5)
   Advances from Federal
      Home Loan Bank                         3         (251)          (248)         4        1,117           1,121
   Mortgage indebtedness                    (7)          (3)           (10)        12          (31)            (19)
---------------------------------------------------------------------------------------------------------------------------
Total                                  $ 8,576      $ 8,172        $16,748    $(4,671)     $ 4,854         $   183
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Changes in net interest income         $ 5,308      $ 9,523        $14,831    $(2,432)     $12,358         $ 9,926
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

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

3 Amounts are net of unamortized deferred loan fees of $4,139,000 in 2000, $3,593,000 in 1999 and $3,631,000 in 1998.


INTEREST EARNING ASSET MIX
--------------------------

                                       As of December 31, 2000       As of December 31, 1999
                                       ------------------------      -----------------------           Amount      Percentage
                                                 Percentage of                 Percentage of          Changed         Changed
                                                 Total Interest                Total Interest            from            from
(dollars in thousands)                 Amount    Earning Assets      Amount    Earning Assets    1999 to 2000    1999 to 2000
-----------------------------------------------------------------------------------------------------------------------------
TYPES OF INTEREST EARNING ASSETS
Federal funds sold and
   securities purchased under
   agreements to resell                $   19,000     0.94%          $    5,000     0.27%          14,000         280.00%
Securities available-for-sale             183,409     9.04              160,991     8.76           22,418          13.93
Securities held-to-maturity               387,200    19.09              426,332    23.19          (39,132)         (9.18)
Deposits with other banks                     899     0.04                  568     0.03              331          58.27
Loans (net of unamortized deferred loan
   fees and allowance for loan losses)  1,437,307    70.89            1,245,585    67.75          191,722          15.39
---------------------------------------------------------------------------------------------------------------------------
Total interest earning assets         $ 2,027,815   100.00%          $1,838,476   100.00%         189,339      0    10.30%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED
-------------------------------------------------------------------------------
The following table sets forth information concerning average interest earning assets, average interest bearing liabilities, and the yields on those assets and liabilities. Average outstanding amounts included in the table are daily averages.

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES
--------------------------------------------------------

                                                                                    Year ended December 31,
                                                                              ---------------------------------------------
(dollars in thousands)                                                              2000         1999         1998
---------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Federal Funds Sold and Securities Purchased Under Agreements to Resell
Average outstanding                                                           $   11,053   $   38,013    $  69,915
Average yield                                                                       6.21%        4.95%        5.65%
Amount of interest earned                                                     $      686   $    1,881   $    3,950
---------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE, TAXABLE
Average outstanding                                                           $  197,004   $  178,188   $  219,556
Average yield                                                                       6.49%        5.73%        5.98%
Amount of interest earned                                                     $   12,790   $   10,202   $   13,135
---------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE, NONTAXABLE
Average outstanding                                                           $      510   $      345   $      499
Average yield(2)                                                                    8.24%        7.83%        6.73%
Amount of interest earned                                                     $       42   $       27   $       34
---------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD-TO-MATURITY, TAXABLE
Average outstanding                                                           $  330,841   $  378,753   $  315,257
Average yield                                                                       6.20%        6.16%        6.45%
Amount of interest earned                                                     $   20,504   $   23,339   $   20,340
---------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD-TO-MATURITY, NONTAXABLE
Average outstanding                                                           $   69,478   $   68,702   $   48,757
Average yield(2)                                                                    7.41%        7.48%        7.92%
Amount of interest earned                                                     $    5,149   $    5,136   $    3,906
---------------------------------------------------------------------------------------------------------------------------
AGENCY PREFERRED STOCK
Average outstanding                                                           $    3,398   $       --   $       --
Average yield(2)                                                                    9.24%          --           --
Amount of interest earned                                                     $      314   $       --   $       --
---------------------------------------------------------------------------------------------------------------------------
FEDERAL HOME LOAN BANK STOCK
Average outstanding                                                           $    5,858   $    6,309   $    5,841
Average yield                                                                       7.27%        5.25%        5.75%
Amount of interest earned                                                     $      426   $      331   $      336
---------------------------------------------------------------------------------------------------------------------------
DEPOSITS WITH OTHER BANKS
Average outstanding                                                           $    1,124   $      459   $      958
Average yield                                                                       3.56%        2.83%        3.44%
Amount of interest earned                                                     $       40   $       13   $       33
---------------------------------------------------------------------------------------------------------------------------
LOANS(1)
Average outstanding                                                           $1,313,177   $1,088,578   $  907,627
Average yield(5)                                                                    9.62%        8.61%        9.13%
Amount of interest earned(5)                                                  $  126,337   $   93,780   $   82,866
---------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS
Average outstanding                                                           $1,932,443   $1,759,347   $ 1,568,410
Average yield(5)                                                                    8.61%        7.66%         7.94%
Amount of interest earned(5)                                                  $  166,288   $  134,709   $   124,600

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 18 [Line and arrow graphic beside page numbers] You are here

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES CONTINUED
------------------------------------------------------------------

                                                                  Year ended December 31,
                                                        -------------------------------------------
(dollars in thousands)                                        2000         1999          1998
---------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Savings Deposits(3)
Average outstanding                                     $  463,695    $  424,500   $  417,105
Average rate paid                                             1.67%         1.46%        1.92%
Amount of interest paid or accrued                      $    7,761    $    6,212   $    8,006
---------------------------------------------------------------------------------------------------
TIME DEPOSITS
Average outstanding                                     $1,117,350    $1,001,878   $   900,441
Average rate paid                                             5.39%         4.69%         5.11%
Amount of interest paid or accrued                      $   60,184    $   46,950   $    46,000
---------------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Average outstanding                                     $   39,831    $   55,486   $    53,104
Average rate paid                                             5.31%         4.99%         5.34%
Amount of interest paid or accrued                      $    2,115    $    2,766   $     2,836
---------------------------------------------------------------------------------------------------
OTHER BORROWED FUNDS
Average outstanding                                     $   44,297    $       33   $       181
Average rate paid                                             6.49%         6.06%         3.87%
Amount of interest paid or accrued                      $    2,876    $        2   $         7
---------------------------------------------------------------------------------------------------
ADVANCES FROM FEDERAL HOME LOAN BANK
Average outstanding                                     $   24,809    $   30,000   $     6,959
Average rate paid                                             4.86%         4.85%         4.79%
Amount of interest paid or accrued                      $    1,206    $    1,454   $       333
---------------------------------------------------------------------------------------------------
MORTGAGE INDEBTEDNESS
Average outstanding                                     $      160    $      183   $       440
Average rate paid(6)                                          8.75%        13.11%         9.77%
Amount of interest paid or accrued(6)                   $       14    $       24   $        43
---------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES
Average outstanding                                     $1,690,142    $1,512,080   $ 1,378,230
Average rate paid                                             4.39%         3.80%         4.15%
Amount of interest paid or accrued                      $   74,156    $   57,408   $    57,225
---------------------------------------------------------------------------------------------------
Net interest earnings(7)                                $   92,132    $   77,301   $    67,375
Net yield on interest earnings assets(4,7)                    4.77%         4.39%         4.30%
Yield spread(7)                                               4.22%         3.86%         3.79%
---------------------------------------------------------------------------------------------------

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


PROVISION FOR LOAN LOSSES
--------------------------

Management provided an additional $4.2 million for loan losses in each of 2000 and 1999, and an additional $3.6 million in 1998. Net charge-offs were $1.7 million for 2000, $668,000 for 1999 and $3.0 million for 1998.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED
-------------------------------------------------------------------------------

NON-INTEREST INCOME
-------------------
Non-interest income totaled $12.8 million in 2000, $8.9 million in 1999 and $8.1 million in 1998. The increase of $3.9 million or 44% from 1999 to 2000 was primarily due to the following:
    - A $1.1 million unrealized gain on a Forward Rate Agreement ("FRA") contract that was included in securities gains. The FRA was entered into on August 31, 2000 and settled on March 5, 2001.
    - A $1.1 million increase in wire transfer fees due to increased transaction volume largely from our New York branches. We have operated these branches since December 1999.
    - Increases in non-interest income due to normal growth of operations including, among others, increases in safe deposit box income, fees and charges related to loans and letter of credit commissions. Fee income from Cathay Global Investment Services' alternative investment program increased in 2000. This program was established in September 1999, and the year 2000 was its first full year of operation.
The increase of $719,000 or 9% from 1998 to 1999 primarily resulted from the following:
    - Increase in letter of credit commissions due to increased transaction volume.
    -   Increase in fees and charges related to loans.
    -   Increase in wire transfer fees and miscellaneous income.
    - Partially offsetting the above increases were decreases in service charges due to the Bank's outsourcing of its merchant bank card portfolio in the third quarter of 1998.

NON-INTEREST EXPENSE
--------------------
Non-interest expense amounted to $38.6 million in 2000, $30.3 million in 1999 and $30.1 million in 1998. The $8.2 million or 27% increase in the 2000 non-interest expense was substantially attributable to the operations of the two new New York branches, which we have been operating since December 1999, and the new Diamond Bar branch in California, which opened for business in January 2000. The more significant items are discussed below:
    - An increase of $3.6 million in salaries and employee benefits. The increase included additional payroll expense for the three new branches described above, annual salary adjustments and an additional $1.1 million in year-end bonuses in 2000.
    - An increase of $1.2 million in net other real estate owned ("OREO") expense. The Bank recorded $1.5 million in net gains on sales of OREO properties in 1999 versus $263,000 in net gains on disposal in 2000.
    - An increase of $1.1 million in other operating expense. These expenses included primarily operating supplies, communications, postage, travel, administrative, amortization of goodwill and general insurance expenses. The increase in these expenses was partially related to the growth of our operations, including the three new offices.
    - An increase of $350,000 in operations of investments in real estate. This was due to higher expense in operations of investments in real estate arising from operational losses on low income housing.
    - An increase of $460,000 in professional services expense. Professional services expenses consisted of, among other things, bank paid appraisal fees, delivery service, armored service, legal fees, accounting fees, consulting fees, computer related expense, facility management expense and fees related to the formation of the registered investment company.
   Due to the foregoing, the efficiency ratio, defined as non-interest expense divided by net interest income before provision for loan losses plus non-interest income, increased to 37.33% in 2000 compared with 35.84% in 1999.
   From 1998 to 1999, non-interest expense increased $217,000 or 0.7% primarily due to the following:
    - An increase of $1.1 million in salaries and employee benefits. This was resulted primarily from higher year-end bonus expense and overall annual salary increases.
    - A decrease of $572,000 in other operating expense. The decrease in other operating expense was primarily due to the Bank's outsourcing of its merchant bank card portfolio in the third quarter of 1998.
    - An increase of $291,000 in net OREO income. The Bank realized $1.5 million in gains on sale of OREO properties leading to a net OREO income of $1.4 million in 1999, compared with $1.1 million of net OREO income in 1998.
   The efficiency ratio improved from 40.51% in 1998 to 35.84% in 1999.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 20 [Line and arrow graphic beside page numbers] You are here

INCOME TAX EXPENSE
------------------
Our effective tax rates were 36.17% in 2000, 39.43% in 1999 and 39.39% in 1998. The decline in our 2000 effective tax rate was due primarily to the impact of the formation of a registered investment company subsidiary that provides flexibility to raise additional capital in a tax efficient manner. The long-term plan for the registered investment company is currently under review. There can be no assurance that the subsidiary will continue to be a registered investment company, that any past tax benefit will continue or as to our timing or ability to raise capital through this subsidiary.

FINANCIAL CONDITION OVERVIEW
----------------------------
We continued our steady growth during 2000. Changes of the major balance sheet items during 2000 are listed below:
    -   Total assets increased 11% to $2,206.8 million.
    -   Total net loans grew 15% to $1,437.3 million.
    -   Securities available-for-sale increased 14% to $183.4 million.
    -   Securities held-to-maturity decreased 9% to $387.2 million.
    -   Total deposits increased 9% to $1,876.4 million.
    - Federal funds purchased and securities sold under agreements to repurchase increased 45% to $68.2 million.
    -   Stockholders' equity rose 20% to $214.8 million.

SECURITIES
----------
Under our investment policy, we classify the Bank's investment securities portfolio as follows:
    - Those securities which we have the positive intent and ability to hold until maturity are classified as securities held-to-maturity, and carried at amortized cost.
    - Those securities may be sold in response to changes in interest rates, changes in prepayment risk, increases in loan demand, the need to increase regulatory capital, general liquidity needs, or other similar factors are classified as securities available-for-sale, and carried at estimated fair value, with unrealized gains or losses, net of tax, reflected in stockholders' equity.
    - Securities held-to-maturity are transferred to the available-for-sale category when they are within 90 days of maturity to further enhance the Bank's liquidity.
   Securities available-for-sale increased $22.4 million or 14% to $183.4 million at year-end 2000 from $161.0 million at year-end 1999. Securities held-to-maturity decreased $39.1 million or 9% to $387.2 million at year-end 2000 from $426.3 million at year-end 1999.
   Average securities as a whole decreased $25 million or 4% to $607.1 million from 1999 to 2000 primarily due to proceeds from some matured or called securities not being reinvested to meet strong loan demand.
   Management constantly seeks to maximize the yields on interest-earning assets within the Company's investment guidelines. As a result, we increased our holdings of U.S. government agencies and corporate bonds with longer maturities at year-end 2000 compared with year-end 1999.
   The average taxable equivalent yield on securities rose 28 basis points to 6.45% in 2000, compared to 6.17% in 1999 as some matured securities were replaced at higher prevailing interest rates.
   At year-end 2000, we had $4.0 million in unrealized holding gains on securities available-for-sale compared with unrealized holding losses of $1.7 million at year-end 1999. These unrealized holding gains or losses, net of tax effect, were included in the Company's stockholders' equity for the periods reported. The unrealized holding gains, net of tax, were $2.3 million at year-end 2000 and the unrealized holding losses, net of tax, were $1.0 million at year-end 1999. The unrealized holding gains at year-end 2000 resulted from the decreasing interest rate environment in the fourth quarter of 2000.

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED
-------------------------------------------------------------------------------

The following table summarizes the carrying value of our portfolio of securities for each of the past three years:

                                                                       As of December 31,
                                                               ----------------------------------
(in thousands)                                                     2000     1999          1998
-------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE:
   U.S. Treasury securities                                    $     --     $     25     $  2,014
   U.S. government agencies                                      78,317       40,218      103,020
   State and municipal securities                                 1,277          540       22,317
   Mortgage-backed securities                                    13,207       14,634       18,266
   Collateralized mortgage obligations                            5,804        7,823       14,159
   Asset-backed securities                                       10,370       16,448        8,220
   Federal Home Loan Bank stock                                   5,613        6,851        5,991
   Commercial paper                                                  --       40,076       29,945
   Corporate bonds                                               60,370       34,376       35,996
   Equity securities                                              8,451           --           --
-------------------------------------------------------------------------------------------------
      Total                                                    $183,409     $160,991     $239,928
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
SECURITIES HELD-TO-MATURITY:
   U.S. Treasury securities                                    $     --     $ 24,998     $ 26,026
   U.S. government agencies                                      64,689       64,373       54,426
   State and municipal securities                                68,820       68,834       61,495
   Mortgage-backed securities                                   135,494      133,282      146,018
   Collateralized mortgage obligations                           48,694       63,397       83,535
   Asset-backed securities                                       13,156       19,999           --
   Corporate bonds                                               56,347       51,449       46,656
-------------------------------------------------------------------------------------------------
      Total                                                    $387,200     $426,332     $418,156
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

The scheduled maturities and taxable equivalent yields by security type are presented in the following tables:


SECURITIES AVAILABLE-FOR-SALE PORTFOLIO MATURITY DISTRIBUTION AND YIELD ANALYSIS:
---------------------------------------------------------------------------------

                                                                        As of December 31, 2000
                                                    ----------------------------------------------------------------
                                                                  After One   After Five
                                                      One Year      Year to     Years to     Over Ten
(dollars in thousands)                                 or Less   Five Years    Ten Years        Years        Total
--------------------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION:
   U.S. government agencies                            $    --      $17,081      $61,236      $    --     $ 78,317
   State and municipal securities                        1,277           --           --           --        1,277
   Mortgage-backed securities(2)                         2,214          512        1,696        8,785       13,207
   Collateralized mortgage obligations(2)                   --           --        2,618        3,186        5,804
   Asset-backed securities(2)                              462           --        9,908           --       10,370
   Corporate bond                                       11,496       41,691        7,183           --       60,370
   Equity securities                                     8,451           --           --           --        8,451
   Federal Home Loan Bank stock                          5,613           --           --           --        5,613
--------------------------------------------------------------------------------------------------------------------
      Total                                            $29,513      $59,284      $82,641      $11,971     $183,409
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE YIELD:
   U.S. government agencies                                 --%        8.00%        7.27%          --%        7.43%
   States and municipal securities(1)                     8.52           --           --           --         8.52
   Mortgage-backed securities(2)                          4.43         6.06         6.59         7.34         6.65
   Collateralized mortgage obligations(2)                   --           --         6.08         6.49         6.30
   Asset-backed securities(2)                             6.48           --         5.70           --         5.74
   Corporate bond                                         5.47         6.82         7.56           --         6.64
   Equity securities                                      6.76           --           --           --         6.76
   Federal Home Loan Bank stock                           7.15           --           --           --         7.15
--------------------------------------------------------------------------------------------------------------------
      Total                                               6.16%        7.15%        7.04%        7.09%        6.95%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1)  Average yield has been adjusted to a fully-taxable equivalent basis.

(2)  Securities reflect stated maturities and not anticipated prepayments.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 22 [Line and arrow graphic beside page numbers] You are here

SECURITIES HELD-TO-MATURITY PORTFOLIO MATURITY DISTRIBUTION AND YIELD ANALYSIS:
-------------------------------------------------------------------------------

                                                                        As of December 31, 2000
                                                    ----------------------------------------------------------------
                                                                  After One   After Five
                                                      One Year      Year to     Years to     Over Ten
(dollars in thousands)                                 or Less   Five Years    Ten Years        Years        Total
--------------------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION:
   U.S. government agencies                             $   --     $ 54,699     $  9,990     $     --     $ 64,689
   State and municipal securities                        2,312        8,961       23,667       33,880       68,820
   Mortgage-backed securities(2)                         1,140        7,410       60,042       66,902      135,494
   Collateralized mortgage obligations(2)                   --           --       39,234        9,460       48,694
   Asset-backed securities(2)                               --       13,156           --           --       13,156
   Corporate bonds                                       4,001       42,150       10,196           --       56,347
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
         Total                                          $7,453     $126,376     $143,129     $110,242     $387,200
--------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE YIELD:
   U.S. government agencies                                 --%        6.17%        7.53%          --%        6.38%
   State and municipal securities(1)                      7.21         8.71         7.96         6.71         7.42
   Mortgage-backed securities(2)                          5.91         6.25         6.14         7.05         6.60
   Collateralized mortgage obligations(2)                   --           --         6.64         6.39         6.59
   Asset-backed securities(2)                               --         5.61           --           --         5.61
   Corporate bonds                                        6.95         5.91         7.38           --         6.14
--------------------------------------------------------------------------------------------------------------------
      Total                                               6.87%        6.21%        6.74%        6.89%        6.61%
--------------------------------------------------------------------------------------------------------------------

(1)  Average yield has been adjusted to a fully-taxable equivalent basis.

(2)  Securities reflect stated maturities and not anticipated prepayments.


LOANS
-----
Loan demand remained strong throughout year 2000. Total gross loans grew $194.7 million or 15% to $1,463.4 million at year-end 2000, compared with $1,268.7 million at year-end 1999. The growth was primarily attributable to the following:

    - Real estate construction loans increased $79.5 million or 127% to $142.0 million. Although the California economy began to moderate in the third quarter of 2000, it still continued to be strong compared to other regions in the country. Consequently, construction loan demand increased for both residential and commercial real estate in California in 2000. Our construction loan projects are located primarily in California and secondarily in Texas and Nevada. The construction loan projects in Texas and Nevada totaled approximately $19 million. As of December 31, 2000, we had approximately $58 million in construction loan commitments.

    - Commercial mortgage loans increased $53.1 million or 9% to $630.7 million. Commercial mortgage loans are typically secured by first deeds of trust on the respective commercial properties, including primarily commercial retail properties, shopping centers and owner-occupied industrial facilities, and secondarily office buildings, multiple-unit apartments, hotels and motels. The Company's underwriting policy for commercial mortgage loans generally requires that the loan-to-value ratio at the time of origination not exceed 70 percent of the appraised value of the property, and that there be an adequate debt service coverage ratio. In view of recent general economic slowdown, management has tightened the lending standards for commercial mortgage loans as well as construction loans.

    - Commercial loans gained $47.0 million or 12% to $442.2 million. Commercial loans are for general business purposes and include short-term loans to finance trade. General business loans are made based on the financial strength of the borrowers. Trade finance loans are typically secured by companies' accounts receivables and inventories. We target our commercial lending to small-to-medium businesses and professionals for their working capital needs.

    - Residential mortgage loans advanced $13.2 million or 6% to $220.7 million. These loans included home equity lines of $33.8 million. The growth in residential mortgage loans in 2000 was largely due to new purchases.

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED
-------------------------------------------------------------------------------

Our Board of Directors establishes the basic lending policy for the Bank. Each loan is generally considered in terms of, among other things, character, repayment ability, financial condition of the borrower, secondary repayment source, collateral, capital, leverage capacity of the borrower, market conditions for the borrower's business or project, and prevailing economic trends and conditions. For real estate loans, our lending policy requires an independent appraisal on real estate property in accordance with regulatory guidelines.
   The classification of loans by type as of December 31 for each of the past five years, as well as the changes in loan portfolio composition for the past two years and the contractual maturity of the loan portfolio as of December 31, 2000 are presented below:

LOAN TYPE AND MIX
-----------------

                                                                 Amount outstanding as of December 31,
                                                    -----------------------------------------------------------------------
(in thousands)                                            2000         1999         1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
TYPE OF LOANS:
Commercial loans                                    $  442,181   $  395,138     $370,539     $338,285     $283,894
Residential mortgage loans                             220,720      207,725      184,158      154,692      134,966
Commercial mortgage loans                              630,662      577,384      356,608      303,725      285,349
Real estate construction loans                         142,048       62,516       40,738       41,736       33,510
Installment loans                                       27,329       25,498       29,165       26,611       23,551
Other loans                                                473          419          269          267          385
---------------------------------------------------------------------------------------------------------------------------
Gross loans                                          1,463,413    1,268,680      981,477      865,316      761,655
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Less
Unamortized deferred loan fees                          (4,139)      (3,593)      (3,631)      (3,786)       (3,742)
Allowance for loan losses                              (21,967)     (19,502)     (15,970)     (15,379)      (13,529)
---------------------------------------------------------------------------------------------------------------------------
Net loans                                           $1,437,307   $1,245,585     $961,876     $846,151      $744,384
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

CHANGES IN LOAN PORTFOLIO COMPOSITION
-------------------------------------

                                                    As of December 31, 2000    As of December 31, 1999
---------------------------------------------------------------------------------------------------------------------------
                                                                Percentage                 Percentage   Percentage
                                                                  of Total                   of Total     Increase
(dollars in thousands)                                  Amount       Loans        Amount        Loans   (Decrease)
---------------------------------------------------------------------------------------------------------------------------
TYPE OF LOANS:
Commercial loans                                    $  442,181      30.77%    $  395,138       31.72%       11.91%
Residential mortgage loans                             220,720      15.36        207,725       16.68         6.26
Commercial mortgage loans                              630,662      43.88        577,384       46.35         9.23
Real estate construction loans                         142,048       9.88         62,516        5.02       127.22
Installment loans                                       27,329       1.90         25,498        2.05         7.18
Other loans                                                473       0.03            419        0.03        12.89
Unamortized deferred loan fees                          (4,139)     (0.29)        (3,593)      (0.29)       15.20
Allowance for loan losses                              (21,967)     (1.53)       (19,502)      (1.56)       12.64
---------------------------------------------------------------------------------------------------------------------------
Net loans                                          $ 1,437,307     100.00%    $1,245,585      100.00%       15.39%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 24 [Line and arrow graphic beside page numbers] You are here

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED
-------------------------------------------------------------------------------

CONTRACTUAL MATURITY OF LOAN PORTFOLIO (1,2)
-----------------------------------------
                                                                     Within       One to         Over
(in thousands)                                                     One Year   Five Years   Five Years         Total
---------------------------------------------------------------------------------------------------------------------------
COMMERCIAL LOANS
Floating rate                                                      $298,443     $ 43,488     $ 14,582    $  356,513
Fixed rate                                                           56,379       13,900       14,923        85,202
REAL ESTATE RESIDENTIAL MORTGAGE LOANS
Floating rate                                                            81          525       49,263        49,869
Fixed rate                                                              234        8,633      161,254       170,121
REAL ESTATE COMMERCIAL MORTGAGE LOANS
Floating rate                                                        40,126      176,431      269,157       485,714
Fixed rate                                                            8,533       49,044       85,248       142,825
REAL ESTATE CONSTRUCTION LOANS
Floating rate                                                        93,459       34,193           --       127,652
Fixed rate                                                           13,576           --           --        13,576
INSTALLMENT LOANS
Floating rate                                                            --           29           --            29
Fixed rate                                                            7,516       19,784           --        27,300
OTHER LOANS
Floating rate                                                            --           --           --            --
Fixed rate                                                              469           --            4           473
---------------------------------------------------------------------------------------------------------------------------
Total loans                                                        $518,816     $346,027     $594,431    $1,459,274
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Floating rate                                                      $432,109     $254,666     $333,002    $1,019,777
Fixed rate                                                           86,707       91,361      261,429       439,497
---------------------------------------------------------------------------------------------------------------------------
Total loans                                                        $518,816     $346,027     $594,431    $1,459,274
Allowance for loan losses                                                                                   (21,967)
---------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                                $1,437,307
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

1 In the normal course of business, loans are renewed, extended or prepaid from time to time; therefore, the above should not be viewed as an indication of future cash flows.

2  Loans are net of unamortized deferred loan fees.


RISK ELEMENTS OF THE LOAN PORTFOLIO
-----------------------------------

NON-PERFORMING ASSETS Non-performing assets include loans past due 90 days or more and still accruing interest, nonaccrual loans, and OREO.
   Our non-performing assets decreased $1.3 million or 6% to $20.5 million at year-end 2000 as compared to $21.8 million at year-end 1999. The decrease was due to a combination of the following:
    - A decrease of $3.1 million in loans past due 90 days or more and still accruing interest.
    -   An increase of $1.0 million in nonaccrual loans.
    -   An increase of $837,000 in OREO.
    As a percentage of gross loans plus OREO, our non-performing assets decreased to 1.39% at year-end 2000 from 1.71% at year-end 1999. The non-performing loan coverage ratio, defined as the allowance for loan losses to non-performing loans, increased to 143.72% at year-end 2000, which was considerably higher than that of 111.95% at year-end 1999. This was primarily due to the reduction of $2.1 million in the non-performing loans from $17.4 million to $15.3 million.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED

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

   Our policy is to place loans on a nonaccrual status if interest and principal or either interest or principal is past due 90 days or more, or in cases where management deems the full collection of principal and interest unlikely. After a loan is placed on nonaccrual status, any interest accrued in the previous three months, is generally reversed against current income. The payment received is generally first applied towards the principal. Depending on the circumstances, management may elect to continue the accrual of interest on certain past due loans if partial payment is received and/or the loan is well collateralized and in the process of collection. The loan is generally returned to accrual status when the borrower has brought the past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

   The following table presents the breakdown of total nonaccrual, past due and restructured loans for the past five years:


NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
-------------------------------------------
                                                                             December 31,
                                                    -----------------------------------------------------------------------
(dollars in thousands)                                    2000         1999         1998         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more             $      589   $    3,724   $    4,683   $    2,373   $     2,050
Nonaccrual loans                                        14,696       13,696       13,090       16,886         9,305
---------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                              15,285       17,420       17,773       19,259        11,355
---------------------------------------------------------------------------------------------------------------------------
Real estate acquired in foreclosure                      5,174        4,337       10,454       13,269        18,854
---------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                         $   20,459   $   21,757   $   28,227   $   32,528   $    30,209
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Troubled debt restructurings(1)                     $    4,531   $    4,581   $    4,642   $    4,874   $     3,201
Non-performing assets as a percentage
   of gross loans and other real estate
   owned at year-end                                      1.39%          1.71%        2.85%        3.70%       3.87%
Allowance for loan losses as a percentage
   of non-performing loans                              143.72%         111.95%      89.86%       79.85%     119.15%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) Troubled debt restructurings are accruing interest at their restructured terms.

The effect of nonaccrual loans and troubled debt restructurings on interest income for the years 2000, 1999, 1998, 1997 and 1996 is presented below:

---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                            2000         1999         1998         1997          1996
---------------------------------------------------------------------------------------------------------------------------
NONACCRUAL LOANS
Contractual interest due                            $    1,408   $    1,396   $    1,395   $    1,845   $     1,121
Interest recognized                                        627          234          112          471           268
---------------------------------------------------------------------------------------------------------------------------
Net interest foregone                               $      781   $    1,162   $    1,283   $    1,374   $       853
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                            2000         1999         1998         1997          1996
---------------------------------------------------------------------------------------------------------------------------
TROUBLED DEBT RESTRUCTURINGS
Contractual interest due                            $      422   $      429   $      421   $      406   $       339
Interest recognized                                        407          414          412          387           311
---------------------------------------------------------------------------------------------------------------------------
Net interest foregone                               $       15   $       15   $        9   $       19   $        28
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 26 [Line and arrow graphic beside page numbers] You are here

NONACCRUAL LOANS Nonaccrual loans were $14.7 million at year-end 2000 and $13.7 million at year-end 1999. They consisted mainly of $9.5 million in commercial loans and $4.9 million in commercial mortgage loans at year-end 2000, and $6.8 million in commercial loans and $6.2 million in commercial mortgage loans at year-end 1999. The following tables present the type of properties securing the loans and the type of businesses the borrowers engaged in under commercial mortgage and commercial nonaccrual loan categories as of the dates indicated:



                                                                    December 31, 2000         December 31, 1999
                                                               Nonaccrual Loan Secured by Nonaccrual Loan Secured by
                                                                  Real Estate Property      Real Estate Property
---------------------------------------------------------------------------------------------------------------------------
                                                                 Commercial                Commercial
(in thousands)                                                     Mortgage   Commercial     Mortgage    Commercial
---------------------------------------------------------------------------------------------------------------------------
TYPE OF PROPERTY
---------------------------------------------------------------------------------------------------------------------------
Single/multi-family residence                                    $      174   $      531   $    1,014   $       628
Commercial                                                            2,277        1,139        4,971         5,425
Land                                                                  2,403           --           --            --
UCC                                                                      --        7,083           --            --
Others                                                                   --          540          186           307
Secured                                                                  --          231           --           392
---------------------------------------------------------------------------------------------------------------------------
   Total                                                         $    4,854   $    9,524   $    6,171   $     6,752
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                                                                    December 31, 2000         December 31, 1999
                                                                 Nonaccrual Loan Balance   Nonaccrual Loan Balance
---------------------------------------------------------------------------------------------------------------------------
                                                                 Commercial                Commercial
                                                                   Mortgage   Commercial     Mortgage    Commercial
---------------------------------------------------------------------------------------------------------------------------
TYPE OF BUSINESS
---------------------------------------------------------------------------------------------------------------------------
Real estate development                                          $    2,648   $      166   $      354   $       347
Real estate management                                                   --           --        4,366           100
Wholesale/retail                                                        174        4,798           --           896
Food/restaurant                                                          --        2,005          ---           889
Import                                                                   --        2,092          621         3,307
Motel                                                                    --           --          425            --
Investments                                                           2,032           --          334            --
Manufacturing                                                            --          220           --           270
Others                                                                   --          243           71           943
---------------------------------------------------------------------------------------------------------------------------
   Total                                                         $    4,854   $    9,524   $    6,171   $     6,752
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

COMMERCIAL MORTGAGE NONACCRUAL LOANS

   - The balance of $2.3 million consisted of four credits secured by first trust deeds on respective commercial properties.

   - The balance of $2.4 million represented one credit secured by first trust deed on land.

COMMERCIAL NONACCRUAL LOANS

   - The balance of $7.1 million comprised eight credits secured by borrowers' assets, mainly accounts receivables and inventories.

   - The balance of $1.1 million consisted of five credits secured primarily by first trust deeds on commercial buildings and warehouses.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED

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

   Our troubled debt restructurings decreased slightly to $4.5 million at year-end 2000, compared with $4.6 million at year-end 1999. All of the troubled debt restructurings at year-end 2000 were commercial mortgage loans and were accruing interest under their revised terms.

IMPAIRED LOANS A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current circumstances and events.

   We consider all loans classified and restructured in our evaluation of loan impairment. The classified loans are stratified by size, and loans less than our defined selection criteria are treated as a homogeneous portfolio. If loans meeting the defined criteria are not collateral dependent, we measure the impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate. If loans meeting the defined criteria are collateral dependent, we measure the impairment by using the loan's observable market price or the fair value of the collateral. If the measurement of the impaired loan is less than the recorded amount of the loan, we then recognize an impairment by creating or adjusting an existing valuation allowance with a corresponding charge to the provision for loan losses.

   We identified impaired loans with a recorded investment of $27.8 million at year-end 2000, compared to $26.3 million at year-end 1999. The average balance of impaired loans was $29.5 million and interest collected on impaired loans totaled $2.1 million in 2000.

LOAN CONCENTRATION We have no loan concentrations to multiple borrowers in similar activities that exceeded 10% of total loans as of December 31, 2000.
   See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses amounted to $22.0 million or 1.50% of total loans at year-end 2000, representing an increase of $2.5 million or 13% over the $19.5 million or 1.54% of total loans at year-end 1999. The Bank recorded net charge-offs of $1.7 million in 2000, up from $668,000 in 1999. Nonetheless, the non-performing coverage ratio increased to 143.72% in 2000, up from 111.95% in 1999 primarily due to a reduction of $2.1 million in the non-performing loans. The tables below present information relating to the allowance for loan losses, charge-offs, and recoveries by loan type for the past five years:


ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------------------------------------------------------------------
                                                                Amount outstanding as of December 31,
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                    2000         1999         1998         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                        $   19,502   $   15,970   $   15,379   $   13,528   $    12,742
Allowance from acquisition                                  --           --           --           --         1,644
Provision for loan losses                                4,200        4,200        3,600        3,600         3,600
Loans charged-off                                       (1,905)      (1,731)      (3,519)      (2,139)       (5,388)
Recoveries of charged-off loans                            170        1,063          510          390           930
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              $   21,967   $   19,502   $   15,970   $   15,379   $    13,528
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during year ended         $1,313,177   $1,088,578   $  907,639   $  792,176   $   579,634
Ratio of net charge-offs to average loans
   outstanding during the year                            0.13%        0.06%        0.33%        0.22%         0.77%
Provision for loan losses to average loans
   outstanding during the year                            0.32%        0.39%        0.40%        0.45%         0.62%
Allowance to non-performing loans at year-end           143.72%      111.95%       89.86%       79.85%       119.15%
Allowance to total loans at year-end                      1.50%        1.54%        1.63%        1.78%         1.78%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 28 [Line and arrow graphic beside page numbers] You are here


LOANS CHARGED-OFF BY LOAN TYPE(1)
---------------------------------
                                                                       Year ended December 31,
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                    2000         1999         1998         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Commercial loan                                     $      537   $    1,116   $    2,394   $    1,387   $     4,010
Percentage of total commercial loans                      0.12%        0.28%        0.65%       0.41%          1.41%
---------------------------------------------------------------------------------------------------------------------------
Real estate loan                                    $    1,066   $      388   $      873   $      574   $     1,177
Percentage of total real estate loans                     0.11%        0.05%        0.15%        0.11%        0.26%
---------------------------------------------------------------------------------------------------------------------------
Installment and other loan                          $      302   $      227   $      252   $      178   $       201
Percentage of total installment and other loans           1.09%        0.88%        0.86%        0.66%         0.84%
---------------------------------------------------------------------------------------------------------------------------
Total loans charged-off                             $    1,905   $    1,731   $    3,519   $    2,139   $     5,388
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) Percentages were calculated based on year-end balances.

RECOVERIES BY LOAN TYPE
------------------------
                                                                       Year ended December 31,
---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                            2000         1999         1998         1997          1996
---------------------------------------------------------------------------------------------------------------------------
Commercial loan                                     $       74   $      761   $      188   $      219   $       640
Real estate loan                                             3          181          280          111           205
Installment and other loan                                  93          121           42           60            85
---------------------------------------------------------------------------------------------------------------------------
Total                                               $      170   $    1,063   $      510   $      390   $       930
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

We have established a monitoring system for our loans that seeks to identify impaired and potential problem loans and to permit periodic evaluation of impairment and the adequacy of the allowance for loan losses in a timely manner. The monitoring system and methodology have evolved over a period of years, and loan classifications have been incorporated into the determination of the level of allowance. This monitoring system and allowance methodology include a loan-by-loan analysis for significant classified loans and loss factors for the balance of the portfolio that are based on historical loss trend analysis relative to our unclassified portfolio, other factors such as current portfolio delinquency and trends, and other inherent risk factors including economic conditions and concentrations in the portfolio risk levels of particular loan categories. Our allowance for loan losses consists of the following:

   - Specific allowances: For impaired loans, we provide specific allowances based on an evaluation of impairment. For other classified loans, we allocate a portion of the general allowance to each impaired loan based on a loss percentage assigned. The percentage assigned depends on a number of factors including the current financial condition of the borrowers and guarantors, the prevailing value of the underlying collateral, charge-off history, management's knowledge of the portfolio and general economic conditions.

   - General allowance: The unclassified portfolio is categorized by loan types. The allocation is arrived by assigning a loss percentage to each loan type based on an evaluation of the degree of inherent risk, potential loan losses and other significant risk factors inherent in the loans.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED

The following tables present a breakdown of impaired loans and the related allowances as of the dates indicated:

                                                                                Recorded                       Net
2000 (in thousands)                                                           Investment    Allowance      Balance
------------------------------------------------------------------------------------------------------------------------
Commercial                                                                    $   13,868   $    3,682   $   10,186
Commercial mortgage                                                               13,208        1,881       11,327
Other                                                                                742          133          609
------------------------------------------------------------------------------------------------------------------------
   Total                                                                      $   27,818   $    5,696   $   22,122
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


                                                                                Recorded                        Net
1999 (in thousands)                                                           Investment    Allowance       Balance
-------------------------------------------------------------------------------------------------------------------------
Commercial                                                                    $   12,686   $    1,831   $    10,855
Commercial mortgage                                                               13,412        1,912        11,500
Other                                                                                181          181            --
-------------------------------------------------------------------------------------------------------------------------
   Total                                                                      $   26,279   $    3,924   $    22,355
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------



We allocate the allowance for loan losses to the major loan categories as set forth in the following table. These allocations are estimates based on historical loss experience and management's judgment. The allocation of the allowance for loan losses is not necessarily an indication that the charge-offs will occur, or if they do occur, that they will be in the proportion indicated in the following table:


                                                           As of December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                     2000                  1999                  1998                  1997                  1996
                            Percentage of         Percentage of         Percentage of         Percentage of         Percentage of
                            loans in each         loans in each         loans in each         loans in each         loans in each
                                 category              category              category              category              category
(dollars in                    to average            to average            to average            to average            to average
 thousands)           Amount  gross loans  Amount   gross loans  Amount   gross loans  Amount   gross loans  Amount   gross loans
-----------------------------------------------------------------------------------------------------------------------------------
TYPE OF LOANS:
   Commercial loans   $10,231     30.00%   $8,546       35.06%   $7,468       38.58%   $7,480        39.20%  $6,190       37.27%

   Residential
      mortgage loans      808     15.61     1,743       18.15     1,901       18.46     1,549        17.81    1,517       17.72
   Commercial
      mortgage loans    8,564     45.25     7,781       39.95     5,815       35.16     5,439        35.07    5,424       37.47
   Real estate
      construction
      loans             1,855      7.11       843        4.30       365        4.77       401         4.80      294        4.40
   Installment loans      380      1.99       464        2.46       414        2.98       356         3.09       72        3.09
   Other loans            129      0.04       125        0.08         7        0.05       154         0.03       31        0.05
---------------------------------------------------------------------------------------------------------------------------------
   Total              $21,967    100.00%  $19,502      100.00%  $15,970      100.00%   15,379       100.00% $13,528      100.00%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Based on our evaluation process and the methodology to determine the level of the allowance for loan losses mentioned previously, management believes the allowance for loan losses to be adequate as of December 31, 2000 to absorb estimable and probable losses identified through its analysis. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.

OTHER REAL ESTATE OWNED Our OREO, net of a valuation allowance of $131,000, was carried at $5.2 million at year-end 2000 compared with OREO, net of a valuation allowance of $614,000, being carried at $4.3 million at year-end 1999.

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 30 [Line and arrow graphic beside page numbers] You are here

   During 2000, we acquired six properties in the amount of $5.3 million and disposed of nine properties totaling $5.0 million with a net gain of $263,000. There were five outstanding OREO properties at year-end 2000, which included land, commercial buildings, and a single family residence. All properties are located in California.

   We maintain a valuation allowance for OREO properties to reduce the carrying value of OREO to the estimated fair value of the properties less estimated costs to sell. We perform periodic evaluations on each property and make corresponding adjustments to the valuation allowance, if necessary. Any decline in value is recognized by a corresponding increase to the valuation allowance in the current period. Management provided approximately $71,000 to the provision for OREO losses in 2000.

   We recognized net income of $185,000 in 2000, $1.4 million in 1999 and $1.1 million in 1998 from operating our OREO properties. Net gains on sales of OREO properties was $263,000 in 2000, $1.5 million in 1999 and $1.0 million in 1998. In addition to the gains on sales, we also received rental income of $311,000 in 2000, $575,000 in 1999 and $748,000 in 1998. These amounts were partially offset by operating expenses of $318,000 and the provision for OREO losses of $71,000 in 2000, by operating expenses of $369,000 and the provision for OREO losses of $339,000 in 1999 and by operating expenses of $426,000 and the provision for OREO losses of $195,000 in 1998.

   Although the California real estate market continued to show strength in 2000, the market started to moderate in the last quarter and may continue to slow in future periods. The future performance of the market is unpredictable. See "Factors That May Affect Future Results" below for a discussion of some of the factors that may affect the matters discussed in this Section.
   The following table shows the OREO expense by type for years 2000, 1999 and 1998:

-----------------------------------------------------------------------------------------------------------------
(in thousands)                                                             2000           1999         1998
-----------------------------------------------------------------------------------------------------------------
Operating expense (income)                                                 $   7      $  (206)         $  (321)
Provision for losses                                                          71          339              195
Net gain on disposal                                                        (263)      (1,549)            (999)
-----------------------------------------------------------------------------------------------------------------
Total                                                                      $(185)     $(1,416)          $(1,125)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------



INVESTMENTS IN REAL ESTATE Investments in real estate increased $361,000 to $17.3 million at year-end 2000, from $17.0 million at year-end 1999. They consisted of investments in four limited partnerships formed for the purpose of investing in low income housing projects, which qualify for Federal low income housing tax credits and/or California tax credit.

   The following table summarizes the composition of investments in real estate as of the dates indicated:

                                                     Percentage of   Acquisition              December 31,
                                                                                         -----------------------
(dollars in thousands)                                   Ownership          Date         2000              1999
----------------------------------------------------------------------------------------------------------------
Las Brisas                                                   49.50%        12/93      $    189        $     209
Los Robles                                                   99.00%        08/95           393              431
California tax credit fund                                   36.00%        03/99        14,127           14,841
Wilshire Courtyard                                           99.90%        05/99         2,639            1,506
----------------------------------------------------------------------------------------------------------------
                                                                                      $ 17,348        $  16,987
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

DEPOSITS Total deposits increased $154.7 million or 9% from $1,721.7 million at year-end 1999 to $1,876.4 million at year-end 2000.

   - Core deposits increased $65.1 million or 6%. Contributing to the growth in core deposits were primarily increases in demand deposits and money market accounts arising from various bank promotions. Time deposits under $100,000 also increased $17.3 million, which contributed to 26% of the increase of core deposits.

   - Time deposits of $100,000 or more ("Jumbo CDs") increased $89.6 million or 13%. The growth was largely attributable to deposits received from the State of California in the fourth quarter of 2000, totaling $68 million.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED

The following table displays the deposit mix for the past three years and average deposits and rates for the past five years:


DEPOSIT MIX
-----------

                                                                  Year ended December 31,
                                    ---------------------------------------------------------------------------------------
                                                 2000                      1999                          1998
(dollars in thousands)                     Amount   Percentage       Amount     Percentage       Amount        Percentage
---------------------------------------------------------------------------------------------------------------------------
Demand                               $  221,805      11.82%      $ 195,140          11.33%       $  178,068         11.41%
NOW accounts                            125,647       6.70         121,394           7.05           114,982          7.37
Money market accounts                   119,805       6.38          97,821           5.68           113,869          7.30
Savings deposits                        231,761      12.36         236,764          13.75           207,365         13.29
Time deposits under $100                379,809      20.24         362,553          21.06           326,968         20.95
Time deposits of $100 or more           797,620      42.50         708,064          41.13           619,150         39.68
----------------------------------------------------------------------------------------------------------------------------
Total                                $1,876,447     100.00%      $1,721,736        100.00%       $1,560,402        100.00%
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Average deposits grew $197.6 million or 12% from $1,595.4 million in 1999 to $1,793.0 million in 2000.

- Average core deposits increased $119.3 million or 13%.

- Average Jumbo CDs increased $78.3 million or 12%.



The following table displays average deposits and rates for the past five years:


AVERAGE DEPOSITS AND RATES
---------------------------
                            2000                   1999                   1998                  1997                 1996
(dollars in        ----------------------------------------------------------------------------------------------------------------
thousands)         Amount  Percentage    Amount   Percentage    Amount   Percentage     Amount   Percentage   Amount   Percentage
-----------------------------------------------------------------------------------------------------------------------------------
Demand        $  211,975      -- %    $  169,013       -- %  $  166,657       -- %   $  148,907        --%  $  121,952        --%
NOW accounts     122,851      1.2        117,374       1.2      111,900       1.4       114,453       1.5       96,759       1.5
Money market
   accounts      112,817      2.3         99,628       1.6       99,833       2.1        97,470       2.3      100,898       2.3
Savings
   deposits      228,027      1.6        207,498       1.5      205,372       2.1       216,840       2.2      151,284       2.3
Time deposits  1,117,350      5.4      1,001,878       4.7      900,441       5.1       820,310       5.1      632,211       5.0
-----------------------------------------------------------------------------------------------------------------------------------
Total         $1,793,020      3.8%    $1,595,391       3.3%  $1,484,203       3.6%   $1,397,980       3.6%  $1,103,104       3.5%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

As interest rate spreads broadened between Jumbo CDs and other types of interest-bearing deposits under the prevailing interest rate environment, our Jumbo CD portfolio continued to grow faster than other types of deposits. Management believes our Jumbo CDs are generally less volatile primarily due to the following reasons:

   - Approximately 50% of the Bank's Jumbo CDs have stayed with the Bank for more than two years.

   - The Jumbo CD portfolio continued to be diversified with 4,318 individual accounts averaging approximately $173,000 per account owned by 3,048 individual depositors as of January 19, 2001.

   - This phenomenon of having a relatively higher percentage of Jumbo CDs to total deposits exists in most of the Asian American banks in our California market due to the fact that the customers in this market tend to have a higher savings rate.

   Management continues to monitor the Jumbo CD portfolio to identify any changes in the deposit behavior in the market and of the patrons the Bank is servicing. To discourage the concentration in Jumbo CDs, management has continued to make efforts in the following areas:

   -   To offer non-competitive interest rates paid on Jumbo CDs.

   - To offer new transaction-based products, such as the tiered money market accounts.

   - To promote transaction-based products from time to time, such as demand deposits.

   - To seek to diversify the customer base by branch expansion and/or acquisition as opportunities arise.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 32 [Line and arrow graphic beside page numbers] You are here

The following tables display time deposits of $100,000 or more by maturity and time deposits with remaining term of more than one year at December 31, 2000:


TIME DEPOSITS OF $100 OR MORE BY MATURITY
-----------------------------------------

(in thousands)                                                                                      At December 31, 2000
---------------------------------------------------------------------------------------------------------------------------
Less than three months                                                                                  $  384,775
Three to six months                                                                                        242,355
Six to twelve months                                                                                       164,436
Over one year                                                                                                6,054
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                                   $  797,620
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

MATURITIES OF TIME DEPOSITS WITH A REMAINING TERM OF MORE THAN ONE YEAR AT DECEMBER 31, 2000 FOR
-------------------------------------------------------------------------------------------------
EACH OF THE FIVE YEARS FOLLOWING DECEMBER 31, 2000
--------------------------------------------------
(in thousands)
---------------------------------------------------------------------------------------------------------------------------
2002                                                                                                    $   13,450
2003                                                                                                         5,463
2004                                                                                                           249
2005                                                                                                            82
2006                                                                                                            16
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                                   $   19,260
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


CAPITAL RESOURCES We obtain capital primarily from retained earnings and to a lesser extent, the issuance of additional common stock through our Dividend Reinvestment Plan and options exercised. Stockholders' equity amounted to $214.8 million or 9.73% of total assets as of year-end 2000, compared with $179.1 million or 8.97% of total assets at year-end 1999. The increase of $35.7 million in stockholders' equity was primarily due to the following:

   - An addition of $38.6 million from net income, less dividends paid of $8.0 million.

   - $1.7 million from the issuance of additional common stock through the Dividend Reinvestment Plan and from the exercise of stock options.

   - A favorable difference of $3.3 million in the net unrealized holding gains and the net unrealized holding losses on securities available-for-sale, net of tax.

   We paid a cash dividend of $0.21 per common share in January on 9,033,583 shares outstanding, in April on 9,044,685 shares outstanding and in July 2000 on 9,054,782 shares outstanding. In October 2000, the Board of Directors authorized and paid a cash dividend of $.25 per share, an increase of $.04 or 19% per common share, on 9,064,486 shares outstanding. Total cash dividends paid in 2000 amounted to $8.0 million.

   On February 19, 1998 our Board of Directors adopted an "Equity Incentive Plan" ("the Plan") which was approved by our stockholders at the Annual Meeting of Stockholders in 1998. The Plan will expire on February 18, 2008.

   - On September 17, 1998, we granted 45,000 options to purchase 45,000 shares of common stock with an exercise price of $33.00 per share to eligible senior officers and directors.

   - On January 20, 2000, we granted 55,000 options to purchase 55,000 shares of common stock with an exercise price of $42.50 per share to eligible officers and directors.

   - On January 18, 2001, we granted 55,500 options to purchase 55,500 shares of common stock with an exercise price of $60.19 per share to eligible officers and directors.

   Management seeks to retain the Company's capital at a level sufficient to support future growth, to protect depositors and stockholders, to absorb any unanticipated losses and to comply with various regulatory requirements.
   The primary measure of capital adequacy is based on the ratio of risk-based capital to risk weighted assets. At year-end 2000, our Total capital ratio was 12.25%, our Tier 1 capital ratio was 11.05% and our Tier 1 leverage ratio was 9.28%. At year-end 1999, our Total capital ratio was 11.71%, our Tier 1 capital ratio was 10.50% and our Tier 1 leverage ratio was 8.93%. These capital ratios not only exceeded the regulatory minimum requirements but also


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 33

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED

   placed the Company in the "well capitalized" category which is defined as institutions with total risk-based ratio equal to or greater than 10.0%, Tier 1 risk-based capital ratio equal to or greater than 6.0% and Tier 1 leverage capital ratio equal to or greater than 5.0%.

   A table displaying the Company and the Bank's capital and leverage ratios at year-end 2000 and 1999 is included in Note 11 to consolidated financial statements.

LIQUIDITY AND MARKET RISK

LIQUIDITY Liquidity is our ability to maintain sufficient cash flow to meet maturing financial obligations and customer credit needs, and to take advantage of investment opportunities as they are presented in the marketplace. The Bank's principal sources of liquidity are growth in deposits, proceeds from the maturity or sale of securities and other financial instruments, repayments from securities and loans, Federal funds purchased and securities sold under agreements to repurchase and advances from Federal Home Loan Bank ("FHLB"). The Bank's liquidity ratio (defined as net cash, short-term and marketable securities to net deposits and short-term liabilities) decreased to 30.76% at year-end 2000, compared with 33.91% at year-end 1999. The decrease was due to a combination of:

   - A reduction of $6.9 million in net cash, short-term and marketable securities.

   -   An increase of $153.6 million in net deposit and short-term liabilities.

   To supplement its liquidity needs, the Bank maintains a total credit line of $52 million for Federal funds with three correspondent banks, repo lines of $110 million with three brokerage firms and a retail certificate of deposit line of five percent of total deposits with another brokerage firm. The Bank is also a shareholder of FHLB which enables the Bank to have access to lower cost FHLB financing when necessary. The Bank obtained non-callable advances from FHLB totaling $30 million in the third quarter of 1998 at fixed interest rates, $20 million of which expired during the third quarter of 2000.

   We had significant portion of our time deposits maturing within one year or less as of December 31, 2000. Management anticipates that there may be some outflow of these deposits upon maturity due to the keen competition in our marketplaces. However, based on our historical runoff experience, we expect the outflow will be minimal and can be replenished through our normal growth in deposits.

   Management believes all the above-mentioned sources will provide adequate liquidity to the Bank to meet its daily operating needs.

   Bancorp, on the other hand, obtains funding for its activities primarily through dividend income contributed by the Bank and proceeds from investments in the Dividend Reinvestment Plan and the exercise of stock options. Dividends paid to Bancorp by the Bank are subject to regulatory limitations. The business activities of Bancorp consist primarily of the operation of the Bank with limited activities in other investments. Management believes Bancorp's liquidity generated from its prevailing sources are sufficient to meet its operational needs.

MARKET RISK Market risk is the risk of loss from adverse changes in market prices and rates. Our principal market risk is the interest rate risk inherent in our lending, investing and deposit taking activities, due to the fact that interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent, or on the same basis.

   We actively monitor and manage our interest rate risk through analyzing the repricing characteristics of our loans, securities, and deposits on an on-going basis. The primary objective is to minimize the adverse effects of changes in interest rates on our earnings, and ultimately the underlying market value of equity, while structuring our asset-liability composition to obtain the maximum spread. Management uses certain basic measurement tools in conjunction with established risk limits to regulate its interest rate exposure. Due to the limitations inherent in any individual risk management tool, we use both an interest rate sensitivity analysis and a simulation model to measure and quantify the impact to our profitability or the market value of our assets and liabilities.

   The interest rate sensitivity analysis details the expected maturity and repricing opportunities mismatch or sensitivity gap between interest-earning assets and interest-bearing liabilities over a specified timeframe. A positive gap exists when rate sensitive assets which reprice over a given time period exceed rate sensitive liabilities. During periods of increasing interest rates, net interest margin may be enhanced with a positive gap. A negative gap exists


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 34 [Line and arrow graphic beside page numbers] You are here when rate sensitive liabilities which reprice over a given time period exceed rate sensitive assets. During periods of increasing interest rates, net interest margin may be impaired with a negative gap.

   The following table indicates the maturity and rate sensitivity of our interest-earning assets and interest-bearing liabilities as of December 31, 2000. Our exposure as reflected in the table, represents the estimated difference between the amount of interest-earning assets and interest-bearing liabilities repricing during future periods based on certain assumptions. The interest rate sensitivity of our assets and liabilities presented in the table may vary if different assumptions were used or if actual experience differs from the assumptions used. As seen from the table, we were asset sensitive with a cumulative gap ratio of a positive 18.13% within three months, and liability sensitive with a cumulative gap ratio of a negative 9.78% within one year at year-end 2000, compared with a positive 16.25% within three months, and a negative 9.78% within one year at year-end 1999.


INTEREST RATE SENSITIVITY

                                                                      December 31, 2000
                                                              Interest Rate Sensitivity Period
-----------------------------------------------------------------------------------------------------------------------------
                                            0 to 90    91 to 365    1 Year to        Over  Non-interest
(dollars in thousands)                         Days         Days      5 Years      5 Years    Sensitive        Total
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EARNINGS ASSETS:
Cash and due from banks                  $      844     $     55   $       --   $       --   $   64,788   $   65,687
Federal funds sold and securities
   purchased under agreements to resell      19,000           --           --           --           --       19,000
Securities available-for-sale                16,176       13,338       59,283       94,612           --      183,409
Securities held-to-maturity                      --        7,453      126,376      253,371           --      387,200
Loans:
   Commercial loans                         373,556       30,184       13,941       14,975           --      432,656
   Residential mortgage loans                49,901          226        8,646      161,694           --      220,467
   Commercial mortgage loans                488,082        5,381       49,197       85,552           --      628,212
   Real estate construction loans           139,645           --           --           --           --      139,645
   Installment loans                          3,744        3,800       19,727           --           --       27,271
   Other loans                                  450           12           --            4           --          466
-----------------------------------------------------------------------------------------------------------------------------

Total loans(1)                            1,055,378       39,603       91,511      262,225           --    1,448,717
-----------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets, net                 --           --           --           --      102,821      102,821
-----------------------------------------------------------------------------------------------------------------------------
Total assets                             $1,091,398     $ 60,449   $  277,170   $  610,208   $  167,609   $2,206,834
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Deposits:
   Demand                                $       --     $    --    $       --   $       --   $  221,805   $  221,805

   Money market and NOW(2)                   18,302       49,518      104,222       73,410           --      245,452
   Savings(2)                                17,318       60,042      100,242       54,159           --      231,761
   TCDs under $100                          183,327      179,392       17,009           81           --      379,809
   TCDs $100 and over                       404,265      387,338        6,017           --           --      797,620
-----------------------------------------------------------------------------------------------------------------------------
Total deposits                              623,212      676,290      227,490      127,650      221,805    1,876,447
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements
   to repurchase                             68,173           --           --           --           --       68,173
Advances from Federal Home Loan Bank             --           --       10,000           --           --       10,000
Non-interest bearing other liabilities           --           --           --           --       37,427       37,427
Stockholders' equity                             --           --           --           --      214,787      214,787
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities & stockholders' equity $  691,385   $  676,290   $  237,490   $  127,650   $  474,019   $2,206,834
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                 $  400,013   $ (615,841)  $   39,680   $  482,558   $ (306,410)  $       --
-----------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap      $  400,013   $ (215,828)  $ (176,148)  $  306,410   $       --   $       --
-----------------------------------------------------------------------------------------------------------------------------
Gap ratio (% of total assets)                 18.13%      (27.91)%       1.80%       21.87%      (13.88)%         --
-----------------------------------------------------------------------------------------------------------------------------
Cumulative gap ratio                          18.13%       (9.78)%      (7.98)%      13.88%         --            --
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1)Loans are gross of unamortized deferred loan fees and the allowance for loan losses. Nonaccrual loans are included in non-earning assets. Adjustable loans are included in the "0 to 90 days" category, as they are subject to an interest adjustment depending upon terms of the loans.

(2)The Company's own historical experience and decay factors are used to estimate the money market and NOW, and savings deposit runoff.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED
-------------------------------------------------------------------------------

Since interest rate sensitivity analysis does not measure the timing differences in the repricing of assets and liabilities, we use a simulation model to quantify the extent of the differences in the behavior of the lending and funding rates, so as to project future earnings or market values under alternative interest scenarios.

   The simulation measures the volatility of net interest income and net portfolio value, defined as net present value of assets and liabilities, under immediate rising or falling interest rate scenarios in 100 basis point increments. We establish a tolerance level in our policy to define and limit interest income volatility to a change of plus or minus 30% when the hypothetical rate change is plus or minus 200 basis points. When the tolerance level is met or exceeded, we then seek corrective action after considering, among other things, market conditions, customer reaction and the estimated impact on profitability. The following table presents the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 2000. The results presented may vary if different assumptions are used or if actual experience differs from the assumptions used.

Changes in Interest Rates                                                              Percentage Change in:
                                                                          ------------------------------------------------
(in basis points)                                                          Net Interest Income(1)    Net Portfolio Value(2)
---------------------------------------------------------------------------------------------------------------------------

+200                                                                                   14.59%             (27.14)%
+100                                                                                    7.80              (13.95)
-100                                                                                   (6.63)              12.53
-200                                                                                  (13.38)              25.00


(1) The percentage change represents net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

(2) The percentage change represents net portfolio value of the Company in a stable interest rate environment versus the net portfolio value in various rate scenarios.

   In 2000, we entered into a limited number of derivative financial instruments in order to mitigate the risk of interest rate exposures related to our interest earning assets and interest bearing liabilities. We believe that these transactions, when properly structured and managed, may provide a hedge against inherent interest rate risk in the balance and against identified risk in specific transactions. In such instances, the Bank may protect its position through the purchase or sale of future contracts for a specific cash or interest rate risk position. Other hedge transactions may be implemented using interest rate swaps, interest rate caps, floors, financial futures, forward rate agreements, and options on futures or bonds. Prior to considering any off-balance sheet hedging activities, we seek to analyze the costs and benefits of the hedge in comparison to other viable alternative strategies. All off-balance sheet hedges require an assessment of basis risk and must be approved by the Bank's Investment Committee.

   In the first quarter of 2000, we entered into an interest rate swap agreement with a major financial institution in the notional amount of $20 million for a period of five years. The interest rate swap was for the purpose of hedging a portion of our floating rate loans against declining interest rates. In the third quarter of 2000, we entered into a forward rate agreement ("FRA") with a major financial institution in the notional amount of $100 million with a term of six months. The FRA was for the purpose of hedging a portion of our Jumbo CD portfolio against declining interest rates. We recognized $1.1 million unrealized gain on the FRA as of December 31, 2000. The FRA settled on March 5, 2001.

   The following table shows our financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 2000. For assets, expected maturities are based on contractual maturity. For liabilities, we use our historical experience and decay factors to estimate the deposit runoffs of interest bearing transactional deposits. Off-balance sheet commitments to extend credit, letters of credit and bill of lading guarantees represent the contractual unfunded amounts. Off-balance sheet financial instruments represent the underlying notional amounts. We use certain assumptions to estimate fair values and expected maturities. The results presented may vary if different assumptions are used or if actual experience differs from the assumptions used.

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 36 [Line and arrow graphic beside page numbers] You are here

                                                                                                    As of           As of
                                            Expected Maturity Date at December 31,             Dec. 31, 2000    Dec. 31, 1999
                          Average  ----------------------------------------------------------  --------------    -------------
                         Interest                                                                       Fair             Fair
(dollars in thousands)     Rate     2001     2002     2003     2004     2005   Thereafter      Total   Value    Total    Value
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE
ASSETS:
Federal funds sold and
    securities purchased
    under agreements
    to resell              6.18%  $   19,000 $  --  $    --   $   --   $   -- $  --      $ 19,000  $  19,000   $   5,000  $   5,000
Mortgage-backed
    securities and
    collateralized
    mortgage obligations   6.69%       3,354     31      --     7,891      --  191,923     203,199   204,007     219,436    215,592
Investment securities      6.42%      27,999 28,861   64,801   40,322   43,753  156,061    361,797   362,445     362,773    355,375
Federal Home Loan
    Bank stock             6.64%       5,613     --       --       --       --       --      5,613     5,613       6,851      6,851
Loans
    Commercial             9.71%     349,481 14,304   12,614   23,219    6,386   29,060    435,064   434,854     388,551    380,466
    Real estate
       mortgage            9.10%      48,237 57,417   44,755   63,378   65,551  556,418    835,756   828,645     770,313    754,727
    Real estate
       construction        9.88%     105,424 33,678       --       --       --       --    139,102   139,949      61,203     59,717
    Installment & others   8.46%       7,864  3,317    5,870    6,761    3,569        4     27,385    27,508      25,518     24,426
INTEREST-SENSITIVE
LIABILITIES:
    Other interest
       bearing deposits    1.67%     145,448 76,734   57,760   41,773   31,981  123,517    477,213   477,292     455,979   456,049
    Time deposits          5.42%   1,158,104 13,450    5,463      249       82       81  1,177,429 1,181,975   1,070,617 1,059,076
    Federal funds
       purchased and
       securities sold
       under agreements
       to repurchase       6.09%     68,173     --       --       --       --       --      68,173     68,201      46,990    47,649
    Advances from
       Federal Home
       Loan Bank           4.90%     10,000     --       --       --       --       --      10,000      9,951      30,000    29,305
OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS:
    Commitments to
       extend credit         N/A    500,493 79,937    2,155      128      217   36,942     619,872       (509)    580,727      (328)
    Standby letters
       of credit             N/A     15,335    100       --       --       --       --      15,435       (63)      11,748       (64)
    Others letters
       of credit             N/A     44,371     --       --       --       --       --      44,371      (238)      31,866      (193)
    Bill of lading
       guarantee             N/A     20,729     --       --       --       --       --      20,729      (125)      13,924       (69)
    Interest rate swap       N/A         --     --       --       --   20,000       --      20,000       977       20,000        35
    Forward rate
       agreement             N/A    100,000     --       --       --       --       --     100,000      1,104          --        --


FACTORS THAT MAY AFFECT FUTURE RESULTS
---------------------------------------

THE ALLOWANCE FOR LOAN LOSSES IS AN ESTIMATE OF ESTIMABLE AND PROBABLE LOSSES. ACTUAL LOAN LOSSES IN EXCESS OF THE ESTIMATE COULD ADVERSELY AFFECT OUR NET INCOME AND CAPITAL.

   The allowance for loan losses is based on management's estimate of the estimable and probable losses from our loan portfolio. If actual losses exceed the estimate, the excess losses could adversely affect our net income and capital. Such excess could also lead to larger allowances for loan losses in future periods, which could in turn adversely affect net income and capital. Management believes that the allowance for loan losses at December 31, 2000 is adequate to cover estimable and probable losses from our loan portfolio as of that date. If economic conditions differ substantially from the assumptions used in the estimate or adverse developments arise with respect to our loans, future losses may occur and increases in the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of our allowance. These agencies

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 37

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED

may require us to establish additional allowances based on their judgement of the information available at the time of their examinations. We may sustain loan losses in excess of present or future levels of the allowance for loan losses.

FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.
The interest rate risk inherent in our lending, investing and deposit taking activities is a significant market risk to us and our business. Income associated with interest-earning assets and cost associated with interest-bearing liabilities may not be affected uniformly by fluctuations in interest rates. The magnitude and duration of changes in interest rates, events over which we have no control, may have an adverse effect on net interest income. Prepayment and early withdrawal levels, which are also impacted by changes in interest rates, can significantly affect our assets and liabilities. Increases in interest rates may adversely affect the ability of our floating rate borrowers to meet their higher payment obligations, which could in turn lead to an increase in non-performing assets and net charge-offs.

   Generally, the interest rates on our interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent, or on the same basis. Even assets and liabilities with similar maturities or periods of repricing may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Certain assets, such as fixed and adjustable rate mortgage loans, have features which limit the change in interest rates on a short-term basis and over the life of the asset.

   We seek to minimize the adverse effects of changes in interest rates by structuring our asset-liability composition to obtain the maximum spread. We use interest rate sensitivity analysis and a simulation model to assist us in estimating the optimal asset-liability composition. However, such management tools have inherent limitations that impair their effectiveness. We may not be successful in minimizing the adverse effects of changes in interest rates. See also, "Risk Elements of the Loan Portfolio" and "Liquidity and Market Risk--Market Risk" above.

INFLATION MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.
The consolidated financial statements and related financial data presented in this report have been prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require the measurement of our financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Virtually all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

AS WE EXPAND OUR BUSINESS OUTSIDE OF CALIFORNIA MARKETS, WE WILL ENCOUNTER RISKS THAT COULD ADVERSELY AFFECT US. We primarily operate in California markets with a concentration of Chinese American individuals and businesses; however, one of our strategies is to expand beyond California into other domestic markets that have concentrations of Chinese American individuals and businesses. We have begun this expansion with the acquisition of certain assets and assumption of certain liabilities of Golden City Commercial Bank in New York and the conversion of our Houston loan production office into a branch facility. In the course of this expansion, we will encounter significant risks and uncertainties that could have a material adverse effect on our operations. These risks and uncertainties include increased operational difficulties arising from, among other things, our ability to attract sufficient business in new markets, to manage operations in noncontiguous market areas and to anticipate events or differences in markets in which we have no current experience.

   To the extent that we expand through acquisitions, such acquisitions may also adversely harm our business, if we fail to adequately address the financial and operational risks associated with such acquisitions. For example, risks can include difficulties in assimilating the operations, technology and personnel of the acquired company; diversion of management's attention from other business concerns; inability to maintain uniform standards, controls, procedures


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 38 [Line and arrow graphic beside page numbers] You are here and policies; potentially dilutive issuances of equity securities; incurrence of additional debt and contingent liabilities; use of cash resources; large write-offs; and amortization expenses related to goodwill and other intangible assets.

POOR ECONOMIC CONDITIONS IN CALIFORNIA AND OTHER REGIONS WHERE THE BANK HAS OPERATIONS, COULD CAUSE US TO INCUR LOSSES. Our banking operations are concentrated primarily in Southern and Northern California, and to a lesser extent in Houston, Texas and New York City. Adverse economic conditions in these regions could impair borrowers' ability to service their loans, decrease the level and duration of deposits by customers, erode the value of loan collateral, increase claims and lawsuits, and reduce the demand for our products and services. These events could increase the amount of our non-performing assets, and have an adverse effect on our ability to collect our non-performing loans or otherwise liquidate our non-performing assets (including other real estate owned) on terms favorable to us, and otherwise adversely affect our business.

   Real estate securing our lending activity is also principally located in Southern and Northern California, and to a lesser extent, in Houston, Texas and New York City. The value of such collateral depends upon conditions in the relevant real estate markets. These include general or local economic conditions and neighborhood characteristics, real estate tax rates, the cost of operating the properties, governmental regulations and fiscal policies, acts of nature including earthquakes, flood and hurricanes (which may result in uninsured losses), and other factors beyond our control. Although the California economy and its real estate market continued to be relatively strong in 2000, they began to moderate in the third quarter of 2000. The economic conditions in Houston and New York were both favorable in 2000, but have also moderated recently. It is difficult for management to predict the future economic performance of these regions, and economic condition in one or more of these regions may decline in the future.

THE RISKS INHERENT IN CONSTRUCTION LENDING MAY ADVERSELY AFFECT OUR NET INCOME. The risks inherent in construction lending may adversely affect our net income. Such risks include, among other things, the possibility that contractors may fail to complete, or complete on a timely basis, construction of the relevant properties; substantial cost overruns in excess of original estimates and financing; market deterioration during construction; and lack of permanent take-out financing. Loans secured by such properties also involve additional risk because such properties have no operating history. In these loans, loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion of construction, and the estimated operating cash flow to be generated by the completed project. If these properties cannot be sold or leased so as to generate the cash flow anticipated by the borrowers, the borrowers may not be able to repay their obligations to us and the value of our security interest in collateral may be adversely impaired.

OUR USE OF APPRAISALS IN DECIDING WHETHER TO MAKE A LOAN ON OR SECURED BY REAL PROPERTY DOES NOT INSURE THE VALUE OF THE REAL PROPERTY COLLATERAL. In considering whether to make a loan on or secured by real property, we generally require an appraisal of such property. However, the appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property.

OUR NEED TO CONTINUE TO ADAPT TO OUR INFORMATION TECHNOLOGY SYSTEMS TO ALLOW US TO PROVIDE NEW AND EXPANDED SERVICES COULD PRESENT OPERATIONAL ISSUES AND REQUIRE SIGNIFICANT CAPITAL SPENDING. As we begin to offer internet banking and other on-line services to our customers, and continue to expand our existing conventional banking services, we will need to adapt our information technology systems to handle these changes in a way that meets constantly changing industry standards. This can be very expensive and may require significant capital expenditures. In addition, our success will depend, among other things, on our ability to provide secure and reliable services, anticipate changes in technology and efficiently develop and introduce services that are accepted by our customers and cost effective for us to provide. Systems failures, delays, breaches of confidentiality and other problems could harm our reputation and business.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS CONTINUED

WE FACE SUBSTANTIAL COMPETITION FROM LARGER COMPETITORS.
We face substantial competition for deposits and loans as well as other banking services throughout our market area from the major banks and financial institutions that dominate the commercial banking industry. This may cause our cost of funds to exceed that of our competitors. It may also result in us making less desirable loans. Such banks and financial institutions have greater resources than us, including the ability to finance advertising campaigns and allocate their investment assets to regions of higher yield and demand. By virtue of their larger capital bases, such institutions have substantially greater lending limits than us and perform certain functions, including trust services, which are not presently offered by us. We also compete for loans and deposits as well as other types of banking services with savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions.


ADVERSE EFFECTS OF BANKING REGULATIONS OR CHANGES IN BANKING REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS. We are governed by significant federal and state regulation and supervision, which is primarily for the benefit and protection of our customers and not for the benefit of our stockholders. In the past, our business has been materially affected by such regulation and supervision. This trend is likely to continue in the future. Laws, regulations or policies currently affecting us may change at any time. Regulatory authorities may also change their interpretation of existing laws and regulations. Such changes may, among other things, increase the cost of doing business, limit permissible activities or affect the competitive balance between banks and other financial institutions. It is impossible to predict the competitive impact that any such changes would have on commercial banking in general or on our business in particular.

POOR ECONOMIC CONDITIONS IN ASIA COULD CAUSE US TO INCUR LOSSES.
While the Asian economic conditions were satisfactory in 2000, it is difficult to predict the behavior of the Asian economy in the future. The U.S. fiscal policy and an unfavorable global economic condition may adversely impact the Asian economy. If the Asian economic conditions should deteriorate, we could be exposed to economic and transfer risk, and could experience an outflow of deposits by our Asian-American customers. Transfer risk may result when an entity is unable to obtain the foreign exchange needed to meet its obligations or to provide liquidity. This may adversely impact the recoverability of investments with or loans made to such entities. Adverse economic conditions may also negatively impact asset values and the profitability and liquidity of companies operating in this region.

STATUTORY RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS FROM THE BANK MAY ADVERSELY IMPACT US. A substantial portion of our cash flow comes from dividends that the Bank pays to us. Various statutory provisions restrict the amount of dividends that the Bank can pay without regulatory approval. In addition, if the Bank were to liquidate, the Bank's creditors would be entitled to receive distributions from the assets of the Bank to satisfy their claims against the Bank before we, as a holder of an equity interest in the Bank, would be entitled to receive any of the assets of the Bank.

CERTAIN PROVISIONS OF OUR CHARTER, BYLAWS AND RIGHTS AGREEMENT COULD MAKE THE ACQUISITION OF OUR COMPANY MORE DIFFICULT. Certain provisions of our Charter, Bylaws and recently adopted successor Rights Agreement between us and American Stock Transfer and Trust Company, as Rights Agent, could make the acquisition of our company more difficult. These provisions include authorized but unissued shares of preferred and common stock that may be issued without stockholder approval; three classes of directors serving staggered terms; preferred share purchase rights that generally become exercisable if a person or group acquires 15% or more of our common stock or announces a tender offer for 15% or more of our common stock; special requirements for stockholder proposals and nominations for director; and supermajority voting requirements in certain situations including certain types of business combinations.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 40 [Line and arrow graphic beside page numbers] You are here

MARKET FOR CATHAY BANCORP, INC. STOCK

The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock MarketSM under the symbol: "CATY". During 2000, total trading volume was approximately 2,248,605 and the prices ranged from a high of $80.00 to a low of $38.50. As of February 26, 2001, the closing price per share was $60.13. The approximate number of stockholders at year-end 2000 was 1,700. The Company paid an aggregate per share cash dividend of $0.880 in 2000 and $0.805 in 1999. The following table summarizes the quarterly high, low and closing prices, and the trading volume for the past two years:


BANCORP STOCK TRADING HISTORY(1)
---------------------------------------------------------------------------------------------
                                                                        End of       Trading
                                                   High       Low       Period       Volume
---------------------------------------------------------------------------------------------
2000
First Quarter                                   $ 80.000     $38.500    $46.000       754,407
Second Quarter                                    49.000      40.750     46.380       439,881
Third Quarter                                     50.000      43.000     48.750       348,929
Fourth Quarter                                    57.380      47.000     59.000       705,388
---------------------------------------------------------------------------------------------
1999
First Quarter                                   $ 41.000     $33.250    $37.625       305,330
Second Quarter                                    43.000      32.500     42.500       416,760
Third Quarter                                     42.938      34.688     35.688       516,312
Fourth Quarter                                    42.000      35.000     41.000       318,483
---------------------------------------------------------------------------------------------

(1) The Company does not represent that the outstanding shares may either be bought or sold at a certain price.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 41

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

The following table shows the daily average balances of the Company's assets, liabilities, and stockholders' equity for the years 2000, 1999 and 1998.

                                                                     Year ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                   2000                          1999                        1998
(dollars in thousands)                      Amount          %(1)         Amount          %(1)      Amount              %(1)
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks               $    56,793         2.67%  $    50,969         2.74%            $   58,892   3.45%
Federal funds sold and
   securities purchased under
   agreements to resell                    11,053         0.52        38,013         2.04                 69,915   4.09
Securities available-for-sale,
   taxable                                205,154         9.65       184,497         9.91                225,397  13.20
Securities available-for-sale,
   nontaxable                                 510         0.02           345         0.02                    499   0.03
Securities held-to-maturity,
   taxable                                330,841        15.56       378,753        20.35                315,257  18.46
Securities held-to-maturity,
   nontaxable                              69,478         3.27        68,702         3.69                 48,757   2.85
Total net loans(2)                      1,343,970        63.19     1,088,578        58.48                907,627  53.15
Premises and equipment, net                28,691         1.35        25,668         1.38                 25,571   1.50
Other assets                               80,363         3.77        25,799         1.39                 55,888   3.27
---------------------------------------------------------------------------------------------------------------------------
Total assets                          $ 2,126,853       100.00%  $ 1,861,324      100.00%            $ 1,707,803 100.00%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Demand deposits                       $   211,975         9.97%  $   169,013        9.08%            $   166,657   9.76%
Savings deposits(3)                       463,695        21.80       424,500        22.81                417,105   24.42
Time deposits                           1,117,350        52.54     1,001,878        53.82                900,441   52.73
---------------------------------------------------------------------------------------------------------------------------
Total deposits                          1,793,020        84.31     1,595,391        85.71              1,484,203   86.91
---------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and
   securities sold under
   agreements to repurchase                79,276         3.73        55,519         2.98                 53,285    3.12
Advances from Federal
   Home Loan Bank                          29,781         1.40        30,000         1.61                  6,959    0.40
Mortgage indebtedness                          40        --              183         0.01                    440    0.03
Other liabilities                          32,619         1.53        14,770         0.80                 18,304    1.07
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                       1,934,736        90.97     1,695,863        91.11              1,563,191   91.53
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common stock and additional
   paid-in-capital                         65,578         3.08        63,897         3.43                 62,259    3.65
Retained earnings                         126,539         5.95       101,564         5.46                 82,353    4.82
---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                192,117         9.03       165,461         8.89                144,612    8.47
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity               $ 2,126,853       100.00%  $ 1,861,324       100.00%           $ 1,707,803  100.00%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Percentage of categories under Assets, Liabilities and Stockholders' Equity are shown as a percentage of average assets.

(2) Total net loans means total loans net of loan participations sold, unamortized deferred loan fees and allowance for loan losses.

(3) Savings deposits include NOW, money market and savings accounts.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 42 [Line and arrow graphic beside page numbers] You are here

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                                 As of December 31,
                                                                                            ------------------------------
(in thousands, except share and per share data)                                                2000           1999
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                 $     65,687   $     59,081
Federal funds sold and securities purchased under agreements to resell                        19,000          5,000
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                     84,687         64,081
Securities available-for-sale (amortized costs of
   $179,454 in 2000 and $162,728 in 1999)                                                    183,409        160,991
Securities held-to-maturity (estimated fair values of
   $388,656 in 2000 and $416,827 in 1999)                                                    387,200        426,332
Loans (net of allowance for loan losses of
   $21,967 in 2000 and $19,502 in 1999 )                                                   1,437,307      1,245,585
Other real estate owned, net                                                                   5,174          4,337
Investments in real estate, net                                                               17,348         16,987
Premises and equipment, net                                                                   29,723         25,299
Customers' liability on acceptance                                                            20,355         13,721
Accrued interest receivable                                                                   15,633         13,150
Goodwill                                                                                       9,744         10,559
Other assets                                                                                  16,254         14,882
---------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                         $  2,206,834   $  1,995,924
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Non-interest bearing demand deposits                                                 $    221,805   $    195,140
   Interest bearing accounts
      NOW accounts                                                                           125,647        121,394
      Money market deposits                                                                  119,805         97,821
      Savings deposits                                                                       231,761        236,764
      Time deposits under $100                                                               379,809        362,553
      Time deposits of $100 or more                                                          797,620        708,064
---------------------------------------------------------------------------------------------------------------------------

   Total deposits                                                                          1,876,447      1,721,736
---------------------------------------------------------------------------------------------------------------------------

Securities sold under agreements to repurchase                                                68,173         46,990
Advances from Federal Home Loan Bank                                                          10,000         30,000
Acceptances outstanding                                                                       20,355         13,721
Other liabilities                                                                             17,072          4,368
---------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                       1,992,047      1,816,815
---------------------------------------------------------------------------------------------------------------------------

Stockholders' equity
   Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued                    --             --
   Common stock, $0.01 par value; 25,000,000 shares
      authorized, 9,074,365 and  9,033,583 shares
      issued and outstanding in 2000 and 1999, respectively                                       91             90
   Additional paid-in-capital                                                                 66,275         64,529
   Accumulated other comprehensive income (loss)                                               2,303         (1,006)
   Retained earnings                                                                         146,118        115,496
---------------------------------------------------------------------------------------------------------------------------

   Total stockholders' equity                                                                214,787        179,109
---------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                           $  2,206,834   $  1,995,924
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 43

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME                               Year ended December 31,
                                                                          -------------------------------------------------
(in thousands, except share and per share data)                                  2000           1999           1998
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest on loans                                                      $   126,337   $     93,780   $     82,866
   Interest on securities available-for-sale                                   13,473         10,551         13,494
   Interest on securities held-to-maturity                                     24,017         26,821         22,966
   Interest on Federal funds sold and securities
      purchased under agreements to resell                                        686          1,881          3,950
   Interest on deposits with banks                                                 40             13             33
---------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                      164,553        133,046        123,309
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Time deposits of $100 or more                                               41,431         32,724         30,691
   Other deposits                                                              26,514         20,438         23,316
   Other borrowed funds                                                         6,211          4,246          3,218
---------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                      74,156         57,408         57,225
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
   Net interest income before provision for loan losses                        90,397         75,638         66,084
   Provision for loan losses                                                    4,200          4,200          3,600
---------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                         86,197         71,438         62,484
---------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
   Securities gains                                                             1,085             (3)            43
   Letter of credit commissions                                                 2,439          2,179          1,944
   Service charges                                                              4,558          3,635          3,915
   Other operating income                                                       4,674          3,044          2,234
---------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                                                   12,756          8,855          8,136
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
   Salaries and employee benefits                                              22,735         19,150         18,024
   Occupancy expense                                                            3,242          2,521          2,546
   Computer and equipment expense                                               2,773          2,573          2,412
   Professional services expense                                                3,625          3,165          3,234
   FDIC and State assessments                                                     462            409            393
   Marketing expense                                                            1,172          1,036          1,028
   Real estate operations, net                                                   (185)        (1,416)        (1,125)
   Operations of investments in real estate                                       683            (74)            63
   Other operating expense                                                      3,997          2,918          3,490
---------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                                                  38,504         30,282         30,065
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                               60,449         50,011         40,555
Income tax expense                                                             21,862         19,720         15,976
---------------------------------------------------------------------------------------------------------------------------

Net Income                                                                     38,587         30,291         24,579
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

Other comprehensive income (loss), net of tax:
   Unrealized holding gains (losses) arising during the year                    3,309         (2,229)           810
   Less: reclassification adjustment for realized
      gains (losses) on securities included in net income                          --            (34)            (8)
---------------------------------------------------------------------------------------------------------------------------

   Total other comprehensive income (loss), net of tax                          3,309         (2,195)           818
---------------------------------------------------------------------------------------------------------------------------

Total comprehensive income                                                $    41,896   $     28,096   $     25,397
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

Net income per common share
   Basic                                                                  $      4.26   $       3.36   $      2.74
   Diluted                                                                $      4.25   $       3.36   $      2.74
---------------------------------------------------------------------------------------------------------------------------

Basic average common shares outstanding                                     9,056,751      9,013,428      8,967,188
Diluted average common shares outstanding                                   9,073,885      9,017,760      8,968,393
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 44 [Line and arrow graphic beside page numbers] You are here

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



For the years ended December 31,             Common Stock                       Accumulated
2000, 1999 and 1998                   --------------------------  Additional          Other                     Total
(in thousands, except share                Number                   Paid-in-  Comprehensive  Retained    Stockholders'
and per share amounts)                  of Shares       Amount       Capital   Income (Loss) Earnings          Equity
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997            8,941,743  $        89      $ 61,272  $    370    $    74,146      $  135,877
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Issuances of common stock--
   Dividend Reinvestment Plan              47,017            1         1,648        --             --          1,649
Cash dividends of $.70 per share               --           --            --        --         (6,272)        (6,272)
Change in unrealized holding
   gain (loss) on securities
   available-for-sale, net of tax              --           --            --       819             --            819
Net income                                     --           --            --        --         24,579         24,579
----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998            8,988,760  $        90      $ 62,920  $  1,189    $    92,453     $  156,652
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Issuances of common stock--
   Dividend Reinvestment Plan              44,523           --         1,600        --             --          1,600
Stock options exercised                       300           --             9                                       9
Cash dividends of
   $0.805 per share                            --           --            --        --         (7,248)        (7,248)
Change in unrealized holding
   loss on securities
   available-for-sale, net of tax              --           --            --    (2,195)            --         (2,195)
Net income                                     --           --            --        --         30,291         30,291
------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999            9,033,583  $        90      $ 64,529  $ (1,006)   $   115,496     $  179,109
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Issuances of common stock--
   Dividend Reinvestment Plan              39,330            1         1,690        --             --          1,691
Stock options exercised                     1,452           --            56                                      56
Cash dividends of
      $0.880 per share                         --           --            --        --         (7,965)        (7,965)
Change in unrealized
   holding gain on securities
   available-for-sale, net of tax              --           --            --     3,309             --          3,309
------------------------------------------------------------------------------------------------------------------------------
Net income                                     --           --            --        --         38,587         38,587
------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000            9,074,365  $        91      $ 66,275  $  2,303    $   146,118     $  214,787
----------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 45


CONSOLIDATED STATEMENTS OF CASH FLOWS                                                Year ended December 31,
                                                                           ------------------------------------------------
(dollars in thousands)                                                         2000            1999           1998
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                $    38,587   $     30,291   $     24,579
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Provision for loan losses                                                 4,200          4,200          3,600
      Provision for losses on other real estate owned                              71            339            195
      Benefit for deferred taxes                                                  637         (1,472)           (10)
      Depreciation                                                              1,500          1,331          1,241
      Net gain on sale of other real estate owned                                (263)        (1,549)          (999)
      Gain on sale of investments in real estate                                   --           (394)            --
      Gain (loss) on disposal of premises and equipment                            --             --             (2)
      (Gain) loss on sales and calls of securities                             (1,085)             3            (43)
      Amortization of investment security premiums, net                          (926)           557            286
      Amortization of goodwill                                                    815            681            940
      Increase (decrease) in deferred loan fees, net                              544            (38)          (155)
      (Increase) decrease  in accrued interest receivable                      (2,483)        (1,154)           251
      (Increase) decrease in other assets, net                                 (1,372)        (2,480)         3,443
      Increase (decrease)  in other liabilities                                 9,666         (3,012)         2,158
---------------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                     11,304         (2,988)        10,905
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                             49,891         27,303         35,484
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities available-for-sale                         (660,275)    (1,090,732)    (1,025,244)
Proceeds from maturity and call of investment securities available-for-sale   678,638      1,160,919      1,006,491
Proceeds from sale of investment securities available-for-sale                 21,443             --          6,429
Purchase of mortgage-backed securities available-for-sale                        (949)          (911)       (34,968)
Proceeds from repayments and sale of mortgage-backed
   securities available-for-sale                                                6,955          9,906         25,492
Purchase of investment securities held-to-maturity                            (47,824)       (45,255)       (82,268)
Proceeds from maturity and call of investment securities held-to-maturity      17,519          1,385         12,025
Purchase of mortgage-backed securities held-to-maturity                       (29,604)       (38,157)       (73,787)
Proceeds from repayment of mortgage-backed securities held-to-maturity         38,802         70,851         74,817
Net increase in loans                                                        (200,298)      (282,413)      (120,021)
Purchase of premises and equipment                                             (5,924)          (803)        (1,866)
Proceeds from sale of equipment                                                    --             --              2
Proceeds from sale of other real estate owned                                   3,187          4,730          4,470
Proceeds from sale of investments in real estate                                   --          1,026             --
Net (increase) decrease in investments in real estate                            (361)       (16,162)           197
Cash paid for the acquisition of Golden City                                       --         (5,511)            --
---------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                               (178,961)      (231,127)      (208,231)
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts,
   money market and savings deposits                                           47,899         36,835         21,757
Net increase in time deposits                                                 106,812        124,499         89,524
Net increase (decrease) in securities sold under agreements to repurchase      21,183         30,554         (6,983)
Increase (decrease) in borrowing from Federal Home Loan Bank                  (20,000)            --         30,000
Cash dividends                                                                 (7,965)        (7,248)        (6,272)
Proceeds from shares issued to Dividend Reinvestment Plan                       1,691          1,600          1,649
Proceeds from exercise of stock options                                            56              9             --
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                            149,676        186,249        129,675
---------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                               20,606        (17,575)       (43,072)
Cash and cash equivalents, beginning of the year                               64,081         81,656        124,728
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of the year                                $    84,687   $     64,081   $     81,656
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information
 Cash paid during the year for:
      Interest                                                            $    72,644   $     56,857   $     57,232
      Income taxes                                                        $    17,411   $     20,350   $     15,413
   Non-cash investing activities:
      Transfer to investment securities available-for-sale
         within 90 days of maturity                                       $    59,858   $      2,515   $      1,340
      Net change in unrealized holding gain (loss) on securities
         available-for-sale, net of tax                                   $     3,309   $     (2,195)  $        819
      Transfers to other real estate owned                                $     5,347   $        886   $      4,334
      Loans to facilitate the sale of other real estate owned             $     1,515   $      3,483   $      3,483
   Acquisition:
      The Company purchased certain assets and assumed certain
      liabilities of Golden City for $5,511. In conjunction with the acquisition, liabilities were assumed as follows. See Note 2.
         Fair value of assets acquired $ 86,779
         Cash paid                       (5,511)
---------------------------------------------------------------------------------------------------------------------------
            Liabilities assumed        $ 81,268
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 46 [Line and arrow graphic beside page numbers] You are here

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

The accompanying consolidated financial statements include the accounts of Cathay Bancorp, Inc. ("Bancorp"), a Delaware corporation and its wholly-owned subsidiary, Cathay Bank ("Bank"), a California state-chartered bank (together, "the Company"). All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and general practices within the banking industry. Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with GAAP. Actual results could differ from these estimates. The most significant estimate subject to change relates to the allowance for loan losses. Certain reclassifications have been made to the prior years' financial statements to conform with the 2000 presentation. The following are descriptions of the more significant of these policies.

ORGANIZATION AND BACKGROUND The business activities of Bancorp consist primarily of the operations of the Bank and its wholly-owned subsidiaries, Cathay Investment Company ("CIC") and Cathay Securities Fund, Inc. There are no operating business activities currently at Bancorp. Bancorp may, from time to time, explore various acquisition possibilities. Bancorp currently does not employ any persons other than its management, which includes the President and the Chief Financial Officer, and does not own or lease any real or personal property. Bancorp uses the employees, premises, equipment and furniture of the Bank without the payment of any service or rental fees to the Bank. It is expected that for the near future the primary business of the Bancorp will be the ongoing business of the Bank.

The Bank is a commercial bank, servicing primarily the individuals, professionals and small to medium-sized businesses in the local markets in which its branches are located. Its operations include the acceptance of checking, savings, and time deposits, and the making of commercial, real estate and consumer loans. The Bank also offers trade financing, letter of credit, wire transfer, spot and forward contracts, internet banking, global investment services, and other customary banking services to its customers.

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

The cost basis of an individual security is written down, if the decline in its fair value below the amortized cost basis is other than temporary. The write-down is accounted for as a realized loss, and is included in net income. The new cost basis is not changed for subsequent recoveries in fair value.

LOANS Loans are carried at amounts advanced, less principal payments collected and net deferred loan fees. Interest is accrued and earned daily on an actual or 360-day basis. Interest accruals on business loans and non-residential real estate loans are generally discontinued whenever the payment of interest or principal is 90 days or more past due. Such loans are placed on nonaccrual status, unless the loan is well secured, and there is a high


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 47 probability of recovery in full, as determined by management. When loans are placed on a nonaccrual status, previously accrued but unpaid interest is reversed and charged against current period income, and interest is subsequently recognized only to the extent cash is received. Interest collected on nonaccrual loans is applied to the outstanding principal balance unless the loan is returned to accrual status. In order to be returned to accrual status, all past due payments must be received and the loan must be paying in accordance with its payment terms. Loan origination fees and commitment fees, offset by certain direct loan origination costs, are deferred and recognized over the contractual life of the loan as a yield adjustment. If a loan is placed on nonaccrual status, the amortization of the loan fees and the accretion of discounts discontinue until such time when the loan is reverted back to accruing status.

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

Type                                 Estimated Useful Life
-----------------------------------------------------------------------------------------------
Buildings                           15 to 45 years
Building improvements               5 to 20 years
Furniture, fixtures and equipment   3 to 25 years
Leasehold improvements              Over the shorter of useful lives or the terms of the lease


Improvements are capitalized and amortized to occupancy expense over the shorter of the estimated useful life of the improvement or the term of the lease.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 48 [Line and arrow graphic beside page numbers] You are here

OTHER REAL ESTATE OWNED Real estate acquired in the settlement of loans is initially recorded and, subsequently is carried at fair value, less estimated costs to sell. Specific valuation allowances on other real estate owned are recorded through charges to operations to recognize declines in fair value subsequent to foreclosure. Gains on sales are recognized when certain criteria relating to the buyer's initial and continuing investment in the property are met.

INVESTMENTS IN REAL ESTATE At December 31, 2000, the Company is a limited partner in four different partnerships that invest in low income housing projects that qualify for Federal income tax credits. As further discussed in
Note 7, the partnership interests are accounted for utilizing the equity method of accounting. Costs directly related to the development or the improvement of real estate are capitalized.

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

STOCK-BASED COMPENSATION The Company applies the intrinsic value method to account for stock-based compensation whereby expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Pro forma net income and pro forma net income per share disclosures for employee stock option grants are based on the recognition as expense, over the vesting period, of the fair value on the date of grant of all stock-based awards.

DERIVATIVE FINANCIAL INSTRUMENTS For those interest rate instruments that alter interest rate characteristics of assets or liabilities, the net differential to be paid or received on the instrument is treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method). To qualify for the accrual method, the interest rate instrument must be designated to specific assets or liabilities or pools of assets or liabilities, and must be effective at altering the interest rate characteristics of the related assets or liabilities. Interest rate instruments that do not qualify for the accrual method, are recorded at fair value, with gains and losses recorded in earnings.

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

COMPREHENSIVE INCOME Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income generally includes net income, foreign items, minimum pension liability adjustments, and unrealized gains and losses on investments in


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 49 securities available-for-sale. The Company reports and displays comprehensive income and its components in its consolidated statements of income and comprehensive income. Comprehensive income is a financial reporting concept and does not affect the Company's financial position or results of operations.

NET INCOME PER COMMON SHARE Earnings per share ("EPS") are computed on a basic and diluted basis. Basis EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the Company.

STATEMENT OF CASH FLOWS Cash and cash equivalents include short-term, highly liquid investments that generally have an original maturity of three months or less.

SEGMENT INFORMATION AND DISCLOSURES Generally accepted accounting principles establish standards to report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has concluded that it has one segment.

RECENT ACCOUNTING PRONOUNCEMENTS Statement of Financial Accounting Standards ("SFAS") No.133, "Accounting for Derivative Instruments and Hedging Activities" is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No.133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. It specifies necessary conditions to be met to designate a derivative as a hedge. As amended by SFAS No.137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No.133." The impact of adopting SFAS No. 133 on January 1, 2001 did not have a material impact on the Company.

2. ACQUISITION
---------------
On December 10, 1999, the Bank entered into a Purchase and Assumption Agreement ("P&A Agreement") with the Federal Deposit Insurance Corporation ("FDIC"), as the Receiver of Golden City Commercial Bank ("Golden City") to purchase certain assets and to assume certain deposits and other liabilities of Golden City as of close of business on December 10, 1999 for $5.5 million in cash. The loans, securities, cash, Federal funds sold and deposits assumed by the Bank as of the closing on December 10, 1999 were $31.2 million, $22.1 million, $8.4 million, $22.0 million, and $80.6 million, respectively. Immediately upon acquisition, the branch operations of Golden City were merged into the Bank, and the two branches of Golden City were made branches of the Bank. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of Golden City subsequent to the closing on December 10, 1999 have been included in the Company's consolidated financial statements. The excess of the purchase price over the fair value of the net identifiable assets acquired totaled approximately $2.65 million has been recorded as goodwill to be amortized over 15 years.

   The P&A Agreement allowed the Bank to put back certain assets and contracts to the FDIC based on a six-month settlement schedule set by the FDIC. Upon completion of the settlement period, goodwill was adjusted in accordance with the settlement schedule.

   The following table presents an unaudited pro forma combined summary of operations of the Company and Golden City for the year ended December 31, 1999. The unaudited pro forma combined summary of operations is presented as if the merger had been effective January 1, 1999. This information combines the historical results of the Company and Golden City after giving effect to amortization of purchase accounting adjustments. The unaudited

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 50 [Line and arrow graphic beside page numbers] You are here pro forma combined summary of operations is based on the Company's historical results and those Golden City. These pro forma statements are intended for informational purposes only and are not necessarily indicative of the future results of the Company or of the results of the Company that would have occurred had the acquisition been in effect for the full year presented.

                                                                  (Unaudited)
                                                                  Year ended
                                                                 December 31,
                                                               ----------------
(in thousands, except per share data)                                    1999
-------------------------------------------------------------------------------
Net interest income before provision for loan losses              $    75,865
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Net income                                                        $    30,040
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Basic and diluted net income per common share                     $      3.33
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


3. CASH AND CASH EQUIVALENTS
----------------------------

The Company is required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserve balances required were $2,500,000 for 2000 and $2,788,000 for 1999.
   Securities purchased under agreements to resell are collateralized by U.S. agencies, asset-backed, corporate bond, and Collateralized Mortgage Obligations securities at December 31, 2000 and 1999 respectively. These agreements generally mature in one business day. The counterparties to these agreements are nationally recognized investment banking firms that meet credit requirements of the Company and with whom a master repurchase agreement has been duly executed. The following table sets forth information with respect to securities purchased under resale agreements.

(in thousands)                                                     2000          1999
-------------------------------------------------------------------------------------
Balance, December 31                                         $   19,000   $     3,000
Weighted average interest rate, December 31                        6.18%         4.50%
Average amount outstanding during the year                   $   11,053   $    36,741
Weighted average interest rate for the year                        6.21%         5.06%
Maximum amount outstanding at any month end                  $   19,500   $    80,000

For those securities obtained under the resale agreements, the collateral is either held by a third party custodian or by the counterparty and segregated under written agreements that recognize the Company's interest in the securities. Interest income associated with securities purchased under resale agreements totaled $686,000 for 2000, $1,881,000 for 1999 and $3,950,000 for
1998.

4. SECURITIES
-------------------------------------------------------------------------------

SECURITIES AVAILABLE-FOR-SALE The following table reflects the amortized cost, gross unrealized gains, gross unrealized losses and fair values of securities available-for-sale as of December 31, 2000 and 1999:

                                                                                   Gross        Gross
                                                                  Amortized   Unrealized   Unrealized         Fair
2000 (in thousands)                                                    Cost        Gains       Losses        Value
---------------------------------------------------------------------------------------------------------------------------
U.S. government agencies                                         $   75,187   $    3,130   $       --   $   78,317
State and municipal securities                                        1,275            2           --        1,277
Mortgage-backed securities                                           19,001           71           61       19,011
Asset-backed securities                                              10,452           --           82       10,370
Federal Home Loan Bank stock                                          5,613           --           --        5,613
Equity securities                                                     8,460            9           18        8,451
Corporate bonds                                                      59,466        1,119          215       60,370
---------------------------------------------------------------------------------------------------------------------------
Total                                                            $  179,454   $    4,331   $      376   $  183,409
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 51

                                                      Gross       Gross
                                     Amortized   Unrealized   Unrealized        Fair
1999 (in thousands)                       Cost        Gains       Losses       Value
-------------------------------------------------------------------------------------
U.S. Treasury securities            $       25       $  --       $    --   $      25
U.S. government agencies                40,553           3           338      40,218
State and municipal securities             540          --            --         540
Mortgage-backed securities              22,758           1           302      22,457
Asset-backed securities                 16,867          --           419      16,448
Federal Home Loan Bank stock             6,851          --            --       6,851
Commercial paper                        40,100          --            24      40,076
Corporate bonds                         35,034          13           671      34,376
------------------------------------------------------------------------------------
Total                               $  162,728       $  17       $ 1,754   $ 160,991
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

The amortized cost and fair value of securities available-for-sale except for mortgage-backed securities and collateralized mortgage obligations at December 31, 2000, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.


------------------------------------------------------------------------------------------------------------------
                                                                                            Amortized         Fair
                                                                                                 Cost        Value
------------------------------------------------------------------------------------------------------------------
Due in one year or less(1)                                                                 $   27,331   $   27,300
Due after one year through five years                                                          57,649       58,771
Due after five years through ten years                                                         75,474       78,328
Mortgage-backed securities and collateralized mortgage obligations                             19,000       19,010
------------------------------------------------------------------------------------------------------------------
Total                                                                                      $  179,454   $  183,409
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1)  Equity securities are reported in this category.

Proceeds from sales and repayments of securities available-for-sale were $6,955,000 during 2000 and $9,906,000 during 1999. Proceeds from maturities and calls of securities available-for-sale were $678,638,000 during 2000 and $1,160,919,000 during 1999. There were no gains realized in 2000 and 1999. Gross realized gains of $59,000 were realized in 1998. The Company realized no losses in 2000. Gross realized losses of $34,000 was realized for 2000 and $19,000 for, 1999.

SECURITIES HELD-TO-MATURITY The carrying value, gross unrealized gains, gross unrealized losses and estimated fair values of securities held-to-maturity are as follows at December 31, 2000 and 1999:

------------------------------------------------------------------------------------------------------------------
                                                                                   Gross        Gross    Estimated
                                                                   Carrying   Unrealized   Unrealized         Fair
2000 (in thousands)                                                   Value        Gains       Losses        Value
------------------------------------------------------------------------------------------------------------------
U.S. government agencies                                         $   64,689   $      586   $      262   $   65,013
State and municipal securities                                       68,820        1,567          422       69,965
Mortgage-backed securities                                          184,188        1,564          756      184,996
Asset-backed securities                                              13,156           --           80       13,076
Corporate bonds                                                      56,347          159          900       55,606
------------------------------------------------------------------------------------------------------------------
Total                                                            $  387,200   $    3,876   $    2,420   $  388,656
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 52 [Line and arrow graphic beside page numbers] You are here

                                                                                  Gross          Gross     Estimated
                                                                  Carrying   Unrealized     Unrealized         Fair
1999 (in thousands)                                                  Value        Gains         Losses        Value
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                         $   24,998   $      114   $       --   $    25,112
U.S. government agencies                                             64,373           79        1,274        63,178
State and municipal securities                                       68,834          375        3,193        66,016
Mortgage-backed securities                                          196,679           56        3,600       193,135
Asset-backed securities                                              19,999           --          209        19,790
Corporate bonds                                                      51,449           37        1,890        49,596
-------------------------------------------------------------------------------------------------------------------
Total                                                            $  426,332   $      661   $   10,166   $   416,827
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

The carrying value and estimated fair value of securities held-to-maturity, except for mortgage-backed securities and collateralized mortgage obligations, at December 31, 2000, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

                                                                                             Carrying    Estimated
                                                                                                Value   Fair Value
------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                                    $    6,313   $    6,339
Due after one year through five years                                                         118,966      118,517
Due after five years through ten years                                                         43,853       45,020
Due after ten years                                                                            33,880       33,784
Mortgage-backed securities and collateralized mortgage obligations                            184,188      184,996
------------------------------------------------------------------------------------------------------------------
Total                                                                                      $  387,200   $  388,656
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


Proceeds from the maturities and calls of securities held-to-maturity were $17,519,000 during 2000 and $1,385,000 during 1999. The Company realized gross realized gains of less than $1000 in 2000, $31,000 in 1999 and $3,000 in 1998. No losses were realized for 2000, 1999 and 1998.

Securities having a carrying value of $209,537,000 at December 31, 2000 and $128,904,000 at December 31, 1999 were pledged to secure public deposits, treasury tax and loan, securities sold under agreements to repurchase and a line of credit with the Federal Home Loan Bank.

5. LOANS
---------
Most of the Company's business activity is with customers located in the predominantly Asian areas of Southern and Northern California, New York and Houston. The Company has no specific industry concentration, and generally its loans are collateralized with real property or other pledged collateral of the borrowers. Loans are generally expected to be paid-off from the operating profits of the borrowers, refinancing by another lender or through sale by the borrowers of the secured collateral. The components of loans in the consolidated statements of condition as of December 31, 2000 and 1999 were as follows:


(in thousands)                                                                                   2000          1999
-------------------------------------------------------------------------------------------------------------------
Commercial loans                                                                           $  442,181   $   395,138
Residential mortgage loans                                                                    186,926       181,131
Commercial mortgage loans                                                                     630,662       577,541
Equity lines                                                                                   33,794        26,437
Real estate construction loans                                                                142,048        62,516
Installment loans                                                                              27,329        25,498
Other loans                                                                                       473           419
-------------------------------------------------------------------------------------------------------------------
Gross loans                                                                                 1,463,413     1,268,680
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Less
Unamortized deferred loan fees                                                                  4,139         3,593
Allowance for loan losses                                                                      21,967        19,502
-------------------------------------------------------------------------------------------------------------------
Net loans                                                                                  $1,437,307   $ 1,245,585
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 53

The Company previously sold participations in certain residential mortgage loans to buyers in the secondary market. These participations covered substantially all of the loan balances and were sold without recourse. No such sales have been made since 1998. As of December 31, 2000, the Company had $6,151,000 of these loans in its servicing portfolio. There were no loans held for sale as of December 31, 2000 and 1999. The Company pledged approximately $76,463,000 of its residential mortgage loans as of December 31, 2000 and $88,763,000 as of December 31, 1999 to secure a line of credit with the Federal Home Loan Bank.
   An analysis of the activity in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 is as follows:

(in thousands)                                                                      2000         1999          1998
-------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                    $   19,502   $   15,970   $    15,379
Loans charged-off                                                                 (1,905)      (1,731)       (3,519)
Recoveries on loans previously charged-off                                           170        1,063           510
Provision for loan losses                                                          4,200        4,200         3,600
-------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                          $   21,967   $   19,502   $    15,970
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The Company had identified impaired loans with a recorded investment of approximately $27,818,000 as of December 31, 2000 and $26,279,000 as of December 31, 1999. The average balances of impaired loans were $29,516,000 for the year 2000, $26,707,000 for the year 1999 and $21,713,000 for the year 1998, and interest collected on impaired loans totaled $2,120,000 in 2000, $2,047,000 in 1999 and $2,080,000 in 1998. The Bank recognizes interest income on impaired loans based on its existing method of recognizing interest income on nonaccrual loans. The following table is a breakdown of impaired loans and the related specific allowance:

                                                                                Recorded                 Allocated
2000 (in thousands)                                                           Investment    Allowance  Net Balance
------------------------------------------------------------------------------------------------------------------
Commercial                                                                    $   13,868   $    3,682   $   10,186
Commercial mortgage                                                               13,208        1,881       11,327
Other                                                                                742          133          609
------------------------------------------------------------------------------------------------------------------
   Total                                                                      $   27,818   $    5,696   $   22,122
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                                Recorded                 Allocated
1999 (in thousands)                                                           Investment    Allowance  Net Balance
------------------------------------------------------------------------------------------------------------------
Commercial                                                                    $   12,686   $    1,831   $   10,855
Commercial mortgage                                                               13,412        1,912       11,500
Other                                                                                181          181           --
------------------------------------------------------------------------------------------------------------------
   Total                                                                      $   26,279   $    3,924   $   22,355
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

The Company has entered into transactions with its directors, significant stockholders and their affiliates ("Related Parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers. In management's opinion, these transactions did not involve more than normal credit risk or present other unfavorable features. All loans to Related Parties were current as of December 31, 2000. An analysis of the activity with respect to loans to Related Parties is as follows:

(in thousands)
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                                                            $   15,904
Additional loans made                                                                                          918
Payments received                                                                                           (4,710)
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                                                12,112
Additional loans made                                                                                        1,036
Payments received                                                                                             (249)
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                                                            $   12,899
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 54 [Line and arrow graphic beside page numbers] You are here

The following is a summary of nonaccrual loans and troubled debt restructurings as of December 31, 2000, 1999 and 1998 and the related net interest foregone for the years then ended:

(in thousands)                                                                      2000         1999          1998
-------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                              $   14,696   $   13,696   $    13,090
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Contractual interest due                                                      $    1,408   $    1,396   $     1,395
Interest recognized                                                                  627          234           112
-------------------------------------------------------------------------------------------------------------------
Net interest foregone                                                         $      781   $    1,162   $     1,283
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(in thousands)                                                                      2000         1999          1998
-------------------------------------------------------------------------------------------------------------------
Troubled debt restructurings                                                  $    4,531   $    4,581   $     4,642
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Contractual interest due                                                      $      422   $      429   $       421
Interest recognized                                                                  407          414           412
-------------------------------------------------------------------------------------------------------------------
Net interest foregone                                                         $       15   $       15   $         9
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

As of December 31, 2000, there were no commitments to lend additional funds to those borrowers whose loans have been restructured.

6. OTHER REAL ESTATE OWNED
---------------------------

The balance of other real estate owned at December 31, 2000 was $5,174,000 and December 31, 1999 was $4,337,000. The valuation allowance was $131,000 at December 31, 2000 and $614,000 at December 31, 1999. The following table presents the components of the valuation allowance balance at December 31, 2000, 1999 and 1998. The following table presents the components of other real estate owned expense (income) for the year-ended:


(in thousands)                                                                      2000         1999          1998
-------------------------------------------------------------------------------------------------------------------
Operating expense (income)                                                    $        7   $     (206)  $      (321)
Provision for losses                                                                  71          339           195
Net gain on disposal                                                                (263)      (1,549)         (999)
-------------------------------------------------------------------------------------------------------------------
Real estate operations, net                                                   $     (185)  $   (1,416)  $    (1,125)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

An analysis of the activity in the allowance for other real estate losses for the years ended December 31, 2000, 1999, and 1998 is as follows:


(in thousands)                                                                      2000         1999          1998
-------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                    $      614   $      494   $     1,081
Provision for losses                                                                  71          339           195
Charge-offs on disposal                                                             (554)        (219)         (782)
-------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                          $      131   $      614   $       494
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 55

--------------------------------------------------------------------------------

7. INVESTMENTS IN REAL ESTATE
-----------------------------

The Company's investments in real estate were $17,348,000 as of December 31, 2000 and $16,987,000 as of December 31, 1999 consisted of four investments in limited partnerships formed for the purpose of investing in low income housing projects, qualified for Federal low income housing tax credits. The limited partnerships are expected to generate tax credits over a weighted average remaining period of approximately seven years. See Note 10 of the notes to consolidated financial statements for income tax effects. In 2000, the Company contributed approximately $1,134,000 to Wilshire Courtyard, the senior housing construction project. The following table presents the details of the four projects as of December 31, 2000 and 1999:

                                                                Percentage of   Acquisition             December 31,
                                                                                                   -----------------
(in thousands)                                                    Ownership            Date         2000        1999
--------------------------------------------------------------------------------------------------------------------
Las Brisas                                                           49.50%         Dec 1993   $     189   $     209
Los Robles                                                           99.00%         Aug 1995         393         431
California Tax Credit Funds                                          36.00%         Mar 1999      14,127      14,841
Wilshire Courtyard                                                   99.90%         May 1999       2,639       1,506
--------------------------------------------------------------------------------------------------------------------
                                                                                               $  17,348   $  16,987
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

The Company's 99.0% and 99.90% interest in the Los Robles and Wilshire Courtyard limited partnerships were not consolidated as of December 31, 2000 and 1999 because the Company did not have ability to exercise significant influence over the operation of the partnerships. The Company's investments are accounted for utilizing the equity method of accounting. The Company recognized a net loss of approximately $684,000 in 2000, $334,000 in 1999 and $158,000 in 1998 from the partnerships' operations.

   The Company recognized a gain of $394,000 from the sale of a strip mall in 1999, and a net gain of $409,000 in 1999 and $95,000 in 1998 from the operations.

8.   PREMISES AND EQUIPMENT
---------------------------

Premises and equipment consisted of the following at December 31, 2000 and 1999:

(in thousands)                                                                                   2000          1999
-------------------------------------------------------------------------------------------------------------------
Land and land improvements                                                                 $   11,800   $    11,495
Building and building improvements                                                             17,525        13,623
Furniture, fixtures and equipment                                                              14,169        13,155
Other                                                                                           2,199         2,193
Construction in process                                                                           716           292
-------------------------------------------------------------------------------------------------------------------
                                                                                               46,409        40,758
Less: Accumulated depreciation                                                                 16,686        15,459
-------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                $   29,723   $    25,299
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

The amount of depreciation included in operating expense was $1,500,000 in 2000, $1,330,732 in 1999 and $1,241,354 in 1998.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 56 [Line and arrow graphic beside page numbers] You are here

9. BORROWINGS
-------------

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASEThe underlying collateral pledged for the repurchase agreements consists of U.S. government agency and mortgage-backed securities with a carrying value of $49,369,000 and a fair value of $50,196,000 as of December 31, 2000. Pledged collateral is maintained at a custodian outside the control of the Company. These borrowings generally mature in less than 30 days. The table below provides comparative data for securities sold under agreements to repurchase.

                                                                                          December 31,
                                                                              --------------------------------------
(dollars in thousands)                                                              2000         1999          1998
--------------------------------------------------------------------------------------------------------------------
Average amount outstanding(1)                                                 $   70,701   $   55,519   $    53,285
Highest month-end balances(2)                                                    110,145       79,185        55,185
Year end balance                                                                  68,173       46,990        16,436
Rate at year-end                                                                    6.09%        5.80%         4.53%
Weighted average interest rate for the year                                         6.25%        5.73%         5.98%
--------------------------------------------------------------------------------------------------------------------

(1) Average balances were computed using daily averages.

(2) Highest month-end balances were at October 2000, February 1999 and November 1998, respectively.

ADVANCES FROM THE FEDERAL HOME LOAN BANK As of December 31, 2000, advance with the Federal Home Loan Bank totaled $10 million at a fixed interest rate of 4.90%. The advance is non-callable and will mature in 2003.

10.  INCOME TAXES

For the years ended December 31, 2000, 1999 and 1998, the current and deferred amounts of the income tax expense are summarized as follows:

--------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                      2000         1999          1998
--------------------------------------------------------------------------------------------------------------------
Current
   Federal                                                                    $   19,321   $   15,377   $    11,697
   State                                                                           1,904        5,815         4,289
--------------------------------------------------------------------------------------------------------------------
                                                                                  21,225       21,192        15,986
====================================================================================================================
Deferred
   Federal                                                                           479       (1,159)         (105)
   State                                                                             158         (313)           95
--------------------------------------------------------------------------------------------------------------------
                                                                                     637       (1,472)          (10)
--------------------------------------------------------------------------------------------------------------------
Total income tax expense                                                      $   21,862   $   19,720   $    15,976
====================================================================================================================

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 57

-------------------------------------------------------------------------------

Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities give rise to deferred taxes. Deferred tax assets and liabilities for the years ended December 31, 2000 and 1999 were as follows:


(in thousands)                                                                                   2000          1999
--------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Difference between provisions for loan losses for tax and financial reporting purposes     $    8,508   $     9,531
Difference between provisions for other real estate owned losses
   for tax and financial reporting purposes                                                        55            --
State income tax                                                                                  307         1,855
Unrealized holding loss on securities available-for-sale, net                                      --           730
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                                       8,870        12,116
--------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Difference between provisions for other real estate owned losses
   for tax and financial reporting purposes                                                $       --   $      (412)
Use of accelerated depreciation for tax purposes                                               (1,272)       (1,534)
Deferred loan fees                                                                                 (2)           (7)
FHLB stock dividend                                                                            (1,170)       (1,088)
Acquisition of FPSB                                                                                --          (485)
Unrealized holding gain on securities available-for-sale, net                                  (1,670)           --
Other, net                                                                                       (855)       (1,652)
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                                 (4,969)       (5,178)
--------------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                                    $    3,901         6,938
====================================================================================================================

Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1999 are primarily the result of adjustments to conform to the tax returns as filed.

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

   Included in other assets in the statements of condition, at December 31, 2000 and 1999 were net deferred tax assets of $3,901,011 and $6,938,370, respectively. Other assets as of December 31, 2000 included a current income tax receivable of $1,675,244. Other liabilities as of December 31, 2000 and 1999 include a current income tax payable of $4,429,275 and $1,059,867, respectively.

   Income tax expense results in effective tax rates that differ from the statutory Federal income tax rate for the years indicated as follows:

(in thousands)                                          2000                   1999                    1998
                                              --------------------------------------------------------------------
Tax provision at Federal statutory rate       $    21,157  35.00%    $    17,504    35.00%   $    14,194    35.00%
State income taxes, net of
   Federal income tax benefit                       1,340   2.22           3,576     7.15          2,850     7.03
Interest on obligations of state and
   political subdivisions, which are
   exempt from Federal taxation                    (1,240) (2.05)         (1,081)   (2.16)          (927)   (2.29)
Low income housing tax credits                       (947) (1.57)           (319)   (0.64)          (319)   (0.79)
Non-deductible expense--
   Amortization of goodwill                           231   0.38             240     0.48            239     0.59
Other, net                                          1,321   2.19            (200)   (0.40)           (61)   (0.15)
-------------------------------------------------------------------------------------------------------------------
Total income tax expense                      $    21,862  36.17%    $    19,720    39.43%   $    15,976    39.39%
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 58 [Line and arrow graphic beside page numbers] You are here

11.   STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

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

   Under California State banking law, the Bank may not pay a cash dividend, without regulatory approval, which exceeds the lesser of the Bank's retained earnings or its net income for the last three fiscal years, less any cash distributions made during that period. The amount of retained earnings available for cash dividends as of December 31, 2000 is restricted to approximately $71,973,000 under this regulation.

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

   The Federal Deposit Insurance Corporation has established five capital ratio categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized." A well capitalized institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5%. At December 31, 2000, the Bank was in compliance with the minimum capital requirements and is considered well capitalized.

   The Company and the Bank's capital and leverage ratios as of December 31, 2000 and 1999 are presented in the tables below:

                                   Company                 Bank                 Company                 Bank
                           As of December 31, 2000 As of December 31, 2000 As of December 31, 1999 As of December 31, 1999
                           ------------------------------------------------------------------------------------------------
(dollars in thousands)         Balance  Percentage   Balance  Percentage   Balance   Percentage  Balance   Percentage
---------------------------------------------------------------------------------------------------------------------------
Tier I Capital
   (to risk-weighted assets)$  202,741(1) 11.05%  $  194,694(1)  10.64%  $  169,556(2) 10.50%  $  163,093(2)  10.10%

Tier I Capital
   minimum requirement          73,392     4.00       73,206      4.00       64,588     4.00       64,588      4.00
---------------------------------------------------------------------------------------------------------------------------
      Excess                $  129,349     7.05%  $  121,488      6.64%  $  104,968     6.50%  $   98,505      6.10%
===========================================================================================================================
Total Capital
   (to risk-weighted assets)$  224,708(1) 12.25%  $  216,661(1)  11.84%  $  189,058(2) 11.71%  $  182,595(2)  11.31%

Total Capital
   minimum requirement         146,784     8.00      146,412      8.00      129,176     8.00      129,176      8.00
---------------------------------------------------------------------------------------------------------------------------
      Excess                $   77,924     4.25%  $   70,249      3.84%  $   59,882     3.71%  $   53,419      3.31%
===========================================================================================================================
Risk-weighted assets        $1,834,804            $1,830,161             $1,614,695            $1,614,695
Tier I Capital
   (to average assets)--
   Leverage ratio           $  202,741(1)  9.28%  $  194,694(1)   8.93%  $  169,556(2)  8.93%  $  163,093(2)   8.59%
Minimum leverage
   requirement                  87,387     4.00       87,251      4.00       75,974     4.00       75,974      4.00
---------------------------------------------------------------------------------------------------------------------------
      Excess                $  115,354     5.28%  $  107,443      4.93%  $   93,582     4.93%  $   87,119      4.59%
===========================================================================================================================
Total average assets        $2,184,666(3)         $2,181,272(3)          $1,899,358(3)         $ 1,899,356(3)
===========================================================================================================================

(1) Excluding the unrealized holding gains on securities available-for-sale of $2,303,000 and goodwill of $9,744,000.

(2) Excluding the unrealized holding losses on securities available-for-sale of $1,006,000 and goodwill of $10,559,000.

(3) Average assets represent average balances for the fourth quarter of 2000 and 1999, respectively.

Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 59

The Board of Directors of Bancorp is authorized to issue preferred stock in one or more series and to fix the voting powers, designations, preferences or other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. Any preferred stock issued by Bancorp may rank prior to Bancorp common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into shares of Bancorp common stock. No preferred stock has been issued as of December 31, 2000.

   On November 16, 2000, Bancorp's Board of Directors adopted a Rights Agreement between Bancorp and American Stock Transfer and Trust Company, as Rights Agent, and declared a dividend of one preferred share purchase right for each outstanding share of Bancorp common stock. The dividend was payable on January 19, 2001 to stockholders of record at the close of business on the record date, December 20, 2000. Each preferred share purchase right entitles the registered holder to purchase from Bancorp one one-thousandth of a share of Bancorp's series A junior participating preferred stock at a price of $200, subject to adjustment. In general, the rights become exercisable if, after December 20, 2000, a person or group acquires 15% or more of Bancorp's common stock or announces a tender offer for 15% or more of the common stock. The Board of Directors is entitled to redeem the rights at one cent per right at any time before any such person acquires 15% or more of the outstanding common stock. The rights will expire in ten years. The complete terms and conditions of the rights are contained in the Rights Agreement, between Bancorp and the Rights Agent, which was filed as an exhibit to Bancorp's Form 8-A on December 20, 2000. The Rights Agreement is a successor to Bancorp's prior rights agreement, which expired at the close of business on December 20, 2000.

   The following is the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years indicated.


                                Year Ended                          Year Ended                      Year Ended
                             December 31, 2000                   December 31, 1999               December 31, 1998
                      ---------------------------------   ---------------------------------   --------------------------------
(in thousands,                                      Per                                 Per                               Per
except share and          Income     Shares       Share     Income        Shares      Share      Income      Shares       Share
per share data)        (Numerator)(Denominator)  Amount   (Numerator)  (Denominator)  Amount  (Numerator) (Denominator)  Amount
-------------------------------------------------------------------------------------------------------------------------------
Net income             $  38,587                           $  30,291                           $  24,579
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Basic EPS
   Income available
   to stockholders     $  38,587  9,056,751    $   4.26    $  30,291   9,013,428      $ 3.36   $  24,579     8,967,188  $  2.74
Effect of Dilutive
   Stock Options                     17,134                                4,332                                 1,205
Diluted EPS income
   available to common
   stockholders plus
   assumed conversions
   conversions         $  38,587  9,073,885    $   4.25    $  30,291   9,017,760      $ 3.36   $  24,579     8,968,393  $  2.74
===============================================================================================================================

12.  COMMITMENTS AND CONTINGENCIES
----------------------------------

LITIGATION The Company is involved in various litigation concerning transactions entered into during the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of such litigation will have a material effect upon its financial condition or results of operations.

LENDING In the normal course of business, the Company becomes a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments included commitments to extend credit in the form of loans or through commercial, standby letters of credit and financial guarantees. Those instru-


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 60 [Line and arrow graphic beside page numbers] You are here ments represent varying degrees of exposure to risk in excess of the amounts included in the accompanying consolidated statements of condition. The contractual or notional amount of these instruments indicates a level of activity associated with a particular class of financial instrument and is not a reflection of the level of expected losses, if any.

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

   Financial instruments whose contract amounts represent the amount of credit risk include the following:


(in thousands)                                     2000          1999
---------------------------------------------------------------------
Commitments to extend credit                 $  619,872   $   580,727
Standby letters of credit                        15,435        11,748
Other letters of credit                          44,371        31,866
Financial guarantees                                 --        20,000
Bill of lading guarantee                         20,729        13,924
---------------------------------------------------------------------
Total                                        $  700,407   $   658,265
---------------------------------------------------------------------
---------------------------------------------------------------------

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

   As of December 31, 2000, the Company does not have fixed-rate or variable-rate commitments with characteristics similar to options, which provide the holder, for a premium paid at inception to the Company, the benefits of favorable movements in the price of an underlying asset or index with limited or no exposure to losses from unfavorable price movements.

   The financial guarantees represent a conditional commitment issued by the Company to guarantee the credit performance on $20 million of corporate debt. The Company's exposure to credit risk from this financial guarantee is essentially the same as if the Company was the owner of the corporation debt. At December 31, 2000 the Company has no outstanding financial guarantees.

   Letters of credit and bill of lading guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loans to customers.
   As of December 31, 2000, the Company had available credit lines with other financial institutions in the amount of $252,000,000.

DERIVATIVE FINANCIAL INSTRUMENTS The Company entered into derivative financial instruments in order to seek to mitigate the risk of interest rate exposures related to its interest earning assets and interest bearing liabilities. The Company entered into a pay fixed interest rate swap agreement with a notional amount of $20.0 million in order to alter interest rate exposures related to the mismatch of assets and liabilities. The difference between amounts receivable and payable under the terms of the interest rate swap were accrued and recognized over the term of the swap as an adjustment to net interest income. The Company entered into a forward rate agreement with a notional amount of $100.0 million that was recorded at fair value, with unrealized gains recorded as securities gains in the accompanying consolidated statements of income and comprehensive income.


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 61

--------------------------------------------------------------------------------

LEASES The Company is obligated under a number of operating leases for premises and equipment with terms ranging from 1 to 55 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. Rental expense was $2,200,000 for 2000, $1,823,000 for 1999 and $1,751,000 for
1998. The following table shows future minimum payments under operating leases with terms in excess of one year as of December 31, 2000:


(in thousands)                                                Commitments
-------------------------------------------------------------------------
Year ended December 31,
2001                                                          $     1,476
2002                                                                1,358
2003                                                                1,188
2004                                                                1,016
2005                                                                  974
Thereafter                                                          9,306
-------------------------------------------------------------------------
Total minimum lease payments                                  $    15,318
=========================================================================

Rental income was $436,596 for 2000, $443,000 for 1999 and $455,000 for 1998.
The following table shows future rental payments to be received under operating leases with terms in excess of one year as of December 31, 2000:


(in thousands)                                                Commitments
-------------------------------------------------------------------------
Year ended December 31,
2001                                                          $       389
2002                                                                  353
2003                                                                  280
2004                                                                  171
2005                                                                   24
Thereafter                                                             --
-------------------------------------------------------------------------
Total minimum lease payments to be received                   $     1,217
=========================================================================

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


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 62 [Line and arrow graphic beside page numbers] You are here

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

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS The fair value of commitments to extend credit, standby letters of credit, and financial guarantees written were estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of guarantees and letters of credit was based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

   The fair value of interest rate swap and forward rate agreements were based on quoted market prices at the reporting date. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

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


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 63

--------------------------------------------------------------------------------


FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------
                                                           As of December 31, 2000        As of December 31, 1999
                                                        ----------------------------    ---------------------------
(in thousands)                                          Carrying Amount  Fair Value     Carrying Amount  Fair Value
-------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
   Cash and due from banks                                $      65,687  $     65,687   $     59,081  $      59,081
   Federal funds sold and securities
      purchased under agreements to resell                       19,000        19,000          5,000          5,000
   Securities available-for-sale                                183,409       183,409        160,991        160,991
   Securities held-to-maturity                                  387,200       388,656        426,332        416,827
   Loans, net                                                 1,437,307     1,430,956      1,245,585      1,219,336
-------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
   Deposits                                               $   1,876,447  $  1,881,071   $  1,721,736  $   1,710,265
   Securities sold under agreements
      to repurchase                                              68,173        68,201         46,990         47,649
   Advances from Federal Home Loan Bank                          10,000         9,951         30,000         29,305
-------------------------------------------------------------------------------------------------------------------


                                                           As of December 31, 2000        As of December 31, 1999
                                                        ----------------------------   ----------------------------
(in thousands)                                          Notional Amount  Fair Value    Notional Amount   Fair Value
-------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
   Commitments to extend credit                         $     619,872    $     (509)    $    580,727     $    (328)
   Standby letters of credit                                   15,435           (63)          11,748           (64)
   Other letters of credit                                     44,371          (238)          31,866          (193)
   Financial guarantee                                             --            --           20,000            35
   Bill of lading guarantee                                    20,729          (125)          13,924           (69)
   Interest rate swap                                          20,000           977               --            --
   Forward rate agreement                                     100,000         1,104               --            --
-------------------------------------------------------------------------------------------------------------------

14.  EMPLOYEE BENEFIT PLANS
---------------------------

EMPLOYEE STOCK OWNERSHIP PLAN Under the Company's 1985 Employee Stock Ownership Plan ("ESOP"), the Company makes annual contributions to a trust in the form of either cash or common stock of the Company for the benefit of eligible employees. Employees are eligible to participate in the ESOP Plan after completing two years of service for salaried full-time employees or 1,000 hours for each of two consecutive years for salaried part-time employees. The amount of the annual contribution is discretionary except that it must be sufficient to enable the trust to meet its current obligations. The Company also pays for the administration of this plan and of the trust. The ESOP purchased 18,755 shares in 2000, 33,163 shares in 1999 and 23,669 shares in 1998 of the Company's stock at an aggregate cost of $812,359 in 2000, $1,162,829 in 1999, and $821,021 in
1998. The shares purchased in 2000 included 7,500 shares bought on the open market and 11,255 shares bought through the Dividend Reinvestment Plan. The shares purchased in 1999 included 20,160 shares bought on the open market and 13,003 shares bought through the Dividend Reinvestment Plan. The shares purchased in 1998 included 11,000 shares bought on the open market and 12,669 shares bought through the Dividend Reinvestment Plan. The Company contributed $564,800 in 2000, $537,200 in 1999 and $486,120 in 1998 to the trust which was charged to salaries and employee benefits in the accompanying consolidated statements of income and comprehensive income. In 2000, distribution of benefits to participants totaled 38,769 shares. As of December 31, 2000, the ESOP owned 551,636 shares or 6.08% of the Company's outstanding common stock.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 64 [Line and arrow graphic beside page numbers] You are here

CATHAY BANCORP, INC. 401(K) PLAN In 1997, the Board approved the Cathay Bancorp, Inc. 401(k) Profit Sharing Plan, which began on March 1, 1997. Salaried employees who have completed three months of service and have attained the age of 21 are eligible to participate. Enrollment dates are on January 1st, April 1st, July 1st and October 1st of each year.

   Participants may contribute up to 15% of their compensation for the year but not to exceed the dollar limit set by the Internal Revenue Service (IRS). Participants may change their contribution election on the enrollment dates. The Company matches 50% of the participants' contribution up to 4% of their compensation after one year of service. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% vested after five years of service. In 2000, the Company's contribution amounted to $198,119 in 2000, $186,736 in 1999 and $128,150 in 1998.

   The Plan allows participants to withdraw all or part of their vested amount in the plan due to certain financial hardship as designated by the IRS. Participants may also borrow up to 50% of the vested amount, up to a maximum of $50,000. The minimum loan amount is $1,000.

15.  EQUITY INCENTIVE PLAN
--------------------------

In 1998, the Board adopted the Cathay Bancorp, Inc. Equity Incentive Plan. Under the Equity Incentive Plan, directors and eligible employees may be granted incentive or nonstatutory stock options, or awarded restricted stock, for up to 1,075,000 shares of the Company's common stock. The Equity Incentive Plan currently terminates in February 2008.

   The Company granted nonstatutory stock options to selected bank officers and non-employee directors in September 1999 to purchase a total of 45,000 shares, and in January 2000 to purchase a total of 55,000 shares of the Company's common stock. The exercise price per share of these nonstatutory stock options is equal to the fair market value of a share of the Company's common stock on the date of grant. Such options have a maximum ten-year term and vest in 20% annual increments (subject to early termination in certain events). If such options expire or terminate without having been exercised, any unpurchased shares will again be available for future grants or awards.


                                                                       Weighted-Average
                                                                Shares   Exercise Price
---------------------------------------------------------------------------------------
Balance, December 31, 1997                                          --         $     --
Granted                                                         45,000            33.00
Exercised                                                           --               --
Forfeited                                                           --               --
Expired                                                             --               --
Cancelled                                                           --               --
---------------------------------------------------------------------------------------
Balance, December 31, 1998                                      45,000         $  33.00
---------------------------------------------------------------------------------------
Granted                                                             --               --
Exercised                                                         (300)           33.00
Forfeited                                                           --               --
Expired                                                             --               --
Cancelled                                                           --               --
---------------------------------------------------------------------------------------
Balance, December 31, 1999                                      44,700         $  33.00
---------------------------------------------------------------------------------------
Granted                                                         55,000            42.50
Exercised                                                       (1,452)           33.00
Forfeited                                                         (420)           42.50
Expired                                                             --               --
Cancelled                                                           --               --
---------------------------------------------------------------------------------------
Balance, December 31, 2000                                      97,828         $  38.30
---------------------------------------------------------------------------------------


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 65

-------------------------------------------------------------------------------

The following table shows stock options outstanding and exercisable as of December 31, 2000, the corresponding exercise price and the weighted average contractual life remaining.


                                                               Outstanding
                                              ----------------------------
                                                          Weighted-Average
 Exercise                                            Remaining Contractual   Exercisable
 Price                                        Shares       Life (in Years)        Shares
----------------------------------------------------------------------------------------
 $  33.00                                     43,248                   7.8        16,348
    42.50                                     54,580                   9.1            --
----------------------------------------------------------------------------------------
                                              97,828                   8.5        16,348
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

   No compensation cost has been recognized for its stock option plans in the consolidated financial statements. The Company estimates the fair value of options granted during 2000 and 1998 using the Black-Scholes option-pricing model with following assumptions: (i) an expected life of the option of 4 years,
(ii) a stock price volatility of 33.88% in 2000 and 33.50% in 1998 based on daily market prices for the preceding four-year period, (iii) an expected dividend yield of 2.1% per share per annum in 2000, and 1.9% per share per annum in 1998, and (iv) a risk-free interest rate of 5.1% in 2000 and 4.5% in 1998. The fair value of the options was calculated to be $12.05 per share for options granted in 2000 at the date of grant and $9.21 per share for options granted in 1998 at the date of grant.

   If the compensation cost for the Company's stock option plan had been determined with the fair value at the grant dates, computed using the assumptions above, for awards under the Plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share for 2000, 1999 and 1998 would have been reduced to the pro forma amounts indicated below.


(in thousands, except per share data)                2000         1999          1998
------------------------------------------------------------------------------------
Net income
   As reported                                  $   38,587   $   30,291        24,579
   Pro forma                                        38,457       30,237        24,564
Basic net income per share
   As reported                                        4.26         3.36          2.74
   Pro forma                                          4.25         3.35          2.74
Diluted net income per share
   As reported                                        4.25         3.36          2.74
   Pro forma                                          4.24         3.35          2.74
-------------------------------------------------------------------------------------


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 66 [Line and arrow graphic beside page numbers] You are here

16.    CONDENSED FINANCIAL INFORMATION OF CATHAY BANCORP, INC. (UNAUDITED)
--------------------------------------------------------------------------

The condensed financial information of Cathay Bancorp, Inc. as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 were as follows:


STATEMENTS OF CONDITION
-----------------------

                                                                                           Year ended December 31,
                                                                                           -------------------------
(in thousands, except share and per share data)                                                  2000          1999
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                       $    4,701   $     6,504
Investment securities                                                                           3,409            --
Investment in subsidiary--Cathay Bank                                                         206,740       172,646
--------------------------------------------------------------------------------------------------------------------
   Total assets                                                                            $  214,850   $   179,150
====================================================================================================================
LIABILITIES
Accrued expenses                                                                           $       63   $        41
--------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                               63            41
--------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, $0.01par value; 10,000,000 shares
   authorized, none issued                                                                         --            --
Common stock, $0.01par value; 25,000,000 shares
   authorized, 9,074,365 and 9,033,583 shares issued
   and outstanding in 2000 and 1999, respectively                                                  91            90
Additional paid-in-capital                                                                     66,275        64,529
Accumulated other comprehensive income (loss)                                                   2,303        (1,006)
Retained earnings                                                                             146,118       115,496
--------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                                 214,787       179,109
--------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                              $  214,850   $   179,150
====================================================================================================================

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
---------------------------------------------

                                                                                         Year ended December 31,
                                                                                       -------------------------
(in thousands)                                                                      2000         1999          1998
--------------------------------------------------------------------------------------------------------------------
Cash dividends from Cathay Bank                                               $    7,965   $    7,248   $     6,272
Amortization of organizational costs and other expenses                             (280)        (321)         (268)
--------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                                   7,685        6,927         6,004
Income tax benefit                                                                   118          136           113
--------------------------------------------------------------------------------------------------------------------
Income before undistributed earnings of subsidiary                                 7,803        7,063         6,117
--------------------------------------------------------------------------------------------------------------------
Equity in undistributed earnings of subsidiary                                    30,784       23,228        18,462
--------------------------------------------------------------------------------------------------------------------
Net income                                                                        38,587       30,291        24,579
====================================================================================================================
Other comprehensive income (loss), net of tax:
   Unrealized holding gains (losses) arising during the year                       3,309       (2,229)          810
   Less: reclassification adjustment for realized gains (losses)
      on securities included in net income                                            --          (34)           (8)
--------------------------------------------------------------------------------------------------------------------
   Total comprehensive income (loss), net of tax                                   3,309       (2,195)          818
--------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                    $   41,896   $   28,096   $    25,397
====================================================================================================================


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 67

-------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
------------------------

                                                                                       Year ended December 31,
                                                                              ---------------------------------------------
(in thousands)                                                                      2000         1999          1998
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                    $   38,587   $   30,291   $    24,579
Adjustments to reconcile net income to net cash
   provided by operating activities:
Equity in undistributed earnings of subsidiary                                   (30,784)     (23,228)      (18,462)
Increase (decrease) in accrued expenses                                               22           --           (30)
Other                                                                                 --           --             3
---------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                       7,825        7,063         6,090
===========================================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities                                                 (3,409)          --            --
---------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                          (3,409)          --            --
===========================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock                                             1,746        1,609         1,649
Cash dividends                                                                    (7,965)      (7,248)       (6,272)
---------------------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                                          (6,219)      (5,639)       (4,623)
===========================================================================================================================
Increase in cash and cash equivalents                                             (1,803)       1,424         1,467
Cash and cash equivalents, beginning of year                                       6,504        5,080         3,613
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                        $    4,701   $    6,504   $     5,080
===========================================================================================================================
Supplemental disclosure of cash flow information
   Cash paid during the year for:
      Income taxes                                                            $      150   $      150   $       150
   Non-cash investing activities:
      Net change in unrealized holding gains (losses) on
         securities available-for-sale, net of tax                            $    3,309   $   (2,195)  $       818
---------------------------------------------------------------------------------------------------------------------------


17.  DIVIDEND REINVESTMENT PLAN
-------------------------------

The Company has a dividend reinvestment plan which allows for participants' reinvestment of cash dividends and certain additional optional investments in the Company's common stock. Shares issued under the plan and consideration received were 39,330 for $1,690,664 in 2000, 44,523 for $1,600,173 in 1999 and
47,017 for $1,649,426 in 1998.


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 68 [Line and arrow graphic beside page numbers] You are here

18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
------------------------------------------------

The following table sets forth selected unaudited quarterly financial data.


Summary of Operations                          2000                                         1999
                             ------------------------------------------  ------------------------------------------
(in thousands,                  Fourth     Third      Second      First     Fourth      Third     Second      First
except per share data)         Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------
Interest income              $  43,834  $  43,039  $  40,292  $  37,388  $  35,460  $  33,489  $  32,538  $  31,514
Interest expense                20,644     19,557     17,861     16,094     14,985     14,094     14,278     14,006
-------------------------------------------------------------------------------------------------------------------
Net interest income             23,190     23,482     22,431     21,294     20,475     19,395     18,260     17,508
Provision for loan losses        1,050      1,050      1,050      1,050      1,050      1,050      1,050      1,050
-------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses    22,140     22,432     21,381     20,244     19,425     18,345     17,210     16,458
Non-interest income              4,466      2,746      2,795      2,749      2,395      2,361      2,181      1,918
Non-interest expense            10,463      9,493      9,296      9,252      7,481      7,643      7,473      7,685
-------------------------------------------------------------------------------------------------------------------
Income before income
   tax expense                  16,143     15,685     14,880     13,741     14,339     13,063     11,918     10,691
Income tax expense               6,449      4,233      5,793      5,387      5,629      5,170      4,733      4,188
-------------------------------------------------------------------------------------------------------------------
Net income                       9,694     11,452      9,087      8,354      8,710      7,893      7,185      6,503
===================================================================================================================
Other comprehensive
   income (loss), net of tax:
   Unrealized holding gains
      (losses) arising
      during the year            2,152        986        336       (165)      (899)       231       (659)      (875)
   Less: reclassification
      adjustment for
      realized gains (losses)
      on securities included
      in net income                 --         --         --         --         --          6         19        (32)
--------------------------------------------------------------------------------------------------------------------
   Total other comprehensive
      income (loss),
      net of tax                 2,152        986        336       (165)      (899)       225       (678)      (843)
Total comprehensive
   income                    $  11,846  $  12,438  $   9,423  $   8,189  $   7,811  $   8,118  $   6,507  $   5,660
====================================================================================================================
Basic net income per
   common share              $    1.07  $    1.26  $    1.00  $    0.92  $    0.96  $    0.88  $    0.80  $    0.72
Diluted net income per
   common share              $    1.07  $    1.26  $    1.00  $    0.92  $    0.96  $    0.87  $    0.80  $    0.72
--------------------------------------------------------------------------------------------------------------------


Cathay Bancorp, Inc. and Subsidiary  2000 Annual Report
                   You are here [Line and arrow graphic beside page numbers] 69

INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------------------

THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF CATHAY BANCORP, INC.:
--------------------------------------------------------------------

   We have audited the accompanying consolidated statements of condition of Cathay Bancorp, Inc. and subsidiary (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cathay Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                         [SIGNATURE]

Los Angeles, California
January 15, 2001


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 70 [Line and arrow graphic beside page numbers] You are here

OFFICES
-------------------------------------------------------------------------------

CORPORATE OFFICE:
-------------------------
777 North Broadway
Los Angeles, CA 90012
Tel:   (213) 625-4700
Fax:   (213) 625-1368


BRANCH OFFICES:
-------------------------
CALIFORNIA

LOS ANGELES
777 North Broadway
Los Angeles, CA 90012
Tel:   (213) 625-4700
Fax:   (213) 625-1368
Kenneth Chan
ASSISTANT VICE PRESIDENT AND
MANAGER

MONTEREY PARK
250 South Atlantic Boulevard
Monterey Park, CA 91754
Tel:   (626) 281-8808
Fax:   (626) 281-2956
Frank Chen
REGIONAL VICE PRESIDENT AND
MANAGER

ALHAMBRA
601 North Atlantic Boulevard
Alhambra, CA 91801
Tel:   (626) 284-6556
Fax:   (626) 282-3496
Frank Chen
REGIONAL VICE PRESIDENT AND
MANAGER

HACIENDA HEIGHTS
16025 East Gale Avenue
City of Industry, CA 91745
Tel:   (626) 333-8533
Fax:   (626) 336-4227
Shu Lee
REGIONAL VICE PRESIDENT AND
MANAGER

WESTMINSTER
9121 Bolsa Avenue
Westminster, CA 92683
Tel:   (714) 890-7118
Fax:   (714) 898-9267
Allen Vi
ASSISTANT VICE PRESIDENT AND
MANAGER

SAN JOSE
2010 Tully Road
San Jose, CA 95122
Tel:   (408) 238-8880
Fax:   (408) 238-2302
Edward Wong
VICE PRESIDENT AND MANAGER

SAN GABRIEL
825 East Valley Boulevard
San Gabriel, CA 91776
Tel:   (626) 573-1000
Fax:   (626) 573-0983
Jack Sun
VICE PRESIDENT AND MANAGER

TORRANCE
23228 Hawthorne Boulevard
Torrance, CA 90505
Tel:   (310) 791-8700
Fax:   (310) 791-1862
Allen Lin
ASSISTANT VICE PRESIDENT AND
MANAGER

OAKLAND
710 Webster Street
Oakland, CA 94607
Tel:   (510) 208-3700
Fax:   (510) 208-3727

CERRITOS
11355 South Street
Cerritos, CA 90701
Tel:   (562) 860-7300
Fax:   (562) 860-2296
Henry Yoh
ASSISTANT VICE PRESIDENT AND
MANAGER

CITY OF INDUSTRY
1250 South Fullerton Road
City of Industry, CA 91748
Tel:   (626) 810-1088
Fax:   (626) 810-2188
Shu Lee
REGIONAL VICE PRESIDENT AND
MANAGER

CUPERTINO
10480 South De Anza
Boulevard
Cupertino, CA 95014
Tel:   (408) 255-8300
Fax:   (408) 255-8373
David Lin
VICE PRESIDENT AND MANAGER

MILPITAS
1759 North Milpitas Boulevard
Milpitas, CA 95035
Tel:   (408) 262-0280
Fax:   (408) 262-0780
Tony Wen
VICE PRESIDENT AND MANAGER

IRVINE
15323 Culver Drive
Irvine, CA 92714
Tel:   (949) 559-7500
Fax:   (949) 559-7508
Linda Kuo
VICE PRESIDENT AND MANAGER

MILLBRAE
Millbrae Plaza
1095 El Camino Real
Millbrae, CA 94030
Tel:   (650) 652-0188
Fax:   (650) 652-0180
Stanley Wong
VICE PRESIDENT AND MANAGER

VALLEY-STONEMAN
43 East Valley Boulevard
Alhambra, CA 91801
Tel:   (626) 576-7600
Fax:   (626) 576-5831
Claudia My Lu
VICE PRESIDENT AND MANAGER

BERKELEY-RICHMOND
3288 Pierce Street
Richmond, CA 94804
Tel:   (510) 526-8898
Fax:   (510) 526-0639
Sumiko Wu
ASSISTANT VICE PRESIDENT AND
ASSISTANT MANAGER

DIAMOND BAR
1195 South Diamond Bar Boulevard
Diamond Bar, CA 91765
Tel:   (909) 860-8299
Fax:   (909) 861-0920
Shu Lee
REGIONAL VICE PRESIDENT AND
MANAGER

NEW YORK

FLUSHING
40-14/16 Main Street
Flushing, NY 11354
Tel:   (718) 886-5225
Fax:   (718) 886-0220
Betty Chou
ASSISTANT VICE PRESIDENT AND
MANAGER

NEW YORK CHINATOWN
45 East Broadway
New York, NY 10002
Tel:   (212) 732-0200
Fax:   (212) 732-7389
Louisa Ting
VICE PRESIDENT AND MANAGER

TEXAS

HOUSTON
10375 Richmond Avenue #1600
Houston, TX 77042
Tel:   (713) 278-9599
Fax:   (713) 278-9699
Herbert Ng
VICE PRESIDENT AND MANAGER


OVERSEAS OFFICE:
-------------------------

HONG KONG
Room 902-3, 9/F
Printing House
6 Duddell Street
Central, Hong Kong
Tel:   (852) 2522-0071
Fax:   (852) 2810-1652
Winnie Lau
REPRESENTATIVE


SUBSIDIARY:
-------------------------

CATHAY INVESTMENT COMPANY
777 North Broadway
Los Angeles, CA 90012
Tel:   (213) 625-4700
Fax:   (213) 625-1368
George T.M. Ching
PRESIDENT

TAIWAN C.I.C.
Sixth Floor, Suite 3
146 Sung Chiang Road
Taipei, Taiwan, R.O.C.
Tel:   (886) (2) 2537-5057
Fax:   (886) (2) 2537-5059
Li Sung
REPRESENTATIVE AND MANAGER


ADDITIONAL INFORMATION:
-------------------------

MARKET MAKERS
The following firms make a market
in Cathay Bancorp, Inc. stock:


Herzog, Heine, Geduld, Inc.
Wedbush Morgan Securities Inc.
Hoefer & Arnett, Inc.


REGISTRAR AND TRANSFER AGENT
American Stock Transfer and Trust
Company
40 Wall Street
New York, NY 10005
Tel:   (800) 937-5449


CATHAY SERVICE HOTLINE
(800) 9 CATHAY / 922-8429
Service available 24 hours
throughout California.

CATHAY BANK WEB SITE
WWW.CATHAYBANK.COM


                        Cathay Bancorp, Inc. and Subsidiary 2000 Annual Report 74 [Line and arrow graphic beside page numbers] You are here